As filed with the U.S. Securities and Exchange Commission on June 25, 2021

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PURECYCLE TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	5093	86-2293091
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

5950 Hazeltine National Drive, Suite 650
Orlando, Florida 32822
(877) 648-3565
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s
Principal Executive Offices)

Michael Otworth
PureCycle Technologies, Inc.
5950 Hazeltine National Drive, Suite 650
Orlando, Florida 32822
(877) 648-3565
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Joel T. May, Esq.
Jones Day
1221 Peachtree Street, N.E., Suite 400
Atlanta, Georgia 30361
Tel: (404) 521-3939

Approximate date of commencement of proposed sale to public:
From time to time after the effective date hereof.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Security Being Registered	Amount Being Registered(1)	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Shares of Common Stock, $0.001 par value	18,177,703(2)	$22.21(3)	$403,635,895.12	$44,036.68(4)

(1)	Pursuant to Rule 416 under the Securities Act, the registrant is also registering an indeterminate number of additional shares of the registrant’s common stock, par value $0.001 per share (“Common Stock”) that may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	Consists of 5,936,625 shares of Common Stock issuable by us upon the exercise of the Company Warrants (as defined below), which includes 5,737,500 Public Warrants (as defined below) and 199,125 Private Warrants (as defined below) that were converted into Company Warrants (including units including such Company Warrants) pursuant to the Business Combination (as defined below). Also consists of 12,241,078 shares of Common Stock registered for sale by the selling stockholders named in this registration statement, which includes (i) 8,903,842 shares of Common Stock issuable upon conversion of the Convertible Notes (as defined below) currently outstanding as of the most recent interest payment date, (ii) up to 951,360 additional shares of Common Stock issuable upon conversion of the Convertible Notes assuming all remaining interest payments are made to holders of the Convertible Notes entirely in kind and the maturity date of the Convertible Notes is extended through April 15, 2023 (from October 15, 2022) at the Company’s election with respect to 50% of the amount outstanding under the Convertible Notes at October 15, 2022 and (iii) up to 2,385,876 shares of Common Stock held by certain Initial Stockholders (as defined below) named in this registration statement, which consists of (A) 1,917,501 shares of Common Stock, (B) 265,500 shares of Common Stock underlying the Private Units (as defined below) that were converted into Company Units (as defined below) pursuant to the Business Combination, (C) up to 199,125 shares of Common Stock issuable upon the exercise of the Private Warrants that were converted into Company Warrants pursuant to the Business Combination and (D) 3,750 shares of Common Stock issuable upon the exercise of Company Warrants held by one of the Initial Stockholders.

(3)

Pursuant to Rule 457(c) and Rule 457(g) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per security is $22.21, which is the average of the high and low prices of shares of Common Stock on the Nasdaq Capital Market on June 21, 2021 (such date being within five business days of the date that this registration statement was filed with the U.S. Securities and Exchange Commission (the “SEC”).

(4)	A filing fee of $7,448.39 was previously paid in connection with the 5,936,625 shares of Common Stock issuable upon the exercise of the Company Warrants which were previously registered pursuant to the Form S-4 (as defined below) and will be subtracted from this amount.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED JUNE 25, 2021

PURECYCLE TECHNOLOGIES, INC.
18,177,703 Shares of Common Stock

This prospectus relates to the issuance by us of 5,936,625 shares of our common stock, par value $0.001 per share (“Common Stock”), that may be issued upon exercise of the Company Warrants (as defined below), which includes 5,737,500 Public Warrants (as defined below) and 199,125 Private Warrants (as defined below) that were converted into Company Warrants (including units including such Company Warrants) pursuant to the Business Combination (as defined below).

This prospectus also relates to offer and sale from time to time by the selling securityholders named in this prospectus (each a “Selling Stockholder” and collectively, the “Selling Stockholders”), or their permitted transferees, of up to 12,241,078 shares of Common Stock, which includes (i) 8,903,842 shares of Common Stock that may be issued upon conversion of the Convertible Notes (as defined below) currently outstanding as of the most recent interest payment date, (ii) up to 951,360 additional shares of Common Stock issuable upon conversion of the Convertible Notes assuming all remaining interest payments are made to holders of the Convertible Notes entirely in kind and the maturity date of the Convertible Notes is extended through April 15, 2023 (from October 15, 2022) at our election with respect to 50% of the amount outstanding under the Convertible Notes at October 15, 2022 and (iii) up to 2,385,876 shares of Common Stock held by certain Initial Stockholders (as defined below) named in this registration statement (including the shares of our Common Stock that may be issued upon conversion of the Company Warrants held by such Initial Stockholders).

The Selling Stockholders may offer, sell or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the shares of our Common Stock, except with respect to amounts received by us upon exercise of the Company Warrants to the extent such warrants are exercised for cash. We will bear all costs, expenses and fees in connection with the registration of our Common Stock. The Selling Stockholders will bear all commissions, discounts and certain other limited expenses, if any, attributable to their respective sales of our Common Stock.

Our registration of the securities covered by this prospectus does not mean that either we or the Selling Stockholders will issue, offer or sell, as applicable, any of the securities. The Selling Stockholders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Stockholders may sell the shares in the section entitled “Plan of Distribution.”

Our Common Stock, warrants and units are listed on the Nasdaq Capital Market (“Nasdaq”) under the symbols “PCT,” “PCTTW” and “PCTTU,” respectively. On June 24, 2021, the last reported sales price of our Common Stock was $25.57 per share, the last reported sales price of our warrants was $14.00 per warrant and the last reported sales price of our units was $35.98 per unit.

We are an “emerging growth company” as defined under the U.S. federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements.

Investing in our common stock is highly speculative and involves a high degree of risk. See “Risk Factors” beginning on page 14.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                                    , 2021

i

ABout this prospectus

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, we and the Selling Stockholders may, from time to time, issue, offer and sell, as applicable, any combination of the securities described in this prospectus in one or more offerings. We may use the shelf registration statement to issue 5,936,625 shares of Common Stock issuable upon the exercise of the Company Warrants. The Selling Stockholders may use the shelf registration statement to sell up to an aggregate of up to 12,241,078 shares of Common Stock from time to time through any means described in the section entitled “Plan of Distribution.” More specific terms of any securities that the Selling Stockholders offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the shares of Common Stock being offered and the terms of the offering.

We will not receive any proceeds from the sale by the Selling Stockholders of the securities offered by them described in this prospectus, except with respect to amounts received by us upon exercise of the Company Warrants to the extent such warrants are exercised for cash.

A prospectus supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. See “Where You Can Find More Information.”

You should rely only on the information contained in this prospectus. We and the Selling Stockholders have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or any free writing prospectus we have prepared. We and the Selling Stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

In this prospectus, we rely on and refer to information and statistics regarding our industry. We obtained this statistical, market and other industry data and forecasts from publicly available information. While we believe that the statistical data, market data and other industry data and forecasts are reliable, we have not independently verified the data.

On March 17, 2021 (the “Closing Date”), PureCycle Technologies LLC, a Delaware limited liability company (“PCT LLC”), consummated the previously announced business combination (“Business Combination”) with Roth CH Acquisition I Co., a Delaware corporation (“ROCH”), pursuant to the Agreement and Plan of Merger, dated as of November 16, 2020, by and among PCT LLC, ROCH, Merger Sub Corp., a Delaware corporation, Merger Sub LLC, a Delaware limited liability company and Roth CH Acquisition I Co. Parent Corp., a Delaware corporation (“ParentCo”).

Upon the completion of the Business Combination and the other transactions contemplated by the Merger Agreement (the “Transactions”, and such completion, the “Closing”), ROCH changed its name to PureCycle Technologies Holdings Corp. and became a wholly owned direct subsidiary of ParentCo; PCT LLC became a wholly owned direct subsidiary of PureCycle Technologies Holdings Corp. and a wholly owned indirect subsidiary of ParentCo; and ParentCo changed its name to PureCycle Technologies, Inc.

PureCycle Technologies, Inc.’s Common Stock, Units and Warrants are listed on NASDAQ under the symbols “PCT,” “PCTTU” and “PCTTW,” respectively.

In connection with the Business Combination, ROCH entered into subscription agreements with certain investors (the “PIPE Investors”), whereby it issued 25.0 million shares of ROCH common stock at $10.00 per share (the “PIPE Shares”) for an aggregate purchase price of $250.0 million (the “PIPE Financing”), which closed simultaneously with the consummation of the Business Combination. Upon the Closing of the Business Combination, the PIPE Investors were issued shares of the PureCycle Technologies, Inc.’s Common Stock.

Former PCT LLC unitholders will be issued up to 4.0 million additional shares of the PureCycle Technologies, Inc.’s Common Stock if certain conditions are met (“the Earnout”). The former PCT LLC unitholders will be entitled to 2.0 million shares if after six months after the Closing and prior to or as of the third anniversary of the Closing, the closing price of our Common Stock is greater than or equal to $18.00 over any 20 trading days within any 30-trading day period. The former PCT LLC unitholders will also be entitled to 2.0 million shares upon the Phase II Facility becoming operational, as certified by Leidos Engineering, LLC (“Leidos”), an independent engineering firm, in accordance with criteria established in agreements in connection with construction of the plant.

Frequently used terms

Unless the context otherwise requires, all references in this prospectus to “PCT,” “PureCycle,” the “Company,” “we,” “us,” or “our” refer to PureCycle Technologies LLC and its subsidiaries prior to the consummation of the Business Combination and PureCycle Technologies, Inc. and its subsidiaries from and after the consummation of the Business Combination. PureCycle Technologies, Inc. and its subsidiaries from and after the consummation of the Business Combination are also referred to in this prospectus as the “Combined Company.” Furthermore, unless the context otherwise requires, all references in this prospectus to “ParentCo” refer to Roth CH Acquisition I Co. Parent Corp., a wholly-owned subsidiary of ROCH, and its subsidiaries prior to the consummation of the Business Combination and PureCycle Technologies, Inc. and its subsidiaries from and after the consummation of the Business Combination.

Further, in this document:

•	“Authority” means the Southern Ohio Port Authority, the issuer of the Revenue Bonds.

•	“ROCH Board” means the board of directors of ROCH.

•	“Business Combination” means the transactions contemplated by the Merger Agreement.

•	“Closing Date” means date of the consummation of the Business Combination, which occurred on March 17, 2021.

•	“Code” means the Internal Revenue Code of 1986, as amended.

•	“Combined Company” means PureCycle Technologies, Inc. and its subsidiaries from and after the Business Combination.

•	“Continental” means Continental Stock Transfer & Trust Company, the Company’s transfer agent.

•	“Company Common Stock” means the shares of common stock, par value $0.001 per share, of the Company, also referred to as “Combined Company Common Stock” or “Common Stock” and, from and after the Business Combination, “ParentCo Common Stock.”

•	“Company Units” means the up to 9,828,000 units, each consisting of one share of Common Stock, $.001 par value, and three quarters of one Company Warrant, registered pursuant to the Registration Statement on Form S-4 filed by the Company in connection with the Business Combination.

•	“Company Warrants” means the 5,936,625 warrants to purchase Company Common Stock registered pursuant to the Registration Statement on Form S-4 filed by the Company in connection with the Business Combination.

•	“Convertible Notes” means the Company’s 5.875% Convertible Senior Secured Notes due 2022.

•	“Equity Plan” means the PureCycle Technologies, Inc. 2021 Equity and Incentive Compensation Plan.

•	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

•	“First Tranche Notes” means the $48.0 million in aggregate principal amount of Convertible Notes issued on October 7, 2020.

•	“Form S-4” means the Registration Statement on Form S-4 filed in connection with the Business Combination.

•	“GAAP” means accounting principles generally accepted in the United States of America.

•	“Liquidity Reserve Escrow Fund” means the liquidity reserve held by U.S. Bank, as Escrow Agent, under an Escrow Agreement dated October 7, 2020 in connection with the Guaranty.

•	“Liquidity Reserve” means the $50 million to be fully funded by PCT into the Liquidity Reserve Escrow Fund by January 31, 2021.

•	“Guaranty” means that certain Guaranty of Completion, dated as of October 7, 2020, by and between PCT and UMB Bank, N.A., entered into in connection with the Revenue Bonds, as amended and restated in an Amended and Restated Guaranty of Completion dated May 11, 2021 and effective as of October 7, 2020.

•	“Initial Stockholders” means the officers and directors of ROCH and certain other stockholders who acquired shares of ROCH prior to the IPO.

•	“IPO” refers to the initial public offering of 7,500,000 ROCH Units consummated on May 7, 2020 and includes the partial exercise of the underwriters’ over- allotment option in connection therewith.

•	“Loan Agreement” means that certain Loan Agreement, dated as of October 1, 2020, by and between the Authority and Purecycle Ohio, entered into in connection with the Revenue Bonds.

•	“Magnetar Guarantors” means the Combined Company and each subsidiary of the Combined Company that is a direct or indirect parent of PCT.

•	“Magnetar Indenture” means that certain indenture, dated as of October 7, 2020, by and between PCT and U.S. Bank National Association, as trustee and collateral agent pursuant to which the Convertible Notes were issued, as amended or supplemented.

•	“Magnetar Investors” means certain funds managed by Magnetar Capital LLC or its affiliates that purchased the Convertible Notes.

•	“Magnetar Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of October 28, 2020, by and between PCT and the Magnetar Investors entered into in connection with the Convertible Notes.

•	“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of November 16, 2020, by and among ParentCo, ROCH, Merger Sub LLC, Merger Sub Corp and PCT.

•	“Merger Sub Corp” means Roth CH Merger Sub Corp., a Delaware corporation and wholly-owned subsidiary of ParentCo.

•	“Merger Sub LLC” means Roth CH Merger Sub LLC, a Delaware limited liability company of which ParentCo is the sole member.

•	“Note Purchase Agreement” means that certain Note Purchase Agreement, dated as of October 6, 2020, by and among PCT and the Magnetar Investors, entered into in connection with the Convertible Notes.

•	“ParentCo” means Roth CH Acquisition I Co. Parent Corp., a Delaware corporation and wholly-owned subsidiary of ROCH, prior to the consummation of the Business Combination and PureCycle Technologies, Inc. and its subsidiaries from and after the consummation of the Business Combination.

•	“PCT” means PureCycle Technologies LLC, a Delaware limited liability company, and its subsidiaries prior to the consummation of the Business Combination and PureCycle Technologies, Inc., a Delaware corporation, and its subsidiaries from and after the consummation of the Business Combination.

•	“PCT Units” means, collectively, the Class A Units, Class B preferred Units, Class B-1 preferred Units and Class C Units of PCT.

•	“PCT Unitholders” means the current holders of PCT Units.

•	“Phase I Facility,” “Feedstock Evaluation Unit,” and “FEU” each refer to the pilot line which PCT uses to screen potential feedstock sources.

•	“Phase II Facility” and “Plant 1” each refer to PCT’s first commercial-scale plant in Ironton, Ohio.

•	“PIPE Investment” or “PIPE” means the purchase by certain institutions and accredited investors of 25,000,000 shares of ROCH Common Stock, which were exchanged for shares of ParentCo Common Stock in the Business Combination, for an aggregate of $250,000,000 in a private placement that closed immediately prior to the closing of the Business Combination.

•	“Private Shares” means the shares of ROCH Common Stock underlying the ROCH Units issued in a private placement.

•	“Private Units” means the 265,500 units of ROCH sold to the Initial Stockholders upon consummation of the IPO, consisting of one Private Share and three quarters of one Private Warrant to purchase a share of ROCH Common Stock at an exercise price of $11.50.

•	“Private Warrant” means a warrant underlying the Private Units to purchase one Private Share at an exercise price of $11.50 in a private placement transaction.

•	“Project” refers to the Phase I Facility and Phase II Facility together.

•	“Project site” refers to the location of the Project.

•	“Public Shares” means the registered shares of ROCH Common Stock underlying the ROCH Units sold in the IPO.

•	“Public Stockholders” means holders of Public Shares.

•	“Public Warrant” means a registered warrant to purchase a share of ROCH Common Stock at an exercise price of $11.50.

•	“Purecycle Ohio” means Purecycle: Ohio LLC, a Delaware limited liability company and an indirect, wholly owned subsidiary of PCT.

•	“Revenue Bonds” means, collectively, the Series 2020A Bonds, Series 2020B Bonds, and Series 2020C Bonds.

•	“Revenue Bonds Trustee” means UMB Bank, N.A., as trustee under the indenture relating to the Revenue Bonds.

•	“ROCH Common Stock” means the shares of common stock, par value $0.0001 per share, of ROCH.

•	“ROCH Units” means the 7,650,000 registered units sold by ROCH in connection with its IPO and the partial exercise of the underwriters’ over-allotment option, consisting of one Public Share and three quarters of one Public Warrant to purchase a share of ROCH Common Stock at an exercise price of $11.50.

•	“SEC” means the U.S. Securities and Exchange Commission.

•	“Second Tranche Notes” means the additional $12.0 million of aggregate principal amount of Convertible Notes issued to the Magnetar Investors on December 29, 2020.

•	“Securities Act” means the Securities Act of 1933, as amended.

•	“Series 2020A Bonds” or “the Senior Bonds” means the tax-exempt senior secured bonds in the aggregate principal amount of $219.6 million.

•	“Series 2020B Bonds” or “the Tax-Exempt Subordinate Bonds” means the tax-exempt subordinate secured bonds in the aggregate principal amount of $20.0 million.

•	“Series 2020C Bonds” or “the Taxable Subordinate Bonds” means the taxable subordinate secured bonds in the aggregate principal amount of $10.0 million.

•	“sinking fund redemption amounts” means periodic payments reflecting the Authority’s obligation to mandatorily redeem a portion of the Revenue Bonds from time to time.

•	“Special Meeting” means the special meeting of the stockholders of ROCH held on March 16, 2021, at which the stockholders of ROCH, among other things, voted to approve the Business Combination.

•	“Trust Account” means the trust account of ROCH that held the proceeds of the IPO in accordance with that certain Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and ROCH.

cautionary statement on forward-looking statements

This prospectus contains forward-looking statements, including statements about the outcome of legal proceedings to which PCT is, or may become, a party, the anticipated benefits of the Business Combination, and the financial condition, results of operations, earnings outlook and prospects of PCT and includes statements for the period following the consummation of the Business Combination. Forward-looking statements appear in a number of places in this prospectus, including, without limitation, in the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of PCT Business.” In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions (or the negative versions of such words or expressions), but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements are based on the current expectations of the management of PCT and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in “Risk Factors,” those discussed and identified in public filings made with the SEC by PCT and the following:

•	PCT’s ability to meet, and to continue to meet, applicable regulatory requirements for the use of PCT’s UPRP (as defined below) in food grade applications (both in the United States and abroad);

•	PCT’s ability to comply on an ongoing basis with the numerous regulatory requirements applicable to the UPRP and PCT’s facilities (both in the United States and abroad);

•	expectations and changes regarding PCT’s strategies and future financial performance, including its future business plans, expansion plans or objectives, prospective performance and opportunities and competitors, revenues, products and services, pricing, operating expenses, market trends, liquidity, cash flows and uses of cash, capital expenditures, and PCT’s ability to invest in growth initiatives;

•	PCT’s ability to scale and build Plant 1 in a timely and cost-effective manner;

•	PCT's ability to maintain exclusivity under the P&G license (as described below);

•	the implementation, market acceptance and success of PCT’s business model and growth strategy;

•	the success or profitability of PCT’s offtake arrangements;

•	the ability to source feedstock with a high polypropylene content;

•	PCT’s future capital requirements and sources and uses of cash;

•	PCT’s ability to obtain funding for its operations and future growth;

•	developments and projections relating to PCT’s competitors and industry;

•	the outcome of any legal proceedings to which PCT is, or may become, a party, including recently filed securities class action cases;

•	the ability to recognize the anticipated benefits of the Business Combination;

•	unexpected costs related to the Business Combination;

•	geopolitical risk and changes in applicable laws or regulations;

•	the possibility that PCT may be adversely affected by other economic, business, and/or competitive factors;

•	operational risk; and

•	risk that the COVID-19 pandemic, and local, state, federal and international responses to addressing the pandemic may have an adverse effect on PCT’s business operations, as well as PCT’s financial condition and results of operations.

Should one or more of these risks or uncertainties materialize or should any of the assumptions made by the management of PCT prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

All subsequent written and oral forward-looking statements concerning the Business Combination or other matters addressed in this prospectus and attributable to PCT or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this prospectus. Except to the extent required by applicable law or regulation, PCT undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

Prospectus Summary

This summary highlights selected information from this prospectus and does not contain all of the information that you should consider before investing in shares of ParentCo Common Stock and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. Before you decide to invest in ParentCo Common Stock, you should read the entire prospectus carefully, including “Risk Factors” beginning on page 14 and the financial statements and related notes included in this prospectus.

Unless the context indicates otherwise, references in this prospectus to the “Company,” “PCT,” “PureCycle,” “we,” “us,” “our” and similar terms refer to PureCycle Technologies, Inc. (f/k/a Roth CH Acquisition I Co. Parent Corp.) and its consolidated subsidiaries. References to “ROCH” refer to Roth CH Acquisition I Co.

This prospectus includes trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included in this prospectus are the property of their respective owners.

The Company

PureCycle is commercializing a patented purification recycling technology (the “Technology”), originally developed by The Procter & Gamble Company (“P&G”), for restoring waste polypropylene into resin with near-virgin characteristics. PCT refers to this resin as ultra-pure recycled polypropylene (“UPRP”), which has nearly identical properties and applicability for reuse as virgin polypropylene. PCT has a global license for the technology from P&G. PCT intends to build its first commercial-scale plant in Ironton, Ohio (referred to herein as “Plant 1” or the “Phase II Facility”), which is expected to have nameplate capacity of approximately 107 million pounds/year when fully operational. Production is expected to commence in late 2022 and the plant is expected to be fully operational in 2023. PCT has secured and contracted all of the feedstock and product offtake for this initial plant. PCT’s goal is to create an important new segment of the global polypropylene market that will assist multinational entities in meeting their sustainability goals, provide consumers with polypropylene-based products that are sustainable, and reduce overall polypropylene waste in the world’s landfills and oceans.

Background

PureCycle Technologies, Inc., a Delaware corporation, was originally known as Roth CH Acquisition I Co. Parent Corp. (“ParentCo”), a wholly-owned direct subsidiary of Roth CH Acquisition I Co. (“ROCH”), a blank check company formed in Delaware on February 13, 2019, for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. ROCH completed its initial public offering of units on May 7, 2020, and on March 17, 2021, ROCH consummated the Business Combination with PureCycle Technologies LLC, a Delaware limited liability company (“PCT LLC”).

Upon the completion of the Business Combination and the other transactions contemplated by the Merger Agreement (the “Transactions”, and such completion, the “Closing”), ROCH changed its name to PureCycle Technologies Holdings Corp. and became a wholly owned direct subsidiary of ParentCo; PCT LLC became a wholly owned direct subsidiary of PureCycle Technologies Holdings Corp. and a wholly owned indirect subsidiary of ParentCo; and ParentCo changed its name to PureCycle Technologies, Inc.

PureCycle Technologies, Inc.’s Common Stock, Units and Warrants are listed on NASDAQ under the symbols “PCT,” “PCTTU” and “PCTTW,” respectively.

In connection with the Business Combination, ROCH entered into subscription agreements with certain investors (the “PIPE Investors”), whereby it issued 25.0 million shares of ROCH common stock at $10.00 per share (the “PIPE Shares”) for an aggregate purchase price of $250.0 million (the “PIPE Financing”), which closed simultaneously with the consummation of the Business Combination. Upon the Closing of the Business Combination, the PIPE Investors were issued shares of the Company’s Common Stock.

Former PCT LLC unitholders will be issued up to 4.0 million additional shares of the Company’s Common Stock if certain conditions are met (“the Earnout”). The former PCT LLC unitholders will be entitled to 2.0 million shares if after six months after the Closing and prior to or as of the third anniversary of the Closing, the closing price of PCT’s Common Stock is greater than or equal to $18.00 over any 20 trading days within any 30-trading day period. The former PCT LLC unitholders will also be entitled to 2.0 million shares upon the Phase II Facility becoming operational, as certified by Leidos Engineering, LLC (“Leidos”), an independent engineering firm, in accordance with criteria established in agreements in connection with construction of the plant.

Emerging Growth Company

PureCycle is an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including exemption from compliance with the auditor attestation requirements of Section 404, reduced disclosure obligations regarding executive compensation and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We will remain an emerging growth company until the earlier of (1) the date (a) December 31, 2025, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of shares of our Common Stock that are held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

Risk Factors

Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors,” that represent challenges that we face in connection with the successful implementation of our strategy and growth of our business.

Corporate Information

The mailing address of PCT’s principal executive office is 5950 Hazeltine National Drive, Suite 650, Orlando, Florida 32822, and its telephone number is 877-648-3565.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
INFORMATION

The following summary unaudited pro forma condensed combined financial information (the “Summary Pro Forma Information”) gives effect to the Business Combination. The Business Combination was accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, ROCH was treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination was reflected as the equivalent of PCT issuing stock for the net assets of ROCH, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination are those of PCT. The summary unaudited pro forma condensed combined statements of operations data for the three months ended March 31, 2021 and the condensed combined statements of operations data for the year ended December 31, 2020 give effect to the Business Combination as if it had occurred on January 1, 2020. The pro forma balance sheet is not included because the Business Combination was consummated on March 17, 2021 and the impact of the Business Combination is included in the PCT unaudited financial statements as of and for the three months ended March 31, 2021 and related notes appearing elsewhere in this prospectus.

The Summary Pro Forma Information has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information of the post-combination company appearing elsewhere in this prospectus and the accompanying notes to the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements and related notes of ROCH and PCT for the applicable periods included in this prospectus. The Summary Pro Forma Information has been presented for informational purposes only and is not necessarily indicative of what the Combined Company’s financial position or results of operations actually would have been had the Business Combination been completed as of the dates indicated. In addition, the Summary Pro Forma Information does not purport to project the future financial position or operating results of the Combined Company.

Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data Three Months Ended March 31, 2021 (in thousands except share and per share data)	Pro Forma Combined
Revenue	$-
Net loss per share - basic and diluted	$(0.25)
Weighted-average common shares outstanding - basic and diluted	118,322,900

Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data Year Ended December 31, 2020 (in thousands except share and per share data)	Pro Forma Combined
Revenue	$-
Net loss per share - basic and diluted	$(0.52)
Weighted-average common shares outstanding - basic and diluted	118,322,900

The Offering

We are registering the issuance by us of 5,936,625 shares of our Common Stock that may be issued upon exercise of the Company Warrants.

We are also registering the resale by the Selling Stockholders or their permitted transferees of up to 12,241,078 shares of our Common Stock, which includes (i) 8,903,842 shares of Common Stock that may be issued upon conversion of the Convertible Notes currently outstanding as of the most recent interest payment date, (ii) up to 951,360 additional shares of Common Stock issuable upon conversion of the Convertible Notes assuming all remaining interest payments are made to holders of the Convertible Notes entirely in kind and the maturity date of the Convertible Notes is extended through April 15, 2023 (from October 15, 2022) at our election with respect to 50% of the amount outstanding under the Convertible Notes at October 15, 2022 and (iii) up to 2,385,876 shares of Common Stock held by certain Initial Stockholders named in this registration statement (including the shares of our Common Stock that may be issued upon conversion of the Company Warrants held by such Initial Stockholders).

Issuer	PureCycle Technologies, Inc.

Shares of Common Stock to be issued upon exercise of the Company Warrants	5,936,625

Shares of Common Stock that may be offered and sold from time to time by the Selling Stockholders named herein or their permitted transferees	Up to 12,241,078 shares of Common Stock (including (i) 8,903,842 shares of Common Stock issuable upon conversion of the Convertible Notes currently outstanding as of the most recent interest payment date, (ii) up to 951,360 additional shares of Common Stock issuable upon conversion of the Convertible Notes assuming all remaining interest payments are made to holders of the Convertible Notes entirely in kind and the maturity date of the Convertible Notes is extended through April 15, 2023 (from October 15, 2022) at the Company’s election with respect to 50% of the amount outstanding under the Convertible Notes at October 15, 2022, (iii) 1,917,501 shares of Common Stock, (iv) 265,500 shares of Common Stock underlying the Private Units that were converted into Company Units pursuant to the Business Combination, (v) up to 199,125 shares of Common Stock issuable upon the exercise of the Private Warrants that were converted into Company Warrants pursuant to the Business Combination and (vi) 3,750 shares of Common Stock issuable upon the exercise of Company Warrants held by one of the Initial Stockholders).

Shares of Common Stock Outstanding (excluding shares issuable upon (i) conversion of outstanding Convertible Notes and (ii) exercise of outstanding Company Warrants)(1)	117,349,281 shares (as of June 25, 2021)

Use of proceeds

We will receive up to an aggregate of approximately $68,271,187.5 from the exercise of all Company Warrants, assuming the exercise in full of all such warrants for cash.

We will not receive any proceeds from the sale of the shares of our Common Stock to be offered by the Selling Stockholders. With respect to the shares of our Common Stock underlying the Convertible Notes, we will not receive any proceeds from such shares or from the conversion of the Convertible Notes into shares of our Common Stock. With respect to shares of our Common Stock underlying the Company Warrants, we will not receive any proceeds from such shares except with respect to amounts received by us upon exercise of such warrants to the extent such warrants are exercised for cash (as described above).

Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the exercise of such warrants for general corporate purposes which may include acquisitions or other strategic investments or repayment of outstanding indebtedness.

NASDAQ Capital Market symbol	“PCT,” “PCTTW” and “PCTTU,” for our Common Stock, Company Warrants and Company Units, respectively.

Risk Factors	Investing in ParentCo Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 14 and the other information in this prospectus for a discussion of the factors you should consider carefully before you decide to invest in ParentCo Common Stock.

(1) Also excludes 4,000,000 shares of Common Stock which may be issued to the previous unitholders of PCT subject to the achievement of certain stock price targets and upon commissioning of an industrial facility in Ironton, Ohio.

SUMMARY OF RISK FACTORS

Our business is subject to a number of risks and uncertainties, including those highlighted in the section entitled “Risk Factors” immediately following this summary. Some of these principal risks include the following and may be further exacerbated by the COVID-19 pandemic:

•	Risks Related to PCT’s Business

•	PCT is an early commercial stage emerging growth company with no revenue, and may never achieve or sustain profitability.

•	PCT’s business is not diversified.

•	The License Agreement sets forth certain performance targets which, if missed, could result in a termination or conversion of the license granted under the License Agreement.

•	PCT’s outstanding secured and unsecured indebtedness (including at the Project level), ability to incur additional debt and the provisions in the agreements governing PCT’s debt, and certain other agreements, could have a material adverse effect on PCT’s business, financial condition, results of operations and prospects.

•	PCT faces risks and uncertainties related to litigation.

•	PCT’s business, financial condition, results of operations and prospects may be adversely affected by the impact of the global outbreak of COVID-19.

•	Construction of the Phase II Facility may not be completed in the expected timeframe or in a cost-effective manner. Any delays in the construction of the Phase II Facility could severely impact PCT’s business, financial condition, results of operations and prospects.

•	Initially, PCT will rely on a single facility for all of its operations.

•	PCT may be unable to sufficiently protect its proprietary rights and may encounter disputes from time to time relating to its use of the intellectual property of third parties.

•	There is no guarantee the Technology is scalable to commercial-scale operation.

•	PCT may not be successful in finding future strategic partners for continuing development of additional offtake and feedstock opportunities.

•	PCT’s failure to secure waste polypropylene could have a negative impact on PCT’s business, financial condition, results of operations and prospects.

•	Because PCT’s global expansion requires sourcing feedstock and supplies from around the world, including Europe, changes to international trade agreements, tariffs, import and excise duties, taxes or other governmental rules and regulations could adversely affect PCT’s business, financial condition, results of operations and prospects.

•	The market for UPRP is still in the development phase and the acceptance of UPRP by manufacturers and potential customers is not guaranteed.

•	Certain of PCT’s offtake agreements are subject to index pricing, and fluctuation in index prices may adversely impact PCT’s financial results.

•	Competition could reduce demand for PCT’s products or negatively affect PCT’s sales mix or price realization.

•	PCT may not be able to meet applicable regulatory requirements for the use of PCT’s UPRP in food grade applications, and, even if the requirements are met, complying on an ongoing basis with the numerous regulatory requirements applicable to the UPRP and our facilities will be time-consuming and costly.

•	The operation of and construction of the Project is subject to governmental regulation.

•	Risks Related to Human Capital Management

•	PCT is dependent on management and key personnel, and PCT’s business would suffer if it fails to retain its key personnel and attract additional highly skilled employees.

•	PCT’s management has limited experience in operating a public company.

•	Risks Related to PCT’s Common Stock

•	There can be no assurance that PCT will be able to comply with the continued listing standards of NASDAQ.

•	The exercise of registration rights may adversely affect the market price of PCT’s Common Stock.

•	Future offerings of debt or offerings or issuances of equity securities by PCT may adversely affect the market price of PCT’s Common Stock or otherwise dilute all other stockholders.

•	General Risk Factors

•	PCT has incurred substantial costs in connection with the Business Combination and related transactions, such as legal, accounting, consulting and financial advisory fees.

•	PCT is an emerging growth company, and PCT cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make its shares less attractive to investors.

•	PCT will incur significant increased expenses and administrative burdens as a public company.

risk factors

You should carefully consider the following risk factors, together with all of the other information included in this prospectus, before you decide whether to invest in PCT’s Common Stock. The market price of PCT’s Common Stock could decline due to any of these risks, in which case you could lose all or part of your investment. In assessing these risks, you should also refer to the other information included in this prospectus, including the consolidated financial statements of ROCH and PCT and the accompanying notes. PCT’s business, financial condition or results of operations could be affected materially and adversely by any of the risks discussed below.

Risks Related to PCT’s Business

Risks Related to PCT’s Status as an Early Commercial Stage Emerging Growth Company

PCT is an early commercial stage emerging growth company with no revenue, and may never achieve or sustain profitability.

PCT is commercializing a recycling technology that was developed by The Procter & Gamble Company (“P&G”). P&G granted PCT a worldwide license under an Amended and Restated Patent License Agreement dated July 28, 2020, between P&G and PCT (the “License Agreement”) for a proprietary process of restoring waste polypropylene into ultra-pure recycled polypropylene (“UPRP”) through an extraction and filtration purification process (the “Technology”).

PCT relies principally on the commercialization of UPRP as well as the Technology and related licenses to generate future revenue growth. To date, such products and services have delivered no revenue. Also, UPRP product offerings and partnering revenues are in their very early stages. PCT believes that commercialization success is dependent upon the ability to significantly increase the number of production plants, feedstock suppliers and offtake partners as well as strategic partners that utilize UPRP and the Technology via licensing agreements. PCT is an early commercial stage emerging growth company that evaluates various strategies to achieve its financial goals and commercialization objectives on an ongoing basis. In this regard, PCT’s production methodology designed to achieve these objectives, including with respect to future plant size, capacity, cost, geographic location, sequencing and timing, is subject to change as a result of modifications to business strategy or market conditions. Furthermore, if demand for UPRP and the Technology does not increase as quickly as planned, PCT may be unable to increase revenue levels as expected. PCT is currently not profitable. Even if PCT succeeds in increasing adoption of UPRP products by target markets, maintaining and creating relationships with existing and new offtake partners, feedstock suppliers and customers, and developing and commercializing additional plants, market conditions, particularly related to pricing and feedstock costs, may result in PCT not generating sufficient revenue to achieve or sustain profitability.

PCT’s business is not diversified.

PCT’s initial commercial success depends on its ability to profitably operate the solid waste disposal facility and Feedstock Evaluation Unit (the “FEU” or the “Phase I Facility”) and its ability to complete construction and profitably and successfully operate its first commercial scale recycling facility (the “Phase II Facility” and, together with the Phase I Facility, the “Project”). The Project is located in Lawrence County, Ohio. Other than the future production and sale of UPRP, there are currently no other lines of business or other sources of revenue. Such lack of diversification may limit PCT’s ability to adapt to changing business conditions and could have an adverse effect on PCT’s business, financial condition, results of operations and prospects.

The License Agreement sets forth certain performance and pricing targets which, if missed, could result in a termination or conversion of the license granted under the License Agreement.

Pursuant to the License Agreement, P&G has granted PCT a license to utilize certain P&G intellectual property. The intellectual property is tied to the proprietary purification process by which waste polypropylene may be converted to UPRP, referred to as the Technology. The License Agreement sets forth certain performance targets for the Phase II Facility which, if missed, could result in a termination of the license granted under the License Agreement (if PCT is unable to make UPRP at certain production volumes and at certain prices within a certain time frame). The License Agreement also sets forth certain performance and pricing targets for the Phase II Facility which, if missed, could result in conversion of the license to a non-exclusive license (if PCT’s UPRP is unable to meet certain purification thresholds within a certain period of time after the start of the Project or PCT is unable or unwilling to provide P&G with UPRP at certain prices from the first plant). In the event the License Agreement is terminated or converted to a non-exclusive license, this could have a material adverse effect on PCT’s business, financial condition, results of operations and prospects.

PCT’s outstanding secured and unsecured indebtedness (including at the Project level), ability to incur additional debt and the provisions in the agreements governing PCT’s debt, and certain other agreements, could have a material adverse effect on PCT’s business, financial condition, results of operations and prospects.

As of March 31, 2021, after giving effect to the transactions contemplated by the Merger Agreement, the offering of the Revenue Bonds, and the issuance of $60 million of the Convertible Notes, PCT had total consolidated debt of $289.3 (representing $310 million in debt, less $20.7 million of discount and issuance costs, as of March 31, 2021, including $231.8 million of indebtedness at the Project level). PCT’s debt service obligations could have important consequences to PCT for the foreseeable future, including the following: (i) PCT’s ability to obtain additional financing for capital expenditures, working capital or other general corporate purposes may be impaired; (ii) a substantial portion of PCT’s cash flow from operating activities must be dedicated to the payment of principal and interest on PCT’s debt, thereby reducing the funds available to us for PCT’s operations and other corporate purposes; and (iii) PCT may be or become substantially more leveraged than some of its competitors, which may place PCT at a relative competitive disadvantage and make us more vulnerable to changes in market conditions and governmental regulations.

PCT is required to maintain compliance with certain financial and other covenants under its debt agreements. There are and will be operating and financial restrictions and covenants in certain of PCT’s debt agreements, including the Loan Agreement and the indenture governing PCT’s Convertible Notes, as well as certain other agreements to which PCT is or may become a party. These limit, among other things, PCT’s ability to incur certain additional debt, create certain liens or other encumbrances, sell assets, and transfer ownership interests and transactions with affiliates of PCT. These covenants could limit PCT’s ability to engage in activities that may be in PCT’s best long-term interests. PCT’s failure to comply with certain covenants in these agreements could result in an Event of Default (as defined therein) under the various debt agreements, allowing lenders to accelerate the maturity for the debt under these agreements and to foreclose upon any collateral securing the debt. An Event of Default would also adversely affect PCT’s ability to access its borrowing capacity and pay debt service on its outstanding debt, likely resulting in acceleration of such debt or in a default under other agreements containing cross-default provisions. Under such circumstances, PCT might not have sufficient funds or other resources to satisfy all of its obligations. In addition, the limitations imposed by PCT’s financing agreements on its ability to pay dividends, incur additional debt and to take other actions might significantly impair PCT’s ability to obtain other financing, generate sufficient cash flow from operations to enable PCT to pay its debt or to fund other liquidity needs. Such consequences would adversely affect PCT’s business, financial condition, results of operations and prospects.

PCT faces risks and uncertainties related to litigation.

PCT may become subject to, and may become a party to, a variety of litigation, other claims and suits. For example, on or about May 11, 2021, two putative class action complaints were filed against PCT, certain senior members of management and others asserting violations of the federal securities laws (the “Complaints”). The Complaints allege that PCT, certain senior members of management and others made false and/or misleading statements in press releases and public filings regarding the Technology, PCT’s business and PCT’s prospects. The Complaints rely on information included in a research report published on May 6, 2021 by Hindenburg Research LLC (the “Hindenburg Report”). PCT may incur significant expenses as a result of legal matters relating to the Hindenburg Report. The total cost associated with these matters will depend on many factors, including the duration of these matters and any related finding.

In addition, from time to time, PCT may also be involved in legal proceedings and investigations arising in the ordinary course of business, including those relating to employment matters, relationships with our feedstock suppliers and offtake partners as well as strategic partners, intellectual property disputes, additional volatility in the market price of our securities, and other business matters. Any such claims or investigations may be time-consuming, costly, divert management resources, or otherwise have a material adverse effect on PCT’s business, financial condition, results of operations and prospects.

The results of litigation and other legal proceedings are inherently uncertain and adverse judgments or settlements may result in materially adverse monetary damages or injunctive relief against PCT. Any claims or litigation, even if fully indemnified or insured, could damage PCT’s reputation and make it more difficult to compete effectively or obtain adequate insurance in the future. See “Legal Proceedings.”

Risks Related to PCT’s Operations

PCT’s business, financial condition, results of operations and prospects may be adversely affected by the impact of the global outbreak of COVID-19.

The United States is being affected by the COVID-19 pandemic, the full effect of which on global financial markets as well as national, state and local economies is unknown. There can be no assurances as to the materiality, severity and duration of negative economic conditions caused by the pandemic.

In addition to keeping PCT employees healthy and safe, the immediate impact of COVID-19 on PCT relates to the challenges that PCT’s suppliers and contractors may be facing. PCT is a party to certain agreements, including construction contracts and certain long-term feedstock agreements that provide for the supply to PCT of post-industrial and post-consumer resin that contains polypropylene as feedstock with guaranteed minimum and maximum volumes at prices linked to an index for virgin polypropylene in a price schedule with collared pricing and a minimum price floor. The feedstock agreements contain typical provisions for termination by either party due to force majeure, breach of contract, and/or company insolvency. The impact of COVID-19 on such agreements, or the applicable agreements’ termination provisions, is uncertain, and could result in the termination of such agreements.

When PCT is producing UPRP, if the pandemic has not abated, the impact of COVID-19, while uncertain, could be manifested in the challenges faced by PCT’s customers. For example, certain UPRP is intended for use in consumer packaging by consumer goods companies, and there could be volatility in the packaged consumer goods market due to interruptions in consumer access to products resulting from government actions that impact the ability of those companies to produce and ship goods. Product demand trends caused by future economic trends are unclear. PCT has executed offtake agreements providing for a combined guaranteed minimum sale of 63 million pounds per year (“MMlb/yr.”) of UPRP and a maximum volume of 138 MMlb/yr at PCT’s option, which reduces the ability of PCT to quickly respond to changes caused by COVID-19, particularly as the amount of UPRP to be provided for sale under each offtake agreement is determined prior to each year as an annual volume commitment.

There may be additional unknown risks presented by the COVID-19 pandemic that could impact PCT’s operating results. For example, the deadly global outbreak and continuing spread of COVID-19 could have an adverse effect on the value, operating results and financial condition of PCT’s business; as well as the ability of PCT to maintain operations and grow revenue generated from offtake partners and customers and could delay or prevent completion of the Phase II Facility or result in additional costs or reduced revenues. In addition, the impact of COVID-19 is likely to cause substantial changes in consumer behavior and has caused restrictions on business and individual activities, which are likely to lead to reduced economic activity. Extraordinary actions taken by international, federal, state, and local public health and governmental authorities to contain and combat the outbreak and spread of COVID-19 in regions throughout the world, including travel bans, quarantines, “stay-at-home” orders, and similar mandates for many individuals and businesses to substantially restrict daily activities could have an adverse effect on PCT’s business, financial condition, results of operations and prospects.

Construction of the Phase II Facility may not be completed in the expected timeframe or in a cost-effective manner. Any delays in the construction of the Phase II Facility could severely impact PCT’s business, financial condition, results of operations and prospects.

The Project will constitute the first of its kind. Construction on the Project commenced in 2018 with the construction of the Phase I Facility comprised of the FEU, operating within an 11,000 square foot building located on the Project site. The FEU was brought online on July 1, 2019. Construction of the Phase II Facility has commenced, will include modifications to 150,000 square feet of existing buildings, utilities and the Project storage area. Production is expected to commence in late 2022 and the plant is expected to be fully operational in 2023. PCT might not be able to achieve completion of the Phase II Facility in the expected timeframe, in a cost-effective manner or at all due to a variety of factors, including, but not limited to, a stoppage of work as a result of the COVID-19 outbreak, unexpected construction problems or severe weather. Significant unexpected delays in construction could result in additional costs or reduced revenues, and it could limit the amount of UPRP PCT can produce, which could severely impact PCT’s business, financial condition, results of operations and prospects.

The construction and commissioning of any new project is dependent on a number of contingencies some of which are beyond PCT’s control. There is a risk that significant unanticipated costs or delays could arise due to, among other things, errors or omissions, unanticipated or concealed Project site conditions, including subsurface conditions, unforeseen technical issues or increases in plant and equipment costs, insufficiency of water supply and other utility infrastructure, or inadequate contractual arrangements. Should significant unanticipated costs arise, this could have a material adverse impact on PCT’s business, financial performance and operations. No assurance can be given that construction will be completed, will be completed on time or will be completed at all, or as to whether PCT, which has provided a guaranty of the Project, will have sufficient funds available to complete construction. If the Project is not completed, funds are not likely to be available to pay debt service on PCT’s outstanding debt.

Initially, PCT will rely on a single facility for all of its operations.

Initially, PCT will rely solely on the operations at the Project. Adverse changes or developments affecting the Project could impair PCT’s ability to produce UPRP and its business, prospects, financial condition and results of operations. Any shutdown or period of reduced production at the Project, which may be caused by regulatory noncompliance or other issues, as well as other factors beyond its control, such as severe weather conditions, natural disaster, fire, power interruption, work stoppage, disease outbreaks or pandemics (such as COVID-19), equipment failure or delay in supply delivery, would significantly disrupt PCT’s ability to grow and produce UPRP in a timely manner, meet its contractual obligations and operate its business. PCT’s equipment is costly to replace or repair, and PCT’s equipment supply chains may be disrupted in connection with pandemics, such as COVID-19, trade wars or other factors. If any material amount of PCT’s machinery were damaged, it would be unable to predict when, if at all, it could replace or repair such machinery or find co-manufacturers with suitable alterative machinery, which could adversely affect PCT’s business, financial condition, results of operations and prospects. Performance guarantees may not be sufficient to cover damages or losses, or the guarantors under such guarantees may not have the ability to pay. Any insurance coverage PCT has may not be sufficient to cover all of its potential losses and may not continue to be available to PCT on acceptable terms, or at all.

Cyber risk and the failure to maintain the integrity of PCT’s operational or security systems or infrastructure, or those of third parties with which PCT does business, could have a material adverse effect on PCT’s business, financial condition, results of operations and prospects.

PCT is subject to an increasing number of information technology vulnerabilities, threats and targeted computer crimes which pose a risk to the security of its systems and networks and the confidentiality, availability and integrity of data. Disruptions or failures in the physical infrastructure or operating systems that support PCT’s businesses, offtake partners, feedstock suppliers and customers, or cyber-attacks or security breaches of PCT’s networks or systems, could result in the loss of customers and business opportunities, legal liability, regulatory fines, penalties or intervention, reputational damage, reimbursement or other compensatory costs, and additional compliance costs, any of which could materially adversely affect PCT’s business, financial condition, results of operations and prospects. While PCT attempts to mitigate these risks, PCT’s systems, networks, products, solutions and services remain potentially vulnerable to advanced and persistent threats.

PCT also maintains and has access to sensitive, confidential or personal data or information in its business that is subject to privacy and security laws, regulations and customer controls. Despite PCT’s efforts to protect such sensitive, confidential or personal data or information, PCT’s facilities and systems and those of its customers, offtake partners, feedstock suppliers and third-party service providers may be vulnerable to security breaches, theft, misplaced or lost data, programming and/or human errors that could lead to the compromise of sensitive, confidential or personal data or information or improper use of PCT’s systems and software.

PCT may be unable to sufficiently protect its proprietary rights and may encounter disputes from time to time relating to its use of the intellectual property of third parties.

PCT relies on its proprietary intellectual property, including numerous patents and registered trademarks, as well as its licensed intellectual property under the License Agreement and others to market, promote and sell UPRP products. PCT monitors and protects against activities that might infringe, dilute, or otherwise harm its patents, trademarks and other intellectual property and relies on the patent, trademark and other laws of the U.S. and other countries. However, PCT may be unable to prevent third parties from using its intellectual property without authorization. In addition, the laws of some non-U.S. jurisdictions, particularly those of certain emerging markets, provide less protection for PCT’s proprietary rights than the laws of the U.S. and present greater risks of counterfeiting and other infringement. To the extent PCT cannot protect its intellectual property, unauthorized use and misuse of PCT’s intellectual property could harm its competitive position and have a material adverse effect on PCT’s business, financial condition, results of operations and prospects.

Despite PCT’s efforts to protect these rights, unauthorized third parties may attempt to duplicate or copy the proprietary aspects of its technology and processes. PCT’s competitors and other third parties independently may design around or develop similar technology or otherwise duplicate PCT’s services or products such that PCT could not assert its intellectual property rights against them. In addition, PCT’s contractual arrangements may not effectively prevent disclosure of its intellectual property and confidential and proprietary information or provide an adequate remedy in the event of an unauthorized disclosure. Measures in place may not prevent misappropriation or infringement of PCT’s intellectual property or proprietary information and the resulting loss of competitive advantage, and PCT may be required to litigate to protect its intellectual property and proprietary information from misappropriation or infringement by others, which is expensive, could cause a diversion of resources and may not be successful.

PCT also may encounter disputes from time to time concerning intellectual property rights of others, and it may not prevail in these disputes. Third parties may raise claims against PCT alleging that PCT, or consultants or other third parties retained or indemnified by PCT, infringe on their intellectual property rights. Some third-party intellectual property rights may be extremely broad, and it may not be possible for PCT to conduct its operations in such a way as to avoid all alleged violations of such intellectual property rights. Given the complex, rapidly changing and competitive technological and business environment in which PCT operates, and the potential risks and uncertainties of intellectual property-related litigation, an assertion of an infringement claim against PCT may cause PCT to spend significant amounts to defend the claim, even if PCT ultimately prevails, pay significant money damages, lose significant revenues, be prohibited from using the relevant systems, processes, technologies or other intellectual property (temporarily or permanently), cease offering certain products or services, or incur significant license, royalty or technology development expenses.

Moreover, it has become common in recent years for individuals and groups to purchase intellectual property assets for the sole purpose of making claims of infringement and attempting to extract settlements from companies such as PCT. Even in instances where PCT believes that claims and allegations of intellectual property infringement against it are without merit, defending against such claims is time consuming and expensive and could result in the diversion of time and attention of PCT’s management and employees. In addition, although in some cases a third party may have agreed to indemnify PCT for such costs, such indemnifying party may refuse or be unable to uphold its contractual obligations. In other cases, insurance may not cover potential claims of this type adequately or at all, and PCT may be required to pay monetary damages, which may be significant.

Risks Related to PCT’s Production of UPRP

There is no guarantee the Technology is scalable to commercial-scale operation.

The Technology is based upon generally available commercial equipment to process contaminated polypropylene into clean recycled polypropylene product. Certain of the equipment to be utilized in the Phase II Facility has not operated with the same feedstock in a commercial mode. While PCT has constructed the FEU to demonstrate the process using the same or similar equipment (except at a smaller scale) as the commercial-scale Phase II Facility, the FEU does not operate at a commercial-scale. The collective test data was used to design the Phase II Facility equipment for commercial scale and testing under the intended operating conditions and configuration for the commercial-scale operation to verify reproducibility of results including color, melt flow index, moldability (tensile modulus and other measures) and the odor of the final PCT-produced polypropylene product. While that testing indicated that the FEU can generate recycled polypropylene product that on average meets all of its key parameter targets, PCT cannot guarantee these results will be achieved in commercial-scale operation. Further, of the four quality parameters for UPRP, odor is the most difficult to characterize and measure. PCT’s goal is to generate product that will significantly reduce the odor of the offtake and be comparable or nearly comparable to virgin polypropylene with respect to level of odor, but PCT cannot guarantee that the Project will be capable of achieving the quality parameters for UPRP, performance guarantees or meeting the requirements of the currently applicable environmental permits. The Project’s failure to achieve the quality parameters for UPRP, performance guarantees or meet the requirements of the currently applicable environmental permits could impact PCT’s business, financial condition, results of operations and prospects if the possible shortfalls versus specification are not effectively remedied per contract.

PCT may not be successful in finding future strategic partners for continuing development of additional offtake and feedstock opportunities.

PCT may seek to develop additional strategic partnerships to increase feedstock supply and offtake amount due to capital costs required to develop the UPRP product or manufacturing constraints. PCT may not be successful in efforts to establish such strategic partnerships or other alternative arrangements for the UPRP product or Technology because PCT’s research and development pipeline may be insufficient, PCT’s product may be deemed to be at too early of a stage of development for collaborative effort or third parties may not view PCT’s product as having the requisite potential to demonstrate commercial success.

If PCT is unable to reach agreements with suitable collaborators on a timely basis, on acceptable terms or at all, PCT may have to curtail the development of UPRP product, reduce or delay the development program, delay potential commercialization, reduce the scope of any sales or marketing activities or increase expenditures and undertake development or commercialization activities at PCT’s own expense. If PCT elects to fund development or commercialization activities on its own, PCT may need to obtain additional expertise and additional capital, which may not be available on acceptable terms or at all. If PCT fails to enter into collaborations and does not have sufficient funds or expertise to undertake the necessary development and commercialization activities, PCT may not be able to further develop product candidates and PCT’s business, financial condition, results of operations and prospects may be materially and adversely affected.

PCT’s failure to secure waste polypropylene could have a negative impact on PCT’s business, financial condition, results of operations and prospects.

PCT’s ability to procure a sufficient quantity and quality of post-industrial and post-consumer resin that contains polypropylene as feedstock is dependent upon certain factors outside of PCT’s control including, but not limited to, changes to pricing levels for waste polypropylene, recycled polypropylene and non-recycled polypropylene, shortages in supply, interruptions affecting suppliers (including those due to operational restraints, industrial relations, transportation difficulties, accidents or natural disasters), or the introduction of new laws or regulations that make access to waste polypropylene more difficult or expensive. PCT has entered into four feedstock supply agreements each for a term of three years with automatic one-year renewals for 17 years, and one feedstock supply agreement for a term ending October 31, 2023 (collectively, the “Feedstock Supply Agreements”). The Feedstock Supply Agreements are subject to prior termination by either party upon ninety days’ notice prior to expiration of the current term. The Feedstock Supply Agreements provide for a combined guaranteed minimum of 60 MMlb/yr. of feedstock and at PCT’s option for a combined maximum of 195 MMlb/yr., and up to a combined 210 MMlb/yr. as an option to be mutually agreed to. The amount of feedstock to be supplied each year by each supplier is determined prior to each year in an Annual Volume Commitment (as defined therein). The feedstock suppliers guarantee that they will not sell to other parties or otherwise dispose of any portion of feedstock up to the Annual Volume Commitment. While there are no penalties stated in the Feedstock Supply Agreements for failure of either party to deliver and/or accept the committed quantity of feedstock, PCT may terminate an agreement by giving notice of nonrenewal as indicated above. While PCT believes it has sourced sufficient feedstock of desirable quality, it cannot guarantee that feedstock suppliers will have sufficient quantities available and at the appropriate specifications in accordance with their respective agreements with PCT. If feedstock is not available to PCT in sufficient quantity and of requisite quality, PCT’s business, financial condition, results of operations and prospects could be materially adversely impacted.

Because PCT’s global expansion requires sourcing feedstock and supplies from around the world, including Europe, changes to international trade agreements, tariffs, import and excise duties, taxes or other governmental rules and regulations could adversely affect PCT’s business, financial condition, results of operations and prospects.

PCT’s global expansion model will require sourcing feedstock from suppliers around the world. The U.S. federal government or other governmental bodies may propose changes to international trade agreements, tariffs, taxes and other government rules and regulations. If any restrictions or significant increases in costs or tariffs are imposed related to feedstock sourced from Europe, or elsewhere, as a result of amendments to existing trade agreements, and PCT’s supply costs consequently increase, PCT may be required to raise UPRP prices, which may result in decreased margins, the loss of customers, and a material adverse effect on PCT’s financial results. The extent to which PCT’s margins could decrease in response to any future tariffs is uncertain. PCT continues to evaluate the impact of effective trade agreements, as well as other recent changes in foreign trade policy on its supply chain, costs, sales and profitability. PCT is actively working through strategies to mitigate such impact, including reviewing feedstock sourcing options and working with feedstock suppliers. In addition, COVID-19 has resulted in increased travel restrictions and the extended shutdown of certain businesses throughout the world. The impact of COVID-19 on PCT’s business is uncertain at this time and will depend on future developments; however, prolonged closures in Europe, and elsewhere, may disrupt the operations of certain feedstock suppliers, which could, in turn, negatively impact PCT’s business, financial condition, results of operations and prospects. Any such impact could be material.

Risks Related to the Market for UPRP

The market for UPRP is still in the development phase and the acceptance of UPRP by manufacturers and potential customers is not guaranteed.

The customer approval process for the UPRP product may take longer than expected and certain potential customers may be slow to accept the product produced by PCT or may not accept it at all. PCT has agreed to a strategic partnership term sheet to enter into an offtake agreement with a term of 20 years, whereby PCT guarantees the UPRP product to meet specific criteria for color and opacity. There is no odor specification in the offtake agreements. Any such changes may require modifications to its executed offtake agreements, which provide for a combined guaranteed minimum sale of 63 MMlb/yr of UPRP at PCT’s option, and a combined maximum of 138 MMlb/yr. The amount of UPRP to be provided for sale under each agreement is determined prior to each year as an Annual Volume Commitment. PCT must provide samples of the product to each customer so that the customer may determine if the product meets specifications, regulatory and legal requirements, customer’s internal policies, and technical, safety, and other qualifications for UPRP use in the customer’s products. Upon delivery, the customer will have 30 days to inspect the UPRP and either accept or reject the material. Provided PCT has sufficient feedstock and that the UPRP meets the product specifications and conditions as determined in each offtake agreement, PCT should have sufficient product offtake capacity to accommodate a production rate of 107 MMlb/yr. The inability of PCT to provide, and there is no guarantee that PCT will be able to provide, product of sufficient quantity and quality for sale pursuant to the offtake agreements is likely to materially adversely affect PCT’s business, financial condition, results of operations and prospects.

Certain of PCT’s offtake agreements are subject to index pricing, and fluctuation in index prices may adversely impact PCT’s financial results.

While PCT expects the price of its UPRP to continue to command a premium over the price of virgin resin and not be subject to fluctuations in the price of virgin PP, there is no guarantee of this result. Offtake agreements contain pricing for PCT’s products at both fixed prices and Index prices. PCT is using Information Handling Services provided by IHS Market Ltd (“IHS”) as it relates to the monthly market movement price mechanism index known as “Global Plastics & Polymers Report, Month-End: Polypropylene (PP)” and “Homopolymer (GP Inj. Mldg.),” with the price description terms of “Contract-market; HC Bulk, Delivered; Ex-Discounts, rebates” (delivered via railcar), based on the lower value listed in “Cts/Lb.” Over the last year the index has been as high as $1.32 in February 2021 and as low as $0.54 in April 2020. Should the modeled index price forecasted by IHS be materially lower than the IHS estimate, PCT’s business, financial condition, results of operations and prospects may be materially adversely impacted.

Competition could reduce demand for PCT’s products or negatively affect PCT’s sales mix or price realization. Failure to compete effectively by meeting consumer preferences, developing and marketing innovative solutions, maintaining strong customer service and distribution relationships, and expanding solutions capabilities and reach could adversely affect PCT’s business, financial condition, results of operations and prospects.

While PCT expects to produce a unique product in its UPRP, PCT operates in a competitive global market for polypropylene sources — virgin and recycled polypropylene. Competitors or new entrants might develop new products or technologies which compete with PCT and its proprietary Technology. PCT cannot predict changes that might affect its competitiveness or whether existing competitors or new entrants might develop products that reduce demand for PCT’s UPRP. The development of new products or technologies which compete with PCT’s UPRP may have a material adverse effect on PCT’s business, financial condition, results of operations and prospects.

In addition, PCT has granted a sublicense of P&G intellectual property back to P&G under the terms of the License Agreement, with a limited right to sublicense by P&G (the “Grant Back”). Under the Grant Back, for five years after the effective date of the License Agreement, the aggregate tonnage that may be produced under the Grant Back will be capped at a certain level per year worldwide. Beyond year 5, that aggregate annual tonnage will be expanded for each of the six regions worldwide. P&G has agreed that territory under the Grant Back will exclude the start of construction of a plant within a certain radius of the Project for five years from the effective date of the License Agreement. If P&G is able to establish production, either on its own or through a sublicense agreement with another partner, in any territory, P&G production will remain capped within that territory beyond the 5 years. If P&G sublicenses the P&G intellectual property under the Grant Back to other manufacturers, UPRP production and supply could increase, adversely impacting PCT’s business, financial condition, results of operations and prospects.

Risks Related to Regulatory Developments

PCT may not be able to meet applicable regulatory requirements for the use of PCT’s UPRP in food grade applications, and, even if the requirements are met, complying on an ongoing basis with the numerous regulatory requirements applicable to the UPRP and PCT’s facilities will be time-consuming and costly.

The use of UPRP in food grade applications is subject to regulation by the U.S. Food and Drug Administration (“FDA”). The FDA has established certain guidelines for the use of recycled plastics in food packaging, as set forth in the “Guidance for Industry - Use of Recycled Plastics in Food Packaging: Chemistry Considerations (August 2006).” In order for the UPRP to be used in food grade applications, PCT will request one or more Letters of No Objection (“LNO”) from the FDA. The process for obtaining an LNO will include FDA evaluation of both the PCT purification process, the Technology, as well as the recycled feedstock resin. As such, PCT may seek multiple LNOs for type of use and for different sources of feedstock. In addition, as needed, individual surrogate challenge testing and migration studies will be conducted to simulate articles in contact with food. Surrogate challenge testing can be used in lieu of, or in conjunction with, migration testing for the FDA’s evaluation of PCT’s Technology. The need for migration testing is informed by the results from the surrogate challenge testing.

PCT cannot guarantee the receipt of the LNOs and a failure to receive the requested LNOs will have an adverse effect on PCT’s business, financial condition, results of operations and prospects.

Furthermore, changes in regulatory requirements, laws and policies, or evolving interpretations of existing regulatory requirements, laws and policies, may result in increased compliance costs, delays, capital expenditures and other financial obligations that could adversely affect PCT’s business, financial condition, results of operations and prospects.

PCT expects to encounter regulations in most if not all of the countries in which PCT may seek to expand, and PCT cannot be sure that it will be able to obtain necessary approvals in a timely manner or at all. If PCT’s UPRP does not meet applicable regulatory requirements in a particular country or at all, then PCT may face reduced market demand in those countries and PCT’s business, financial condition, results of operations and prospects will be adversely affected.

The various regulatory schemes applicable to PCT’s UPRP will continue to apply following initial approval. Monitoring regulatory changes and ensuring our ongoing compliance with applicable requirements is time-consuming and may affect our business, financial condition, results of operation and prospects. If PCT fails to comply with such requirements on an ongoing basis, PCT may be subject to fines or other penalties, or may be prevented from selling UPRP, and PCT’s business, financial condition, results of operation and prospects may be harmed.

The operation of and construction of the Project is subject to governmental regulation.

Under the loan agreement entered into in connection with PCT’s outstanding Revenue Bonds (the “Loan Agreement”), PCT must: (i) not commence construction or operation of the Project prior to receipt of all applicable permits and easements required for the particular phase of construction or operation; (ii) abide by the terms and conditions of all such permits and easements; and (iii) operate the Project at all times in the manner required or permitted by such permits and easements.

PCT has not identified any technical or engineering circumstances that it believes would prevent the issuance of the key permits and approvals required for construction and operation of the Project in the ordinary course consistent with the planned construction of the Project. Delays in or failure to obtain and maintain any required permit or approval, or delay in satisfying or failure to satisfy any condition or requirement or any approval or permit could delay or prevent completion of the Project or result in additional costs or reduced revenues. Federal, state and local statutory and regulatory requirements applicable to construction and operation of the Project are subject to change. No assurance can be given that PCT or any other affected party will be able to comply with such changes. Additional statutory or regulatory requirements may be imposed upon the Project in the future, which might materially increase costs of operation or maintenance.

Legislative, regulatory or judicial developments could affect PCT’s business, financial condition, results of operations and prospects.

PCT is subject to extensive air, water and other environmental and workplace safety laws and regulations at the federal and state level. In addition, PCT will be subject to additional regulatory regimes upon expanding to new regions, including foreign regulatory authorities in the European Union (“EU”) such as the European Commission, the European Food Safety Authority (“EFSA”), and similar regulatory authorities elsewhere, such as in Asia. Some of these laws require or may require PCT to operate under a number of environmental permits. These laws, regulations and permits can often require pollution control equipment or operational changes to limit actual or potential impacts to the environment. These laws, regulations and permit conditions may change and become more difficult to comply with. A violation of these laws, regulations or permit conditions could result in substantial fines, damages, criminal sanctions, permit revocations and/or a plant shutdown. Any such action may have a material adverse effect on PCT’s business, financial condition, results of operations and prospects.

Risks Related to Human Capital Management

PCT is dependent on management and key personnel, and PCT’s business would suffer if it fails to retain its key personnel and attract additional highly skilled employees.

PCT’s success is dependent on the specialized skills of its management team and key operating personnel. This may present particular challenges as PCT operates in a highly specialized industry sector, which may make replacement of its management team and key operating personnel difficult. A loss of the managers or key employees, or their failure to satisfactorily perform their responsibilities, could have an adverse effect on PCT’s business, financial condition, results of operations and prospects.

PCT’s future success will depend on its ability to identify, hire, develop, motivate and retain highly qualified personnel for all areas of its organization, particularly research and development, recycling technology, operations and sales. Trained and experienced personnel are in high demand and may be in short supply. Many of the companies with which PCT competes for experienced employees have greater resources than PCT does and may be able to offer more attractive terms of employment. In addition, PCT invests significant time and expense in training employees, which increases their value to competitors that may seek to recruit them. PCT may not be able to attract, develop and maintain the skilled workforce necessary to operate its business, and labor expenses may increase as a result of a shortage in the supply of qualified personnel, which will negatively impact PCT’s business, financial condition, results of operations and prospects.

PCT’s management has limited experience in operating a public company.

PCT’s executive officers and directors have limited experience in the management of a publicly traded company subject to significant regulatory oversight and the reporting obligations under federal securities laws. PCT’s management team may not successfully or effectively manage its transition to a public company following the Merger. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of PCT. It is possible that PCT will be required to expand its employee base and hire additional employees to support its operations as a public company, which will increase its operating costs in future periods.

Risks Related to PCT’s Common Stock

An active trading market for PCT’s Common Stock may never develop or be sustained, which may make it difficult to sell the shares of PCT’s Common Stock you purchase.

An active trading market for PCT’s Common Stock may not develop or continue or, if developed, may not be sustained, which would make it difficult for you to sell your shares of PCT’s Common Stock at an attractive price (or at all). The market price of PCT’s Common Stock may decline below your purchase price, and you may not be able to sell your shares of PCT’s Common Stock at or above the price you paid for such shares (or at all).

There can be no assurance that PCT will be able to comply with the continued listing standards of NASDAQ.

PCT’s Common Stock, warrants and units are currently listed on NASDAQ under the symbols “PCT,” “PCTTW” and “PCTTU,” respectively. NASDAQ requires listed companies to comply with NASDAQ’s continued listing standards. If PCT is unable to comply with NASDAQ’S continued listing standards, NASDAQ could delist PCT’s securities from trading on NASDAQ and, in such a case, PCT and its stockholders could face significant material adverse consequences including:

•	a limited availability of market quotations for PCT’s securities;

•	reduced liquidity for PCT’s securities;

•	a determination that PCT’s Common Stock is a “penny stock” which will require brokers trading in PCT’s Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for PCT’s securities;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The market price of PCT’s common stock is likely to be highly volatile, and you may lose some or all of your investment.

The market price of Combined Company’s common stock is likely to be highly volatile and may be subject to wide fluctuations in response to a variety of factors, including the following:

•	the impact of COVID-19 pandemic on PCT’s business;

•	the inability to maintain the listing of PCT’s shares of Common Stock on NASDAQ;

•	the inability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, PCT’s inability to grow and manage growth profitably, and retain its key employees;

•	changes in applicable laws or regulations;

•	risks relating to the uncertainty of PCT’s projected financial information; and

•	risks related to the organic and inorganic growth of PCT’s business and the timing of expected business milestones.

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors, as well as general economic, political, regulatory and market conditions, may negatively affect the market price of PCT’s Common Stock, regardless of PCT’s actual operating performance.

The former stockholders of ROCH have the right to elect a certain number of directors to our board of directors.

The terms of the Investor Rights Agreement provide a majority of those stockholders of ROCH party to such agreement (which does not include public stockholders of ROCH) the right to elect two directors to the board of directors of PCT for a period of two years following the Closing Date, provided that in the event a majority of the holders of the Pre-PIPE shares choose to select one of such designees, they are entitled to so choose one until the Pre-PIPE Investors no longer hold 10% or more of PCT’s outstanding Common Stock and such stockholders of ROCH are entitled to choose the other. Pursuant to these provisions and effective upon the consummation of the Business Combination, ROCH designated Mr. Fernando Musa to assume a seat on PCT’s board of directors and the holders of the Pre-PIPE Shares designated Mr. Jeffrey Fieler to assume the other seat as an IRA Designee. As a result of the percentage of PCT Common Stock represented by parties to the Investor Rights Agreement following the Closing Date, it is unlikely that public stockholders of PCT will have the ability to effectively influence the election of directors during the period these provisions of the Investor Rights Agreement are applicable. While the directors designated pursuant to the Investor Rights Agreement are obligated to act in accordance with their applicable fiduciary duties, their interests may be aligned with the interests of the investors they represent, which may not always coincide with our corporate interests or the interests of our other stockholders.

If securities or industry analysts do not publish research or reports about PCT, or publish negative reports, PCT’s stock price and trading volume could decline.

The trading market for PCT’s common stock depends, in part, on the research and reports that securities or industry analysts publish about PCT. PCT does not have any control over these analysts. If PCT’s financial performance fails to meet analyst estimates or one or more of the analysts who cover PCT downgrade its common stock or change their opinion, PCT’s stock price would likely decline. If one or more of these analysts cease coverage of PCT or fail to regularly publish reports on PCT, it could lose visibility in the financial markets, which could cause PCT’s stock price or trading volume to decline.

Because PCT does not anticipate paying any cash dividends in the foreseeable future, capital appreciation, if any, would be your sole source of gain.

PCT currently anticipates that it will retain future earnings for the development, operation and expansion of its business and does not anticipate declaring or paying any cash dividends for the foreseeable future. As a result, capital appreciation, if any, of PCT’s shares of common stock would be your sole source of gain on an investment in such shares for the foreseeable future.

The exercise of registration rights or sales of a substantial amount of PCT’s Common Stock may adversely affect the market price of PCT’s Common Stock.

In connection with the consummation of the Business Combination, Roth Capital Partners, LLC (“Roth”), Craig-Hallum Capital Group, LLC (“C-H”), PCT and certain Initial Stockholders and PCT Unitholders (collectively, the “IRA Holders”) entered into an Investor Rights Agreement pursuant to which PCT will be obligated to file a registration statement to register the resale of certain securities of PCT held by the IRA Holders, of which registration statement this prospectus forms a part with respect to the Selling Stockholders named herein that signed the Investor Rights Agreement. See “Selling Stockholders.” IRA Holders have certain demand rights and “piggy-back” registration rights, subject to certain requirements and customary conditions. PCT also agreed to register the shares of PCT’s Common Stock issued in connection with the PIPE prior to the consummation of the Business Combination pursuant to the PIPE Registration Rights Agreement.

In connection with its issuance of Convertible Notes, PCT entered into a registration rights agreement (the “Magnetar Registration Rights Agreement”) with a series of funds affiliated with Magnetar Capital LLC (the “Magnetar Investors”). Pursuant to the Magnetar Registration Rights Agreement, PCT, ROCH, or an affiliate thereof is required to file a registration statement to register the resale of the Common Stock (as defined therein) held by the Magnetar Investors upon conversion of the Convertible Notes no later than 60 days following the consummation of the Business Combination, and is required to have such registration statement declared effective by a certain period of time or pay liquidated damages (the “60-Day Filing Requirement”). The Magnetar Investors also have certain demand rights, subject to certain requirements and customary conditions. This registration statement, of which this prospectus forms a part, is registering the resale of the Company Common Stock issuable upon conversion of the Convertible Notes held by the Magnetar Funds. See “Selling Stockholders.”

On May 13, 2021 and June 16, 2021, PCT sought, and was granted, an up to 30 day waiver and an up to 10 day waiver, respectively, of the 60-Day Filing Requirement and a waiver from the incurrence and payment of any liquidated damages under Section 2.1(h) of the Magnetar Registration Rights Agreement for the up to 30 day period and up to 10 day period, respectively.

The aggregate number of shares of Combined Company’s Common Stock that will be entitled to registration under the Investor Rights Agreement (based on the minimum number of PCT Unitholders required to enter into the Investor Rights Agreement to satisfy a closing condition from the Merger Agreement to the Business Combination), the PIPE Registration Rights Agreement and the Magnetar Registration Rights Agreement is approximately 94,294,290. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of PCT’s Common Stock. See “Shares Eligible for Future Sale.”

Future offerings of debt or offerings or issuances of equity securities by PCT may adversely affect the market price of PCT’s Common Stock or otherwise dilute all other stockholders.

In the future, PCT may attempt to obtain financing or to further increase PCT’s capital resources by issuing additional shares of PCT’s Common Stock or offering debt or other equity securities, including commercial paper, medium-term notes, senior or subordinated notes, debt securities convertible into equity or shares of preferred stock. PCT also expects to grant equity awards to employees, directors, and consultants under PCT’s stock incentive plans. Future acquisitions could require substantial additional capital in excess of cash from operations. PCT would expect to obtain the capital required for acquisitions through a combination of additional issuances of equity, corporate indebtedness and/or cash from operations.

Issuing additional shares of PCT’s Common Stock or other equity securities or securities convertible into equity may dilute the economic and voting rights of PCT’s existing stockholders or reduce the market price of PCT’s Common Stock or both. Upon liquidation, holders of such debt securities and preferred shares, if issued, and lenders with respect to other borrowings would receive a distribution of PCT’s available assets prior to the holders of PCT’s Common Stock. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred shares, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit PCT’s ability to pay dividends to the holders of PCT’s Common Stock. PCT’s decision to issue securities in any future offering will depend on market conditions and other factors beyond PCT’s control, which may adversely affect the amount, timing and nature of PCT’s future offerings.

Certain provisions of the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws (both as defined in “Description of Securities to be Registered”) could hinder, delay or prevent a change in control of PCT, which could adversely affect the price of PCT’s Common Stock.

Certain provisions of the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws could make it more difficult for a third party to acquire PCT without the consent of PCT’s board of directors. These provisions include:

•	authorizing the issuance of undesignated preferred stock, the terms of which may be established and the shares of which may be issued without stockholder approval, and which may include super voting, special approval, dividend, or other rights or preferences superior to the rights of the holders of PCT’s Common Stock;

•	prohibiting stockholder action by written consent, requiring all stockholder actions be taken at a meeting of our stockholders;

•	providing that the board of directors is expressly authorized to make, alter or repeal the Amended and Restated Bylaws;

•	until the fifth anniversary of the effectiveness of the Amended and Restated Certificate of Incorporation, providing that directors may be removed only for cause and then only by the affirmative vote of the holders of a majority of the voting power of the outstanding shares then entitled to vote in an election of directors, voting together as a single class;

•	providing that vacancies on PCT’s board of directors, including newly-created directorships, may be filled only by a majority vote of directors then in office;

•	prohibiting stockholders from calling special meetings of stockholders;

•	until the fifth anniversary of the effectiveness of the Amended and Restated Certificate of Incorporation, requiring the affirmative vote of the holders of at least 66 2∕3% in voting power of the outstanding shares then entitled to vote in an election of directors, voting together as a single class, to amend certain provisions of the Amended and Restated Bylaws and certain provisions of the Amended and Restated Certificate of Incorporation;

•	establishing advance notice requirements for nominations for elections to the board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings; and

•	establishing a classified board of directors until the fifth anniversary of the effectiveness of the Amended and Restated Certificate of Incorporation, as a result of which PCT’s board of directors will be divided into three classes, with each class serving for staggered three-year terms, which prevents stockholders from electing an entirely new board of directors at an annual meeting.

In addition, these provisions may make it difficult and expensive for a third party to pursue a tender offer, change in control or takeover attempt that is opposed by PCT’s management or our board of directors. Stockholders who might desire to participate in these types of transactions may not have an opportunity to do so, even if the transaction is favorable to them. These anti-takeover provisions could substantially impede your ability to benefit from a change in control or change PCT’s management and board of directors and, as a result, may adversely affect the market price of PCT’s Common Stock and your ability to realize any potential change of control premium. See “Description of Securities to be Registered — Anti-Takeover Effects of the Combined Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and Certain Provisions of Delaware Law.”

General Risk Factors

PCT has incurred substantial costs in connection with the Business Combination and related transactions, such as legal, accounting, consulting and financial advisory fees.

As part of the Business Combination and related transactions, PCT utilized and is utilizing professional service firms for legal, accounting and financial advisory services. Although PCT has been provided with estimates of the costs for each advisory firm, the total actual costs may exceed those estimates. In addition, PCT is retaining consulting services to assist with, among other things, organizational decisions, Combined Company business process design, cultural integration and go-to-market integration. These consulting services may extend beyond the current estimated time frame thus resulting in higher than expected costs.

PCT may be unable to obtain additional financing to fund the operations and growth of the business following the consummation of the Business Combination.

PCT may require additional financing to fund its operations or growth following the consummation of the Business Combination. The failure to secure additional financing could have a material adverse effect on the continued development or growth of PCT. Such financings may result in dilution to stockholders, issuance of securities with priority as to liquidation and dividend and other rights more favorable than common stock, imposition of debt covenants and repayment obligations, or other restrictions that may adversely affect its business. In addition, PCT may seek additional capital due to favorable market conditions or strategic considerations even if it believes that it has sufficient funds for current or future operating plans. There can be no assurance that financing will be available to PCT on favorable terms, or at all. The inability to obtain financing when needed may make it more difficult for PCT to operate its business or implement its growth plans.

PCT is an emerging growth company, and PCT cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make its shares less attractive to investors.

PCT is an emerging growth company, as defined in the JOBS Act. For as long as PCT continues to be an emerging growth company, it may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including exemption from compliance with the auditor attestation requirements of Section 404, reduced disclosure obligations regarding executive compensation and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. PCT will remain an emerging growth company until the earlier of (1) the date (a) December 31, 2025, (b) in which PCT has total annual gross revenue of at least $1.07 billion or (c) in which PCT is deemed to be a large accelerated filer, which means the market value of shares of PCT’s common stock that are held by non-affiliates exceeds $700.0 million as of the prior June 30th, and (2) the date on which PCT has issued more than $1.0 billion in non-convertible debt during the prior three-year period.

In addition, under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. PCT has irrevocably elected not to avail itself of this exemption from new or revised accounting standards and, therefore, PCT will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Even after PCT no longer qualifies as an emerging growth company, it may still qualify as a “smaller reporting company,” which would allow it to take advantage of many of the same exemptions from disclosure requirements including exemption from compliance with the auditor attestation requirements of Section 404 and reduced disclosure obligations regarding executive compensation in this prospectus and PCT’s periodic reports and proxy statements.

PCT cannot predict if investors will find its common stock less attractive because PCT may rely on these exemptions. If some investors find PCT’s common stock less attractive as a result, there may be a less active trading market for the common stock and its market price may be more volatile.

PCT identified certain material weaknesses in its internal control over financial reporting. If PCT is unable to remediate these material weaknesses, or if PCT identifies additional material weaknesses in the future or otherwise fails to maintain an effective system of internal controls, PCT may not be able to accurately or timely report its financial condition or results of operations, which may adversely affect PCT’s business and stock price.

In connection with the preparation of PCT’s consolidated financial statements as of and for the three months ended March 31, 2021 and the years ended December 31, 2020 and 2019, certain material weaknesses were identified in PCT’s internal control over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of PCT’s interim or annual consolidated financial statements will not be prevented or detected on a timely basis. The material weaknesses were as follows:

•	PCT did not have sufficient, qualified personnel to determine the appropriate accounting treatment for its complex agreements or transactions that required technical accounting analysis;

•	PCT’s lack of sufficient personnel also resulted in inadequate segregation of duties in the design and operation of the internal controls over financial reporting;

•	PCT’s lack of formal processes and controls resulted in an ineffective control environment, which led to an inadequate review of the financial statements and financial reporting;

•	PCT did not design and maintain effective controls over certain information technology (“IT”) controls for information systems that are relevant to the preparation of its financial statements, specifically with respect to user access, to ensure appropriate segregation of duties that adequately restrict user access to financial applications, programs, and data to appropriate company personnel; and

•	PCT did not design and maintain effective controls surrounding the completeness and cutoff of expenses and payables, such that certain expenses paid by a related entity on behalf of PCT were not appropriately allocated to PCT, and certain transactions were recorded in the period when the invoice was received rather than accrued in the period when the activity took place.

These material weaknesses could result in a misstatement of substantially all of PCT’s accounts or disclosures, which would result in a material misstatement to the interim or annual consolidated financial statements that would not be prevented or detected. PCT has begun implementation of a plan to remediate the material weaknesses described above. Those remediation measures are ongoing and include the following:

•	Previously, there were two accounting employees; both were part time, and one of which was an accounts payable clerk. PCT management is increasing staffing and has brought in outside technical accounting resources. PCT has since hired a CFO, a Vice President of Finance, a Corporate Controller, a Plant Controller and an AP/AR Analyst and will continue to build a qualified accounting and finance team. PCT has also engaged a public accounting firm to assist with financial reporting and advise on technical accounting issues;

•	PCT is evaluating its IT systems user access and developing formal policies; and

•	PCT is establishing a process to maintain checklists tracking related entity payments as part of its monthly close processes and is instituting policies to strengthen its receipt and processing of purchase orders to monitor accrual determinations. Furthermore, payment for almost all PCT expenses has been moved to PCT, with only a limited number of expenses paid by a related entity for situations where there is a shared contract.

PCT plans to continue to assess its internal controls and procedures and intends to take further action as necessary or appropriate to address any other matters it identifies or are brought to its attention. PCT cannot assure you that the measures it has taken to date and may take in the future will be sufficient to remediate the control deficiencies that led to PCT’s material weaknesses in internal control over financial reporting or that PCT will prevent or avoid potential future material weaknesses. The effectiveness of PCT’s internal control over financial reporting is subject to various inherent limitations, including cost limitations, judgments used in decision making, assumptions about the likelihood of future events, the possibility of human error and the risk of fraud. If PCT is unable to remediate the material weaknesses, its ability to record, process and report financial information accurately, and to prepare financial statements within the time periods specified by the forms of the SEC, could be adversely affected which, in turn, may adversely affect PCT’s reputation and business and the market price of PCT’s Common Stock.

In addition, any such failures could result in litigation or regulatory actions by the SEC or other regulatory authorities, loss of investor confidence, delisting of PCT’s securities and harm to PCT’s reputation and financial condition, or diversion of financial and management resources from the operation of PCT’s business.

PCT will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operations.

PCT will face increased legal, accounting, administrative and other costs and expenses as a public company that PCT did not incur as a private company. The Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the Public Company Accounting Oversight Board (United States) and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements will require PCT to carry out activities PCT has not done previously. For example, PCT created new board committees and adopted new internal controls and disclosure controls and procedures. In addition, additional expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify material weaknesses in addition to those disclosed herein or a significant deficiency in the internal control over financial reporting), PCT could incur additional costs rectifying those issues, and the existence of those issues could adversely affect PCT’s reputation or investor perceptions of it. It may also be more expensive to obtain director and officer liability insurance in such a situation. Risks associated with PCT’s status as a public company may make it more difficult to attract and retain qualified persons to serve on the board of directors or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require PCT to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

As a result of recent SEC guidance, certain of PCT’s Company Warrants are presented as liabilities with subsequent fair value remeasurement, which may have an adverse effect on the market price of PCT’s common stock.

PCT has 199,125 Company Warrants that were previously issued by ROCH in private placements that occurred concurrently with ROCH’s initial public offering before being converted into Company Warrants pursuant to the Business Combination (the “PCT Private Warrants”). These PCT Private Warrants are exercisable for cash or on a cashless basis, at the holder’s option, and are non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the PCT Private Warrants are held by someone other than the initial purchasers or their permitted transferees, the PCT Private Warrants will be redeemable by PCT and exercisable by such holders on the same basis as the Public Warrants included in the units sold in ROCH’s initial public offering, in which case the 199,125 PCT Private Warrants could be redeemed by PCT for $1,991. Under GAAP, PCT is required to evaluate contingent exercise provisions of these warrants and then their settlement provisions to determine whether they should be accounted for as a warrant liability or as equity. Any settlement amount dependent upon the characteristics of the holder precludes these warrants from being considered indexed to PCT’s common stock, and therefore, from being accounted for as equity. As a result of the provision that the PCT Private Warrants, when held by the initial purchaser or a permitted transferee, cannot be redeemed by PCT and are exercisable on a cashless basis at the holder’s option, the requirements for accounting for these warrants as equity are not satisfied. Therefore, PCT will account for these PCT Private Warrants as a warrant liability and records (a) that liability at fair value, and (b) any subsequent changes in fair value as of the end of each period for which earnings are reported. The impact of changes in fair value on earnings may have an adverse effect on the market price of PCT’s common stock.

PCT’s failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act that will be applicable to it after the Business Combination is consummated could negatively impact its business.

PCT was not previously subject to Section 404 of the Sarbanes-Oxley Act. However, following the consummation of the Business Combination, PCT is required to provide management’s attestation on internal controls. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those previously required of PCT as a privately held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable after the Business Combination. If PCT is not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, it may not be able to assess whether its internal controls over financial reporting are effective, which may subject it to adverse regulatory consequences and could harm investor confidence and the market price of its securities.

use of proceeds

All of the shares of our Common Stock offered by the Selling Stockholders pursuant to this prospectus will be sold by the Selling Stockholders for their respective accounts. We will not receive any of the proceeds from these sales.

We will receive up to an aggregate of approximately $68,271,187.5 from the exercise of all Company Warrants, assuming the exercise in full of all such warrants for cash. We will not receive any proceeds from the conversion of the Convertible Notes into shares of our Common Stock.

We expect to use the net proceeds from the exercise of such warrants for general corporate purposes which may include acquisitions or other strategic investments or repayment of outstanding indebtedness. Our management will have broad discretion over the use of proceeds from the exercise of the Company Warrants.

There is no assurance that the holders of the Company Warrants will elect to exercise any or all of the Company Warrants. To the extent that the Company Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Company Warrants will decrease.

unaudited pro forma condensed combined Financial Information

Defined terms included below shall have the same meaning as terms defined and included elsewhere in this prospectus.

Introduction

ParentCo is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Business Combination.

ROCH is a special purpose acquisition company whose purpose is to acquire, through a merger, share exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. ROCH was incorporated in Delaware on February 13, 2019, as Roth CH Acquisition I Co. On May 4, 2020, ROCH consummated its IPO. The IPO, of 7,500,000 of its Units consisting of ROCH Common Stock and Public Warrants, generated gross proceeds to ROCH of $75.0 million. Simultaneously with the consummation of the IPO, ROCH completed the private sale of 262,500 Private Units (consisting of Private Shares and related Private Warrants) at a purchase price of $10.00 per unit to its Initial Stockholders generating gross proceeds of $2.6 million. Each Private Unit consists of one share of ROCH Common Stock and three quarters of a warrant to purchase shares of ROCH Common Stock at an exercise price of $11.50. Following the closing of the IPO on May 7, 2020, an amount of $75.0 million ($10.00 per Unit) from the net proceeds of the sale of the Units in the IPO and the sale of the Private Units was placed in a Trust Account which will be invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, with a maturity of 180 days or less or in a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act. On May 26, 2020, in connection with the underwriters’ election to partially exercise their over-allotment option, ROCH sold an additional 150,000 Units at a purchase price of $10.00 per Unit, generating gross proceeds of $1.5 million. In addition, in connection with the underwriters’ partial exercise of their over-allotment option, ROCH also consummated the sale of an additional 3,000 Private Units at a purchase price of $10.00 per Private Unit, generating gross proceeds of $30,000. Following such closing, an additional $1.5 million was deposited into the Trust Account, resulting in $76.5 million being held in the Trust Account. ROCH had 18 months from the closing of the IPO (by November 7, 2021) to complete an initial business combination.

PCT and its wholly owned subsidiaries, PureCycle: Ohio LLC, PCT Managed Services LLC and PCO Holdco LLC, are businesses whose planned principal operations are to conduct business as a plastics recycler using a patented recycling process. Developed and licensed by P&G (as defined herein), the patented recycling process separates color, odor and other contaminants from plastic waste feedstock to transform it into virgin-like resin, referred to as ultra-pure recycled polypropylene (“UPRP”). PCT is currently constructing its Phase II Facility and conducting research and development activities to operationalize the Technology.

The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 and the condensed combined statement of operations for the year ended December 31, 2020, combine the historical statements of operations of ROCH and PCT for such periods on a pro forma basis as if the Business Combination and related Transactions, summarized below, had been consummated on January 1, 2020, the beginning of the earliest period presented. The pro forma balance sheet is not included because the Business Combination was consummated on March 17, 2021 and the impact of the Business Combination is included in the March 31, 2021 unaudited financial statements and related notes included in this prospectus.

The pro forma condensed combined financial information may not be useful in predicting the future financial condition and results of operations of the Combined Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The historical financial information of ROCH was derived from the audited financial statements of ROCH for the year ended December 31, 2020, which are included elsewhere in this prospectus. The historical financial information of PCT was derived from the unaudited and audited consolidated financial statements of PCT for the three months ended March 31, 2021 and for the year ended December 31, 2020, which are included elsewhere in this prospectus. This information should be read together with ROCH’s and PCT’s unaudited and audited financial statements and related notes, the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this prospectus.

The Business Combination was accounted for as a reverse recapitalization, in accordance with GAAP. Under this method of accounting, ROCH was treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination was treated as the equivalent of PCT issuing stock for the net assets of ROCH, accompanied by a recapitalization. The net assets of ROCH were stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination were those of PCT.

PCT has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•	PCT has the largest single voting interest block in the Combined Company;

•	PCT has the ability to nominate the majority of the members of the board of directors following the closing;

•	PCT holds executive management roles for the post-combination company and is responsible for the day-to-day operations;

•	The Combined Company assumed PCT’s name; and

•	The intended strategy of the Combined Company will continue PCT’s current strategy of being a leader in plastics recycling.

Description of the Business Combination

The aggregate consideration for the Business Combination was $1,156.9 million, payable in the form of shares of the ParentCo Common Stock and assumed indebtedness.

The following summarizes the purchase consideration:

Total shares transferred*	83,500,000
Value per share	$10.00
Total Share Consideration	$835,000,000
Assumed indebtedness
Revenue Bonds	249,600,000
The Convertible Notes	60,000,000
Term Loan	313,500
Related Party Promissory Note**	12,000,000
Total merger consideration	$1,156,913,500

*Amount excludes the issuance of 4.0 million earnout shares to certain shareholders of PCT as a result of the Combined Company satisfying the performance and operational targets subsequent to the closing of the Business Combination.

**Related party promissory note was repaid prior to the closing of the Business Combination.

The following summarizes the pro forma ParentCo Common Stock outstanding (in thousands):

	Shares Outstanding	%
PCT Shareholders	83,500	70.6%
Total PCT Inc Merger Shares	83,500	70.6%
ROCH Public Shares	7,640	6.5%
ROCH Founder and Private Shares	2,183	1.8%
Total ROCH Shares	9,823	8.3%
PIPE investors	25,000	21.1%
Pro Forma ParentCo Common Stock at December 31, 2020	118,323	100.0%

The outstanding shares exclude PCT’s outstanding warrants and options. Pursuant to the Merger Agreement, 143,619 outstanding warrants will be canceled, and such agreement terminated pursuant to the issuance of conditional replacement warrants by ParentCo. The 143,092 outstanding unvested Class C Units will be ParentCo’s restricted shares, subject to the same vesting schedule and forfeiture restrictions as the unvested PCT Class C Units.

The following unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2021 and the combined statements of operations for the year ended December 31, 2020 are based on the historical financial statements of ROCH and PCT. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2021
(in thousands, except per share data)

	For the Three Months Ended March 31, 2021			January 1, 2021 – March 17, 2021			For the Three Months Ended March 31, 2021
	PCT (Historical)	PCT Adjustments	PCT As Adjusted	ROCH (Historical)	Transaction Accounting Adjustments		Pro Forma Condensed Combined
Revenue:
Revenue	$-	$-	$-	$-	$-		$-
Operating costs and expenses:
Operating cost	2,130	-	2,130	23	-		2,153
Selling, administrative and other	7,624	-	7,624	-	(3,174	) AA	4,450
Research and development	547	-	547	-	-		547
Total operating costs and expenses	10,301	-	10,301	23	(3,174)		7,150
Loss from operations	(10,301)	-	(10,301)	(23)	3,174		(7,150)
Other income (expense):
Other income (expense):	(109)	-	(109)	-	-		(109)
Interest income (expense)	(6,089)	-	(6,089)	1	(1	) BB	(6,089)
Change in fair value of warrants	(13,621)	-	(13,621)	(2,979)	-		(16,600)
Total other income (expense)	(19,819)	-	(19,819)	(2,978)	-		(22,798)
Net income (loss):	(30,120)	-	(30,120)	(3,001)	3,174		(29,948)
Income tax provision	-	-	-	-	-		-
Net income (loss)	$(30,120)	$-	$(30,120)	$(3,001)	$3,174		$(29,948)

Weighted Common shares outstanding	51,223		51,223	-			118,323

Basic and diluted net income (loss) per share	$(0.59)		(0.59)	$-			$(0.25)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2020
(in thousands, except per share data)

	For the Year Ended December 31, 2020							For the Year Ended December 31, 2020
	PCT (Historical)	PCT Adjustments		PCT As Adjusted	ROCH (Historical)	Transaction Accounting Adjustments		Pro Forma Condensed Combined
Revenue:
Revenue	$-	-		-	$-	$-		$-
Operating costs and expenses:
Operating cost	8,603	-		8,603	1,098	-		9,701
Selling, administrative and other	39,525	-		39,525	-	3,174	AA	42,699
Research and development	647	-		647	-	-		647
Total operating costs and expenses	48,775	-		48,775	1,098	3,174		53,047
Loss from operations	(48,775)	-		(48,775)	(1,098)	(3,174)		(53,047)
Other income (expense):
Other income (expense):	(111)	-		(111)	-	-		(111)
Interest income (expense)	(7,955)	744	CC	(7,211)	35	(35	) BB	(7,211)
Change in fair value of warrants					(1,249)			(1,249)
Offering costs attributable to warrants					(22)			(22)
Unrealized loss on marketable securities held in Trust Account						1	BB	1
Total other income (expense)	(8,066)	744		(7,322)	(1,236)	(34)		(8,592)
Net income (loss):	(56,841)	744		(56,097)	(2,334)	(3,208)		(61,639)
Income tax provision	-	-		-	-	-		-
Net income (loss)	$(56,841)	$744		$(56,097)	$(2,334)	$(3,208)		$(61,639)
Weighted Common shares outstanding	28,732				2,550			118,323
Basic and diluted net income (loss) per share	$(2.09)				$(0.92)			$(0.52)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Basis of Presentation

The Business Combination was accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, ROCH was treated as the "acquired" company for financial reporting purposes. Accordingly, the Business Combination was treated as the equivalent of PCT issuing stock for the net assets of ROCH, accompanied by a recapitalization. The net assets of ROCH are stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of PCT.

The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2021 and the condensed combined statements of operations for the year ended December 31, 2020 gives pro forma effect to the Business Combination as if it had been completed on January 1, 2020. These periods are presented on the basis of PCT as the accounting acquirer.

The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2021 has been prepared using, and should be read in conjunction with, the following:

•	PCT's unaudited condensed consolidated statements of operations for the three months ended March 31, 2021 and the related notes, included elsewhere in this prospectus.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 has been prepared using, and should be read in conjunction with, the following:

•	ROCH's audited statement of operations for the year ended December 31, 2020 and the related notes, included elsewhere in this prospectus; and

•	PCT's audited consolidated statements of operations for the year ended December 31, 2020 and the related notes, included elsewhere in this prospectus.

The pro forma balance sheet is not included because the Business Combination was consummated on March 17, 2021 and the impact of the Business Combination is included in the PCT unaudited financial statements as of and for the three months ended March 31, 2021 and related notes appearing elsewhere in this prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination.

The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that the Company believes are reasonable under the circumstances. The unaudited condensed combined pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. The Company believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Combined Company. The unaudited pro forma condensed combined financial information should be read in conjunction with the historical financial statements and notes thereto of ROCH and PCT.

2.	Accounting Policies

Upon consummation of the Business Combination, the Combined Company will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the Combined Company. ROCH’s historical Accounts payable and accrued expenses of $0.01 million was reclassified as Accrued expense to conform to PCT’s balance sheet presentation.

3.	Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). ParentCo has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information.

The pro forma condensed combined financial information does not include an income tax adjustment. Upon closing of the Business Combination, it is likely that the Combined Company will record a valuation allowance against the full value of U.S. and state deferred tax assets since the recoverability of the tax assets is uncertain. The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the Combined Company filed consolidated income tax returns during the periods presented.

The pro forma basic and diluted loss per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of the Combined Company’s shares outstanding, assuming the Business Combination occurred on January 1, 2020.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020, respectively are as follows:

(AA)	Reflects the total estimated transaction costs in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020. Transaction costs that were expensed in the historical PCT statement of operations for the three months ended March 31, 2021 were excluded from the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2021 and reflected as if incurred on January 1, 2020, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined statement of operations. This is a non-recurring item.

(BB)	Reflects elimination of investment income and unrealized loss on the Trust Account.

(CC)	Reflects elimination of historical interest expense on the promissory notes repaid during the period to arrive at Assumed Indebtedness for the Business Combination.

4.            Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2020. As the Business Combination and related equity transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net income (loss) per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entirety of all periods presented.

(in thousands, except per share data)
	For the Three Months Ended March 31, 2021	For the Year Ended December 31, 2020
Pro forma net loss	(29,948)	(61,639)

Weighted average shares outstanding of common stock	118,323	118,323

Net loss per share (Basic and Diluted) attributable to common stockholders (1)	$(0.25)	$(0.52)

(1) As PCT had a net loss on a pro forma combined basis, the outstanding warrants and unvested Class C Units had no impact to diluted net loss per share as they are considered anti-dilutive.

management’s discussion and analysis of financial condition and results of operations

The following discussion and analysis provides information which PCT’s management believes is relevant to an assessment and understanding of PCT’s consolidated results of operations and financial condition. The discussion should be read together with the audited annual consolidated financial statements and unaudited condensed consolidated interim financial statements, together with related notes thereto, included elsewhere in this prospectus. The discussion and analysis should also be read together with our unaudited pro forma condensed combined financial information as of December 31, 2020 and for the three months ended March 31, 2021 and for the year ended December 31, 2020 (in the section of this prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information.” This discussion may contain forward-looking statements based upon current expectations that involve risks, uncertainties, and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or in other parts of this prospectus. Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “we”, “us”, “our”, and “the Company” are intended to mean the business and operations of PCT and its consolidated subsidiaries.

Overview

PCT is commercializing a patented purification recycling technology (the “Technology”), originally developed by The Procter & Gamble Company (“P&G”), for restoring waste polypropylene into resin with near-virgin characteristics. We call this resin ultra-pure recycled polypropylene (“UPRP”), which has nearly identical properties and applicability for reuse as virgin polypropylene. PCT has a global license for the Technology from P&G. We are currently building our first commercial-scale plant in Ironton, Ohio, which is expected to have nameplate capacity of approximately 107 million pounds/year when fully operational. Production is expected to commence in late 2022 and the plant is expected to be fully operational in 2023. We have contracted all of the feedstock and offtake for this initial plant. Our goal is to create an important new segment of the global polypropylene market that will assist multinational entities in meeting their sustainability goals, provide consumers with polypropylene-based products that are sustainable, and reduce overall polypropylene waste in the world’s landfills and oceans.

PCT intends to build new recycling production facilities globally, with the goal of having approximately 30 commercial lines operational by 2030 and approximately 50 by 2035. In addition to our first plant in Ironton, Ohio, we currently expect the next plants to be located in the United States, followed by Europe. Additional expansion in the United States is expected to include a scaled up “cluster” site model. Pre-engineering for the design and installation of multiple commercial lines in a single cluster site is currently underway and is expected to create efficiencies across the construction and permitting processes, as well as reduce average capital expenditures per plant and reduce overall operating costs. From this next wave of expansion PCT expects to have approximately 1 billion pounds of installed capacity by the end of 2024.

PCT is regarded as a leader in polypropylene recycling and polymers sustainability. The Company's Feedstock Evaluation Unit (“FEU”), which has been operational since July of 2019, is a smaller scale replica of the Phase II Facility currently under construction. The FEU was designed to simulate commercial production and validate for PCT’s customers and suppliers the viability of our process, which has helped PCT secure 20+ year signed offtake agreements and supply agreements with blue chip partners and industry players. Since the commissioning of the FEU, PCT has successfully processed approximately 145 feedstocks from the US and Europe and produced recycled polypropylene nearly identical to virgin polypropylene.

The Technology has been evaluated by third parties with a focus on the Technology's efficacy and commercial scalability. Certain of our strategic partners have conducted testing on PCT's UPRP. In these evaluations, PCT's UPRP compared favorably to virgin polypropylene in common Food & Beverage industry benchmarks for melt flow and mechanical properties, purity, and function (lift decay, hinge break, and impact resistance).

The Business Combination

On March 17, 2021, PureCycle consummated the previously announced business combination (“Business Combination”) by and among Roth CH Acquisition I Co., a Delaware corporation (“ROCH”), Roth CH Acquisition I Co. Parent Corp., a Delaware corporation and wholly owned direct subsidiary of ROCH (“ParentCo”), Roth CH Merger Sub LLC, a Delaware limited liability company and wholly owned direct subsidiary of Parent Co (“Merger Sub LLC”), Roth CH Merger Sub Corp., a Delaware corporation and wholly owned direct subsidiary of Parent Co (“Merger Sub Corp”) and PureCycle Technologies LLC (“PCT LLC”) pursuant to the Agreement and Plan of Merger dated as of November 16, 2020, as amended from time to time (the “Merger Agreement”).

Upon the completion of the Business Combination and the other transactions contemplated by the Merger Agreement (the “Transactions”, and such completion, the “Closing”), ROCH changed its name to PureCycle Technologies Holdings Corp. and became a wholly owned direct subsidiary of ParentCo, PCT LLC became a wholly owned direct subsidiary of PureCycle Technologies Holdings Corp. and a wholly owned indirect subsidiary of ParentCo, and ParentCo changed its name to PureCycle Technologies, Inc.

PCT’s Common Stock, Units and Warrants are listed on NASDAQ under the symbols “PCT,” “PCTTU” and “PCTTW,” respectively.

In connection with the Business Combination, ROCH entered into subscription agreements with certain investors (the “PIPE Investors”), whereby it issued 25.0 million shares of ROCH common stock at $10.00 per share (the “PIPE Shares”) for an aggregate purchase price of $250.0 million (the “PIPE Financing”), which closed simultaneously with the consummation of the Business Combination. Upon the Closing of the Business Combination, the PIPE Investors were issued shares of the Company’s Common Stock.

Former PCT LLC unitholders will be issued up to 4.0 million additional shares of the Company’s Common Stock if certain conditions are met (the “Earnout”). The former PCT LLC unitholders will be entitled to 2.0 million shares if after six months after the Closing and prior to or as of the third anniversary of the Closing, the closing price of PCT’s Common Stock is greater than or equal to $18.00 over any 20 trading days within any 30-trading day period. The former PCT LLC unitholders will also be entitled to 2.0 million shares upon the Phase II Facility becoming operational, as certified by Leidos Engineering, LLC (“Leidos”), an independent engineering firm, in accordance with criteria established in agreements in connection with construction of the plant.

The Business Combination was accounted for as a reverse recapitalization and ROCH was treated as the “acquired” company for accounting purposes. The Business Combination was accounted as the equivalent of PCT LLC issuing units for the net assets of ROCH, accompanied by a recapitalization. Accordingly, all historical financial information presented in these condensed consolidated interim financial statements represents the accounts of PCT LLC “as if” PCT LLC is the predecessor to the Company. The units and net loss per unit, prior to the Business Combination, have been adjusted to share amounts reflecting the exchange ratio established in the Business Combination.

Business Highlights

We are a pre-commercial company and our future financial condition and operating performance will depend on our ability to successfully begin, sustain and expand the manufacturing and sale of UPRP, as discussed below, which in turn is subject to significant risks and challenges, including, but not limited to, those described in the section of this prospectus titled “Risk Factors.”

According to the 2017 United States National Postconsumer Plastic Bottle Recycling Report published by The Association of Plastic Recyclers and the American Chemistry Council, global demand for virgin or near-virgin polypropylene is expected to exceed 200.0 billion pounds by 2024, of which approximately 27% is expected to come from the United States. However, less than 1% of U.S. polypropylene was recycled as of 2019 according to the American Chemistry Council.

We apply a unique resin purification process to produce near-virgin quality polypropylene resin using waste polypropylene feedstock. The physical purification process separates colors, contaminants and odors from waste polypropylene to achieve a potentially “food grade” product while also expanding the range of feedstock quality in comparison to traditional polypropylene recycling.

P&G, which designed and owns the patents to the Technology for manufacturing UPRP, granted us an exclusive, worldwide license to their patents and other intellectual property for the manufacture of recycled polypropylene (the “License Agreement”). The License Agreement was granted for the duration of the relevant patents and we, in turn, granted back a limited sublicense to P&G for the same period, including to any intellectual property Improvements (as defined in the License Agreement) made by us, allowing P&G to produce or sublicense the production of up to a certain amount of UPRP worldwide per year for a set period of time and up to a certain higher threshold of UPRP per region (the License Agreement defines six separate geographic regions) per year thereafter. The exclusivity period terminates with the last to expire of the licensed patents. Patents expire at or near twenty years from their earliest effective filing date in the United States Patent and Trademark Office. The first of the licensed patents was filed in June 2016 and have an expected expiration date of June 2036. The most recent patents were filed in 2019 and expire in 2039.

P&G has the right to purchase UPRP, at “most favored nation” pricing, from the Phase II Facility in its first year of operations at a guaranteed minimum amount and a guaranteed minimum amount each year thereafter. Following the opening of our second plant, P&G will have the right to annually purchase a certain amount or maximum percentage of our total manufacturing capacity each year, whichever is greater. The License Agreement provides for royalties to P&G on production sold to third parties, with the royalty rate upon commencement of production ranging from 0.25% to 7.0% driven by the number of plants, product pricing and time. Pursuant to the License Agreement, we prepaid a portion of this royalty amount in April 2019. The License Agreement may be subject to stepped up royalty rates, become non-exclusive or become subject to termination by P&G in certain circumstances, including if we fail to meet mutually agreeable resin technical specifications within six months of the start of operations at the Phase II Facility, are unable or unwilling to provide P&G with the aforementioned UPRP offtake quantity on terms specified in the License Agreement, if we fail to pay required royalties or upon a change of control (excluding the Business Combination). See the section entitled “Description of PCT Business — Intellectual Property.”

Additionally, P&G has the right to produce or sublicense the production of UPRP using its technology, which may cause us to come into competition with P&G or its sublicensees. In the event this takes place, these companies will have access to the same technology and may not be subject to royalties or may enjoy preferential royalty terms. Competition may drive down pricing and, to the extent such future competitors are able to produce UPRP more efficiently than we are, our margins and profits could be adversely affected. In addition, any breach by us of certain terms of the License Agreement may entitle P&G to terminate the License Agreement or make it non-exclusive, which would have a material and adverse impact on our business, financial condition and results of operations.

Effective January 1, 2021, we entered into an agreement with P&G to provide certain research assistance through June 30, 2021. Under the terms of the agreement, we are obligated to pay P&G $0.5 million for such services.

Multiple large corporations have specifically committed to reducing their plastics footprint, resulting in premium pricing for recycled polypropylene relative to its virgin counterpart. PCT has entered into legally binding offtake agreements with three blue-chip customers for the purchase of UPRP from the production expected at the Phase II Facility at premium prices relative to virgin polypropylene. These commitments account for a minimum of 47.5 million pounds of the Phase II Facility’s annual production capacity. Combined with the three additional secured offtake agreements, a minimum of 63 million pounds of total capacity is committed at PCT’s sole option, up to a quantity of 138 million pounds per year at PCT’s sole option. The terms of these offtake agreements range from 3 to 7 years and we have entered into several offtake letters of intent with other potential customers. We have also secured the feedstock required to run the Phase II Facility at its 107 million pounds nameplate capacity for at least the first 3 years.

Pursuant to one binding offtake term sheet with a blue-chip customer, entered into on April 22, 2020 (and subsequently amended, the “Pre-Purchase Term Sheet”), PCT and PCO agreed to work in good faith with a third party to finalize an Offtake Agreement. On March 16, 2021, PCT received a $5.0 million pre-payment under the Pre-Purchase Term Sheet for future receipt of UPRP meeting certain purity, color and other technical specifications set forth in the Pre-Purchase Term Sheet. Additionally, PCT and PCO agreed to allocate to, and at the option of, the Pre-Purchase Term Sheet’s counterparty, between five to eight million pounds of UPRP over each of the next 20 years. Furthermore, the Pre-Purchase Term Sheet provides for the reimbursement of the $5.0 million pre-payment upon PCT’s failure to (1) proceed with the construction and commissioning of the Phase II Facility; (2) begin commercial production and delivery of UPRP by January 2, 2023 and (3) provide the counterparty with certain agreed-upon rebate payments (the “Reimbursement”). Lastly, PCT and PCO agreed not to enter into any strategic partnership agreement or offtake agreement with a competitor of the Purchase Term Sheet’s counterparty until the fourth quarter of 2021, six months after the counterparty’s subsequent receipt of UPRP. Innventure LLC (then known as We-Innventure LLC), unconditionally guaranteed PCT’s obligation to make the Reimbursement pursuant to a separate guaranty entered into with the Pre-Purchase Term Sheet counterparty on April 22, 2020.

Completion of the Phase II Facility and Expansion of Our Manufacturing Footprint

Construction of our first manufacturing plant, the “Phase II Facility” or “Plant 1,” began in October 2020. The plant is on the 26-acre site of a former Dow Chemical plant near the Ohio River and close to rail, highway and barge transportation. We expect the Phase II Facility to be commercially operational by the end of 2022, with an annual production capacity of 107 million pounds expected by 2023.

Our initial testing production line — the Feedstock Evaluation Unit (“FEU” or “Phase I Facility”) — was developed to test and optimize the efficiency and throughput of our recycling process, was completed in July 2019 and will remain a critical component for testing feedstock for polypropylene content. The next phase is to construct, renovate, equip and install an approximately 150,000 square foot facility housing commercial-scale equipment including the repurposing of a number of existing buildings for feedstock pre-processing, feedstock storage, and utilities. An additional building has been leased for feedstock pre-processing research and development. We estimate the total remaining cost to complete the Phase II Facility at approximately $265.9 million.

The timely completion of our construction of the Phase II Facility depends on several factors, some of which are outside of our control. We have contracted the construction to several third parties. One contractor will repurpose existing buildings, another will construct the core purification process equipment, and several others will supply certain pre-processing equipment. In addition, PCT is required to obtain or modify certain additional construction permits for the timely completion of the Phase II Facility. All permits are currently either secured or in the process of being secured.

While our contractors are subject to performance guarantees that equipment will be free from defects for 12 months and PCT’s key contractors are subject to delay damage liability in the event that the Phase II Facility is not delivered by the fourth quarter of 2022, there is no assurance that the Phase II Facility will be completed at our anticipated cost, that it will become operational on our anticipated timeline, or that any indemnity for delay will be sufficient to compensate us for the consequences of the defect or delay, such as the termination of or loss of exclusivity under the License Agreement. In the event that the Phase II Facility is completed above anticipated cost then PCT is responsible for construction cost overruns.

Basis of Presentation

Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The accompanying condensed consolidated interim financial statements include the accounts of the Company. Certain information in footnote disclosures normally included in annual financial statements was condensed or omitted for the interim periods presented in accordance with the rules and regulations of the SEC and GAAP. Intercompany balances and transactions were eliminated upon consolidation. The condensed consolidated interim financial statements should be read in conjunction with the consolidated financial statements, together with related notes thereto, included elsewhere in this prospectus. The results of operations for the three months ended March 31, 2021 are not necessarily indicative of the results to be expected for the entire year ending December 31, 2021. The accompanying condensed consolidated interim financial statements reflect all adjustments, consisting of normal recurring adjustments, that are, in the opinion of management, necessary to present a fair statement of the results for the interim periods presented. Currently, we conduct business through one operating segment. The consolidated financial statements have been prepared assuming that we will continue as a going concern. See Note 1 in the accompanying consolidated financial statements for further details.

Components of Results of Operations

Revenue

To date, we have not generated any operating revenue. We expect to begin to generate revenue by the end of 2022, which is when we expect the Phase II Facility to become commercially operational.

Operating Costs

Operating expenses to date have consisted mainly of personnel costs (including wages, salaries and benefits) and other costs directly related to operations at the Phase I Facility, including rent, depreciation, repairs and maintenance, utilities and supplies. Costs attributable to the design and development of the Phase II Facility are capitalized and will be depreciated over the useful life of the Phase II Facility, which we expect to be approximately 40 years. We expect our operating costs to increase substantially as we continue to scale operations and increase headcount.

Research and Development Expense

Research and development expenses consist primarily of costs related to the development of our facilities and licensed product. These include mainly personnel costs and third-party consulting costs. In 2019, 2020 and 2021, our research and development expenses were related primarily to the development of the Phase I Facility and design and development of our UPRP Process. We expect our research and development expenses to increase for the foreseeable future as we increase investment in feedstock evaluation, including investment in new frontend feedstock mechanical separators to improve feedstock purity and increase the range of feedstocks PCT can process economically. In addition, we are increasing our in-house feedstock analytical capabilities, which will include additional supporting equipment and personnel.

Selling, General and Administrative Expense

Selling, general and administrative expenses consist primarily of personnel-related expenses for our corporate, executive, finance and other administrative functions and professional services, including legal, audit and accounting services. We expect our selling, general, and administrative expenses to increase for the foreseeable future as we scale headcount with the growth of our business, and as a result of operating as a public company, including compliance with the rules and regulations of the SEC, legal, audit, additional insurance expenses, investor relations activities, and other administrative and professional services.

Results of Operations

Comparison of three-month periods ended March 31, 2021 and 2020

The following table summarizes our operating results for the three-month periods ended March 31, 2021 and 2020:

	Three Months Ended March 31,
(in thousands, except %)	2021	2020	$ Change	% Change
Costs and expenses
Operating costs	$2,130	$1,683	$447	27%
Research and development	547	348	199	57%
Selling, general and administrative	7,624	1,238	6,386	516%
Total operating costs and expenses	10,301	3,269	7,032	215%
Interest expense	6,089	588	5,501	936%
Change in fair value of warrants	13,621	655	12,966	1,980%
Other expense	109	52	57	110%
Net loss	$30,120	$4,564	$25,556	560%

Operating Costs

The increase was primarily attributable to an increase in repairs and maintenance costs of $0.3 million and higher personnel costs of $0.2 million related to wages and salaries, reflecting the hiring of operational staff at the Phase I Facility.

Research and Development Expenses

The research and development expenses remained mostly consistent for each period.

Selling, General and Administrative Expenses

The increase was primarily attributable to increases in transaction related expenses of $3.2 million, additional professional service expenses of $2.0 million, increases in legal fees of $0.5 million related to the closing of the transaction and the issuance of the Revenue Bonds, an increase in consulting and other fees of $0.2 million, and a net increase in employee costs of $0.1 million.

Interest Expense

The increase was primarily attributable to interest on the Revenue Bonds and Convertible Notes of $5.5 million.

Change in fair value of warrants

The increase of $13.0 million was attributable to the change in fair value of the liability classified RTI warrants and the Private Warrants that were converted into Company Warrants pursuant to the Business Combination of $13.7 million and offset by a decrease of $0.7 million of change in fair value of P&G warrants in 2020.

Comparison of years ended December 31, 2020 and 2019

The following table summarizes our operating results for the years ended December 31, 2020 and 2019:

	Years ended December 31,
(in thousands, except %)	2020	2019	$ Change	% Change
Costs and expenses
Operating costs	$8,603	$5,966	2,637	44%
Research and development	648	526	122	23%
Selling, general and administrative	39,525	11,478	28,047	244%
Total operating costs and expenses	48,776	17,970	30,806	171%
Interest expense	7,954	1,012	6,942	686%
Other (income) expense	111	330	(219)	(66%)
Net loss	$56,841	$19,312	37,529	194%

Operating Costs

The increase was primarily attributable to an increase in repairs and maintenance expense of $1.3 million, higher depreciation expense of $1.0 million following the Phase I Facility’s placement into service in July 2019, and an increase in consulting and professional fees of $0.5 million.

Research and Development Expenses

The research and development expenses remained mostly consistent for each period.

Selling, General and Administrative Expenses

The increase was primarily attributable to higher wages and salaries of $9.0 million and higher personnel costs and equity based compensation of $4.2 million related to wages and salaries and operating outside services, reflecting the hiring of operational staff at the Phase I Facility and filling of key positions in general sales, operations, and human resources, increase in P&G warrants expense of $5.1 million, higher consulting and professional fees of $2.9 million, and transaction costs of $6.2 million.

Interest Expense

The increase was primarily attributable to interest on the Revenue Bonds and convertible notes of $5.8 million, with the remaining increase attributable to interest on notes paid off during the year.

Other Income/Expense

The other expense remained mostly consistent for each period.

Liquidity and Capital Resources

We have not yet begun commercial operations and we do not have any sources of revenue. Our ongoing operations have, to date, been funded by a combination of equity financing through the issuance of units and debt financing through the issuance of Convertible Notes and Revenue Bonds and the Closing of the Business Combination. As of March 31, 2021, we had cash and cash equivalents on hand of $570.1 million. Of the total cash balance, $317.5 million is included in Restricted cash on the Condensed Consolidated Balance Sheet. This balance is restricted in terms of use based on the Loan Agreement and requires PCO to use the proceeds of the Revenue Bonds exclusively to construct and equip the Phase II Facility, fund a debt service reserve fund for the Series 2020A Bonds, finance capitalized interest, and pay the costs of issuing the Revenue Bonds. For the three months ended March 31, 2021, which is the first-time the restricted cash was available to be used, PCO used $9.0 million. We also had $310 million in debt, less $20.7 million of discount and issuance costs, as of March 31, 2021.

Further, in conjunction with the closing of the Business Combination, PCT received $326.0 million of gross proceeds related to the transaction closing and the release of the PIPE investment funds. The gross proceeds were offset by $27.9 million of capitalized issuance costs.

The proceeds and Restricted cash described above are intended to be used for the construction of our Phase II Facility, which we currently estimate has $265.9 million in remaining cost to complete, approximately $8.0 - 10.0 million related to designing and building our overall global digital footprint, as well as for other general corporate purposes.

Our consolidated financial statements have been prepared assuming that we will continue as a going concern. See Note 1 in the accompanying consolidated financial statements for further details. We believe that our existing cash and cash equivalents, the proceeds of the Revenue Bonds financing and Convertible Notes offering and the proceeds of the Business Combination and related PIPE Investment, taken together, will be sufficient to meet our projected cash requirements for at least the next 12 months from the date of this prospectus.

Our future capital requirements will depend on many factors, however, including actual construction costs for our Phase II Facility, the construction of additional plants, funding needs to support our business growth and to respond to business opportunities, challenges or unforeseen circumstances. If our forecasts prove inaccurate, we may be required to seek additional equity or debt financing from outside sources, which we may not be able to raise on terms acceptable to us, or at all. If we are unable to raise additional capital when desired, our business, financial condition and results of operations would be adversely affected.

Paycheck Protection Program

On May 4, 2020, the Company entered into a Paycheck Protection Program (the “Program”, or “PPP”) Term Note with PNC Bank to obtain principal of $313,500. This note is issued pursuant to the Coronavirus Aid, Relief, and Economic Security Act’s (the “CARES Act”) (P.L. 116-136) Paycheck Protection Program. During a period from May 4, 2020 until the forgiveness amount is known, (“Deferral Period”), interest on the outstanding principal balance will accrue at the Fixed Rate of 1% per annum, but neither principal nor interest shall be due during the Deferral Period. The Company applied for loan forgiveness as of December 31, 2020 and on April 9, 2021 the Small Business Administration remitted to the Company $313,500 in principal and $3,000 in interest for forgiveness of the PPP Loan.

Indebtedness

Revenue Bonds

In October 2020, we entered into a project financing arrangement, whereby the Southern Ohio Port Authority (the “Authority”), an Ohio port authority and political subdivision in Scioto County, Ohio, issued its Exempt Facility Revenue Bonds (PureCycle Project), including tax-exempt senior secured bonds in the aggregate principal amount of $219.55 million (the “Series 2020A Bonds” or the “Senior Bonds”), tax-exempt subordinate secured bonds in the aggregate principal amount of $20.0 million (the “Series 2020B Bonds” or the “Tax-Exempt Subordinate Bonds”) and taxable subordinate secured bonds in the aggregate principal amount of $10.0 million (the “Series 2020C Bonds” or the “Taxable Subordinate Bonds” and together with the Series 2020A and Series 2020B Bonds, the “Revenue Bonds”). The Series 2020A Bonds were issued in three terms and with a total original issue discount of $5.5 million, resulting in net proceeds of $214.1 million, while the Series 2020B Bonds, issued in two terms, and the Series 2020C Bonds, issued in a single term, were issued at par. The discount is amortized over the term of the Revenue Bonds using the effective interest method. The purchase price for the Revenue Bonds was paid and immediately available to the Authority on October 7, 2020, the date of delivery of the Bonds to their original purchaser. Issuance costs related to the Revenue Bonds, which will be recognized on a deferred basis over the life of the debt, aggregated $12.62 million.

Pursuant to a Loan Agreement dated as of October 1, 2020 (the “Loan Agreement”), between the Authority and PureCycle: Ohio LLC, our indirect, wholly-owned subsidiary (“Purecycle Ohio”), the Authority loaned a portion of the proceeds of the Revenue Bonds to Purecycle Ohio for the purpose of funding a portion of the costs of acquisition, construction, installation and equipping of a recycling facility in Ironton, Ohio for the conversion of waste polypropylene from post-consumer plastics into recycled polypropylene, including the Feedstock Evaluation Unit (the “Project”), paying certain costs of issuance of the Revenue Bonds, and funding a debt service reserve fund for the Senior Bonds and funding capitalized interest on the Revenue Bonds.

The Revenue Bonds are special obligations of the Authority issued under an Indenture of Trust dated as of October 1, 2020 (the “Indenture”), between the Authority and UMB Bank, N.A., as trustee (the “Revenue Bonds Trustee”) payable solely from the Trust Estate consisting of the Authority’s right, title and interest in and to Purecycle Ohio’s Gross Revenues (as defined therein) and moneys in certain funds and accounts established by the Indenture or the Loan Agreement and held by the Revenue Bonds Trustee. The Revenue Bonds are further secured by a mortgage, an equity pledge, a security agreement, a collateral assignment to the Revenue Bonds Trustee of each of the Project Documents (as defined in the Indenture), including without limitation Purecycle Ohio’s sublicense to the Technology, its feedstock supply agreements and offtake agreements. Pursuant to the terms of the Loan Agreement, Purecycle Ohio executed three promissory notes, one in the aggregate principal amount of each series of Revenue Bonds, in favor of the Authority, which were assigned to the Revenue Bonds Trustee on October 7, 2020.

Interest on the Revenue Bonds is payable semi-annually on June 1 and December 1 of each year, until maturity. The Loan Agreement requires Purecycle Ohio to make periodic principal prepayments, reflecting the Authority’s obligation to mandatorily redeem a portion of the Revenue Bonds from time to time (“the sinking fund redemption amounts”), beginning in 2024, according to a mandatory sinking fund schedule. We incurred $4.8 million and $0, respectively, of interest cost during the three months ended March 31, 2021 and 2020. As the Revenue Bond proceeds will be used to construct our property, plant and equipment, a portion of the interest costs incurred was capitalized within Property, Plant and Equipment.

The following table sets forth the original stated principal amounts, interest rates, final maturity dates and mandatory principal repayments according to the mandatory sinking fund schedule applicable to Purecycle Ohio’s obligations under the Loan Agreement, in relation to each relevant term of the Revenue Bonds:

($ in millions)	Original Principal Amount	Interest Rate	Final Maturity Date	Mandatory Principal Repayment
Series 2020A
Term 1	$12.37	6.25%	December 1, 2025	Semi-annual payment of $2.9 million beginning on June 1, 2024 and incrementally higher semi-annual payments thereafter
Term 2	38.70	6.50%	December 1, 2030	Semi-annual payment of $3.3 million beginning on June 1, 2026 and incrementally higher semi-annual payments thereafter
Term 3	168.48	7.00%	December 1, 2042	Semi-annual payment of $4.6 million beginning on June 1, 2031 and incrementally higher semi-annual payments thereafter
Series 2020B
Term 1	10.00	10.0%	December 1, 2025	Semi-annual payment of $0.2 million beginning on June 1, 2024 and incrementally higher semi-annual payments thereafter(1)
Term 2	10.00	10.0%	December 1, 2027	Semi-annual payment of $0.2 million beginning on June 1, 2024 and incrementally higher semi-annual payments thereafter(2)
Series 2020C	10.00	13.0%	December 1, 2027	Semi-annual payment of $0.1 million beginning on June 1, 2024 and incrementally higher semi-annual payments thereafter(3)
Total	$249.55

____________________________

(1)   Principal due at December 1, 2025 maturity of $9.5 million.

(2)   Principal due at December 1, 2027 maturity of $8.6 million.

(3)   Principal due at December 1, 2027 maturity of $8.8 million.

The Loan Agreement requires Purecycle Ohio to use the proceeds of the Revenue Bonds exclusively to construct and equip the Phase II Facility, fund a debt service reserve fund for the Series 2020A Bonds, finance capitalized interest, and pay the costs of issuing the Revenue Bonds. Construction of the Phase II Facility has commenced, production is expected to commence in late 2022, and the plant is expected to be fully operational in 2023. The Phase II Facility is expected to have an estimated useful life beyond the final maturity of the Revenue Bonds. Pursuant to the Indenture, the proceeds of the Revenue Bonds (net of costs of issuance) were placed in various trust funds and non-interest-bearing accounts established and administered by the Revenue Bonds Trustee under the Indenture. In addition, 100% of Purecycle Ohio’s revenue attributable to the production of the Phase II Facility must be deposited into a revenue escrow fund held by U.S. Bank National Association, as escrow agent. Funds in the trust accounts and revenue escrow account will be disbursed by the Revenue Bonds Trustee when certain conditions are met, and will be used to pay costs and expenditures related to the development of the Phase II Facility, make required interest and principal payments (including mandatory sinking fund redemption amounts) and any premium, in certain circumstances required under the Indenture, to redeem the Revenue Bonds.

The Revenue Bonds are secured by an Open-End Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated as of October 7, 2020 (the “Mortgage”) pursuant to which, among other things, Purecycle Ohio has granted a mortgage upon and security interest in the Mortgaged Land, Personal Property and Condemnation Awards (each as defined in the Mortgage), subject to Permitted Liens (as defined in the Indenture) and a Security Agreement dated as of October 7, 2020 (the “Security Agreement”) pursuant to which, among other things, Purecycle Ohio has granted a security interest in all of Purecycle Ohio’s assets and Gross Revenues (as defined in the Indenture). The Revenue Bonds are further secured by Purecycle Ohio’s sublicense rights to certain intellectual property, all right, title and interest to moneys in certain funds and accounts established pursuant to the Indenture and the Loan Agreement, and all equity interests in Purecycle Ohio, held by Purecycle Ohio’s sole member, PCTO Holdco.

We made a $60.0 million equity contribution to Purecycle Ohio in October of 2020 in connection with the Revenue Bond closing and contributed an additional $40.0 million of equity to Purecycle Ohio in connection with the Closing of the Business Combination. As of March 24, 2021, the Company had deposited all required contributions of equity to the Revenue Bonds Trustee, which equity contributions are held in trust under the Indenture and must be used for the construction of the Phase II Facility.

While we are not a direct obligor on the Revenue Bonds and are not a party to the Loan Agreement or the Indenture pursuant to which the Revenue Bonds have been issued, we have executed a Guaranty of Completion dated as of October 7, 2020 (the “Guaranty”), as the same has been amended and restated in an Amended and Restated Guaranty of Completion dated May 11, 2021 and effective as of October 7, 2020 (the “AR Completion Guaranty”), whereunder we guarantee the full and complete performance by Purecycle Ohio of its obligations with respect to design, permitting, installation, construction and completion of the Project, including construction by the Completion Date (as defined in the Indenture), free and clear of any liens (other than Permitted Liens) in accordance with the Plans and Specifications and the Construction Budget (each as defined in the Loan Agreement), the payment of all Project Costs (as defined in the Indenture) required for or incurred prior to completion of the Project, the payment by the Revenue Bonds Trustee of amounts necessary to cure any defaults under certain Consents described below, all claims, liabilities, losses and damages owed by Purecycle Ohio to each counterparty under the Construction Contract and Equipment Contract (as defined in the Indenture), and all claims, liabilities, losses and damages owed by Purecycle Ohio to the Counterparties (as defined herein) as discussed below. The AR Completion Guaranty required us to fund by January 31, 2021 and to maintain during the term of the Escrow Agreement dated October 7, 2020, between us and U.S. Bank National Association, as escrow agent (the “Escrow Agreement”) a Liquidity Reserve Escrow Fund (as defined in the Indenture) in the amount of $50 million (the “Liquidity Reserve”); provided that the Guaranty provided for an alternate funding schedule for the Liquidity Reserve Escrow Fund in the event we did not raise $250.0 million of equity by January 31, 2021. We funded the Liquidity Reserve Escrow Fund on March 24, 2021, upon the closing of the Business Combination. On May 11, 2021, we executed and delivered to the Revenue Bonds Trustee the AR Completion Guaranty, which broadens the purposes for which draws by the Revenue Bonds Trustee on the Liquidity Reserve may be utilized, extends the period during which the Liquidity Reserve must be maintained, includes conditions that would permit a reduction in the amount of the Liquidity Reserve required to be maintained by us, and includes conditions precedent to the elimination of the requirement that we replenish the Liquidity Reserve and to the termination of the AR Completion Guaranty and the Escrow Agreement, upon which terminations, the balance of the Liquidity Reserve will be returned to us. So long as there are any Series 2020A Bonds outstanding under the Indenture, the AR Completion Guaranty and the Escrow Agreement will remain in place upon the conditions stated in the AR Completion Guaranty. In connection with Purecycle Ohio’s obligations under the Security Agreement, Purecycle Ohio, as debtor, must deliver certain consent and agreements (the “Consents”) to the Revenue Bonds Trustee with respect to each agreement entered into in connection with the Project, each of which agreements is required under the Loan Agreement to be assigned to the Revenue Bonds Trustee. The forms of the Consents relating to a certain feedstock supply agreement from one supplier of feedstock to the Project (the “Supplier”) and from two purchasers of offtake from the Project (the “Offtakers” and together with the Supplier, the “Counterparties”) delivered to the Revenue Bonds Trustee contained terms inconsistent with the form of the Consent required under the Security Agreement. To address this, on May 11, 2021, the Company entered into the AR Completion Guaranty, which is attached as Exhibit 4.15 hereof to the registration statement of which this prospectus forms a part, the terms of which are summarized as follows: The Liquidity Reserve shall be maintained in the amount of $50.0 million, subject to replenishment by the Company until certain conditions stated in the AR Completion Guaranty relating to the following have been met: (i) the completion of construction and acquisition of the Project, (ii) the payment of all Project Costs, and (iii) the replacement of the assigned agreements of the Counterparties underlying the Consents relating to a certain feedstock supply agreement from the Supplier and certain offtake agreements from the Offtakers with one or more agreements between counterparties and Purecycle Ohio upon terms at least as favorable to Purecycle Ohio as the expired or terminated agreements, (a) for which a Consent that conforms to the form of Consent required by the Security Agreement is executed by the appropriate parties and provided to the Revenue Bonds Trustee, (b) which, in the case of supply of feedstock to the Project, provide in the aggregate for the supply of at least the minimum and maximum volumes of feedstock meeting substantially similar feedstock specifications as the Supplier had committed to supply under its expired or terminated feedstock supply agreement, and (c) which, in the case of purchase of offtake from the Project, provide in the aggregate for the purchase of the minimum and maximum volumes of offtake from the Project meeting substantially similar specifications as the Offtakers in the aggregate had committed to purchase from Purecycle Ohio under the expired or terminated offtake agreements. When the conditions stated in (i), (ii) and (iii) above have been satisfied but so long as there are Series 2020A Bonds outstanding under the Indenture, the Escrow Agreement shall remain in place but the Liquidity Reserve amount shall be reduced to $25.0 million and we shall no longer be required to replenish the amount of the reduced Liquidity Reserve if and when disbursements are made therefrom by the Revenue Bonds Trustee. If the conditions of (i) and (ii) have been met but only a portion of the feedstock and offtake contracted for by Counterparties, respectively, has been replaced under replacement agreements as aforesaid in (iii) above, then the Liquidity Reserve may be reduced only by the applicable proportion of the amounts stated in the AR Completion Guaranty which evidence the intent of the parties of the amount of value representing the supply or offtake of the agreements of the Counterparties, as applicable. When the conditions precedent of (i), (ii), and (iii) have been satisfied and there are no longer any Series 2020A Bonds then outstanding under the Indenture, then we shall have no obligation to maintain the reduced Liquidity Reserve amount, the AR Completion Guaranty and the Escrow Agreement shall terminate and the balance on deposit in the Liquidity Reserve Escrow Fund held by the escrow agent shall be returned to us.

So long as any Series 2020A Bonds remain outstanding under the Indenture, upon the occurrence of an Event of Default under the Loan Agreement or Indenture, if the Revenue Bonds Trustee takes control of the Liquidity Reserve Escrow Fund held by the escrow agent, such funds may be used for any purpose, including the payment of debt service on the Series 2020A Bonds, as may be determined by the Revenue Bonds Trustee or directed by a majority of the holders of the Series 2020A Bonds then outstanding.

Pursuant to the Escrow Agreement, only the Revenue Bonds Trustee, as secured party, can give direction to the escrow agent concerning the release or investment of the Liquidity Reserve Escrow Fund and sale and liquidation of its investments. We have no right to exercise any control over the Liquidity Reserve Escrow Fund and we are required under the AR Completion Guaranty to replenish the Liquidity Reserve amount if funds are withdrawn by the Revenue Bonds Trustee until the conditions described above have been met. The AR Completion Guaranty requires that funds be transferred from the Liquidity Reserve Escrow Fund to the Equity Account within the Project Fund (which fund was created under the Indenture and is held and maintained by the Revenue Bonds Trustee, and contains certain subaccounts, including the Equity Account, from which funds can be disbursed by the Revenue Bonds Trustee to pay Project expenses if certain conditions are met, as further described in the Loan Agreement) held by the Revenue Bonds Trustee under the Indenture if the contingency funds on deposit in the Equity Account are reduced to an amount below $21.2 million in order to maintain the contingency fund at that level. Upon the termination of the AR Completion Guaranty, our covenant not to finance, develop or construct a plastics recycling plant within a 250-mile radius of the Project shall remain in full force and effect until the Revenue Bonds are paid in full; provided we may participate in the financing, development or construction of an expansion and/or addition to the Project.

The AR Completion Guaranty provides that (i) we may not use any of the initial $250 million of equity required to have been raised, and which has been raised, by us under the AR Completion Guaranty for any future project of ours or any of our affiliates at a level greater than 30% of the total project cost prior to the date the AR Completion Guaranty terminates, and (ii) unless we have provided written evidence to the Revenue Bonds Trustee that we have $100 million (including the Liquidity Reserve amount) of equity to support our obligations under the AR Completion Guaranty, we may not contribute equity to any additional project in an amount greater than 30% of total project costs for such additional project prior to the date the AR Completion Guaranty terminates.

We must also provide evidence to the Revenue Bonds Trustee that we have at least $75.0 million and $100.0 million of cash (in each case, including the Liquidity Reserve) on our balance sheet by July 31, 2021 and January 31, 2022, respectively, or deliver an irrevocable direct-pay letter of credit for the benefit of the Revenue Bonds Trustee and for our account for these amounts, which provides the Revenue Bonds Trustee with the right to draw upon the same to fund our obligations under the AR Completion Guaranty.

The Loan Agreement contains certain customary financial and other covenants of Purecycle Ohio, including a prohibition on distributions to its members prior to January 1, 2024, and thereafter only if certain conditions are met, and two financial maintenance covenants. These include a debt service coverage ratio covenant and days cash on hand covenant, which are measured at the end of each fiscal year, commencing with the fiscal year ended December 31, 2023. The following table summarizes the requirements of the debt service coverage ratio and days cash on hand covenants.

	Definition per Indenture	Must retain independent consultant(1)	Event of Default
Debt service ratio
Senior Parity Coverage Requirement	The ratio of adjusted income (Net Income Available for Debt Service as defined in the Indenture) to the Maximum Annual Debt Service (principal, including mandatory sinking fund redemption amounts, interest and fees) of the Series 2020A Bonds and any parity indebtedness, determined in accordance with GAAP	150%	125%

Overall Coverage Requirement	The ratio of adjusted income (Net Income Available for Debt Service as defined in the Indenture) to the Maximum Annual Debt Service (principal, including mandatory sinking fund redemption amounts, interest and fees) of all of the Revenue Bonds and any parity indebtedness, based upon Audited Financial Statements.	110%	110%

Days Cash On Hand	The sum of unrestricted and unencumbered cash and cash equivalents and marketable debt and equity securities (as defined in the Indenture, with certain exceptions) divided by one day of operating expenses (calculated based on GAAP, including all scheduled debt service obligations payable during the period, and less depreciation and amortization)	75 days	60 days

(1) In accordance with the Loan Agreement, in the circumstances displayed in the table, we are required to retain an independent consultant, which must be approved by the majority of bondholders, to make recommendations to increase Net Income Available to Debt Service or Days Cash On Hand. We are required to transmit a copy of the independent consultant’s report to the Revenue Bonds Trustee and take such actions as will be in substantial conformity with such recommendations.

The Loan Agreement also restricts Purecycle Ohio, subject to certain baskets and exceptions, from incurring additional debt or liens, entering into derivatives, making asset sales, acquiring certain assets and making certain investments, licensing or sublicensing certain intellectual property and financing, developing, or constructing plastic recycling plants within a 250-mile radius of the Project. We are also required to maintain certain offtake and feedstock supply contracts and are allowed only certain transfers of property, plant and equipment and creation of liens. In addition, Purecycle Ohio is prohibited from making distributions on any membership interests (including to us), license fees or management fees relating to the Phase II Facility, prior to January 1, 2024, and beginning on January 1, 2024, Purecycle Ohio cannot make distributions unless the distribution test is satisfied, under the Loan Agreement.

In order to satisfy the distribution test, all of the following must be met: (A) the Senior Parity Coverage Ratio is at least 150%, the Overall Coverage Requirement is at least 110%, the Days Cash On Hand is at least 75 days with respect to the fiscal year prior to the date on which distributions are to be made, (B) no event of default has occurred and no condition exists which with the passage of time would constitute or become an Event of Default under the Bond Documents or Project Documents (as defined in the Indenture), (C) Purecycle Ohio has made all required deposits in various funds, and (D) there will remain following any distribution, no less than 75 Days Cash On Hand (“the distribution test”). Contributions from any member of Purecycle Ohio or Affiliate of a member of Purecycle Ohio shall be excluded from any calculations.

Certain Revenue Bonds are subject to redemption at Purecycle Ohio’s option at a progressively declining premium to par, beginning on the following dates:

($ in millions)	Principal Amount	Date subject to optional redemption	Redemption price
Series 2020A
Term 3	$168.48	December 1, 2027	103% beginning on December 1, 2027; price decreases 1% per year until price is at par
Series 2020B
Term 1	10.00	December 1, 2024	105%
Term 2	10.00	December 1, 2026	105%
Series 2020C	10.00	December 1, 2025	105% if redeemed before December 1, 2026; otherwise 104%
Total	$198.48

In addition, provided that no Subordinate Bonds shall be redeemed so long as any Senior Bonds remain outstanding, Purecycle Ohio may voluntarily redeem the Revenue Bonds at 103% of principal amount outstanding in the event that the Phase II Facility is damaged or destroyed and becomes inoperable or inaccessible to us resulting from damage to the facility or title taken by condemnation, as further described in the Indenture. The Revenue Bonds are also subject to mandatory redemption upon certain events, including the termination or expiration of the agreements under which we obtain the rights to commercialize UPRP using our licensed technology or Purecycle Ohio’s failure to make the additional $40.0 million equity contribution, or our failure to deposit to the Liquidity Reserve Escrow Fund $50.0 million, in each case by January 31, 2021. With the consent of the Majority Holders (as defined in the Indenture), we made the foregoing deposits on March 24, 2021. In addition, the tax-exempt Revenue Bonds are subject to mandatory redemption prior to maturity in whole in the event of the occurrence of a Determination of Taxability (as defined in the Indenture).

Convertible Notes Offering

On October 6, 2020, we entered into a Note Purchase Agreement (the “Note Purchase Agreement”) with certain funds managed by Magnetar Capital LLC or its affiliates (“Magnetar Investors”), providing for the purchase of up to $60.0 million in aggregate principal amount of our Convertible Senior Secured Notes due 2022 (the “Convertible Notes”) issuable under an indenture dated as of October 7, 2020 (the “Magnetar Indenture”) between us and U.S. Bank National Association, as trustee and collateral agent.

On October 7, 2020, we issued $48.0 million in aggregate principal amount of Convertible Notes (the “First Tranche Notes”). On December 29, 2020, we issued $12.0 million in aggregate principal amount of Second Tranche Notes. In the event that the Business Combination was not consummated within 180 days of the entry into the Merger Agreement, the Second Tranche Notes were subject to a special mandatory redemption at a redemption price equal to 100% of their aggregate principal amount, plus accrued and unpaid interest.

In connection with the Business Combination, we and each of our subsidiaries (the “Magnetar Guarantors”) was required to unconditionally guarantee, on a senior basis, all of our obligations with respect of the Convertible Notes. The Convertible Notes are our senior obligations and are fully and unconditionally guaranteed by the Magnetar Guarantors. On March 17, 2021, we entered into a supplemental indenture (the “Second Supplemental Indenture”) with PureCycle Technologies LLC, PureCycle Technologies Holdings Corp., and U.S. Bank, National Association, as trustee and collateral agent, pursuant to which (i) we and PureCycle Technologies Holdings Corp. agreed to guarantee our obligations under the Convertible Notes and (ii) we and PureCycle Technologies Holdings Corp. unconditionally assumed all of our obligations under the Convertible Notes and the Magnetar Indenture relating to, among other things, our obligations relating to the authorization, issuance and delivery of our common stock issuable upon conversion of the Convertible Notes.

Also, in connection with the Closing of the Business Combination, the Liens on all Collateral that secured the Convertible Notes and the Note Guarantees were automatically terminated and released (as such terms are defined in the Magnetar Indenture).

Also, on March 17, 2021, we signed the Joinder Agreement (the “Joinder Agreement”) to the Note Purchase Agreement. The Joinder Agreement made us a party to the Notes Purchase Agreement for purposes of the indemnification provisions therein. Execution of the Joinder Agreement was a closing condition to the Merger Agreement.

Under the Magnetar Indenture for the Convertible Notes, we and the Magnetar Guarantors will, subject to certain exceptions, be restricted from incurring indebtedness that ranks senior in right of payment to the Convertible Notes and if we or the Magnetar Guarantors incur pari passu indebtedness that is secured by a lien, we and such Magnetar Guarantors are required to also provide an equal and ratable lien in favor of the holders of the Convertible Notes. The Convertible Notes are subject to certain customary events of default.

Unless earlier converted, redeemed or repurchased in accordance with the terms of the Magnetar Indenture, the Convertible Notes will mature on October 15, 2022, subject to an extension that may be exercised at our sole discretion to April 15, 2023 with respect to 50% of the then outstanding Convertible Notes. The Convertible Notes will bear interest from their date of issue at a rate of 5.875% per year, payable semi-annually in arrears on April 15 and October 15 of each year, beginning on April 15, 2021. Interest on the Convertible Notes is payable, at our option, entirely in cash or entirely in kind in the form of additional Convertible Notes. The first interest payment of $1,680,250 was due on April 15, 2021 and was paid entirely in kind, meaning that the principal amount of the Convertible Notes was increased by $1,680,250.

The Convertible Notes are convertible at the option of the holders at any time, until the close of business on the business day immediately preceding the maturity date. Following the consummation of the Business Combination, however, each holder was required to agree not to convert its Convertible Notes (except in connection with a Change of Control or Fundamental Change (each as defined in the Magnetar Indenture) for a period not to exceed one hundred eighty (180) days following the consummation of the Business Combination, or September 13, 2021).

Following the consummation of the Business Combination, the conversion rate per $1,000 principal amount of Convertible Notes is approximately 144.4: the quotient of (A) $1,000 and (B) the SPAC Transaction PIPE valuation; provided that if the Equity Value of the Company in connection with the SPAC Transaction is greater than $775.0 million, the conversion rate will equal the product of (1) the amount that would otherwise be calculated pursuant to the clause set forth above and (2) a fraction equal to the Equity Value of the Company divided by $775.0 million (as such terms are defined in the Magnetar Indenture).

Immediately following the consummation of the Business Combination, 8,661,290 shares of our Common Stock were issuable upon conversion of the Convertible Notes. Following the in kind payment of the first interest payment for the Convertible Notes, which was made on April 15, 2021, 8,903,842 shares of our Common Stock were issuable upon conversion of the Convertible Notes. Up to 951,360 additional shares of our Common Stock will be issuable upon conversion of the Convertible Notes assuming all remaining interest payments are made to holders of the Convertible Notes entirely in kind and the maturity date of the Convertible Notes is extended through April 15, 2023 (from October 15, 2022) at our election with respect to 50% of the amount outstanding under the Convertible Notes at October 15, 2022 (as described above).

In connection with certain transactions resulting in a change of control (not including the Business Combination), the Convertible Notes will be convertible at the option of the holders until the 35th business day following the change of control becoming effective at an initial conversion rate equal to the quotient of $1,000 and 80% of the per share amount of consideration received by holders of common stock in such change of control transaction. In each case, the conversion rate is subject to adjustment under certain circumstances, including certain dilutive events, in accordance with the terms of the Magnetar Indenture.

If certain fundamental change or change of control transactions occur with respect to us, holders of the Convertible Notes may require the repurchase for cash of all or any portion of their Convertible Notes at a fundamental change repurchase price equal to 100% of the principal amount of the Convertible Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the repurchase date.

We may not redeem the Convertible Notes at our option at any time, and no sinking fund is provided for by the Magnetar Indenture.

Cash Flows

A summary of our cash flows for the periods indicated is as follows:

	Three Months Ended March 31,
(in thousands)	2021	2020
Net cash used in operating activities	$(20,568)	$(4,919)
Net cash used in investing activities	(33,891)	(763)
Net cash provided by financing activities	293,969	8,641
Cash and cash equivalents, beginning of year	330,574	150
Cash and cash equivalents, end of year	$570,084	$3,109

	Years Ended December 31,
(in thousands)	2020	2019
Net cash used in operating activities	$(17,953)	$(6,315)
Net cash used in investing activities	(29,812)	(5,882)
Net cash provided by financing activities	378,188	12,246
Cash and cash equivalents, beginning of year	150	101
Cash and cash equivalents, end of year	$330,573	$150

Cash Flows from Operating Activities.

The increase in net cash used in operating activities for the three months ending March 31, 2021 compared to the same period in 2020 was primarily attributable to the increase in transaction and other related payments that were paid as part of the Business Combination of $13.9 million, $1.8 million paid for D&O insurance, $1.8 million related to increased employee costs, $1.6 million related to the Impact License agreement, and $1.5 million of various other expenses, partially offset by the $5.0 million receipt of the Total pre-payment release.

The increase in net cash used in operating activities for the year ended December 31, 2020 compared to the same period in 2019 was primarily attributable to an increase in professional and consulting fees of $5.1 million, transaction costs of $4.4 million, interest paid of $2.1 million, and repairs and maintenance of $1.3 million, offset by a decrease in prepaid royalties of 1.1 million.

Cash Flows from Investing Activities.

The increase in net cash used in investing activities for the three months ending March 31, 2021 related to same period in 2020 was attributable to payments related to construction of the Company’s Phase II Facility.

The increase in net cash used in investing activities for the year ended December 31, 2020 compared to the same period in 2019 was primarily attributable to capital asset investment. In 2019 the amount was solely attributable to the construction of the Phase I Facility and in 2020 the amount was attributable to $20.2 million for the Phase II Facility as well as the purchase of the land and a building of $3.6 million.

Cash Flows from Financing Activities.

The increase in net cash provided by financing activities for the three months ending March 31, 2021 related to same period in 2020 was primarily attributable to $298.5 million from the closing of the Business Combination, net of capitalized issuance costs and a decrease in payments to related parties of $2.7 million. This increase was offset by an increase in bond issuance costs paid of $4.1 million and a decrease in proceeds from issuance of PCT LLC units of $11.6 million.

The increase in net cash provided by financing activities for the year ended December 31, 2020 compared to the same period in 2019 was primarily attributable to an increase of cash received from the issuance of revenue bonds of $235.5 million, issuance of convertible notes of $56.6 million, issuance of units of $96.3 million, offset by cash paid for the repayment of related party debt of $15.3 million and an additional repayment of debt of $6.1 million.

Contractual Obligations and Commitments

The following table summarizes our contractual obligations and other commitments as of December 31, 2020:

	Payments Due by Period
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Contractual obligations:	(in thousands)
Long-Term debt obligations(1)	$309,550	$—	$60,000	$23,705	$225,845
Interest payments	254,621	24,445	40,436	36,038	153,702
Operating lease obligations(2)	466	143	182	141	—
	$564,637	$24,588	100,618	$59,884	$379,547

________________________

(1) Includes principal obligations related to the Revenue Bonds and Convertible Notes we entered into in October 2020 described in the “Liquidity and Capital Resources” section.

(2) Represents future minimum lease payments as of December 31, 2020 under our 2-year operating lease for office space in Florida. Includes future minimum lease payments for a 5-year operating lease entered into in January 2021 for office space in Lawrence County, Ohio.

We have not included our Feedstock agreements in the table above since the payment obligations under these agreements are contingent upon future events, such as the completion of Phase II Facility construction, funding requirements, quantity of feedstocks and IHS Index. The total minimum feedstock volume for all agreements, which are set to commence in 2022, amount to 60 million pounds of feedstock per year. The price per pound on the feedstock is variable, taking into account factors such as the quality of product, initial feedstock price, movements of price based on the fluctuations in the IHS Index, and product delivery point considerations. The Feedstock agreements are legally binding and contain a clause which allows for the termination of the agreement in the event we are unable to obtain sufficient financing by October 31, 2020, which is subject to negotiation and execution of a revised agreement.

We have not included our License Agreement in the table above since the obligations under this agreement are contingent upon future events, such as the completion of the Phase II Facility construction, funding requirements and quantity of P&G orders. P&G will receive royalties during the term of the license as a percentage of net sales to parties other than P&G at certain royalty rates based on the net price of the licensed product. The term of the License Agreement will terminate at the later of (a) the expiry date of the warrants or (b) upon expiration of the licensed patent held by P&G, unless terminated earlier. In addition, P&G has the option to purchase or assign offtake from the Phase II Facility at “most favored nation” pricing up to a certain amount in year one, and up to a certain higher amount per year or a percentage of nameplate capacity, whichever is greater, in each subsequent year of production. In 2019, we made a one-time, non- refundable, royalty-prepayment, which will be used to offset the future royalties payable to P&G under the License Agreement.

We have not included the Impact Sublicense Agreement (as defined below) in the table above since the obligations under this Impact Sublicense Agreement are contingent upon future events, such as PCT’s use of the sublicensed separation technology for purification treatment involving the P&G technology or not and either the volume of purified product produced using the Technology or a percent of Net Sales from the Licensed Product. The Impact Sublicense Agreement will remain in full force and effect until the last to expire of any of the Patents (as defined in the Impact Sublicense Agreement) that make up the sublicensed separation technology, unless terminated earlier due to a material breach of the Impact Sublicense Agreement, PCT’s failure to pay the Initial License Fee (as modified) or royalties or the bankruptcy of PCT. The last of the Patents that make up the sublicensed separation technology are expected to remain in full force and effect until July 27, 2035.

We have not included the Pre-Purchase Term Sheet (as defined above) in the table above since the obligations under the Pre-Purchase Term Sheet are contingent upon future events, such as the triggering of a Reimbursement, as outlined previously. The Pre-Purchase Term Sheet will remain in full force and effect until the parties enter into an offtake agreement, or unless terminated earlier due to a material breach of the Pre-Purchase Term Sheet.

In addition, we enter into agreements in the normal course of business with vendors for research and development services and outsourced services, which are generally cancelable upon written notice. These payments are not included in this table of contractual obligations.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors. We do not have any off-balance sheet arrangements or interests in variable interest entities that would require consolidation. Note that while certain legally binding offtake arrangements have been entered into with customers, these arrangements are not unconditional and definitive agreements subject only to customary closing conditions, and do not qualify as off-balance sheet arrangements required for disclosure.

Internal Control Over Financial Reporting

A company’s internal control over financial reporting is a process designed by, or under the supervision of, that company’s principal executive and principal financial officers, or persons performing similar functions, and influenced by that company’s board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with policies or procedures may deteriorate.

In connection with the preparation of PCT’s consolidated financial statements as of and for the three months ended March 31, 2021 and the years ended December 31, 2020 and 2019, certain material weaknesses were identified in PCT’s internal control over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of PCT’s interim or annual consolidated financial statements will not be prevented or detected on a timely basis. The material weaknesses were as follows:

•	PCT did not have sufficient, qualified personnel to determine the appropriate accounting treatment for its complex agreements or transactions that required technical accounting analysis;

•	PCT’s lack of sufficient personnel also resulted in inadequate segregation of duties in the design and operation of the internal controls over financial reporting;

•	PCT’s lack of formal processes and controls resulted in an ineffective control environment, which led to an inadequate review of the financial statements and financial reporting;

•	PCT did not design and maintain effective controls over certain information technology (“IT”) controls for information systems that are relevant to the preparation of its financial statements, specifically with respect to user access, to ensure appropriate segregation of duties that adequately restrict user access to financial applications, programs, and data to appropriate company personnel; and

•	PCT did not design and maintain effective controls surrounding the completeness and cutoff of expenses and payables, such that certain expenses paid by a related entity on behalf of PCT were not appropriately allocated to PCT, and certain transactions were recorded in the period when the invoice was received rather than accrued in the period when the activity took place.

These material weaknesses could result in a misstatement of substantially all of PCT’s accounts or disclosures, which would result in a material misstatement to the interim or annual consolidated financial statements that would not be prevented or detected. PCT has begun implementation of a plan to remediate the material weaknesses described above. Those remediation measures are ongoing and include the following:

•	Previously, there were two accounting employees; both were part time, and one of which was an accounts payable clerk. PCT management is increasing staffing and has brought in outside technical accounting resources. PCT has since hired a CFO, a Vice President of Finance, a Corporate Controller, a Plant Controller, and an AP/AR Analyst and will continue to build a qualified accounting and finance team. PCT has also engaged a public accounting firm to assist with financial reporting and advise on technical accounting issues;

•	PCT is evaluating its IT systems user access and developing formal policies; and

•	PCT is establishing a process to maintain checklists tracking related entity payments as part of its monthly close processes and is instituting policies to strengthen its receipt and processing of purchase orders to monitor accrual determinations. Furthermore, payment for almost all PCT expenses has been moved to PCT, with only a limited number of expenses paid by a related entity for situations where there is a shared contract.

PCT plans to continue to assess its internal controls and procedures and intends to take further action as necessary or appropriate to address any other matters it identifies or are brought to its attention. PCT cannot assure you that the measures it has taken to date and may take in the future will be sufficient to remediate the control deficiencies that led to PCT’s material weaknesses in internal control over financial reporting or that PCT will prevent or avoid potential future material weaknesses. The effectiveness of PCT’s internal control over financial reporting is subject to various inherent limitations, including cost limitations, judgments used in decision making, assumptions about the likelihood of future events, the possibility of human error and the risk of fraud. If PCT is unable to remediate the material weaknesses, its ability to record, process and report financial information accurately, and to prepare financial statements within the time periods specified by the forms of the SEC, could be adversely affected which, in turn, may adversely affect PCT’s reputation and business and the market price of the Combined Company’s Common Stock.

In addition, any such failures could result in litigation or regulatory actions by the SEC or other regulatory authorities, loss of investor confidence, delisting of the Combined Company’s securities and harm to the Combined Company’s reputation and financial condition, or diversion of financial and management resources from the operation of PCT’s business.

See the section title “Risk Factors — PCT identified certain material weaknesses in its internal control over financial reporting. If PCT is unable to remediate these material weaknesses, or if PCT identifies additional material weaknesses in the future or otherwise fails to maintain an effective system of internal controls, PCT may not be able to accurately or timely report its financial condition or results of operations, which may adversely affect PCT’s business and stock price.”

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and condensed consolidated financial statements and accompanying notes. Although these estimates are based on the Company’s knowledge of current events and actions the Company may undertake in the future, actual results could differ from those estimates and assumptions.

Income Taxes

To calculate the interim tax provision, at the end of each interim period the Company estimates the annual effective tax rate and applies that to its ordinary quarterly earnings. The effect of changes in the enacted tax laws or rates is recognized in the interim period in which the change occurs. The computation of the annual estimated effective tax rate at each interim period requires certain estimates and judgments including, but not limited to, the expected operating income for the year, projections of the proportion of income earned and taxed in other jurisdictions, permanent differences between book and tax amounts, and the likelihood of recovering deferred tax assets generated in the current year. The accounting estimates used to compute the provision for income taxes may change as new events occur, additional information is obtained, or the tax environment changes.

Furthermore, in December 2019, the FASB issued ASU No. 2019-12, Income Taxes: Simplifying the Accounting for Income Taxes (ASU 2019-12”). The new guidance affects general principles within Topic 740, Income Taxes. The amendments of ASU 2019-12 are meant to simplify and reduce the cost of accounting for income taxes. The Company adopted ASU 2019-12 during the first quarter of 2021 using a prospective approach. The adoption of ASU 2019-12 did not have a material impact on the Company’s condensed consolidated interim financial statements.

Equity-Based Compensation

PCT LLC issued grants of PCT LLC incentive units to select employees and service providers. The equity-based compensation cost for the incentive units is measured at the grant date based on the fair value of the award over the requisite service period, which is the vesting period on the straight-line basis. In the event of modification, the Company recognizes the remaining compensation cost based on the grant date fair value over the new requisite service period. The Company applies a zero-forfeiture rate for its equity-based awards, as such awards have been granted to a limited number of employees and service providers. The Company revises the forfeiture rate prospectively as a change in an estimate, when a significant forfeiture or an indication that significant forfeiture occurs.

In connection with the Closing of the Business Combination, the unvested PCT LLC incentive units were converted into restricted shares of Common Stock. The restricted shares of Common Stock are subject to the same vesting schedule and forfeiture restrictions as the unvested PCT LLC incentive units to which they related.

The fair value of the awards is estimated on the date of grant using the Black-Scholes option-pricing model using the following assumptions:

	March 31, 2021	March 31, 2020
Expected annual dividend yield	0.0%	0.0%
Expected volatility	49.1%	42.1 - 63.3%
Risk-free rate of return	0.1%	1.6 - 1.7%
Expected option term (years)	0.2	1.0 - 4.4

	December 31, 2020	December 31, 2019
Expected annual dividend yield	0.0%	0.0%
Expected volatility	42.1 – 78.2%	42.1 – 67.2%
Risk-free rate of return	0.1 – 1.8%	1.55 – 2.0%
Expected option term (years)	0.14 – 4.9	1.0 – 5.0

The expected term of the restricted stock granted is determined based on the period of time the awards are expected to be outstanding. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant. The expected volatility was based on the PCT LLC’s capital structure and volatility of similar entities referred to as guideline companies. In determining similar entities, PCT LLC considered industry, stage of life cycle, size and financial leverage. The dividend yield is assumed to be zero since PCT LLC has not historically paid dividends. The fair value of the underlying Company shares for the three months ended March 31, 2021 was determined using an initial public offering scenario. The fair value of PCT LLC Units, for the three months ended March 31, 2020, was determined using a hybrid method consisting of an option pricing method and an initial public offering scenario.

Warrants

The Company measures the warrants issued to nonemployees at the fair value of the equity instruments issued as of the warrant issuance date and recognizes that amount as SG&A expense in accordance with the vesting terms of the warrant agreement. In the event that the terms of the warrants qualify as a liability, the Company accounts for the instrument as a liability recorded at fair value each reporting period through earnings.

The Company has determined the warrants issued to P&G in connection with the patent licensing agreement are liability classified. Accordingly, the warrant units are remeasured at fair value each reporting period. The Company has determined its warrant to be a Level 3 fair value measurement and has used the Black-Scholes option pricing model to calculate its fair value using the following assumptions:

Expected annual dividend yield	0.0%
Expected volatility	42.7 – 67.2%
Risk-free rate of return	1.6 –2.0%
Expected option term (years)	1.0 – 5.0

The Company determined the warrants issued in connection with Class B-1 Preferred Unit Purchase Agreement are equity classified. Accordingly, the warrant units are held at their initial fair value with no subsequent remeasurement. The Company has determined its warrant to be a Level 3 fair value measurement and has used the Black-Scholes option pricing model to calculate its fair value using the following assumptions:

Expected annual dividend yield	0.0%
Expected volatility	54.2 – 63.6%
Risk-free rate of return	1.5 – 1.7%
Expected option term (years)	4.4 – 4.7

Prior to the Business Combination, the Company determined the warrants issued to RTI in connection with the terms of a professional services agreement were equity classified. Accordingly, the warrants issued to RTI were held at their initial fair value with no subsequent remeasurement.

In connection with the Business Combination, the Company modified the RTI warrant agreement to purchase 971.0 thousand shares of Company Common Stock instead of PCT LLC Class C Units on November 20, 2020. RTI can exercise these warrants upon the first anniversary of Closing of the Business Combination. The warrants expire on December 31, 2024. In connection with the closing of the Business Combination, the Company determined the warrants issued are liability classified under ASC 480. Accordingly, the warrants will be held at their initial fair value and remeasured at fair value at each subsequent reporting date with changes in the fair value presented in the statements of operations.

The Company has determined its warrant to be a Level 3 fair value measurement and has used the Black-Scholes option pricing model to calculate its fair value using the following assumptions:

Expected annual dividend yield	0.0%
Expected volatility	48.5%
Risk-free rate of return	0.6%
Expected option term (years)	3.8

The Company has an option to repurchase the RTI warrant at any time for $15.0 million. The maximum fair value of the RTI warrant is limited by the fair value of the repurchase option, which cannot exceed $15.0 million.

The Company has determined the Private Warrants that were converted into Company Warrants pursuant to the Business Combination are liability classified. Accordingly, such warrants were held at their initial fair value and remeasured at fair value at each subsequent reporting date with changes in the fair value presented in the statement of operations.

The Company has determined such warrants to be a Level 3 fair value measurement and has used the Black-Scholes model to calculate their fair value using the following assumptions, which are subject to judgment and could results in higher or lower changes in fair value based on the inputs selected:

	March 31, 2021	March 31, 2020
Expected annual dividend yield	–	–%
Expected volatility	46.1	47.3%
Risk-free rate of return	0.91	0.86%
Expected option term (years)	4.96	5.0

Stock Options

The stock options issued pursuant to the Equity Plan are time-based and vest over the period defined in each individual grant agreement or upon a change of control event as defined in the Equity Plan.

The Company recognizes compensation expense for the shares equal to the fair value of the equity-based compensation awards and is recognized on a straight-line basis over the vesting period of such awards. The fair value of the stock is estimated on the date of grant using the Black-Scholes option-pricing model using the following assumptions:

	2021	2020
Expected annual dividend yield	—%	—%
Expected volatility	47.5%	—%
Risk-free rate of return	0.7%	—%
Expected option term (years)	4.5	0.0

The expected term of the shares granted is determined based on the period of time the shares are expected to be outstanding. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant. The expected volatility was based on the Company’s capital structure and volatility of similar entities referred to as guideline companies. In determining similar entities, the Company considered industry, stage of life cycle, size and financial leverage. The dividend yield on the Company’s shares is assumed to be zero as the Company has not historically paid dividends. The fair value of the underlying Company shares was determined using the Company’s closing stock price on the grant date.

Recent Accounting Pronouncements

See Note 2 to the audited consolidated financial statements and unaudited condensed consolidated interim financial statements included elsewhere in this prospectus for more information about recent accounting pronouncements, the timing of their adoption, and our assessment, to the extent we have made one, of their potential impact on our financial condition and our results of operations.

Emerging Growth Company Election

The Company is an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and has elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards, although it may decide to early adopt such new or revised accounting standards to the extent permitted by such standards. The Company expects to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and non-public companies until the earlier of the date the Company (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. This may make it difficult or impossible to compare the Company’s financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.

In addition, the Company intends to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an emerging growth company, the Company intends to rely on such exemptions, the Company is not required to, among other things: (a) provide an auditor’s attestation report on PCT’s system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002; (b) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; (c) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis); and (d) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.

The Company will remain an emerging growth company under the JOBS Act until the earliest of (a) December 31, 2025, (b) the last date of the Company’s fiscal year in which it had total annual gross revenue of at least $1.07 billion, (c) the date on which the Company is deemed to be a “large accelerated filer” under the rules of the SEC or (d) the date on which the Company has issued more than $1.0 billion in non-convertible debt securities during the previous three years.

description of pct business

Defined terms included below shall have the same meaning as terms defined and included elsewhere in this prospectus.

Overview

PCT is commercializing a patented purification recycling technology (the “Technology”), originally developed by The Procter & Gamble Company (“P&G”), for restoring waste polypropylene into resin with near-virgin characteristics. We call this resin ultra-pure recycled polypropylene (“UPRP”), which has nearly identical properties and applicability for reuse as virgin polypropylene. PCT has a global license for the Technology from P&G. We are currently building our first commercial-scale plant in Ironton, Ohio (referred to herein as “Plant 1” or the “Phase II Facility”), which is expected to have nameplate capacity of approximately 107 million pounds/year when fully operational. Production is expected to commence in late 2022 and the plant is expected to be fully operational in 2023. We have contracted all of the feedstock and product offtake for this initial plant. Our goal is to create an important new segment of the global polypropylene market that will assist multinational entities in meeting their sustainability goals, provide consumers with polypropylene-based products that are sustainable, and reduce overall polypropylene waste in the world’s landfills and oceans.

PCT intends to build new recycling production facilities globally, with the goal of having approximately 30 commercial lines operational by 2030 and approximately 50 by 2035. In addition to our first plant in Ironton, Ohio, we currently expect the next plants to be located in the United States, followed by Europe. Additional expansion in the United States is expected to include a scaled up “cluster” site model. Pre-engineering for the design and installation of multiple commercial lines in a single cluster site is currently underway and is expected to create efficiencies across the construction and permitting processes, as well as reduce average capital expenditures per plant and reduce overall operating costs. From this next wave of expansion PCT expects to have approximately 1.0 billion pounds of installed capacity by the end of 2024.

PCT is regarded as a leader in polypropylene recycling and polymers sustainability. The Company’s Feedstock Evaluation Unit (“FEU”), which has been operational since July of 2019, is a smaller scale replica of the Phase II Facility currently under construction. The FEU was designed to simulate commercial production and validate for PCT’s customers and suppliers the viability of our process, which has helped PCT secure 20+ year signed offtake agreements and supply agreements with blue chip partners and industry players. Since the commissioning of the FEU, PCT has successfully processed approximately 145 feedstocks from the US and Europe and produced recycled polypropylene nearly identical to virgin polypropylene.

The Technology has been evaluated by third parties with a focus on the Technology’s efficacy and commercial scalability. Certain of our strategic partners have conducted testing on PCT’s UPRP. In these evaluations, PCT’s UPRP compared favorably to virgin polypropylene in common Food & Beverage industry benchmarks for melt flow and mechanical properties, purity, and function (lift decay, hinge break, and impact resistance). Additionally, we have received recognition from multiple media outlets and plastics industry groups including Time Magazine, the American Chemistry Council, and the Plastics Industry Association.

Industry Background

Currently, polypropylene is one of the largest contributors to the global plastics waste crisis. Each year more than 150 billion pounds of polypropylene are manufactured and incorporated into a wide array of consumer facing and industrial products. Less than 1% of polypropylene is collected and recycled annually, compared to 20% of polyethylene terephthalate (“PET”), and less than 12% of the overall plastics market is collected and recycled. Many of the advantages attributed to polypropylene (strength, toughness, elasticity) also contribute to its problematic waste stream after initial use. Due to its chemical makeup, polypropylene does not react with diluted bases and acids. As such, it does not break down and can remain a pollutant in our oceans, landfills, and food chain for centuries. Despite these environmental consequences, polypropylene utilization continues to increase, growing at a 5.3% average annual growth rate (“AAGR”) since 2010 with a projected AAGR of 4.3% over the next 5 years.

In response to these issues, multinational companies have partnered with NGOs and trade associations to encourage recycling of plastics. Significant capital has been raised to combat the global plastics crisis, including multinational collaboration, ocean clean-up initiatives, new plastic economies, and global infrastructure investments. For example, over 450 multinationals have signed the Ellen MacArthur Foundation’s New Plastics Economy Global Commitment. This commitment is focused on: (i) eliminating unnecessary packaging waste, (ii) reusing plastic where possible, (iii) making all packaging 100% reusable, recyclable, or compostable, and (iv) the reuse, recycling, or composting of all plastic packaging.

Multinationals have taken this pledge even further by committing to reduce the use of virgin plastic packaging by 50% by 2025. These commitments are being driven by consumer demand for sustainable products, which is expected to continue to drive many multinational corporations to source sustainable materials to achieve publicly announced sustainability objectives.

While there are a range of ways that plastics can be recycled today, there are very limited options available for polypropylene. The current options are chemical and mechanical recycling, both of which have significant drawbacks that have resulted in extremely low recycling rates.

Chemical Recycling

Chemical recycling is a type of plastics reclamation that typically creates a chemical reaction to break the molecular bonds of the plastic, resulting in the separated molecules from which plastics are made. This process uses a combination of high energy, heat, pressure, and typically other chemicals or catalysts to break down the plastic into its most basic monomer form while burning off and removing any contaminants.

In the two most common forms of chemical recycling, the output requires further processing to become a viable product for fuel or plastic. Because additional steps in the supply chain are required to return the output back to plastic, as well the substantially high energy expenditure and carbon dioxide (“CO2”) emissions from the process itself, we do not believe current chemical recycling methods are a true circular solution to the plastics waste crisis. In addition, the cost of the end plastic, once finally returned to its original state, can be inflated due to energy and processing costs.

Mechanical Recycling

Mechanical recycling is the most common recycling method currently performed by solid waste collectors and material reclamation facilities. Mechanical recycling involves several steps, including various levels of optical sortation, manual sortation, washing, density separation or electrostatic separation, shredding, compounding, and pelletizing. The process is currently the most energy efficient recycling solution for polypropylene; however, due to the nature of mechanical reclamation, many of the original additives from within the waste material as well as outside contaminants remain in the end product. Accordingly, the process can lead to wide variations in end product quality and low-value end uses. Currently, mechanically recycled polypropylene can only be downcycled into products with lower specifications that are unable to meet the requirements for food and consumer grade packaging.

We believe the combination of demand for more sustainable products, the growing use of polypropylene, and the inadequacy of existing recycling processes creates a significant opportunity for a company like PCT that has demonstrated that it can turn polypropylene waste into near-virgin polypropylene.

PureCycle’s Solution: Ultra-Pure Recycled Polypropylene

PCT’s recycling technology is a purification recycling process that uses a combination of solvent, temperature and pressure. Waste stream polypropylene is returned to near near-virgin condition through a novel configuration of commercially available equipment and unit operations. The process puts the plastic through a physical extraction process using super critical fluids that both extract and filter out contaminants and purify the color, opacity, and odor of the plastic with minimal controlled alteration of the physical characteristics of the polymer. By not altering the chemical makeup of the polymer, the Company is able to use significantly less energy and reduce production costs as compared to virgin resin.

The unique ‘super-critical fluid’ extraction process does not require chemical reactions and involves the key components shown in the diagram below:

Key benefits of the Technology include:

•	all equipment is standard processing equipment, commercially available and widely used;

•	use of a physical separation/purification process without chemical reactions;

•	expected to utilize approximately 1∕4 the amount of energy required to produce virgin polypropylene resin; and

•	ability to recycle a wide range of polypropylene waste.

Our UPRP technology results in near-virgin equivalent quality and color, and substantially improved odor profile compared to traditional recycled polypropylene. Independent lab data from FDA trials is anticipated in early the third quarter of 2021. Resin UPRP provides our customers with 100% recycled content without compromising appearance, purity or performance in finished products. UPRP is interchangeable with virgin polypropylene and based on efforts underway, is expected to be approved for use in food-grade applications. UPRP’s characteristics are nearly identical to virgin polypropylene for key plastic resin metrics, including yellowness index value, opacity and melt flow index.

PCT Strengths

Large and Underserved Market

Polypropylene is one of the most-widely produced polymers globally with annual production in excess of 150 billion pounds and expected to exceed 200 billion pounds by 2024. Recycling rates for waste polypropylene are below 1%, compared to almost 20% for PET, resulting in continuous landfilling of nearly all polypropylene waste. The limited polypropylene recycling conducted today is primarily mechanical recycling, which results in a dark, odorous, non-food grade recycled product with limited applications and is not a viable substitute for virgin polypropylene. Consistent with increasing environmental awareness and activism more broadly, there is growing demand for a solution to reduce waste polypropylene by many stakeholders including consumers, corporations, governments and regulators, etc. We believe PCT’s UPRP is a viable substitute and alternative for virgin polypropylene providing a near-term solution to the massive and growing polypropylene waste problem. PCT believes the size of the addressable market for its UPRP is so large that it will only ever be able to serve a small portion. As an example, PCT expects to develop plants with annual UPRP production capacity of approximately 1 billion pounds in the next five years, representing less than 0.5% of the expected global polypropylene market.

Proprietary and Proven Technology Developed by Procter & Gamble

PCT utilizes a proprietary purification process that converts waste polypropylene feedstock into UPRP pellets with similar characteristics to virgin polypropylene. The Technology was developed by P&G, and PCT has a global license from P&G. PCT’s process utilizes a broad range of feedstocks including waste carpet, stadium cups and supersacks and produces near-virgin-quality UPRP pellets that are clear and contaminant-free, with a substantially improved odor profile compared to traditional recycled polypropylene, making it suitable for use in almost all polypropylene applications including high-value, and potentially food grade, consumer products. This patented process was developed by P&G over the course of eight years and has been refined by PCT over the past five years with more than 350 laboratory tests and with over 1,000 pounds of UPRP produced at the Feedstock Evaluation Unit (also called the “FEU” or “Phase I Facility”) since its commissioning in July 2019. In addition, PCT’s purification process and UPRP quality have been validated by independent technical consultants and many of PCT’s strategic partners and initial customers.

High Barriers to Entry

PCT has a global license to P&G’s recycling technology. PCT has spent the last five years developing the actual production process. PCT has evaluated over 170 feedstocks for use in the FEU, conducted more than 350 laboratory tests and sent samples to large end customers including P&G, Aptar and Total. We have developed a pilot line which we call our Feedstock Evaluation Unit which we use to screen potential feedstock sources and demonstrate that we can convert a wide range of polypropylene feedstock into UPRP. In addition to the pilot line, we also process feedstock samples for viability using a variety of additional methods, including analytical tests designed to quantify the composition of the feedstock (e.g., melt flow and the percentage of polypropylene, other plastics, and/or contaminants) (the “Analytical Method”) and a lab scale unit that simulates the key unit operations at a smaller scale to the FEU (“Phase X”). In October 2020, we closed a $250 million Revenue Bonds financing that is expected to substantially fund our first commercial plant, which we expect to start commercial production in late 2022.

Third-Party Validation of Our Product and Process

PCT and independent third parties have validated both PCT’s UPRP production process and finished product. The FEU, commissioned in July 2019, utilizes a smaller scale of the same or similar equipment and processes as PCT’s planned full-scale production plants and serves as a valuable pilot plant with regards to both plant construction and plant operation. The plant design is modular, utilizing well-known and widely utilized industrial processing equipment, but in a novel and proprietary way. All future plants, regardless of size and location, are expected to utilize the same or similar equipment and configuration. The Company has also validated the customer demand for UPRP and signed offtake agreements for up to 20-years for its first plant. Based on signed offtake agreements and Letters of Intent (“LOI”), demand for the first plant is approximately four times greater than the plant’s nameplate capacity. Similarly, PCT secured all required feedstock for its first plant with long-term agreements. With the support of long-term customer offtake and supplier feedstock contracts, highly reputable engineering and construction firms leading the construction, demonstrated success of the FEU and other factors, PCT closed the $250.0 million Revenue Bonds offering in October 2020 to finance a substantial portion of the first plant, with the remaining required capital provided by PCT equity contributions. PCT expects to use a similar approach with future plants to pursue similar project financing arrangements and de-risk the financial profile of each plant and PCT overall.

Blue Chip Customers, Partners and Strategic Investors

PCT has developed mutually beneficial relationships and partnerships with many established, blue-chip industry leaders. PCT’s partnership with P&G began in October 2015 with the signing of the License Agreement for the Technology P&G invented. P&G is also a PCT offtake customer, along with a range of other well-known global and regional firms. In addition to P&G, PCT has key partnerships and relationships supporting plant site identification, plant development and construction, research and development, product sales and customer contracts, feedstock sourcing and contracts, operating expertise and other elements of its business. These partners include:

P&G’s research yielded the 13 U.S. process patents that form the basis of the Technology. Additionally, P&G provides continued research and development support in collaboration with the Company. P&G is a longstanding and critical partner for PCT as the Technology inventor, sustainability leader and patent owner. P&G also has the right, but is not required, to purchase our offtake.
PCT has entered into a strategic partnership with Aptar as PCT’s preferred converter. Aptar has played, and we expect will continue to play, a crucial role in providing product performance studies on the UPRP and assessing how the UPRP performs through the transformation process. Aptar also has the right, but is not required, to purchase our offtake.
Nestlé has provided financial support through a research and development grant to develop new packaging materials that help avoid plastic waste, in line with Nestlé’s commitment to make 100% of its packaging recyclable or reusable by 2025. As PCT continues to scale, we will continue to explore opportunities to expand our partnership with Nestlé.
Total, in a strategic partnership with PCT, conducted an extensive evaluation of PCT’s process and plant engineering and provided valuable feedback to PCT. Total also has the right, but is not required, to purchase our offtake. Total and PCT continue to explore further mutually beneficial commercial partnership options, particularly as we execute our geographic expansion in Europe and other regions around the world.
PCT has entered into a strategic partnership with Milliken as PCT’s predominant provider of performance additives. We expect Milliken and their innovative additive portfolio to play a pivotal role in our future product development, which will allow us to achieve the specifications of our customers and their unique applications.
L’Oréal is an offtake partner of PCT and has been instrumental in connecting PCT to key players across the plastics value chain, including converters, resin producers, and feedstock sources. We expect to continue our collaborative relationship with L’Oréal as we pursue our global expansion, with the current focus of our partnership efforts on the US and Europe.
Ravago has an extensive network across the supply chain for both offtake and feedstock and has helped PCT build relationships across the industry. Ravago is an offtake partner and feedstock supplier for Plant 1 and we are exploring collaboration and supply opportunities for additional plants in the US and in Europe.

Experienced Leadership Team

The PCT management team has broad experience across plastics manufacturing, plant development, technology, R&D, sales, marketing, accounting and finance. PCT Chief Executive Officer Mike Otworth has over 23 years’ experience leading and scaling early stage companies, holding multiple senior management positions with a proven track record of founding and capitalizing startups. Chief Financial Officer Michael Dee was a senior executive at Morgan Stanley and has over 30 years of public markets, corporate finance, and M&A experience. Chief Commercial Officer David Brenner brings over 15 years’ experience leading transformational projects in a range of industries and was a Senior Manager at Deloitte prior to joining PCT. Director of Technology Jason Vititoe holds two product patents in polystyrene and decades of engineering leadership experience working for Americas Styrenics and Dow Chemical Company. Senior Director of Operations Chris Talarek has over 20 years of operations leadership at BP Oil, P&G, and Timbertech. Combined, the PCT executive team has over 100 years’ experience leading operations and over 70 years operating equipment. Chief Manufacturing Officer Dustin Olson previously served as a Vice President for LyondellBasell, one of the largest plastics, chemicals and refining companies in the world, where he had commercial responsibilities for all Advanced Polymer Solutions activities across Asia-Pacific, Africa, the Middle East and India. General Counsel and Corporate Secretary Brad Kalter previously served as General Counsel, Chief Legal Officer and Corporate Secretary for United Insurance Holdings Corp., a greater than $1 billion property and casualty insurance holding company, and General Counsel for Exide Technologies, a global manufacturer in the stored energy and recycling sector with annual revenues of $3 billion and 10,000 employees.

Attractive Plant Economics

PCT is offering a unique UPRP product to a large and growing global polypropylene market and expects market demand to far exceed supply into the foreseeable future. This demand / supply dynamic supports PCT’s planned buildout strategy and supports premium pricing for UPRP that PCT is realizing today and expects to continue to realize in the future. As a result, PCT expects to sell much of the production volume for each new plant prior to construction. Primary components of PCT’s operating costs include feedstock, labor, utilities, and other variable process inputs. These costs are relatively fixed on a per unit basis, providing significant upside to increasing prices. Through its cluster plant strategy, PCT expects to realize capital investment and operational efficiencies for future plants, reducing the investment per pound of capacity produced and allowing capacity to be added more quickly. PCT expects that rapid volume scale-up, long-term fixed price contracts and stable unit cost economics will result in strong EBITDA margins, which combined with limited maintenance capital expenditure requirements should provide significant and growing cash flow as plant construction is completed.

PCT Strategy

Fully Unlock and Develop Polypropylene Circular Economy

PCT’s mission is to fully unlock the circular economy for polypropylene at sustainable economics across the supply chain. Comprising approximately 28% of annual global plastic production, polypropylene represents one of the largest challenges in plastics recycling and the plastics waste crisis. PCT’s patented and licensed Technology provides a truly unique waste-plastic-to-near-virgin-plastic solution to increase polypropylene recycling rates and allow stakeholders to achieve sustainability goals. As global demand for recycled polypropylene continues to grow, PCT expects demand for its UPRP to grow exponentially and support continued premium pricing compared to virgin polypropylene.

Complete Development and Commissioning of Plant 1 in Ironton, Ohio

PCT intends to address the world’s growing appetite for recycled polypropylene with the construction of its first commercial production facility located in Ironton, Ohio. After securing funding through a $250 million solid waste Revenue Bonds offering, construction commenced on the Plant 1 in October 2020. This includes site construction and issuance of long-lead time purchase orders from key equipment and system vendors. Plant 1 leverages the existing infrastructure of PCT’s pilot facility known as the Feedstock Evaluation Unit (“FEU”), which became operational in 2019. PCT’s plants use standardized equipment that is used in large plants globally, further facilitating scale-up of production. Additionally, PCT is supported by global construction and engineering partners that have commenced development on Plant 1 and are expected to be leveraged in the development of future plants. Plant 1 is expected to be operational in late 2022 and will have a nameplate capacity of 107 million pounds per year of UPRP.

Global Plant Development Buildout

To meet the growing global supply-demand gap for near-virgin recycled polypropylene, PCT is evaluating strategies to expand its annual production capacity to approximately one billion pounds by the end of 2024. PCT will leverage its extensive network of strategic partners and customers to support its global plant buildout strategy. We believe this expansion plan is achievable due to PCT’s underlying technology, which is comprised of commercially available equipment as well as top tier construction partners that operate globally. PCT intends to build new recycling production facilities globally, with the goal of having approximately 30 commercial lines operational by 2030 and approximately 50 by 2035. In addition to our first plant in Ironton, Ohio, we currently expect the next plants to be located in the United States, followed by Europe. Additional expansion in the United States is expected to include a scaled up “cluster” site model. Pre-engineering for the design and installation of multiple commercial lines in a single cluster site is currently underway and is expected to create efficiencies across the construction and permitting processes, as well as reduce average capital expenditures per plant and reduce overall operating costs. From this next wave of expansion, PCT expects to have approximately 1 billion pounds of installed capacity by the end of 2024.

Continue Identifying New Customers / Product Applications and Additional Feedstocks / Sources

To support its global expansion, PCT plans to invest in its sales and offtake partner development to identify new potential partners and unique product applications whose value to end consumers can be enhanced by the inclusion of UPRP. Already, PCT has seen significant interest from potential offtake partners willing to pay premium pricing for its UPRP production, including over 200 non-solicited offtake inquiries, including many top global producers. As global sustainability trends continue, the pursuit of optimal feedstocks will be critical to the company’s success. To date, PCT has evaluated over 170 various feedstocks through its FEU, the Analytical Method or Phase X. PCT intends to further expand its universe of viable feedstocks through strategic partnerships with waste collectors for post-consumer waste (“PCR”), manufacturers for post industrial waste (“PIR”), and inclusion of the latest pre-processing and sortation technologies.

Maintain Capital Structure Flexibility to Finance Plant Buildout

PCT plans to develop global production plants with approximately one billion pounds of capacity by 2025. The Company recently issued $250 million non-recourse Revenue Bonds to partially fund Plant 1 along with PCT equity. PCT expects to finance future plants primarily with a combination of debt and equity financing. The Company, supported by its ESG profile, believes there is significant interest and demand from debt and equity sources, including traditional debt and equity, strategic partners, government grants and loans, etc. As the initial plants become operational, PCT expects to generate cash flow that could also support funding for future plant development.

The Product: UPRP

Polypropylene has multiple applications including packaging and labeling for consumer products, piping, ropes, cabling and plastic parts for many industries and, in particular, the automotive industry. It is one of the most commonly used plastics in the world due to its flexibility as a “living hinge” on consumer product lids (shampoo, ketchup) since it typically will not break when bent even after multiple movements and ranges of motion.

PCT’s unique purification separates colors, odors, and contaminants through a physical separation process. This process and end product quality have been tested and validated by P&G, prospective offtake partners, and independent third party labs. When compared to virgin resin, PCT’s UPRP expresses near identical mechanical properties across Melt Flow Index (a measure of viscosity), Tensile Modulus (measure of stiffness), and Impact Strength (a measure of sudden resistance to force).

PCT has leveraged strategic partners with expertise in operations, the use of additives to improve the physical properties of polymers, and Consumer Packaged Goods companies to conduct early testing to confirm that the product meets the expectations of the end users and offtake partners.

Offtake and Customers

Based on current offtake subscription agreements and LOIs, PCT intends to market and sell the UPRP to a wide range of industries, including but not limited to: resin distributors, resin converters, consumer goods manufacturers, food and beverage producers, toy manufacturers and personal care goods producers. Polypropylene is used in a variety of end markets, including consumer packaged goods, electronics, automotive, building & construction, household goods and agriculture. Due to a growing awareness around sustainability and many multinational companies shifting their strategic focus to sustainability as a key differentiator, PCT intends to provide UPRP to a diversified customer base across end markets over time.

Certain offtake pricing agreements are established based on a monthly index published by the IHS Global Plastics and Polymers Report. Since PCT began accepting LOIs from other potential offtake customers, PCT has received significant interest for its UPRP at a premium price to commodity polypropylene pricing. The premium pricing demonstrated in the LOIs supports a de-linking of UPRP pricing from the price of virgin polypropylene. Assuming the continuation of current trends in global sustainability and lack of competing alternatives, PCT expects the price of its UPRP to continue to command a premium over the price of virgin resin and not be subject to fluctuations in the price of virgin PP. For each of the offtake agreements, PCT guarantees the UPRP product to meet specific criteria for both color, opacity and other key technical targets such as MFI (Melt Flow Index) and tensile strength (aka tensile modulus).

The Company has entered into minimum offtake subscriptions agreements for UPRP from its first plant in the amount of 63 million pounds per year, and at PCT’s sole option, up to a quantity of 138 million pounds per year. In addition to the fully executed contracts for these volumes, an additional volume of 35 million pounds annually is secured pursuant to agreements with three strategic partners at their option. Additionally, PCT has entered into LOIs with over twenty-five companies, including large global consumer product companies, distributors and manufacturers that use polypropylene. These LOIs would secure a minimum of 94 million additional pounds of volume and up to 250 million pounds at the Company’s option. The Company continues to maintain active dialogue with potential offtake customers to secure additional volume for future plants.

Pursuant to the Pre-Purchase Term Sheet, as described above, on March 16, 2021 PCT received a pre-payment of $5.0 million for future receipt of UPRP meeting certain purity, color and other technical specifications set forth in the Pre-Purchase Term Sheet. For a full description of the Pre-Purchase Term Sheet, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting Our Financial Condition and Results of Operations— Strong Demand for High Quality Recycled Polypropylene.”

Feedstock Supply

Over 150 billion pounds of polypropylene waste feedstocks are generated every year across multiple industries. Most of these feedstocks are untapped by the market today and are disposed of in landfills and oceans. These feedstocks include flexible & rigid packaging, plastic waste from textiles, and large business segments including consumer products, medical, automotive, industrial, and agricultural.

PCT has evaluated over 170 feedstocks from over 35 suppliers and reached definitive feedstock agreements with five suppliers representing 60 million minimum and up to 210 million pounds at PCT’s option, with pricing linked in part to the IHS Markit Index that tracks the prices of General Purpose Homopolymer prices and is reported out on a monthly basis (the “IHS Index”). Each supplier agreement includes multiple waste streams across post-industrial and post-consumer polypropylene resin. Each year, the Company will request a quantity of feedstock between the minimum and maximum quantities specified in each feedstock supply agreement. The feedstock price will be linked in part to changes in the index for virgin polypropylene in a price schedule that contains a fixed, collared price around an index price range that is also known as the “baseline” price. These contract prices are linked to the IHS Index which provides a tracking mechanism and collar for feedstock prices. Additionally, the contract prices are tied to tranches based on the percentage of polypropylene in the feedstock supplied to ensure and incentivize suppliers to provide the highest percent of polypropylene. The price schedule also contains a minimum price floor.

PCT has chosen to process most polypropylene feedstock sources across film, fiber, and rigids. Each feedstock type has immediate advantages as well as long-term benefits for PCT:

•	Rigids, commonly referred to as post-consumer recycled plastic, are the most commonly reclaimed plastics in the industry today. Existing recycling infrastructure in the United States today provides a range of opportunities to acquire rigid feedstocks through mixed bales with price transparency. Though traditional mixed bales are not currently desirable as an alternative option for obtaining additional feedstock supply. The implementation of China’s National Sword, a regulatory policy enacted in 2018 that stopped China’s importation of mixed plastics/trash has created a market need to find alternative buyers for recycled polypropylene. Increased social awareness has resulted in a specific focus on recycling polypropylene and efforts like The Recycling Partnership have created a $35 million fund to help grow polypropylene collection domestically.

•	Film is typically not processed by traditional reclaimers, resulting in a favorable acquisition price for PCT. Today, only 15% of film is reclaimed, which represents a strong opportunity for PCT to expand in the future. The Technology allows PCT to unlock the value of this feedstock at a favorable cost.

•	Fiber is the least recycled of the 3 waste streams, due to the limited infrastructure, innovation, and market for this material. Each year, approximately four billion pounds of carpet head to the landfill, which represents approximately 500 million pounds of polypropylene.

The Processing Facilities

The Feedstock Evaluation Unit

The FEU (also called the “Phase I Facility”) is an 11,000 square foot facility located in Ironton in Lawrence County, Ohio with over 1 mile of stainless-steel piping. The facility was completed in July 2019 and has been producing UPRP product since that time. The FEU is considered a pilot scale replica of the larger commercial line being developed at Plant 1. It serves the strategic purpose of determining if new feedstock streams are of sufficient quality before introducing them into the commercial line at Plant 1 initially, and later facilities as built. The FEU is designed to project the throughput and uptime of the commercial line by validating feedstocks prior to industrial use. Quantities of offtake from the FEU have been provided to offtake partners for evaluation. To date, the product produced is within ranges acceptable under contractual offtake agreements. When the commercial line is operational, the FEU will remain a critical component for testing feedstock.

Plant 1

Located on the same site as the FEU, PCT commenced construction in October 2020 on its first commercial scale recycling facility (“Plant 1” or the “Phase II Facility”). The property is formerly owned by The Dow Chemical Company, where a plant is no longer in operation, but significant infrastructure remains. PCT intends to construct, renovate, equip and install an approximately 150,000 square foot facility housing commercial-scale equipment designed to process 182 tons per day of waste polypropylene, including the repurposing of a number of existing buildings for feedstock pre-processing, feedstock storage, and utilities. An additional building has been leased for feedstock pre-processing research and development. Once operational, Plant 1 should be capable of annual production of 107 million pounds of UPRP when operating at 90% capacity and with expected process losses. We expect Plant 1 to begin production in late 2022 and are using the same team that brought the Phase I Facility online, specifically:

•	The core process, known as the Inside Battery Limit (“ISBL”), is comprised of process equipment, extruders, pelletizers, and related equipment and is to be provided under an equipment supply contract with Koch Modular Process Systems, LLC (“KMPS”), a leading global engineering, procurement and construction group.

•	Denham-Blythe Company, Inc., (“Denham-Blythe”), a provider of architectural, engineering, construction management, general contracting, and start-up services, has been selected to serve as the Outside Battery Limit (“OSBL”) and will perform all civil and structural construction aspects of Plant 1, in addition to plant components related to materials handling and transfer.

•	M. A. Mortenson Company, a construction company, will be the Company’s agent responsible for, among other things, coordinating PCT, Denham-Blythe and its subcontractor, EN Engineering, Inc., and KMPS.

Most importantly, each of KMPS and Denham-Blythe, among other suppliers and third party vendors are providing process guarantees, warrantees of performance, and/or have entered into agreements with liquidated damage provisions if certain progress milestones are not reached.

Government Regulation

PCT is subject to laws and regulations administered by various federal, state and local government agencies in the United States that prescribe the requirements and establish the standards for quality and safety, regulate PCT’s products, and the manufacturing, labeling, marketing, promotion, and advertising thereof.

PCT is also subject to labor and employment laws, laws governing advertising, privacy laws, safety regulations, marketing claims and other laws, including but not limited to consumer protection regulations that regulate retailers or govern the promotion and sale of merchandise. PCT’s operations, and those of its suppliers, are subject to various laws and regulations relating to environmental protection and worker health and safety matters.

FDA Requirements

Recycled polypropylene in food packaging applications in the U.S. is regulated by the FDA. Components in food packaging that are not used in accordance with an applicable exemption, regulation, or Food Contact Notification are considered adulterated under § 402(a)(2)(C) of the Federal Food, Drug and Cosmetic Act (“FFDCA”). The FDA has established certain requirements for the use of polypropylene in food packaging, as well as guidelines for the use of recycled plastics in food packaging:

•	21 C.F.R. § 177.1520 (“Olefin polymers”) specifies that polypropylene may be employed as components of resinous or polymeric food-contact surfaces subject to the provisions of the regulation, with no associated limitation on its use.

•	Good manufacturing practices (“GMPs”) apply such that, per 21 C.F.R. §110.80, materials used in making food containers must be “safe and suitable” for their intended use. Compliance requires a quality assurance system, a quality control system and documentation.

•	All additives must be in accordance with an applicable exemption, regulation, or food contact notification.

•	FDA’s “Guidance for Industry - Use of Recycled Plastics in Food Packaging: Chemistry Considerations (August 2006)” is designed to assist manufacturers of food packaging in testing and evaluating processes for recycling plastic for use in food packaging. On a voluntary basis, companies may ask FDA to issue a Letter of No Objection (“LNO”) to provide assurance to customers regarding the regulatory compliance and safety of systems that recycle polymers (Section II of the 2006 Guidance).

PCT expects to file a LNO request in approximately the third quarter of 2021, with the end goal of showing the capability of PCT’s Technology at contaminant removal. Surrogate challenge testing can be used in lieu of, or in conjunction with, migration testing for FDA’s evaluation of PCT’s Technology. The need for migration testing is informed by the results from the surrogate challenge testing. PCT has demonstrated contaminant removal efficiency on the order that will allow the FDA to provide, but PCT cannot guarantee receipt of, an LNO in 2021, which confirms that the Company’s process produces UPRP for use in allowable food packaging applications. The process of obtaining FDA regulatory approval requires the expenditure of substantial time, of up to one year, and significant financial resources. FDA could refuse to approve a LNO application, a decision may be delayed if the FDA has questions about the data or other aspects of the filing, or the review schedule may be extended if there are a significant number of LNO requests pending since the FDA is under no time limit to decide on LNO requests.

PCT’s planned LNO request will specify the use of food-grade feedstock based on the reasonable availability of this feedstock. PCT may need or want to expand the type of polypropylene feedstock it uses to make UPRP for food packaging in the future. PCT would then need to conduct additional testing and make further LNO submissions to process different plastic feedstocks from those described herein.

Environmental and Workplace Safety Laws

PCT is subject to air, water, waste and other environmental and workplace safety laws and regulations at the federal and state level in the United States including requirements of the Environmental Protection Agency (“EPA”), the Occupational Safety and Health Administration (“OSHA”), and the Federal Trade Commission (“FTC”).

Recycled polypropylene for use in non-food packaging uses complies with or is exempt from EPA’s requirements under the Toxic Substances Control Act (“TSCA”), since polypropylene (Chemical Abstracts Service Registry Number (CASRN) 9003-07-0) is approved for use on the TSCA Chemical Substances Inventory and the manufacture of polymers is exempt from TSCA Chemical Data Reporting. Additive selection will also comply with the TSCA.

PCT is subject to local, state and federal laws and regulations that address the release of hazardous substances into the air, water and land, and the storage, handling, disposal and transportation of hazardous materials. PCT holds various state and local licenses and permits, some of which are perpetual, and others which renew periodically. These include both environmental and general business licenses. Larger multi-line locations may also fall under federal Title V permitting rules.

OSHA and the delegated states implement the Occupational Safety and Health Act and relevant state counterparts. In relevant part, this requires hazard identification and communication about materials used or produced in operations to employees, state and local government authorities and citizens. Other workplace safety rules, such as those governing confined space entry and process safety management, also apply to PCT’s operations, and PCT’s facility is subject to OSHA inspection. PCT’s operations are subject to privacy laws and federal and state laws governing labor and employment matters such as minimum wage, overtime, working conditions and employment eligibility requirements.

The FTC requires that marketing and advertising by PCT and its feedstock suppliers be truthful, non-misleading, not deceptive to consumers, and consistent with the Guides for the Use of Environmental Marketing Claims, 16 C.F.R. Part 260, concerning recycling claims. The federal Lanham Act and federal antitrust laws govern PCT’s business activities and advertising claims. State law equivalents of false advertising claims laws apply and these laws may differ from each other in significant ways. They often are not preempted by federal laws.

Regulation Outside the United States

The commercialization of our product in countries other than the U.S. may require that PCT, or companies with whom PCT partners for such foreign commercialization, obtain necessary approvals for food packaging use under foreign regulatory regimes comparable to that of the FDA. Applicable approval processes and ongoing requirements in international markets vary from country to country and may involve more time and expense than that required to obtain approvals in the U.S. We intend to meet these requirements ourselves or through distributors as required.

The European Union’s (“EU”) goal to harmonize legislation on food-contact substances is comparatively mature with respect to plastics, with a general framework of rules for clearing and marketing food packaging materials through a positive list system as well as specific rules for recycled plastics. The requirements are found in Commission Regulation No. 1935/2004/EC (“Framework Regulation”), Commission Regulation No. 2023/2006/EC (“GMP Regulation”), Commission Regulation No. 10/2011/EC (“Plastics Regulation”) and Commission Regulation No. 282/2008/EC (“Recycled Plastics”). The Framework Regulation is the umbrella and the other requirements fall underneath it. Listings for polypropylene and propylene monomer (CASRN 75-56-9) are accompanied by reasonable overall or specific migration limits.

The safety of residual additives in recycled resins is reviewed by The European Food Safety Authority (“EFSA”) under the Recycled Plastics Regulation, while new additives will need to comply with the applicable specifications in the Plastics Regulation. For in scope processes, EFSA reviews the source and quality of the input material, the efficiency of the process to decontaminate the plastic and the intended use of the recycled plastic. There is no filing fee, and the EFSA review takes several months. The two-part process established by the Recycled Plastics Regulation calls for a secondary recycling process to also obtain authorization by the European Commission (“EC”). To-date, the EC has not authorized any recycling processes for the over 140 recycling systems reviewed by EFSA. Until the EC places more resources toward implementing the program, the timing of this review is uncertain for most if not all suppliers of recycled plastic. Falling outside the scope of this regulation are recycled plastics used behind a plastic functional barrier and PIR from the production of plastic food contact materials that have not yet been in contact with food and which are recycled within the manufacturing site. PCT has not yet selected feedstock, applied for authorization or determined the status of PCT’s polypropylene resin under the applicable EU Directives.

Imports of UPRP into the EU under the REACH (“Registration, Evaluation, Authorisation and Restriction of Chemicals,” EC No. 1907/2006) regulation are subject to registration for the monomer propylene and will require PCT to certify to the presence, if any, of any ingredients that are listed on the Candidate List as substances of very high concern (“SVHC”), the Authorization List in Annex XIV, the Restricted List under Annex XVII, or banned substances. PCT will engage an Only Representative (“OR”) to support REACH registration. PCT believes that UPRP complies with the EU Directive on the Restriction of Hazardous Substances in Electrical and Electronic Equipment known as RoHS 2 (Directive 2011/65/EU, 1 July 2011), which sets restrictions on the heavy metals lead, mercury, cadmium, and hexavalent chromium and polybrominated biphenyls and polybrominated diphenyl ethers flame retardants. UPRP is classified as non-hazardous under the EU CLP (Classification, Labelling, and Packaging) regulation (EC 1272/2008).

Post-Marketing Requirements

Following the grant of an FDA LNO, PCT and the UPRP (that is produced) are subject to continuing regulation by the FDA and other federal and state regulatory authorities. PCT’s manufacturing process must comply with the suitable purity requirements of 21 C.F.R. § 174.5 and operate in a manner to prevent adulteration as required by section 402(a)(3) of the FFDCA. Modifications or enhancements to the products or labeling or changes of site of manufacture may warrant additional voluntary notification through the LNO process.

PCT is committed to acting in accordance with all applicable environmental laws and regulations. As part of PCT’s environmental risk management process, PCT engages environmental and regulatory consultants and service providers to assist in compliance and provide other environmental and stewardship services.

Intellectual Property

Pursuant to the License Agreement, P&G has granted PCT a license to utilize P&G’s intellectual property and PCT, subject to the Grant Back, licenses to P&G a right to sublicense, subject to volume and geographic restrictions, the P&G technology. Under the Grant Back, for five years after the effective date of the License Agreement, the aggregate tonnage that may be produced under the Grant Back will be capped at 500,000 metric tons per year worldwide. Beyond year 5, that aggregate annual tonnage will be expanded to enable modest expansion across each of the six regions worldwide (generally, North America, Europe, China, Asia, Africa and Latin America).

PCT has a limited right to sublicense the technology to PCT affiliates and select third parties with the consent of P&G. All nine filed and granted patents and four pending patent applications are utility patents (as opposed to design patents and applications). All of the patents (whether filed and granted or pending) relate to the same core PCT technology processes. This patent estate covers the proprietary process by which waste polypropylene is converted into ultra-pure recycled polypropylene, specifically the method for separating and purifying polymers from the reclaimed and contaminated polypropylene, polyethylene and other polymers. The License Agreement also governs the ownership of process improvements. Improvements (as defined in the License Agreement) invented by PCT are owned by PCT and are licensed back to P&G for the purpose of selling licensed product, while Improvements (as defined in the License Agreement) invented by P&G or jointly by P&G and PCT are owned by P&G and licensed to PCT. The license may become non-exclusive if PCT fails to make payments or undergoes a change of control without the prior written consent of P&G. If PCT defaults under the License Agreement and the License Agreement is terminated, P&G fails to perform its obligations under these agreements, or PCT’s relationship with P&G is otherwise damaged or severed, this could have a material adverse effect on PCT’s business, results of operations or financial performance. In addition, P&G’s failure to consent to future sublicenses by PCT to PCT affiliates and select third parties would limit PCT’s ability to expand as contemplated by its current business plan.

The License Agreement will terminate upon the later of (a) the expiration of the last Licensed Patent (as defined in the License Agreement) to expire and (b) the expiry date of the warrant between PCT and P&G (which was executed on October 16, 2020. Under the License Agreement, thirteen Utility Patents were filed and granted by the United States Patent and Trademark Office (“USPTO”). Each Utility Patent will expire on the 20-year anniversary of the original application filing date. Together, these thirteen Utility Patents make up the Licensed Patents.

Effective January 1, 2021, PCT entered into an agreement with P&G to provide certain research assistance through June 30, 2021. Under the terms of the agreement, PCT is obligated to pay P&G $0.5 million for such services.

On November 13, 2019, PCT entered into a Technology Sublicense Agreement with Impact Recycling Limited, a Scottish company and Impact Laboratories Limited, a limited Scottish company (together, “Impact Recycling”), an Amendment and Addendum to Technology Sublicense Agreement, dated as of May 27, 2020, with Impact Recycling and a Second Amendment and Addendum to Technology Sublicense Agreement, date as of December 15, 2020, with Impact Recycling (together and as amended, the “Impact Sublicense Agreement”). Pursuant to the Impact Sublicense Agreement, PCT has been granted a limited sublicense by Impact Recycling to, after payment of the Initial License Fee (as defined below), use the sublicensed separation technology to prepare feedstock for purification treatment involving the Technology in order to manufacture and sell License Products (as defined in the Impact Sublicense Agreement). As of March 31, 2021, the sublicensed separation technology had not yet been implemented.

PCT is required to pay a one-time, nonrefundable initial fee of $2,500,000 (the “Initial License Fee”) pursuant to the Impact Sublicense Agreement. PCT is also required to pay certain royalties. Specifically, for all Licensed Product produced in a calendar year under the Impact Sublicense Agreement for purification treatment involving the P&G technology, PCT is required to pay royalties in the amount of $22 per metric ton for production volumes of between 228,000 metric tons and 342,000 metric tons and $33 per metric ton for production volumes of more than 342,000 metric tons. For all Licensed Product produced in a calendar year under the Impact Sublicense Agreement but not for purification treatment involving the P&G technology, PCT is required to pay royalties equal to 10% of Net Sales (as defined in the Impact Sublicense Agreement) from such Licensed Product. PCT is also required to pay royalties equal to 10% of Net Sales from such Licensed Product produced in a calendar year using the P&G technology and either (i) the feedstock has less than the targeted five percent by weight of polyolefins or (ii) the commercial facility has a production capacity of less than 10,000 metric tons per annum.

The terms of payment of the Initial License Fee, including due date, ability to pay in installments, and certain related fees have been modified in the amendments to the initial Impact Sublicense Agreement. As of March 31, 2021, PCT has paid Impact Recycling the Initial License Fee.

The Impact Sublicense Agreement will remain in full force and effect until the last to expire of any of the Patents (as defined in the Impact Sublicense Agreement) that make up the sublicensed separation technology, unless terminated earlier due to a material breach of the Impact Sublicense Agreement, PCT’s failure to pay royalties or the bankruptcy of PCT. The last of the Patents that make up the sublicensed separation technology are expected to remain in full force and effect until July 27, 2035.

Facilities

From May 2018 to September 2020, PCT leased the Lawrence County, Ohio property from Innventure LLC, an affiliate of PCT. On October 8, 2020, a PCT subsidiary purchased the land from Innventure LLC. See the section entitled “Certain Relationships and Related Party Transactions.” PCT, through a subsidiary, also leases from the Lawrence Economic Development Corporation a building and its approximately two acres of land located diagonal from the FEU to use for PCT’s operations. The lease was entered into in May of 2021 and expires in May 2026, though PCT may extend the lease for up to three additional five year terms.

PCT leases its office space, which consists of 2,870 square feet located at 5950 Hazeltine National Drive, Suite 650, Orlando, Florida 32822 expiring September 2022 and 2,714 square feet located at 325 County Road 1A, Ironton, OH 45638. The lease was renegotiated and, pursuant to the lease entered into in January of 2021, expires in January 2026.

Additionally, effective on May 27, 2021, PCT entered into a new lease for approximately 12,229 square feet of new office space located at 5950 Hazeltine National Drive, Orlando, Florida 32822 (the “May 2021 Lease Agreement”), which expires in 2027. PCT expects to occupy this office space in approximately four months and consolidate all of its Orlando office space into this location.

On June 22, 2021, PCT executed the First Amendment to the May 2021 Lease Agreement to expand the original 12,229 square feet by an additional 2,003 square feet.

PCT believes that its current facilities are suitable and adequate to meet its current needs.

Human Capital Resources

Employees & Demographics. As of March 31, 2021, PCT employed 53 employees. None of PCT’s employees are represented by a labor union. With respect to demographics, approximately 30% of our employees are female and 70% are male. There will be additions to our staff in the coming months as our operations expand to support the initial operation of the Project and the contemplated future expansion.

Talent & Turnover. With a focus on talent acquisition, the leadership team seeks out the most qualified candidates for open roles and endeavors to keep them at PCT. We have a robust program for seeking out those candidates, which ranges from sourcing through talent applications, reviewing direct applicants and using internal referrals to fill roles. Additionally, we strive to promote internally, if applicable. Our program has resulted in a low turnover rate of 6% to date.

Compensation Practice & Pay Equality. As PCT evolves and expands operations, Human Resources in partnership with the leadership team will continue to evaluate the existing workforce to ensure that best practices are maintained across the entire team without risk of inequality. Pay structures will be reviewed annually to ensure best practices in a competitive market and, as part of that review, compensation will be realigned where appropriate for existing employees and new hires.

Legal Proceedings

Beginning on or about May 11, 2021, two putative class action complaints were filed against PCT, certain senior members of management and others, asserting violations of federal securities laws under Section 10(b) and Section 20(a) of the Exchange Act. The complaints generally allege that the applicable defendants made false and/or misleading statements in press releases and public filings regarding the Technology, PCT’s business and PCT’s prospects. The first putative class action complaint was filed in the U.S. District Court for the Middle District of Florida by William C. Theodore against PCT and certain senior members of management (the “Theodore Lawsuit”). The second putative class action complaint was filed in the U.S. District Court for the Middle District of Florida by David Tennenbaum against PCT, certain senior members of management and others (the “Tennenbaum Lawsuit” and, together with the Theodore Lawsuit, the “Lawsuits”). The plaintiffs in the Lawsuits seek to represent a class of investors who purchased or otherwise acquired PCT’s securities between November 16, 2020 and May 5, 2021. The plaintiffs in the Tennenbaum Lawsuit also seek to represent a class of all holders of ROCH securities entitled to participate in the March 16, 2021 shareholder vote on the Business Combination. The complaints seek certification of the alleged class and compensatory damages. The Theodore Lawsuit also seeks punitive damages.  The complaints rely on information included in a research report published by Hindenburg Research LLC. The time for applicable defendants to answer, move or otherwise respond has not yet been scheduled.  PCT and the individual defendants constituting senior members of management intend to vigorously defend the Lawsuits.  Given the stage of the litigation, PCT cannot reasonably estimate at this time whether there will be any loss, or if there is a loss, the possible range of loss, that may arise from the unresolved Lawsuits.

In the future, PCT may become party to additional legal matters and claims arising in the ordinary course of business. While PCT is unable to predict the outcome of the above or future matters, it does not believe, based upon currently available facts, that the ultimate resolution of any such pending matters will have a material adverse effect on its overall financial position, results of operations, or cash flows.

See “Risk Factors — PCT faces risks and uncertainties related to litigation.”

COMBINED COMPANY management

Defined terms included below shall have the same meaning as terms defined and included elsewhere in this prospectus.

Executive Officers and Directors

The following table sets forth, as of June 25, 2021, certain information regarding our executive officers and directors who are responsible for overseeing the management of our business, including their names, ages and positions.

Name	Age	Position
Executive Officers
Michael Otworth(3)	59	Chairman, Chief Executive Officer and Director
Michael Dee	64	Chief Financial Officer
David Brenner	36	Chief Commercial Officer
Dustin Olson	44	Chief Manufacturing Officer
Brad Kalter	54	General Counsel and Corporate Secretary

Non-Employee Directors
Tanya Burnell(1)	44	Director
Richard Brenner(2)	67	Director
Dr. John Scott(1)	70	Director
Jeffrey Fieler(2)	51	Director
Timothy Glockner(1)	44	Director
Fernando Musa(3)	56	Director

(1) Class I director, with a term expiring at the annual meeting of stockholders to be held in 2022.

(2) Class II director, with a term expiring at the annual meeting of stockholders to be held in 2023.

(3) Class III director, with a term expiring at the annual meeting of stockholders to be held in 2024.

Executive Officers

Michael Otworth serves as the Combined Company’s Chairman and Chief Executive Officer and as a member of the Combined Company’s board of directors. Mr. Otworth also serves as Chief Executive Officer of PCT LLC. Mr. Otworth served as a member of PCT LLC’s board of directors from October 2015 to Closing. Mr. Otworth also served as Chief Executive Officer of Innventure LLC, an affiliate of PCT, from October 2015 to January 2021, and still serves as chair of the board of directors of Innventure LLC. Previously, Mr. Otworth served as President and Founding Partner of Green Ocean Innovation from 2008 to 2015, which provided technology sourcing and innovation strategy and development services to Lilly/Elanco Animal Health primarily focusing on therapeutics, diagnostics and various medical devices. Prior to Green Ocean Innovation, he served as Vice-President and Founding CEO of multiple start-ups at XL TechGroup (“XLTG”), a venture capital firm, from 1996 to 2000. Additionally, Mr. Otworth was a key senior management leader of XLTG, which founded, capitalized and advanced companies successfully to late stage funding from 2000 to 2008. He began his career on Capitol Hill working as a legislative aide and committee staff member in the U.S. House of Representatives after attending Otterbein University. We believe Mr. Otworth is qualified to serve as Chief Executive Officer of the Combined Company and as a member of the Combined Company’s board due to his more than 24 years of experience leading start-ups in the technology industry.

Michael Dee serves as the Combined Company’s Chief Financial Officer. Mr. Dee also serves as PCT LLC’s Chief Financial Officer, a position he has held since November 2020. Previously, Mr. Dee served as the Managing Member of Bird Creek Capital LLC, a consulting services company, providing advice and services to the Company. Before joining the Company, Mr. Dee served as the President and Chief Financial Officer and a member of the board of directors of Graf Industrial Corp., a special purpose acquisition company from October 2018 to September 2020, which acquired a lidar technology company in September 2020. Previously, Mr. Dee was involved in a number of personal investment and philanthropic activities. In 2015 and 2016, Mr. Dee was a Senior Advisor to the President for Finance of the Asian Infrastructure Investment Bank, a $100 billion multilateral development bank, and served as a member of its Management and Investment Committee. From 2010 to 2015, Mr. Dee managed various private investments, including providing advice to SeaOne Maritime Corp., a startup focused on the monetization of natural gas and gas liquids. Mr. Dee was Senior Managing Director - International of Temasek Holdings Private Limited, Singapore’s sovereign investment company, from 2008 to 2010 and also served as a senior member of its Management Committee and Investment Committee. Prior to joining Temasek, Mr. Dee worked at Morgan Stanley from 1981 to 2007 in a variety of senior positions in its capital markets, mergers and acquisitions and firm management divisions, including acting as Head of Fixed Income Capital Markets, Sovereign and Financial Institutions Coverage for Asia, Regional Chief Executive Officer for Southeast Asia and as Head of Morgan Stanley’s regional office in Houston. He was also appointed Singapore’s Honorary Consul General in Houston. Mr. Dee currently serves on the board of Velodyne Lidar, Inc. as Chairman of the nomination and corporate governance committee and as a member of the audit committee. Mr. Dee received a Bachelor of Science degree in Economics from the Wharton School of the University of Pennsylvania in 1981. Mr. Dee’s qualifications include his extensive global experience in public markets, corporate finance, and mergers and acquisitions.

David Brenner serves as the Combined Company’s Chief Commercial Officer. Mr. Brenner also serves as PCT LLC’s Chief Commercial Officer, a position he has held since August 2020. He also served as PCT LLC’s Chief Integration Officer from January 2017 to August 2020. Prior to joining PCT LLC, Mr. Brenner was a Senior Solution Manager, from September 2016 to November 2016, and a Manager, from September 2012 to September 2016, at Deloitte Touche Tohmatsu Limited, a division of a multinational professional services network. Mr. Brenner’s prior experience also includes leading the implementation of Electronic Medical Records for orthopedic surgeons, modernizing flagship applications for the Centers for Medicare and Medicaid Services, and supporting the implementation of the Affordable Care Act at Health Care Service Corporation. He earned his MBA from Texas A&M and holds a B.A. in Business Administration, Operations Management from The University of Texas.

Dustin Olson serves as the Combined Company’s Chief Manufacturing Officer. Mr. Olson served as PCT LLC’s Chief Manufacturing Officer from January 1, 2021 to Closing. Previously, Mr. Olson served as the Vice President of Advanced Polymer Solutions of LyondellBasell, a multinational chemical company and licensor of polyethylene and polypropylene technologies, from August 2018 to December 2020, where he had commercial responsibilities for all advanced polymer solution activities across Asia-Pacific, Africa, the Middle East and India. From June 2017 to August 2018, Mr. Olson served as LyondellBasell’s Director of Polypropylene Compounds, where he was commercially and functionally responsible for polypropylene compounds activities across Asia-Pacific, Africa, the Middle East and India. In addition, Mr. Olson also served as Director of Manufacturing for Compounding, Catalyst and Ethanol for LyondellBasell from June 2015 to June 2017, where he was responsible for all compounding, catalyst and ethanol manufacturing activities across the Americas. Mr. Olson received a B.S. in Chemical Engineering from the University of Missouri-Rolla, a Master’s degree in Chemical Engineering from the University of Houston, and an MBA from Rice University’s Jesse H. Jones Graduate School of Management.

Brad Kalter serves as the Combined Company’s General Counsel and Corporate Secretary. Mr. Kalter served as PCT LLC’s General Counsel and Corporate Secretary from January 25, 2021 to Closing. Previously, Mr. Kalter served as General Counsel, Chief Legal Officer and Secretary of United Insurance Holdings Corp., a property and casualty insurance holding company, from February 2019 to January 2021. From October 2015 to February 2019, Mr. Kalter served as Executive Vice President, General Counsel and Corporate Secretary of Exide Technologies (“Exide”), a battery manufacturing and energy storage business, overseeing global legal from 2015 to February 2019. Mr. Kalter was responsible for overseeing the legal functions of the organization including corporate governance, compliance, litigation and subsidiary management, as well as overseeing legal aspects of corporate financing transactions and mergers and acquisitions. Mr. Kalter previously served as Vice President, Deputy General Counsel and Corporate Secretary at Exide from 2009 to September 2015 and also as Exide’s Deputy General Counsel and Corporate Secretary from 2006 to 2008. Prior to joining Exide, Mr. Kalter served as General Counsel at Cotton States Insurance Group, a multi-line insurance group, from 1999 through 2003. Mr. Kalter holds a J.D. from Emory University and a B.A. in Political Science and Communications from the University of Pennsylvania.

Non-Employee Directors

Tanya Burnell serves as a member of the Combined Company’s board of directors. Ms. Burnell is also the chair of the audit committee and a member of the compensation committee. Ms. Burnell served as a member of PCT LLC’s board directors from August 2020 to Closing. Since June 2013, Ms. Burnell has served as a Director of CC Industries, Inc., an affiliate of Henry Crown and Company, a privately owned investment company that invests in public and private securities, real estate, and operating companies. In her role, Ms. Burnell focuses primarily on sourcing and executing new investment opportunities, and providing strategic, financial and operational oversight to operating companies. We believe Ms. Burnell is well-qualified to serve as a member of the Combined Company’s board due to her expertise and experience in finance, operational oversight, and strategy.

Richard Brenner serves as a member of the Combined Company’s board of directors. Mr. Brenner served as a member of PCT LLC’s board of directors from October 2015 to Closing. Mr. Brenner has also served as the Chief Operating Officer of Innventure LLC, an affiliate of PCT, since October 16, 2015. Previously, he was the CEO and co-founder of SPRIM Strategy & Intelligent Innovation, a strategy consulting firm, from 2012 to March 2017, where he oversaw the company’s business operations and ensured the company had effective operational and financial procedures in place. Earlier in his career, Mr. Brenner served as Marketing Director at P&G for Noxzema skin care, followed by Secret and Sure antiperspirants in Cincinnati. He earned his MBA from Northwestern University and his B.S. in Business Administration from the University of Maryland. We believe Mr. Brenner is well-qualified to serve as a member of the Combined Company’s board due to his experience in strategy marketing, finance and operations.

Dr. John Scott serves as a member of the Combined Company’s board of directors. Dr. Scott served as Chief Science Officer and as a member of PCT LLC’s board of directors from October 2015 to Closing. Dr. Scott currently serves as co-founder, principal, and Chief Science Officer of Innventure LLC, an affiliate of PCT. Additionally, he has served as a senior scientific advisor to PCT’s management team since 2015. Dr. Scott is also a founder of XLTG and served as its CEO from 1993 to 2013. For the early part of his career, Dr. Scott was an academic scientist for various universities and government labs including the Universities of Maryland, North Carolina and Arizona and the NASA Goddard Space Flight Center. Additionally, he served as a scientific consultant to six national governments and has advised NATO and the Institute for Defense Analysis. Based on these experiences, Dr. Scott devised a systematic methodology for founding, funding and scaling start-up disruptive technology companies. He is a dual program Ph.D. in Physics/Astrophysics with over 60 papers published. We believe Dr. Scott is qualified to serve as a member of the Combined Company’s board due to his vast scientific expertise and his over 45 years of experience in scientific development, consulting and leadership.

Jeffrey Fieler serves as a member of the Combined Company’s board of directors. Mr. Fieler is also the chair of the nominating and corporate governance committee and a member of the audit committee. From June 2010 to March 2018, Mr. Fieler served as the Founder and Portfolio Manager of Sylebra Capital Management, a global investment manager, where he managed an active portfolio in the global technology, media and telecommunications sectors with assets under management in excess of $1.5 billion. From May 2003 until June 2010, Mr. Fieler served as a Senior Partner (from January 2007 until June 2010) and Partner (from May 2003 until January 2007) at Coatue Management, a global investment manager, where he managed investment research and portfolio positions related to the internet, media and telecom industries. From March 2000 until May 2003, Mr. Fieler was a Managing Director and Senior Internet Analyst at Bear Stearns, an investment bank. Mr. Fieler has an MBA from the New York University Stern School of Business and a B.A. from Brown University. We believe Mr. Fieler is well-qualified to serve as a member of the Combined Company’s board due to his broad experience in finance and investing.

Timothy Glockner serves as a member of the Combined Company’s board of directors. Mr. Glockner is also a member of both the compensation committee and the nominating and corporate governance committee. Since 2019, Mr. Glockner has served as the president of Glockner Enterprises, a transportation finance, insurance and investment company. Mr. Glockner served as Vice President of Glockner Enterprises from 2002 until 2019. We believe Mr. Glockner is well-qualified to serve as a member of the Combined Company’s board due to his over 18 years of experience in operations, leadership and company development.

Fernando Musa serves as a member and lead independent director of the Combined Company’s board of directors. Mr. Musa is also the chair of the compensation committee and a member of the audit committee. Since March 2020, Mr. Musa has served as an Operating Partner of Advent International, a global private equity firm. Previously, Mr. Musa served as the Global CEO of Braskem S.A., a petrochemical company, from May 2016 to December 2019, as CEO of Braskem America from May 2012 to April 2016, and as Braskem’s Vice President of Planning and Business Development in 2011. In 2010, Mr. Musa was responsible for Braskem’s Quattor Planning and Integration process. Prior to joining Braskem, Mr. Musa was a Partner of Pragma Gestão de Patrimônio Ltda., a wealth management firm, from 2008 to 2009. From 1998 to 2007, Mr. Musa was Managing Partner and Co-Head of the Latin American Practice of Monitor Group, a multinational strategy consulting practice. From 1997 to 2001, Mr. Musa served as Founding Partner of MGDK, a local consulting firm focused on turnaround and venture capital. In 1995 and 1996, Mr. Musa was a Strategic Planning Director at Editora Abril, a publishing and printing company, and was a Business Analyst and Engagement Manager at McKinsey, a worldwide management consulting firm, from 1990 to 1995. Mr. Musa also participated in the Management Trainee Program at Dow Chemical in 1989. Since March 2020, Mr. Musa has served as a Senior Advisor of Bain & Company, a global management consultancy firm, and from March to December 2020 was a member of the Advisory Board of Oxiteno, a multinational manufacturer of surfactants and chemicals. Mr. Musa received a degree in Mechanical Engineering from the Instituto Tecnológico da Aeronáutica in 1988, and also received an MBA from Insead in 1992. We believe Mr. Musa is well-qualified to serve as a member of the Combined Company’s board due to his vast experience in chemical sciences and his over 30 years of experience in strategic management and finance in leadership roles.

Corporate Governance

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders following the Business Combination. Notable features of this corporate governance include:

•	independent director representation on our audit, compensation and nominating and corporate governance committees, and our independent directors will meet regularly in executive sessions without the presence of our corporate officers or non-independent directors;

•	at least one of our directors will qualify as an “audit committee financial expert” as defined by the SEC; and

•	a lead independent director to serve as a liaison between the Chief Executive Officer and our independent directors and perform such additional duties as our board of directors or our nominating and corporate governance committee may otherwise determine.

Election of Officers

Each executive officer serves at the discretion of our board of directors and holds office until his or her successor is duly appointed or until his or her earlier resignation or removal.

Family Relationships

Other than Richard Brenner and David Brenner, who are father and son, respectively, there are no family relationships among any of our directors and executive officers.

Board Composition

Our board of directors consists of seven directors. Each of our directors will continue to serve as a director until the election and qualification of his or her successor or until his or her earlier death, resignation or removal. The authorized number of directors may be changed by resolution of our board of directors. Vacancies on our board of directors can be filled by resolution of our board of directors.

Our board of directors is divided into three classes, each serving staggered, three-year terms until the date (the “Sunset Date”) of the first annual meeting of the stockholders that is held after the fifth anniversary of the effectiveness of the Amended and Restated Certificate of Incorporation:

•	our Class I directors are Dr. John Scott, Tanya Burrell and Timothy Glockner, and their terms will expire at the first annual meeting of stockholders following the date of this prospectus;

•	our Class II directors are Richard Brenner and Jeffrey Fieler, and their terms will expire at the second annual meeting of stockholders following the date of this prospectus; and

•	our Class III directors are Michael Otworth and Fernando Musa, and their terms will expire at the third annual meeting of stockholders following the date of this prospectus.

Each of Mr. Musa and Mr. Fieler is a director designated by certain of the ROCH Investors (as defined therein) and the Pre-PIPE Investors (as defined therein), respectively, pursuant to the Investor Rights Agreement. Pursuant to the Investor Rights Agreement, one of the two directors will be designated by certain of the ROCH Investors for two years following the date of the Investor Rights Agreement and, in that two year period, the other director will be designated by certain of the Pre-PIPE Investors until the Pre- PIPE Investors no longer hold 10% or more of the Combined Company’s outstanding Common Stock (the “Threshold”). Following the end of the above-mentioned two year period and until the Pre-PIPE Investors no longer hold the Threshold, certain of the Pre-PIPE Investors shall continue to have the right to designate one director to the Combined Company’s board of directors. Ms. Burnell is a director designated by Pure Crown LLC pursuant to the Pure Crown Letter Agreement. For more details, see the section entitled “Certain Relationships and Related Party Transactions — Class A Unit Purchase Agreement with Pure Crown LLC.”

Prior to the Sunset Date and as a result of the staggered board, only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective terms. At any meeting of stockholders at which directors are to be elected prior to the Sunset Date, the number of directors elected may not exceed the greatest number of directors then in office in any class of directors. The directors first elected to Class I will hold office for a term expiring at the annual meeting of stockholders to be held in 2022; the directors first elected to Class II will hold office for a term expiring at the annual meeting of stockholders to be held in 2023; and the directors first elected to Class III will hold office for a term expiring at the annual meeting of stockholders to be held in 2024, with the members of each class to hold office until their successors are elected and qualified. At each succeeding annual meeting of the stockholders of the Combined Company held prior to the Sunset Date, the successors to the class of directors whose term expires at that meeting will be elected by plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors are elected and qualified. All directors elected at annual meetings of stockholders held on or after the Sunset Date will be elected for terms expiring at the next annual meeting of stockholders and will not be subject to the classification provisions set forth above. Subject to the rights, if any, of the holders of any series of preferred stock to elect additional directors under circumstances specified in a preferred stock designation, directors may be elected by the stockholders only at an annual meeting of stockholders.

Board Leadership Structure

The board of directors is chaired by Mr. Otworth, the current Chief Executive Officer of PCT. Our board of directors believes that combining the positions of Chief Executive Officer and Chairman helps to ensure that our board of directors and management act with a common purpose. In addition, our board of directors believes that a combined Chief Executive Officer and Chairman is better positioned to act as a bridge between management and our board of directors, facilitating the regular flow of information. Our board of directors also believes that it is advantageous to have a chairperson with significant history with and extensive knowledge of PCT, as is the case with Mr. Otworth.

While Mr. Otworth serves as the combined Chief Executive Officer and Chairman, our board of directors believes that having a lead independent director will create an environment that encourages objective oversight of management’s performance and will enhance the effectiveness of our board of directors as a whole. To that end, our nominating and corporate governance committee will nominate, on an annual basis among the independent directors, a lead independent director. Mr. Musa has been nominated and approved to serve as our first lead independent director. As lead independent director, Mr. Musa will serve as a liaison between the Chief Executive Officer and our independent directors and perform such additional duties as our board of directors or our nominating and corporate governance committee may otherwise determine.

Independence of our Board of Directors

Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment, and affiliations, our board of directors has determined that the Combined Company’s board of directors will meet independence standards under the applicable rules and regulations of the SEC and the listing standards of NASDAQ. In making these determinations, our board of directors considered the current and prior relationships that each non- employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.” In making these determinations, our board of directors considered, among other things, the Glockner Line of Credit in light of Mr. Timothy Glockner’s position as President of Glockner Enterprises, an affiliate of Glockner Finance and Auto Now Acceptance Co., LLC. The interest expense paid by the Company in connection with the Glockner Line of Credit was less than the greater of $200,000 or 5% of the annual consolidated gross revenues of Glockner Enterprises in the current year and in each of the past three fiscal years. Our board of directors ultimately concluded that this relationship did not impair Mr. Timothy Glockner’s independence. The Glockner Line of Credit was paid off in full on December 21, 2020.

Board Committees

Our board of directors has three standing committees: an audit committee; a compensation committee and a nominating and corporate governance committee. Each of the committees reports to the board of directors as it deems appropriate and as the board of directors may request. The composition, duties and responsibilities of these committees are set forth below. In the future, our board of directors may establish other committees, as it deems appropriate, to assist it with its responsibilities.

Each member of our three standing committees is independent under applicable SEC and NASDAQ rules. Therefore, Mr. Michael Otworth, Mr. Richard Brenner and Dr. John Scott do not serve on any of our three standing committees.

Copies of the charters for each committee are available on the investor relations portion of our website at https://ir.purecycletech.com/corporate-governance/governance-documents. The information contained on or accessible through this website is not a part of this prospectus and the inclusion of such website address in this prospectus is an inactive textual reference only.

Audit Committee

The audit committee consists of Ms. Burnell and Messrs. Musa and Fieler, with Ms. Burnell serving as the chair. The audit committee provides assistance to our board of directors in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting and legal compliance functions by approving the services performed by our independent registered public accounting firm and reviewing their reports regarding our accounting practices and systems of internal accounting controls. The audit committee also oversees the audit efforts of our independent registered public accounting firm and takes those actions as it deems necessary to satisfy itself that the independent registered public accounting firm is independent of management. Our audit committee is comprised solely of independent directors and meets the requirements for independence of audit committee members under applicable SEC and NASDAQ rules. All of the members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and NASDAQ. In addition, each of Ms. Burnell, Mr. Musa and Mr. Fieler qualifies as an “audit committee financial expert,” as such term is defined in Item 407 of Regulation S-K.

Our board of directors has adopted a written charter for the audit committee, which is available on our website after adoption. The information on our website is not intended to form a part of or be incorporated by reference into this prospectus.

Compensation Committee

The compensation committee consists of Messrs. Musa and Glockner and Ms. Burnell, with Mr. Musa serving as the chair. The compensation committee determines our general compensation policies and the compensation provided to our officers. The compensation committee also makes recommendations to our board of directors regarding director compensation. In addition, the compensation committee reviews and determines security-based compensation for our directors, officers, employees and consultants and administers our equity incentive plans. Our compensation committee also oversees our corporate compensation programs. Each member of our compensation committee is independent, as defined under the NASDAQ listing rules, and also satisfies NASDAQ’s additional independence standards for compensation committee members. Each member of our compensation committee is a non-employee director (within the meaning of Rule 16b-3 under the Exchange Act).

Our board of directors has adopted a written charter for the compensation committee, which is available on our website. The information on our website is not intended to form a part of or be incorporated by reference into this prospectus.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee consists of Messrs. Glockner and Fieler, with Mr. Fieler serving as the chair. The nominating and corporate governance committee is responsible for making recommendations to our board of directors regarding candidates for directorships and the size and composition of the board. In addition, the nominating and corporate governance committee is responsible for overseeing our corporate governance and reporting and making recommendations to the board of directors concerning corporate governance matters. Each member of our nominating and corporate governance committee is independent as defined under the NASDAQ listing rules.

Our board of directors has adopted a written charter for the nominating and corporate governance committee, which is available on our website. The information on our website is not intended to form a part of or be incorporated by reference into this prospectus.

Role of Our Board of Directors in Risk Oversight

One of the key functions of our board of directors is informed oversight of our risk management process. Our board of directors administers this oversight function directly through our board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure, and our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also has the responsibility to review with management the process by which risk assessment and management is undertaken, monitor compliance with legal and regulatory requirements, and review the adequacy and effectiveness of our internal controls over financial reporting. Our nominating and corporate governance committee is responsible for periodically evaluating our company’s corporate governance policies and systems in light of the governance risks that our company faces and the adequacy of our company’s policies and procedures designed to address such risks. Our compensation committee assesses and monitors whether any of our compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Compensation Committee Interlocks and Insider Participation

Other than our Chief Executive Officer’s, Mr. Otworth’s, service on the board of managers of Innventure LLC, where director Mr. Rick Brenner is an executive officer, no interlocking relationship exists between our board of directors or compensation committee and the board of directors or compensation committee of any other entity, nor has any interlocking relationship existed in the past. None of the members of our compensation committee has at any time during the prior three years been one of our officers or employees.

Code of Business Conduct and Ethics for Employees, Executive Officers, and Directors

Our board of directors has adopted a Code of Business Conduct and Ethics, or the Code of Conduct, that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The full text of our code of ethics is available on our website.

We intend to disclose future amendments to our code of ethics, or waivers of certain provisions as they relate to our directors and executive officers, at the same location on our website or in public filings to the extent required by applicable rules and exchange requirements. The information on our website is not intended to form a part of or be incorporated by reference into this prospectus.

Compensation of Directors and Officers

Employment Agreements

PCT has entered into employment agreements with certain of its executive officers that govern certain terms and conditions of such executive officers’ employment following the Business Combination. The employment agreements with Mike Otworth, Michael Dee and David Brenner, which were entered into in November 2020, are described below under “PCT Executive Compensation — Employment Agreements/Arrangements with our NEOs — New Employment Agreements” and “PCT Executive Compensation — Severance and Change in Control Compensation.”

Overview of Executive Compensation Program

Decisions with respect to the compensation of our executive officers, including our named executive officers, have and will be made by the compensation committee of our board of directors. The following discussion is based on recent actions and the present expectations as to the compensation of our named executive officers and directors following the Business Combination. The actual compensation of our named executive officers will depend on the judgment of the members of the compensation committee and may differ from that set forth in the following discussion. Such compensation will also generally be governed by our executive officers’ employment agreements, as in effect from time to time, including as described above.

We anticipate that compensation for our executive officers will have the following components: base salary, cash bonus opportunities, equity compensation, employee benefits, executive perquisites and severance benefits. Base salaries, employee benefits, executive perquisites and severance benefits will be designed to attract and retain senior management talent. We will also use annual cash bonuses and equity awards to promote performance-based pay that aligns the interests of our named executive officers with the long-term interests of our equity-owners and to enhance executive retention.

Annual Bonuses

We will use annual cash incentive bonuses for the named executive officers to motivate their achievement of short-term performance goals and tie a portion of their cash compensation to performance. We expect that, near the beginning of each year, the compensation committee will select the performance targets, target amounts, target award opportunities and other terms and conditions of annual cash bonuses for the named executive officers, other than the CEO, making recommendations to the board of directors with regard to the CEO, subject to the terms of their employment agreements. Following the end of each year, the compensation committee will determine the extent to which the performance targets were achieved and the amount of the award that is payable to the named executive officers, other than the CEO, and make recommendations to the board of directors with regard to the CEO.

Stock-Based Awards

We expect to use stock-based awards to promote our interest by providing these executives with the opportunity to acquire equity interests as an incentive for their remaining in our service and aligning the executives’ interests with those of our equity holders.

Other Compensation

In March 2021, we adopted the PureCycle Technologies, Inc. 2021 Equity and Incentive Compensation Plan to permit the grants of awards to non-employee directors, officers and other employees of the Company and its subsidiaries, and certain consultants to the Company and its subsidiaries, and to provide to such persons incentives and rewards for service and/or performance.

We may also provide our named executive officers with perquisites and personal benefits that are not generally available to all employees.

In May 2021, the compensation committee of the board of directors approved an executive severance plan (“Severance Plan”) for our named executive officers, among others. Under the Severance Plan, participants will be provided severance in the form of base salary continuation in the event of (i) a termination from employment by us other than a “for cause” termination or (ii) a termination from employment by the participant for “good reason” (a termination as described in either (i) or (ii), a “Qualifying Termination”). In the event of a Qualifying Termination within 12 months after a change in control, the executives will receive a multiple of their base salary, a multiple of their target annual incentive award, and full acceleration of vesting of their outstanding equity awards (with performance-based awards vesting at target). In each case, participants will also receive reimbursement for a portion of their cost of continuation of the Company’s health coverage under COBRA for up to twelve months. This summary is subject to the terms and conditions of the Severance Plan. See “PCT Executive Compensation–Severance and Change in Control Compensation–New Severance Plan” below for further information.

Director Compensation

Our non-employee directors will receive varying levels of compensation for their services as directors and members of committees of our board of directors, including:

•	An annual cash retainer of $65,000 for each non-employee director;

•	An annual cash retainer of $30,000 for the chair of the audit committee, $20,000 for the chair of the compensation committee and $15,000 for the chair of the nominating and corporate governance committee;

•	An annual cash retainer of $15,000 for members of the audit committee, $10,000 for members of the compensation committee and $7,500 for members of the nominating and corporate governance committee;

•	An equity retainer with a value of $100,000, granted upon effectiveness of our registration statement on Form S-8 to be filed under the Securities Act, and then each year at the annual stockholders meeting, that vests at the sooner of the following annual stockholders meeting or the one-year anniversary of the grant; and

•	An additional annual cash retainer of $35,000 for serving as our lead independent director, if applicable.

Limitations on Liability and Indemnification of Directors and Officers

The Amended and Restated Certificate of Incorporation limits a directors’ liability to the fullest extent permitted under the Delaware General Corporation Law (“DGCL”). The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any transaction from which the director derives an improper personal benefit;

•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	for any unlawful payment of dividends or redemption of shares; or

•	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Delaware law and the Amended and Restated Certificate of Incorporation provide that we will, in certain situations, indemnify our directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

In addition, we have entered into separate indemnification agreements with our directors and officers. These agreements, among other things, require us to indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of our directors or officers or any other company or enterprise to which the person provides services at its request.

We also maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in the Amended and Restated Certificate of Incorporation and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PCT EXECUTIVE COMPENSATION

This section discusses the material components of the fiscal year 2020 executive compensation programs for the executive officers of PCT who were “named executive officers” for 2020. This discussion may contain forward-looking statements that are based on PCT’s current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that PCT adopts in the future may differ materially from the existing and currently planned programs summarized or referred to in this discussion.

As an emerging growth company, PCT has opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies” as such term is defined in the rules promulgated under the Securities Act, which, in general, require compensation disclosure for PCT’s principal executive officer and its two other most highly compensated executive officers, referred to herein as our named executive officers (the “NEOs”).

Mike Otworth was PCT’s principal executive officer for the entirety of fiscal 2020. The two most highly compensated executive officers of PCT that were serving in such capacity at the end of fiscal 2020 (other than Mr. Otworth) and are still serving as executive officers of the Combined Company following the Business Combination are Michael Dee and David Brenner.

Therefore, for the fiscal year ended December 31, 2020, PCT’s NEOs were:

•	Mike Otworth, Chief Executive Officer;

•	Michael Dee, Chief Financial Officer; and

•	David Brenner, Chief Commercial Officer.

The following table provides information regarding the compensation of PCT’s NEOs for the 2020 and 2019 fiscal years. No compensation is reported for Mr. Dee for the 2019 fiscal year because he did not serve as an executive officer or employee of PCT at any time during 2019 or any prior fiscal year.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)
Mike Otworth Chief Executive Officer	2020 2019	436,875 255,000	— —	1,548,000 936,600	— —	— —	11,211 —	1,996,086 1,191,600
Michael Dee Chief Financial Officer (4)	2020	56,250	—	—	—	—	—	56,250
David Brenner Chief Commercial Officer(5)	2020 2019	231,042 187,751	— —	1,032,000 —	— —	— —	— —	1,263,042 187,751

(1)            Base salary paid to Mr. Otworth for 2020 represented payment for services to Innventure LLC and PCT. Amounts reported for Mr. Otworth in the table above represent the portions allocated to services to PCT. On February 16, 2020, Mr. Otworth’s total base salary rate (for all services) was increased from $380,000 to $506,000. On September 1, 2020, David Brenner’s base salary rate was increased from $200,000 to $265,000. Effective November 14, 2020, pursuant to their New Employment Agreements (as defined below), the base salary rate of Mr. Otworth and Mr. Brenner was further adjusted to be $750,000 and $340,000, respectively. Effective November 15, pursuant to his New Employment Agreement, Mr. Dee’s initial base salary was established at $450,000.

(2)            Amounts in this column reflect the aggregate grant date fair value of Incentive Unit (as defined below) awards, in each case calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”). For information regarding assumptions underlying the valuation of equity awards, see the discussion under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates — Equity-Based Compensation” included elsewhere in this prospectus.

(3)            Amounts in this column represent automobile lease payments for Mr. Otworth.

(4)            Mr. Dee commenced service as PCT’s Chief Financial Officer in November 2020. Prior to such time, Mr. Dee provided consulting services to PCT through Bird Creek Capital LLC (“Bird Creek”), as further described below.

(5)            During 2020 and until August 2020, David Brenner served as Chief Integration Officer of PCT. In August 2020, he was appointed Chief Commercial Officer of PCT.

Employment Agreements/Arrangements with our NEOs

Prior Arrangements

Mr. Otworth did not have an employment agreement with PCT prior to the execution of his New Employment Agreement in November 2020.

From July 2020 through November, 2020, Bird Creek, for which Mr. Dee has served as the Managing Director, has provided advisory services to PCT regarding the negotiation of PCT’s potential financings. In September 2020, PCT entered into a Consulting Services Agreement (the “Bird Creek Agreement”) with Bird Creek to memorialize the terms of the consulting arrangement, including with respect to services provided before the date of the agreement. The fee under the Bird Creek Agreement was to be negotiated between the parties in good faith following the date of the Bird Creek Agreement. Certain payments made pursuant to Mr. Dee’s New Employment Agreement (described below) are deemed to satisfy, in full, PCT’s obligations under the Bird Creek Agreement.

Prior to the execution of David Brenner’s New Employment Agreement Innventure Management Services LLC was party to an employment agreement, dated April 25, 2018, with Mr. Brenner (the “Prior Brenner Agreement”). The Prior Brenner Agreement provided for, among other things, an initial base salary rate of $150,000 per year. Pursuant to the Prior Brenner Agreement, either Innventure Management Services LLC or Mr. Brenner could terminate Mr. Brenner’s employment at any time, upon which Mr. Brenner would have received any accrued but unpaid base salary and any unpaid business expense reimbursements, but would not have received any severance compensation or benefits. The Prior Brenner Agreement included customary employee and customer non-solicitation provisions that extended for one year following Mr. Brenner’s termination of employment, as well as customary confidentiality, intellectual property and non-disparagement provisions in favor of Innventure Management Services LLC.

New Employment Agreements

In November 2020, PCT entered into employment agreements with Mr. Otworth, Mr. Dee and David Brenner (the “New Employment Agreements”). Notwithstanding the terms described below, the New Employment Agreements would have terminated if a business combination of PCT with a company formed to raise capital through an initial public offering for the purpose of acquiring an existing company (such as the Business Combination) (a “SPAC Transaction”) was not completed on or before December 31, 2021.

Mr. Otworth’s New Employment Agreement provides that Mr. Otworth serves as the Chief Executive Officer of PCT and will be nominated to serve on PCT’s Board of Directors as Chairman during his term as Chief Executive Officer. Mr. Otworth’s base salary under his New Employment Agreement is $750,000, subject to increase as determined by the Board of Directors of PCT. Mr. Otworth was also entitled to a cash bonus equal to $5,000,000 in the event that a SPAC Transaction was successfully completed and Mr. Otworth remained continuously employed with PCT through the completion of the SPAC Transaction. Mr. Otworth earned this bonus upon the closing of the Business Combination. The initial term of Mr. Otworth’s New Employment Agreement ends on November 14, 2022, but the term will be automatically extended for additional one-year periods thereafter unless either party provides written notice of non-renewal at least 90 days prior to the end of the applicable term.

Mr. Dee’s New Employment Agreement provides that Mr. Dee serves as the Chief Financial Officer of PCT. Mr. Dee’s base salary under his New Employment Agreement is $450,000, subject to annual review by the Board of Directors of PCT. The initial term of Mr. Dee’s New Employment Agreement ends on November 15, 2022, but the term will be automatically extended for additional one-year periods thereafter unless either party provides written notice of non-renewal at least 30 days prior to the end of the applicable term.

Pursuant to Mr. Dee’s New Employment Agreement, upon the completion of the Business Combination, Mr. Dee became entitled to total cash payments of $3,000,000 (the “Negotiated Payment”), payable in two installments during 2021. The Negotiated Payment represents a negotiated fee under the Bird Creek Agreement and reflects the significant contributions made by Mr. Dee with respect to the negotiation of financing transactions to fund working capital and continue construction on the Phase II Facility, as well as his contribution to negotiating and structuring the Merger, the pre-PIPE Investment and the PIPE Investment during the term of the Bird Creek Agreement.

In further recognition of Mr. Dee’s significant contributions to PCT during the Bird Creek consulting relationship, his considerable public company experience in finance and accounting and his experience in M&A and the capital markets generally and as an inducement to join the PCT management team, Mr. Dee’s New Employment Agreement also provides for the following initial equity awards to Mr. Dee (the “Dee Initial Equity Awards”), contingent upon the successful completion of a SPAC Transaction (such as the Business Combination) and certain other securities law and stock exchange-based conditions:

•	A stock option with a grant date Black-Scholes value of $7,000,000 and an exercise price equal to the fair market value of the Combined Company’s common stock on the date of grant, which stock option will generally vest in substantially equal installments on each of the first three anniversaries of the grant date and have a term of seven years;

•	1,000,000 restricted shares that will generally vest in substantially equal installments on (1) the date that is six months after the Closing Date, (2) the date that is 12 months after the Closing Date, and (3) the date on which PCT’s Ironton, Ohio plant becomes operational (as certified in accordance with the terms of Mr. Dee’s New Employment Agreement); and

•	200,000 performance-based restricted stock units (“PRSUs”) that will generally vest upon the achievement of the Target Price Earnout milestone under the Merger Agreement. Each PRSU will represent the right to receive one share of common stock of the Combined Company.

On March 17, 2021, pursuant to Mr. Dee’s New Employment Agreement, PCT granted Mr. Dee stock options with a targeted value of $7.0 million.  The stock options were granted with an exercise price of $28.90.  Pursuant to Mr. Dee’s New Employment Agreement, the number of options was to be determined based on a Black-Scholes value determined as of the grant date.   Based on the Black-Scholes calculation used on March 17, 2021, Mr. Dee was awarded 429,185 stock options.  On May 10, 2021, the compensation committee determined that the Black-Scholes calculation used as described in Note 5 to the condensed consolidated financial statements for the quarter ended March 31, 2021 more appropriately reflected the value of a stock option on the date of grant.  As a result of the revised Black-Scholes calculation, Mr. Dee’s award was updated and he has been awarded 613,497 stock options (in total).  The terms of Mr. Dee’s stock options will otherwise remain the same, including the $28.90 exercise price based on the closing price of the Common Stock on NASDAQ on March 17, 2021.

David Brenner’s New Employment Agreement, which supersedes and replaces the Prior Brenner Agreement, provides that Mr. Brenner serves as the Chief Commercial Officer of PCT. Mr. Brenner’s base salary under his New Employment Agreement is $340,000, subject to annual review by the Board of Directors of PCT. The initial term of Mr. Brenner’s New Employment Agreement ends on November 14, 2022, but the term will be automatically extended for additional one-year periods thereafter unless either party provides written notice of non-renewal at least 30 days prior to the end of the applicable term.

Under the New Employment Agreements, Mr. Otworth, Mr. Dee and David Brenner are each eligible to receive, for each calendar year during the term of the executive’s employment beginning in 2021, an annual bonus upon terms determined in the discretion of PCT’s Board of Directors. For 2021, Mr. Brenner’s annual bonus will consist of cash payments of $33,333.33 that will be earned upon successful completion of each of the following objectives, subject to Mr. Brenner’s continued employment through the date of completion of the applicable objective: (1) a SPAC Transaction closes in 2021 (which condition was met upon completion of the Business Combination); (2) all feedstock is contracted for PCT’s second commercial plant in 2021; and (3) all product offtake is contracted for PCT’s second commercial plant in 2021.

Also during their term of employment, each NEO will be eligible to participate in PCT’s equity compensation plans as determined by PCT’s Board of Directors or the compensation committee thereof. Throughout the term of the New Employment Agreement, each of the NEOs will be entitled to fringe benefits and other perquisites consistent with those provided to similarly situated executives of PCT and to employee benefit participation on a basis that is no less favorable than other similarly situated executives of PCT. Under the New Employment Agreements, each of the NEOs agree to enter into a restrictive covenants agreement with PCT, which agreement includes customary non-competition, non-solicitation, and confidentiality provisions.

The New Employment Agreements provide for certain severance benefits for the NEOs in the event of certain terminations of employment, as further described below under “— Severance and Change in Control Compensation.”

2020 Bonus Compensation

None of the NEOs received bonus or cash incentive compensation with respect to fiscal 2020.

2020 Equity-Based Compensation

Prior to the Business Combination, PCT granted Class C Units of PCT (“Incentive Units”) to certain service providers, including the NEOs, pursuant to the PCT Technologies LLC Amended and Restated Equity Incentive Plan (the “LLC Equity Plan”). The Incentive Units were intended to be “profits interests” for U.S. federal income tax purposes, and holders of Incentive Units did not have any voting rights with respect to such Incentive Units. The Incentive Units entitled the holders thereof to participate in distributions of PCT after certain members of PCT had received the return of an amount specified with respect to the Incentive Unit award (the “Distribution Threshold”).

On July 17, 2018, David Brenner was granted 75,328 Incentive Units with a Distribution Threshold of $12, of which 40% were automatically vested on the grant date, and 20% were scheduled to vest on each of February 1, 2019, February 1, 2020 and February 1, 2021. In August 2019, David Brenner’s Incentive Units were amended to provide for a modified vesting schedule. As modified, 25% of the Incentive Units were deemed vested as of February 1, 2017, and 1/36 of the remaining Incentive Units were generally scheduled to vest (or deemed to have vested) on the first day of each month thereafter.

On August 7, 2019, Mr. Otworth was granted 52,500 Incentive Units. These Incentive Units had a Distribution Threshold of $12 and were 100% vested on the date of grant.

On August 26, 2020, Mr. Otworth was granted 60,000 Incentive Units and David Brenner was granted 40,000 Incentive Units. These Incentive Units had a Distribution Threshold of $31.20 and were 100% vested on the date of grant.

No Incentive Units have been granted to Mr. Dee.

2021 Equity and Incentive Compensation Plan

Purpose of the Equity Plan

We have adopted the Equity Plan to allow the Combined Company to provide cash awards and equity-based compensation in the form of stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), performance shares, performance units, dividend equivalents, and certain other awards, including those denominated or payable in, or otherwise based on, shares of the Combined Company’s common stock, for the purpose of providing incentives and rewards for service and/or performance to the Combined Company’s non-employee directors, as well as officers, employees and certain consultants of the Combined Company and its subsidiaries. The Equity Plan will afford the Compensation Committee (as defined below) the ability to design compensatory awards that are responsive to the Combined Company’s needs and authorizes a variety of award types designed to advance the interests and long-term success of the Combined Company by encouraging stock ownership among its participants. In addition, the Combined Company’s board of directors (the “Combined Company Board”) believes that the ability to grant cash and equity-based awards will help the Combined Company to attract, retain, and motivate employees, consultants, and directors and encourage them to devote their best efforts to the Combined Company’s business and financial success.

Promotion of Good Corporate Governance Practices

The Combined Company Board believes the use of stock-based incentive awards promotes best practices in corporate governance by incentivizing the creation of stockholder value. By providing participants in the Equity Plan with a stake in the Combined Company’s success, the interests of the participants are further aligned with those of stockholders. Specific features of the Equity Plan that are consistent with commonly viewed good corporate governance practices include, but are not limited to:

•	the Equity Plan prohibits the grant of dividend equivalents with respect to options and SARs and subjects all dividends and dividend equivalents paid with respect to other awards to the same vesting conditions as the underlying shares subject to the awards;

•	the Equity Plan does not contain a liberal change in control definition;

•	except in connection with a corporate transaction, options and SARs under the Equity Plan may not be granted with exercise or base prices lower than the fair market value of the underlying shares on the grant date;

•	outside of certain corporate transactions or adjustment events described in the Equity Plan or in connection with a “change in control,” the exercise or base price of stock options and SARs cannot be reduced, and “underwater” stock options or SARs cannot be cancelled in exchange for cash or replaced with other awards with a lower exercise or base price, without stockholder approval under the Equity Plan; and

•	non-employee directors may not be awarded compensation for their service as a director having an aggregate maximum value on the grant date that exceeds $750,000 during any calendar year, and such limit may not be amended without first seeking stockholder approval.

Potential Dilution

The initial number of shares that may be issued under the Equity Plan represents approximately seven percent of the total number of shares of Common Stock outstanding after the closing of the Business Combination. This initial number of shares will increase on the first day of each fiscal year, beginning in 2022 and ending in 2031, by an amount equal to the lesser of (i) 3% of the shares of Common Stock outstanding on the last day of the immediately preceding fiscal year and (ii) such smaller amount as may be determined by the Combined Company Board.

Summary of the Equity Plan

The following summary of the material terms of the Equity Plan is qualified in its entirety by reference to a copy of the Equity Plan, a copy of which has been filed as an exhibit to the registration statement of which this prospectus forms a part.

Administration

The Equity Plan will generally be administered by the compensation committee (or its successor) of the Combined Company Board (for purposes of this section, the “Compensation Committee”). However, at the Combined Company Board’s discretion, the Equity Plan may be administered by the Combined Company Board, or any other committee of the Combined Company Board designated by the Combined Company Board to administer the Equity Plan, including with respect to the administration of any responsibilities and duties held by the Compensation Committee under the Equity Plan. References to the “Committee” in this section generally refer to the Compensation Committee or such other committee designated by the Combined Company Board, or the Combined Company Board, as applicable. Among other responsibilities, the Committee will select participants and determine the type of awards to be granted to participants, the number of shares of Common Stock to be covered by awards and the terms and conditions of awards, interpret the Equity Plan and awards granted under it, and make any other determination and take any other action that it deems necessary or desirable to administer the Equity Plan The Committee may from time to time delegate all or any part of its authority under the Equity Plan as permitted by the Equity Plan and applicable law. In addition, the Committee may by resolution, subject to certain restrictions set forth in the Equity Plan, authorize one or more officers of the Combined Company to (1) designate employees to be recipients of awards under the Equity Plan, and (2) determine the size of such awards. The Committee may not, however, delegate such responsibilities to officers for awards granted to non-employee directors or certain officers who are subject to the reporting requirements of Section 16 of the Exchange Act.

Eligibility

Any person who is selected by the Committee to receive benefits under the Equity Plan and who is at that time an officer or other employee of the Combined Company or any of its subsidiaries (including a person who has agreed to commence serving in such capacity within 90 days of the date of grant) is eligible to participate in the Equity Plan. In addition, non-employee directors of the Combined Company and certain persons (including consultants) who provide services to the Combined Company or any of its subsidiaries that are equivalent to those typically provided by an employee (provided such persons satisfy the Form S-8 definition of “employee”), may also be selected by the Committee to participate in the Equity Plan.

Shares available for awards under the Equity Plan

Subject to adjustment as described in the Equity Plan and the Equity Plan’s share counting rules, the number of shares of Common Stock available under the Equity Plan for awards of:

•	stock options or SARs;

•	restricted stock;

•	RSUs;

•	performance shares or performance units;

•	other stock-based awards under the Equity Plan; or

•	dividend equivalents paid with respect to awards under the Equity Plan will not exceed, in the aggregate, 8,282,960 shares of Common Stock (the “Share Limit”) plus Common Stock that becomes available under the Equity Plan as a result of forfeiture, cancellation, expiration, cash settlement or less-than-maximum earning of Equity Plan awards after the effective date of the Equity Plan. The Share Limit will be automatically increased on the first day of each fiscal year, beginning in 2022 and ending in 2031, by an amount equal to the lesser of (i) 3% of the shares of Common Stock outstanding on the last day of the immediately preceding fiscal year and (ii) such smaller number of shares as determined by the Combined Company Board.

If any award granted under the Equity Plan expires unexercised, is canceled, forfeited, settled in cash or unearned (in whole or in part), shares of Common Stock subject to such award will again be made available for future grants under the Equity Plan. Use of shares of our common stock to pay the required exercise price or tax obligations, or shares not issued in connection with settlement of an option or stock-settled SAR, or reacquired by the Combined Company on the open market or otherwise using cash proceeds from the exercise of an option will not be available again for other awards under the Equity Plan; provided, however, that shares of our common stock used to satisfy tax obligations for awards other than stock options and SARs will be available for issuance again under the Equity Plan (for up to 10 years from the date of stockholder approval of the Equity Plan if such recycling involves shares that have already been issued). If a participant elects to give up the right to receive compensation in exchange for shares of common stock based on fair market value, such shares of common stock will not count against the aggregate limit of shares authorized under the Equity Plan to the extent permitted by applicable laws and regulations.

Subject to adjustment as provided in the Equity Plan, the aggregate number of shares of Common Stock actually issued or transferred upon the exercise of stock options that are intended to qualify as “incentive stock options” under Section 422 of the Code will not exceed 8,282,960 shares of Common Stock (the “ISO Limit”), provided that the ISO Limit will increase by 3,549,840 shares of Common Stock on the first day of each fiscal year beginning in 2022 and ending in 2031 (subject in all events to the Share Limit).

Types of awards under the Equity Plan

Pursuant to the Equity Plan, the Combined Company may grant cash awards and stock options, SARs, restricted stock, RSUs, performance shares, performance units, and certain other awards based on or related to the Common Stock.

Generally, each grant of an award under the Equity Plan will be evidenced by an award agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee (an “Evidence of Award”), which will contain such terms and provisions as the Committee may determine, consistent with the Equity Plan. A brief description of the types of awards which may be granted under the Equity Plan is set forth below.

Stock options

A stock option is a right to purchase Common Stock upon exercise of the stock option. Stock options granted to an employee under the Equity Plan may consist of either a stock option intended to be an “incentive stock option” as defined in Section 422 of the Code or a non-qualified stock option, or a combination of both. Incentive stock options may only be granted to employees of the Combined Company or certain of its related corporations. Except with respect to awards issued in substitution for, in conversion of, or in connection with an assumption of stock options held by awardees of an entity engaging in a corporate transaction (including an acquisition or merger) with the Combined Company or any of its subsidiaries, stock options must have an exercise price per share of Common Stock that is not less than the fair market value of a share of Common Stock on the date of grant. The term of a stock option may not extend more than 10 years from the date of grant. The Committee may provide in an Evidence of Award for the automatic exercise of a stock option.

Each grant of a stock option will specify the applicable terms of the stock option, including the number of shares of Common Stock subject to the stock option and the required period or periods of the participant’s continuous service, if any, before any stock option or portion of a stock option will become exercisable. Stock options may provide for continued vesting or the earlier exercise of the stock options, including in the event of retirement, death, disability or termination of employment or service of the participant or in the event of a change in control.

Any grant of stock options may specify management objectives regarding the vesting of the stock options. Each grant will specify whether the consideration to be paid in satisfaction of the exercise price will be payable: (1) in cash, by check acceptable to the Combined Company, or by wire transfer of immediately available funds; (2) by the actual or constructive transfer to the Combined Company of Common Stock owned by the participant with a value at the time of exercise that is equal to the total exercise price; (3) subject to any conditions or limitations established by the Committee, by a net exercise arrangement pursuant to which the Combined Company will withhold Common Stock otherwise issuable upon exercise of a stock option; (4) by a combination of the foregoing methods; or (5) by such other methods as may be approved by the Committee. To the extent permitted by law, any grant may provide for deferred payment of the exercise price from the proceeds of a sale through a bank or broker of some or all of the shares to which the exercise relates. Stock options granted under the Equity Plan may not provide for dividends or dividend equivalents.

SARs

The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting of SARs. A SAR is a right to receive from the Combined Company an amount equal to 100%, or such lesser percentage as the Committee may determine, of the spread between the base price and the fair market value of a share of Common Stock on the date of exercise.

Each grant of SARs will specify the period or periods of continuous service, if any, by the participant with the Combined Company or any subsidiary that is necessary before the SARs or installments of such SARs will become exercisable. SARs may provide for continued vesting or earlier exercise, including in the case of retirement, death, disability or termination of employment or service of the participant or in the event of a change in control. Any grant of SARs may specify management objectives regarding the vesting of such SARs. A SAR may be paid in cash, Common Stock or any combination of the two.

Except with respect to awards issued in substitution for, in conversion of, or in connection with an assumption of SARs held by awardees of an entity engaging in a corporate transaction (including an acquisition or merger) with the Combined Company or any of its subsidiaries, the base price of a SAR may not be less than the fair market value of a share of Common Stock on the date of grant. The term of a SAR may not extend more than 10 years from the date of grant. SARs granted under the Equity Plan may not provide for dividends or dividend equivalents.

Restricted Stock

Restricted stock constitutes an immediate transfer of the ownership of shares of Common Stock to the participant in consideration of the performance of services, entitling such participant to voting, dividend and other ownership rights, but subject to the substantial risk of forfeiture and restrictions on transfer determined by the Committee for a period of time determined by the Committee or until certain management objectives specified by the Committee are achieved. Each such grant or sale of restricted stock may be made without additional consideration or in consideration of a payment by the participant that is less than the fair market value per share of Common Stock on the date of grant.

Any grant of restricted stock may specify management objectives regarding the vesting of the restricted stock. Any grant of restricted stock may require that any and all dividends or other distributions paid on restricted stock that remains subject to a substantial risk of forfeiture be automatically deferred and/or reinvested in additional restricted stock, which will be subject to the same restrictions as the underlying restricted stock, but any such dividends or other distributions on restricted stock must be deferred until, and paid contingent upon, the vesting of such restricted stock. Restricted stock may provide for continued vesting or the earlier vesting of such restricted stock, including in the event of retirement, death, disability or termination of employment or service of the participant or in the event of a change in control.

RSUs

RSUs awarded under the Equity Plan constitute an agreement by the Combined Company to deliver Common Stock, cash, or a combination of the two, to the participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include achievement regarding management objectives) during the restriction period as the Committee may specify. Each grant or sale of RSUs may be made without additional consideration or in consideration of a payment by the participant that is less than the fair market value per share of Common Stock on the date of grant.

RSUs may provide for continued vesting or the earlier lapse or other modification of the restriction period, including in the event of retirement, death, disability or termination of employment or service of the participant or in the event of a change in control. During the restriction period applicable to RSUs, the participant will have no right to transfer any rights under the award and will have no rights of ownership in the Common Stock deliverable upon payment of the RSUs and no right to vote them. Rights to dividend equivalents may be extended to and made part of any RSU award at the discretion of the Committee, on a deferred and contingent basis, either in cash or in additional shares of Common Stock, based upon the vesting of such RSUs. Each grant or sale of RSUs will specify the time and manner of payment of the RSUs that have been earned. An RSU may be paid in cash, Common Stock or any combination of the two.

Performance shares, performance units and cash incentive awards

Performance shares, performance units and cash incentive awards may also be granted to participants under the Equity Plan. A performance share is a bookkeeping entry that records the equivalent of one share of Common Stock, and a performance unit is a bookkeeping entry that records a unit equivalent to $1.00 or such other value as determined by the Committee. Performance shares and performance units each may be payable in cash, Common Stock, or a combination of the two. Each grant will specify the number or amount of performance shares or performance units, or the cash amount payable with respect to a cash incentive award being awarded, which number or amount may be subject to adjustment to reflect changes in compensation or other factors.

Each grant of a cash incentive award, performance shares or performance units will specify management objectives regarding the earning of the award. Each grant will specify the time and manner of payment of a cash incentive award, performance shares or performance units that have been earned.

At the discretion of the Committee, any grant of performance shares or performance units may provide for the payment of dividend equivalents in cash or in additional shares of Common Stock, which dividend equivalents will be subject to deferral and payment on a contingent basis based on the participant’s earning and vesting of the performance shares or performance units, as applicable, with respect to which such dividend equivalents are paid.

The performance period with respect to each grant of performance shares or performance units or cash incentive award will be a period of time determined by the Committee and within which the management objectives relating to such award are to be achieved. The performance period may be subject to continued vesting or earlier lapse or modification, including in the event of retirement, death, disability or termination of employment or service of the participant or in the event of a change in control.

Other awards

Subject to applicable law and applicable share limits under the Equity Plan, the Committee may grant to any participant Common Stock or such other awards (“Other Awards”) that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of Common Stock or factors that may influence the value of such Common Stock, including, without limitation, convertible or exchangeable debt securities; other rights convertible or exchangeable into shares of Common Stock; purchase rights for shares of Common Stock; awards with value and payment contingent upon performance of the Combined Company or its specified subsidiaries, affiliates or other business units or any other factors designated by the Committee; and awards valued by reference to the book value of the shares of Common Stock or the value of securities of, or the performance of, the subsidiaries, affiliates or other business units of the Combined Company. The terms and conditions of any such awards will be determined by the Committee. Common Stock delivered under such an award in the nature of a purchase right granted under the Equity Plan will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, Common Stock, other awards, cash, notes or other property, as the Committee determines.

In addition, the Committee may grant cash awards, as an element of or supplement to any other awards granted under the Equity Plan. The Committee may also authorize the grant of shares of Common Stock as a bonus or may authorize the grant of Other Awards in lieu of obligations of the Combined Company or a subsidiary to pay cash or deliver other property under the Equity Plan or under other plans or compensatory arrangements, subject to terms determined by the Committee in a manner that complies with Section 409A of the Code.

Other Awards may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such award, including in the event of the retirement, death, disability or termination of employment or service of the participant or in the event of a change in control. The Committee may provide for the payment of dividends or dividend equivalents on Other Awards on a deferred and contingent basis, in cash or in additional shares of Common Stock; provided, however, that dividend equivalents or other distributions of Common Stock underlying Other Awards will be deferred until and paid contingent upon the earning and vesting of such awards.

Change in control

The Equity Plan includes a definition of “change in control.” In general, except as may be otherwise prescribed by the Committee in an Evidence of Award or as otherwise provided in another plan or agreement applicable to a participant, a change in control shall be deemed to have occurred upon the occurrence of any of the following events occurring after the Business Combination (subject to certain exceptions and limitations and as further described in the Equity Plan): (1) any individual, entity or group is or becomes the beneficial owner of voting securities of the Combined Company where such acquisition causes such person to own more than 50% of the combined voting power of the then outstanding voting shares of the Combined Company (subject to certain exceptions); (2) a majority of the Combined Company Board ceases to be comprised of incumbent directors; (3) stockholder approval of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Combined Company or the acquisition of assets of another corporation or other transaction, as described in the Equity Plan (subject to certain exceptions); or (4) consummation of a complete liquidation or dissolution of the Combined Company (subject to certain qualifying exceptions).

Management objectives

The Equity Plan generally provides that any of the awards set forth above may be granted subject to the achievement of specified management objectives. Management objectives are defined as performance objective or objectives established pursuant to the Equity Plan for participants who have received grants of performance shares, performance units or cash incentive awards or, when so determined by the Committee, stock options, SARs, restricted stock, RSUs, dividend equivalents or Other Awards. The definition of “Management Objectives” set forth in the Equity Plan includes a list of examples of measures (which is not exhaustive) that may be used as management objectives in awards granted under the Equity Plan.

Additionally, if the Committee determines that a change in the business, operations, corporate structure or capital structure of the Combined Company, or the manner in which it conducts its business, or other events or circumstances render the management objectives unsuitable, the Committee may in its discretion modify such management objectives or the goals or actual levels of achievement, in whole or in part, as the Committee deems appropriate and equitable.

Transferability of awards

Except as otherwise provided by the Committee, and subject to the terms of the Equity Plan with respect to Section 409A of the Code, no stock option, SAR, restricted stock, RSU, performance share, performance unit, cash incentive award, Other Award or dividend equivalents paid with respect to awards made under the Equity Plan will be transferrable by a participant except by will or the laws of descent and distribution. In no event will any such award granted under the Equity Plan be transferred for value. Except as otherwise determined by the Committee, stock options and SARs will be exercisable during the participant’s lifetime only by him or her or, in the event of the participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the participant in a fiduciary capacity under state law or court supervision.

Under certain circumstances, the Committee may specify on the grant date that part or all of the shares of Common Stock that are subject to certain awards under the Equity Plan will be subject to further restrictions on transfer.

Adjustments

The Committee will make or provide for such adjustments in: (1) the number and kind of shares of Common Stock covered by outstanding stock options, SARs, restricted stock, RSUs, performance shares and performance units granted under the Equity Plan; (2) if applicable, the number and kind of shares of Common Stock covered by Other Awards; (3) the exercise price or base price provided in outstanding stock options and SARs, respectively; (4) cash incentive awards; and (5) other award terms, as the Committee in its sole discretion, determines, in good faith, is equitably required in order to prevent dilution or enlargement of the rights of participants that otherwise would result from (a) any extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Combined Company; (b) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities; or (c) any other corporate transaction or event having an effect similar to any of the foregoing.

In the event of any such transaction or event, or in the event of a change in control of the Combined Company, the Committee may provide in substitution for any or all outstanding awards under the Equity Plan such alternative consideration (including cash), if any, as it may in good faith determine to be equitable under the circumstances and will require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each stock option or SAR with an exercise price or base price, respectively, greater than the consideration offered in connection with any such transaction or event or change in control of the Combined Company, the Committee may in its discretion elect to cancel such stock option or SAR without any payment to the person holding such stock option or SAR. The Committee will make or provide for such adjustments to the numbers of shares of Common Stock available under the Equity Plan and the share limits of the Equity Plan as the Committee in its sole discretion, determines, in good faith, is appropriate to reflect such transaction or event. Any adjustment to the limit on the number of shares of Common Stock that may be issued upon exercise of incentive stock options, however, will be made only if and to the extent such adjustment would not cause any stock option intended to qualify as an incentive stock option to fail to so qualify.

Prohibition on repricing

Except in connection with certain corporate transactions or changes in the capital structure of the Combined Company or in connection with a change in control, the terms of outstanding awards may not be amended to (1) reduce the exercise price or base price of outstanding stock options or SARs, respectively, or (2) cancel outstanding “underwater” stock options or SARs in exchange for cash, other awards or stock options or SARs with an exercise price or base price, as applicable, that is less than the exercise price or base price of the original stock options or SARs, as applicable, without stockholder approval. These restrictions are intended to prohibit the repricing of “underwater” stock options and SARs and they may not be amended without approval by the Combined Company’s stockholders.

Detrimental activity and recapture

Any Evidence of Award may reference a clawback policy of the Combined Company or provide for the cancellation or forfeiture of an award or forfeiture and repayment to the Combined Company of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee from time to time, if any participant, either during employment or other service with the Combined Company or its subsidiary or within a specified period after such employment or service, engages in any detrimental activity, as described in the applicable Evidence of Award or such clawback policy. In addition, any Evidence of Award or such clawback policy may provide for cancellation or forfeiture of an award or the forfeiture and repayment of any Common Stock issued under and/or any other benefit related to an award, or other provisions intended to have a similar effect, including upon such terms and conditions as may be required by the Committee or under Section 10D of the Exchange Act and any applicable rules and regulations promulgated by the SEC or any national securities exchange or national securities association on which the Common Stock may be traded.

Non-U.S. participants

In order to facilitate the making of any grant or combination of grants under the Equity Plan, the Committee may provide for such special terms for awards to participants who are foreign nationals or who are employed by the Combined Company or its subsidiary outside of the United States of America or who provide services to the Combined Company or its subsidiary under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. The Committee may approve such supplements to, or amendments, restatements or alternative versions of, the Equity Plan (including sub-plans) as it may consider necessary or appropriate for such purposes, provided that no such special terms, supplements, amendments or restatements will include any provisions that are inconsistent with the terms of the Equity Plan as then in effect unless the Equity Plan could have been amended to eliminate such inconsistency without further approval by the Combined Company’s stockholders.

Withholding

To the extent the Combined Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with any payment made or benefit realized by a participant or other person under the Equity Plan, and the amounts available to the Combined Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the participant or such other person make arrangements satisfactory to the Combined Company for payment of the balance of such taxes or other amounts required to be withheld, which arrangements, in the discretion of the Committee, may include relinquishment of a portion of such benefit. When a participant is required to pay the Combined Company an amount required to be withheld under applicable income, employment, tax or other laws, the Committee may require the participant to satisfy the obligation, in whole or in part, by having withheld, from the shares of Common Stock delivered or required to be delivered to the participant, shares of Common Stock having a value equal to the amount required to be withheld or by delivering to the Combined Company other shares of Common Stock held by such participant. The Common Stock used for tax or other withholding will be valued at an amount equal to the fair market value of such Common Stock on the date the benefit is to be included in the participant’s income. In no event will the fair market value of the Common Stock to be withheld and delivered pursuant to the Equity Plan exceed the minimum amount required to be withheld, unless (1) an additional amount can be withheld and not result in adverse accounting consequences, and (2) such additional withholding amount is authorized by the Committee. Participants will also make such arrangements as the Combined Company may require for the payment of any withholding tax or other obligation that may arise in connection with the disposition of Common Stock acquired upon the exercise of stock options.

Amendment and termination of the Equity Plan

The Combined Company Board generally may amend the Equity Plan from time to time in whole or in part. If any amendment, however, for purposes of applicable stock exchange rules (and except as permitted under the adjustment provisions of the Equity Plan) (1) would materially increase the benefits accruing to participants under the Equity Plan, (2) would materially increase the number of securities which may be issued under the Equity Plan, (3) would materially modify the requirements for participation in the Equity Plan or (4) must otherwise be approved by the Combined Company’s stockholders in order to comply with applicable law or the rules of the NASDAQ, or, if the Common Stock is not traded on NASDAQ, the principal national securities exchange upon which the Common Stock is traded or quoted, all as determined by the Combined Company Board, then such amendment will be subject to stockholder approval and will not be effective unless and until such approval has been obtained.

Further, subject to the Equity Plan’s prohibition on repricing, the Committee generally may amend the terms of any award prospectively or retroactively. Except in the case of certain adjustments permitted under the Equity Plan, no such amendment may be made that would materially impair the rights of any participant without his or her consent. If permitted by Section 409A of the Code, but subject to the preceding sentence, including in the case of termination of employment or service, or in the case of unforeseeable emergency or other circumstances or in the event of a change in control, the Committee may provide for continued vesting or accelerate the timing of vesting or exercisability or the time at which the substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when the period of restriction will end, or the time at which cash incentive awards, performance shares or performance units will be deemed to have been earned or the time when such transfer restriction will terminate, in each case as applicable to certain awards granted under the Equity Plan, or waive any other limitation or requirement under any such award.

The Combined Company Board may, in its discretion, terminate the Equity Plan at any time. Termination of the Equity Plan will not affect the rights of participants or their successors under any awards outstanding and not exercised in full on the date of termination. No grant will be made under the Equity Plan on or after the tenth anniversary of the effective date of the Equity Plan, but all grants made prior to such date will continue in effect thereafter subject to their terms and the terms of the Equity Plan.

Allowances for conversion awards and assumed plans

Common Stock (1) subject to awards granted under the Equity Plan in substitution for or conversion of, or in connection with an assumption of, stock options, SARs, restricted stock, RSUs, or other stock or stock-based awards held by awardees of an entity engaging in a corporate transaction (including an acquisition or merger) with the Combined Company or any of its subsidiaries or (2) available for issuance under a previously-approved plan sponsored by a company that is acquired by, or merges with, the Combined Company or any of its subsidiaries, and which then become available for issuance of awards under the Equity Plan, will not count against (or be added to) the aggregate share limit or other Equity Plan limits described above, except as otherwise provided in the Equity Plan.

Outstanding Equity Awards at 2020 Fiscal Year-End

The following table and related footnotes set forth information about the outstanding equity awards held by the NEOs as of December 31, 2020, which was the last day of fiscal 2020.

Outstanding Equity Awards at 2020 Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Mike Otworth	—	—	—	—	—	—

Michael Dee	—	—	—	—	—	—

David Brenner	—	—	—	—	—	—

(1)	The NEOs did not hold any unvested stock or option awards as of December 31, 2020. For a discussion of the treatment of the NEOs’ vested Incentive Units in the Business Combination, see “Severance and Change in Control of Compensation — Treatment of Incentive Units in Business Combination” below.

Tax Qualified Retirement Plan

PCT offers a tax-qualified retirement savings plan to its employees, under which participating employees may contribute a portion of their eligible compensation into their plan accounts. No company contributions were made to the plan for 2020. Each of the NEOs was eligible to participate in the plan during fiscal 2020.

Severance and Change in Control Compensation

Severance Under Employment Agreements

Pursuant to his New Employment Agreement, if Mr. Otworth’s employment is terminated by PCT without “cause” or by Mr. Otworth for “good reason” (as such terms are defined in his New Employment Agreement), Mr. Otworth will be entitled to receive: (1) a lump sum payment equal to his base salary for the unexpired portion of the initial two-year term of his New Employment Agreement; and (2) reimbursement of COBRA continuation coverage premiums for up to 12 months to the extent they exceed the premiums paid by similarly situated active executives of PCT.

Pursuant to Mr. Dee’s and David Brenner’s New Employment Agreement, if the executive’s employment is terminated by PCT without “cause” or by the executive for “good reason” (as such terms are defined in the applicable New Employment Agreement), the executive will be entitled to receive: (1) continued base salary payments for six months; and (2) reimbursement of COBRA continuation coverage premiums for up to six months to the extent they exceed the premiums paid by similarly situated executives of PCT.

Payment of the severance amounts described above for the NEOs is generally subject to the executive’s compliance with certain restrictive covenants and execution of a customary release of claims in favor of PCT.

If an NEO’s employment is terminated due to the executive’s death or disability (as defined in the New Employment Agreements), the NEO will be entitled to receive a lump sum cash payment equal to the annual bonus that the executive would have earned for the calendar year of termination based on actual performance achievement for the full performance year, pro-rated based on the executive’s period of service during such year.

Equity Compensation

If an NEO’s employment had been terminated, then PCT could have (in the discretion of the PCT Board of Directors) redeemed such NEO’s vested Incentive Units for fair market value (as defined in the LLC Equity Plan), except that if the termination was by PCT for cause (as defined in the LLC Equity Plan) or PCT would have had the right to terminate the NEO’s employment for cause, such vested Incentive Units could have been redeemed for 80% of their fair market value.

In the event that an NEO’s employment had been terminated without cause (as defined in the LLC Equity Plan) within 12 months after a change in control (as defined in the LLC Equity Plan), all unvested Incentive Units held by such NEO would have become fully vested. The Business Combination constituted a change in control for purposes of the Incentive Units, but the NEOs did not hold any unvested Incentive Units as of the Business Combination. See “Treatment of Incentive Units in Business Combination” below for additional details.

In addition, Mr. Dee’s New Employment Agreement provides that if his employment is terminated by PCT without “cause” or by him for “good reason,” his initial equity awards to be granted following completion of the SPAC Transaction (as described above) will vest in full (and, in the case of the initial option award, remain exercisable until the earlier of two years after the date of such termination and the original expiration date of such option).

Transaction Bonus

As described above under “— Employment Agreements/Arrangements with Our NEOs,” Mr. Otworth was entitled to a cash bonus equal to $5,000,000 in the event that a SPAC Transaction was successfully completed and Mr. Otworth remained continuously employed with PCT through the completion of the SPAC Transaction. Mr. Otworth earned this bonus upon the closing of the Business Combination.

Pursuant to Mr. Dee’s New Employment Agreement, upon the completion of the Business Combination, Mr. Dee became entitled to the Negotiated Payment, payable in two installments during 2021, as well as the Dee Initial Equity Awards.

Treatment of Incentive Units in Business Combination

At the time of the Business Combination, unvested Incentive Units held by the NEOs were to be exchanged for restricted shares of common stock of the Combined Company that would be subject to the same vesting schedule and forfeiture restrictions as the unvested Incentive Units to which they related. As of the closing of the Business Combination, the NEOs did not hold any unvested Incentive Units.

At the time of the Business Combination, the NEOs held the following vested Incentive Units: Mr. Otworth, 52,500 with a Distribution Threshold of $12, and 60,000 with a Distribution Threshold of $31.20; and David Brenner, 75,328 with a Distribution Threshold of $12, and 40,000 with a Distribution Threshold of $31.20. Mr. Dee did not hold any Incentive Units as of such date. At the time of the Business Combination, these vested Incentive Units were exchanged for shares of common stock of the Combined Company. In accordance with the applicable allocation schedule pursuant to the Merger Agreement, the NEOs received the following numbers of shares of Combined Company common stock with respect to their vested Incentive Units: Mr. Otworth, 933,356; and David Brenner, 998,110.

New Severance Plan

In May 2021, the Combined Company adopted an executive severance plan (the “Severance Plan”) that covers certain officers of the Combined Company, including the NEOs. Under the Severance Plan, if an NEO’s employment is terminated by the Combined Company without “cause” or by the NEO for “good reason” (as such terms are defined in the Severance Plan) other than within 12 months following a “change in control” (as defined in the Severance Plan), the Combined Company will pay the NEO severance payments in installments equal in the aggregate to one year of base salary and will reimburse the NEO for COBRA continuation coverage premiums for up to 12 months to the extent they exceed the premiums paid by the NEO for such coverage immediately prior to the date of termination (the “COBRA Reimbursement”). If an NEO’s employment is terminated by the Combined Company without cause or by the NEO for good reason within 12 months following a change in control, the Combined Company will pay the NEO a lump sum cash severance amount equal to the sum of (a) 1.5 times the NEO’s annual base salary rate (determined in accordance with the Severance Plan) plus (b) 1.5 times the NEO’s short-term annual cash incentive target for the year in which the termination of employment occurs. In such case, the Combined Company will also provide the COBRA Reimbursement and any outplacement services or outplacement reimbursement to which the NEO would have been entitled in connection with the NEO’s termination of employment under any plan, program or arrangement of the Combined Company immediately prior to the change in control. Further, any equity awards held by the NEO would vest in full upon such termination of employment, with performance-based awards vesting at target.

If an NEO is entitled to cash severance under both his New Employment Agreement and the Severance Plan upon his termination of employment, he will receive only the cash severance payments under the applicable arrangement that will provide him with the greatest cash severance value, and will not be entitled to cash severance under the other arrangement.

Participation in the Severance Plan is generally contingent upon the NEO signing an agreement providing for customary post-employment non-competition, employee and customer non-solicitation, and confidentiality provisions. Except as otherwise determined by the compensation committee, participation in the Severance Plan is also contingent upon employment by the Combined Company (or PCT LLC) for a period of at least six continuous months prior to participation in the Severance Plan. Payment of the severance amounts under the Severance Plan is generally subject to the NEO’s execution of a customary release of claims in favor of the Combined Company.

The Combined Company Board (or an authorized committee of the Combined Company Board) may amend or terminate the Severance Plan, provided that written notice of any amendment or termination must be provided to participants not less than 60 days prior to the effective date of such amendment or termination. The Severance Plan will automatically terminate on the second anniversary following the first change in control to occur under the Severance Plan. However, no amendment reducing the severance benefits provided under the Severance Plan or terminating the Severance Plan may be effective prior to the 12-month anniversary of the effective date of the Severance Plan, and the Combined Company Board will not amend or terminate the Severance Plan at any time after (1) the occurrence of a change in control or (2) the date we enter into a definitive agreement which, if consummated, would result in a change in control, unless the potential change in control is abandoned (as publicly announced by the Combined Company), in either case until twenty-four (24) months after the occurrence of a change in control. Further, no such amendment or termination will operate to reduce severance benefits payable with respect to a separation from service that occurs prior to the effective date of such amendment or termination.

PCT Director Compensation

The following table presents the total compensation for services to PCT for each person who served as a member of PCT’s Board of Directors during the year ended December 31, 2020 (other than Mr. Otworth and Dr. Scott). PCT did not have standard compensation arrangements for its directors during 2020, and none of the members of PCT’s Board of Directors received cash, equity or other non-equity compensation specifically for service in their capacity as directors. The amounts reflected in the table below represent compensation for consulting or other services provided to PCT. Mike Otworth also served on PCT’s Board of Directors during 2020, but his compensation for services to PCT during 2020 is fully reflected in the 2020 Summary Compensation Table above.

2020 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)
Rick Brenner	—	—	—	—	—	—
Tanya Burnell	—	967,500	—	—	—	967,500
Andy Glockner	—	27,158	—	—	—	27,158
Jim Donnally	—	27,090	—	—	—	27,090
Dr. John Scott	—	—	—	—	1,591,625	1,591,625

(1) Amounts in this column reflect the aggregate grant date fair value of Incentive Units granted in 2020, calculated in accordance with ASC 718. Each of these grants was 100% vested on the grant date. For Mr. Glockner, the amount represents a portion of the grant date fair value of an award granted in 2020 to Assured Solutions Company, Ltd. ($338,625), an entity in which Mr. Glockner held an 8.02% interest. For Mr. Donnally, the amount represents a portion of the aggregate grant date fair value of awards granted in 2020 to Assured Solutions Company, Ltd. ($338,625), Dam Insurance Management, Ltd. ($338,625), Gleim Insurance Management, Ltd. ($338,625), and Patriot Insurance Management, Ltd. ($338,625). Mr. Glockner held a 2% interest in each of those entities. For Ms. Burnell, the amount represents the grant date fair value of an award of Incentive Units made to Pure Crown LLC in August 2020 as compensation for Ms. Burnell’s service on PCT’s Board of Directors. For information regarding assumptions underlying the valuation of equity awards, see the discussion under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates — Equity-Based Compensation” included elsewhere in this prospectus. None of the directors listed in this table held unvested Incentive Units as of December 31, 2020, but they held (following certain restructuring activities) the following amounts of vested Incentive Units as of such date: Mr. Brenner, 37,500 Incentive Units; Mr. Glockner, 101 Incentive Units; Mr. Donnally, 4,073 Incentive Units; and Dr. Scott, 37,500 Incentive Units.

(2) Pursuant to a 2019 agreement with Innventure LLC and PCT, Dr. Scott and a certain consultant of Innventure LLC are entitled to share equally in a project fee calculated based on a percentage of certain financing secured with respect to PCT’s business. Pursuant to such agreement, the fee is equal to 1.5% of the total financing, reduced by the amount of retainer fees paid to such consultant. The financing closed in October 2020, and, as a result, Dr. Scott became entitled to a total project fee equal to approximately $1,519,125, which amount was paid on November 13, 2020 and is included in the table above, along with other consulting fees allocated to PCT.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of each transaction since January 1, 2018 and each currently proposed transaction in which PCT or ParentCo has been or is to be a participant and:

•	the amount involved exceeded or exceeds $120,000; and

•	any of PCT’s directors, executive officers, or holders of more than 5% of its capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Agreements with Capital Stockholders

Investor Rights Agreement

At the Closing of the transactions contemplated by the Merger Agreement, ParentCo, certain PCT Unitholders representing at least 70% of PCT’s outstanding membership interests and certain stockholders of ROCH (including certain ROCH officers, directors and sponsors) entered into an Investor Rights Agreement, which was a closing condition of the parties to consummate the Business Combination. Pursuant to the Investor Rights Agreement, such PCT Unitholders have agreed to vote in favor of two board designees nominated by a majority of such stockholders of ROCH for a period of two years following the Closing Date (the “IRA Designees”), provided that in the event a majority of the holders of the Pre-PIPE Shares (as defined in the Investor Rights Agreement) choose to select one of the IRA Designees, the majority of such stockholders of ROCH will select one of the IRA Designees and such holders of the Pre- PIPE Shares will select the other. Pursuant to these provisions, ROCH has designated Mr. Fernando Musa to assume a seat on the Combined Company’s board of directors upon the consummation of the Business Combination and the holders of the Pre-PIPE Shares have designated Mr. Jeffrey Fieler to assume the other seat as an IRA Designee upon such consummation. The holders of the Pre-PIPE Shares may continue to select an IRA Designee until they no longer hold 10% or more of the outstanding Combined Company’s Common Stock. Such PCT Unitholders have also agreed, subject to certain limited exceptions, not to transfer ParentCo Common Stock received in the Business Combination except as follows:

•	From and after the six-month anniversary of the Closing Date, each Founder (as defined in the Investor Rights Agreement) may sell up to 20% of such Founder’s ParentCo Common Stock and each PCT Unitholder that is not a Founder may sell up to 33.34% of such PCT Unitholder’s ParentCo Common Stock.

•	From and after the one-year anniversary of the Closing Date, each Founder may sell up to an additional 30% of such Founder’s ParentCo Common Stock and each PCT Unitholder that is not a Founder may sell up to an additional 33.33% of such PCT Unitholder’s ParentCo Common Stock.

•	From and after the Phase II Facility becoming operational, as certified by Leidos, an independent engineering firm, each Founder may sell up to an additional 50% of such Founder’s ParentCo Common Stock and each PCT Unitholder that is not a Founder may sell up to an additional 33.33% of such PCT shares of ParentCo Common Stock; provided that, in the case of Procter & Gamble, such lock-up will terminate in any event no later than April 15, 2023.

The Investor Rights Agreement also contains registration rights in favor of the PCT Unitholders and ROCH stockholders pursuant to which the Combined Company will be obligated to file a registration statement to register the resale of certain securities of the Combined Company held by the IRA Holders, of which registration statement this prospectus forms a part with respect to the Selling Stockholders named herein that signed the Investor Rights Agreement. See “Selling Stockholders.” IRA Holders also have certain demand rights and “piggy-back” registration rights, subject to certain requirements and customary conditions.

Founder Support Agreement

In connection with the execution of the Merger Agreement, certain of the Initial Stockholders entered into the Founder Support Agreement with ROCH, ParentCo, and PCT, pursuant to which such Initial Stockholders agreed to vote an aggregate of 1,861,987 shares of ROCH Common Stock beneficially owned by them, representing approximately 19% of ROCH’s outstanding shares, in favor of each of the proposals presented at the Special Meeting of stockholders of ROCH held on March 16, 2021 to approve the Business Combination and related matters (collectively, the “Proposals”). At the Special Meeting of stockholders of ROCH, the ROCH stockholders approved the Business Combination and all matters relating thereto. Such Initial Stockholders also agreed to use their reasonable best efforts to take all actions reasonably necessary to consummate the Business Combination and to not take any action that would reasonably be expected to materially delay or prevent the satisfaction of the conditions to the Business Combination set forth in the Merger Agreement. In addition, such Initial Stockholders also agreed that they would not sell, assign or otherwise transfer any of the Insider Shares (as defined therein) unless the buyer, assignee or transferee executes a joinder agreement to the Founder Support Agreement. We agreed that we would not register any sale, assignment or transfer of such Insider Shares on our transfer ledger (book entry or otherwise) that is not in compliance with the Founder Support Agreement.

Company Support Agreement

In connection with the execution of the Merger Agreement, PCT Unitholders representing 74.78% of the voting issued and outstanding Company LLC Interests entered into the Company Support Agreement with ROCH, ParentCo, and PCT, pursuant to which such PCT Unitholders agreed to vote all LLC Interests beneficially owned by them in favor of each of the Proposals, to use their reasonable best efforts to take all actions reasonably necessary to consummate the Business Combination and to not take any action that would reasonably be expected to materially delay or prevent the satisfaction of the conditions to the Business Combination set forth in the Merger Agreement. In addition, such PCT Unitholders also agreed that they would not sell, assign or otherwise transfer any of the Company LLC Interests held by them, with certain limited exceptions, unless the buyer, assignee or transferee executes a joinder agreement to the Company Support Agreement.

Business Combination Private Placement: the PIPE

In connection with the execution of the Merger Agreement, ROCH entered into Subscription Agreements with the Subscribers (as defined in the Subscription Agreements), pursuant to which the Subscribers agreed to purchase, and ROCH agreed to sell the Subscribers, an aggregate of 25,000,000 shares of ROCH Common Stock, for a purchase price of $10.00 per share and an aggregate purchase price of $250.0 million, all of which were exchanged for ParentCo Common Stock in connection with the closing of the Business Combination.

Sylebra Capital (as defined below) purchased 10,000,000 shares of ROCH Common Stock in the PIPE for an aggregate purchase price of $100.0 million.

The Magnetar Investors, in conjunction with certain other investors, purchased approximately 3,100,000 shares of ROCH Common Stock in the PIPE for an aggregate purchase price of approximately $31.0 million.

Certain offering related expenses were payable by ROCH and PCT, including customary fees payable to the placement agents: Roth Capital Partners, LLC (“Roth”), Craig-Hallum Capital Group LLC (“C-H”) and Oppenheimer & Co. Inc. (“Oppenheimer”). Byron Roth, Gordon Roth and Aaron Gurewitz, the Chairman and Chief Executive Officer, Chief Financial Officer and Chief Operating Officer and Head of Equity Capital Markets, respectively, at Roth, and Rick Hartfiel and John Lipman, the Managing Partner and Head of Investment Banking and Partner and Managing Director of Investment Banking, respectively, at C-H, are either officers or directors (or both, in the case of Byron Roth and John Lipman) of ROCH. While no direct compensation arrangements regarding such individuals have been entered into regarding such fees, these executives may benefit indirectly from any such amounts payable to their respective organizations. Such commitments have been made by way of Subscription Agreements by and between each Subscriber and ROCH.

Class A Unit Purchase Agreement with Sylebra Capital

On November 12, 2020, pursuant to four Class A Unit Purchase Agreements dated as of the same date, by and between PCT and each of BEMAP Master Fund Ltd., Blackwell Partners LLC — Series A, Sylebra Capital Parc Master Fund and Sylebra Capital Partners Master Fund, Ltd. (each an entity subject to an investment management agreement or sub-management agreement with Sylebra Capital Limited, together, “Sylebra Capital” and the agreements entered into, collectively, the “Sylebra Capital Class A Unit Purchase Agreements”), PCT issued and sold an aggregate of 684,190 Class A Common Units to Sylebra Capital for an aggregate purchase price of approximately $60,000,000 or approximately $87.69 per unit, subject to certain adjustments.

In connection with the Sylebra Capital Class A Unit Purchase Agreements, and as documented in the Investor Rights Agreement, Sylebra Capital will be entitled to select one member of the Combined Company’s Board of Directors and has initially designated Mr. Fieler to serve in such role.

Note Purchase Agreement with Magnetar Capital LLC

On October 6, 2020, pursuant to the Note Purchase Agreement, the Magnetar Investors agreed to purchase from PCT, and PCT agreed to issue to the Magnetar Investors (in one or more transactions), up to $60,000,000 principal amount of Convertible Notes. The Convertible Notes are convertible into PCT Common Stock (as defined in the Magnetar Indenture) on the terms and subject to the limitations set forth in the Magnetar Indenture.

Since the last interest payment date, the largest aggregate amount of principal outstanding under the Convertible Notes was $61,680,250. Since October 6, 2020, the total principal paid under the Convertible Notes was $0 and total interest paid was $1,680,250. The first interest payment of $1,680,250 was due on April 15, 2021 and was paid entirely in kind, meaning that the principal amount of the Convertible Notes was increased by $1,680,250.

In connection with the Note Purchase Agreement, PCT and the Magnetar Investors entered into the Magnetar Registration Rights Agreement granting the Magnetar Investors certain registration rights for the PCT Common Stock issuable upon conversion of the Convertible Notes, of which registration statement this prospectus forms a part (the “Magnetar Resale Registration Statement” and, together with the IRA Resale Registration Statement, the “Resale Registration Statement”).

Pursuant to the Magnetar Registration Rights Agreement, the Company is required to file a registration statement to register the resale of the Common Stock (as defined therein) held by the Magnetar Investors upon conversion of the Convertible Notes no later than 60 days following the consummation of the Business Combination (the “60-Day Filing Requirement”). Furthermore, the Company is to use its commercially reasonable efforts to have this Magnetar Resale Registration Statement declared effective as soon as practicable after the filing thereof, but no later than 120 days following the consummation of the Business Combination (or, in the event the SEC notes that it will “review” this Magnetar Resale Registration Statement, the 180th calendar day following the date thereof) or pay liquidated damages. For each 30-day delay in the filing or effectiveness of this Magnetar Resale Registration Statement, subject to certain exceptions, the Company is to pay the Magnetar Investors an amount in cash equal to the product of 0.25% multiplied by the principal amount of the Convertible Notes; provided, however, that the monthly liquidated damages will be capped at the product of 3.0% multiplied by the principal amount of the Convertible Notes for any delay beyond one year. The Magnetar Investors also have certain demand rights, subject to certain requirements and customary conditions. This registration statement, of which this prospectus forms a part, is registering the resale of the Company Common Stock issuable upon conversion of the Convertible Notes held by the Magnetar Funds. See “Selling Stockholders.”

On May 13, 2021 and June 16, 2021, PCT sought, and was granted, an up to 30 day waiver and an up to 10 day waiver, respectively, of the 60-Day Filing Requirement and a waiver from the incurrence and payment of any liquidated damages under Section 2.1(h) of the Magnetar Registration Rights Agreement for the up to 30 day period and up to 10 day period, respectively.

Right of First Refusal Agreement

On October 7, 2020, and in connection with the Note Purchase Agreement, PCT entered into a right of first refusal agreement (the “ROFR Agreement”) with the Magnetar Investors pursuant to which PCT granted to the Magnetar Investors a right of first refusal with respect to any such Indebtedness (as defined in the Magnetar Indenture) or any other debt, indebtedness or preferred equity of any nature that may be incurred by PCT or any of its respective Subsidiaries (as defined in the Magnetar Indenture) from time to time (collectively, the “Company Group”) on or after October 7, 2020. After October 15, 2022, subject to extension to April 15, 2023 at the election of PCT, PCT may terminate the ROFR Agreement at any time and for any reason. The Magnetar Investors may terminate the ROFR Agreement at any time and for any reason.

Class A Unit Purchase Agreement with Pure Crown LLC

On October 4, 2020, pursuant to the Class A Unit Purchase Agreement dated as of the same date, by and between PCT and Pure Crown LLC (the “Pure Crown Class A Unit Purchase Agreement”), PCT issued and sold an aggregate of 115,428 Class A Common Units to Pure Crown LLC for an aggregate purchase price of $10,000,000 or $86.634 per unit, subject to certain adjustments.

In connection with the Class A Unit Purchase Agreement, PCT entered into a letter agreement, dated October 5, 2020, with Pure Crown LLC (the “Pure Crown Letter Agreement”) whereby, provided certain conditions are met, (1) Pure Crown LLC will be entitled to select one member of the Combined Company’s Board of Directors and (2) Pure Crown LLC agreed to purchase an additional 173,142 Class A Common Units from PCT.

In October 2020, PCT issued an aggregate of 50,000 Class C Units to Pure Crown LLC, with an approximate aggregate value of $1,560,000, as an inducement to enter into the Pure Crown Class A Unit Purchase Agreement.

On December 2, 2020, pursuant to the Pure Crown Letter Agreement, PCT issued and sold an aggregate of 173,142 Class A Common Units to Pure Crown LLC for an aggregate purchase price of $15,000,000 or $86.634 per unit, subject to certain adjustments.

Agreements with Innventus ESG Fund I, L.P., Innventure1, LLC, Innventure LLC and Innventure Management Services LLC

Innventus ESG Fund I, L.P. (formerly known as Innventus Fund I, L.P.) (“Innventus”) is a holder of PCT’s capital stock and is affiliated with Innventure1, LLC (“Innventure1”). Innventure1 is the majority member of Innventure LLC, which is a large holder of PCT’s capital stock. Wasson Enterprise, LLC, through a subsidiary which was a greater than 5% unit holder in PCT LLC, owns a minority interest in Innventure LLC.

Chairman, director and Chief Executive Officer Michael Otworth is the former Chief Executive Officer and a current Director of Innventure1, former Chief Executive Officer and current chair of the board of directors of Innventure LLC and is on the Investment Committee of Innventus. Director Dr. John Scott is a co-founder and member of Innventure1, a co-founder, principal and Chief Science Officer of Innventure LLC, and is also on the Investment Committee of Innventus. Director Rick Brenner is a Director of Innventure1. Due to these affiliations with material capital stockholders of PCT, Messrs. Otworth, Scott and R. Brenner may be deemed to have a direct or indirect material interest in transactions with Innventus, Innventure1 and Innventure LLC.

Management Services

For the years ended December 31, 2020, 2019 and 2018 the Company paid $291,142, $579,620 and $537,606 respectively, for management services provided by certain personnel of Innventure Management Services LLC (“Management Services”), an affiliate of Innventure LLC, and as of December 31, 2020, 2019 and 2018, the Company owed to Management Services $30,455, $17,521 and $62,212, respectively. For the three months ended March 31, 2021, the Company paid $55,000 to Management Services, and as of March 31, 2021, the Company owed $22,000 to Management Services.

Warrant Agreements

On July 22, 2019, PCT and Innventus entered into a Bridge Note and Warrant Purchase Agreement pursuant to which PCT issued a Unit Purchase Warrant (the “Original July 2019 Warrant”) for 4,787 warrant units at an exercise price of $37.61, allowing Innventus to purchase a variable number of Class B-1 Preferred Units during the exercise period of July 22, 2019 through July 22, 2024. In connection with the Business Combination, the Original July 2019 Warrant was canceled and PCT owes no further obligation to Innventus in connection with the Original July 2019 Warrant.

On June 5, 2019, PCT and Innventus entered into a Warrant to Purchase Securities, pursuant to which PCT issued a Unit Purchase Warrant (the “Original June 2019 Warrant”) for 7,978 warrant units at an exercise price of $37.61, allowing Innventus to purchase a variable number of Class B-1 Preferred Units during the exercise period of June 5, 2019 through June 4, 2024. In connection with the Business Combination, the Original June 2019 Warrant was canceled and PCT owes no further obligation to Innventus in connection with the Original June 2019 Warrant.

Lease

From May 2018 to September 2020, PCT leased the land for the Project (excluding the leased office space described in the section titled “Description of PCT Business—Facilities”) from Innventure LLC and paid $28,000 per month over that period for a total of $812,000. Innventure LLC had purchased the land from the Lawrence County Economic Development Corporation (“LCED”) with a term loan from Closed Loop Fund, LP. On October 8, 2020, a PCT subsidiary purchased the land from Innventure LLC by paying in full the remaining Closed Loop Fund, LP term loan of $2,658,010, consisting of principal, accrued and unpaid interest and legal fees.

Project Fee

Pursuant to an Amended and Restated Agreement for Services dated February 25, 2019 (the “Agreement for Services”) by and among Innventure LLC, PCT, and a certain consultant of Innventure LLC (the “consultant”), PCT agreed to pay the consultant 1.5% of the proceeds (the “Project Fee”) of the Series 2020A Bonds offered pursuant to the Loan Agreement. The total Project Fee is $3,293,250. Director John Scott is listed as a beneficiary of this agreement and received 50% of the Project Fee minus a retainer fee kept by the consultant. On November 13, 2020, PCT paid Director John Scott’s wholly-owned entity Corporate Development Group $1,519,125, representing the portion of the Project Fee due to him under the Agreement for Services.

Indebtedness

On July 19, 2019, in connection with the Note and Warrant Purchase Agreement between PCT and Innventus, PCT borrowed $600,000 from Innventus pursuant to a Negotiable Promissory Note (the “Innventus Note”) at an annual interest rate of 1-month LIBOR plus 8.00%. Since the date of the Innventus Note, the largest aggregate amount of principal outstanding under the Innventus Note was $600,000. On February 15, 2020, the Innventus Note was paid in full. Until paid in full, the total interest paid on the Innventus Note was $26,266.

Since January 1, 2018, PCT has received funding and support services from Innventure1 LLC. These advances were unsecured, non-interest bearing with no formal terms of repayment. Since January 1, 2018, the largest aggregate amount of principal advanced from Innventure1 LLC to PCT was $4,231,163. Since January 1, 2018, the total amount paid to Innventure1 LLC was $7,268,867 and total interest paid was $0. As of March 31, 2021, there is no principal outstanding.

On April 22, 2020, in connection with the Pre-Purchase Agreement, Innventure LLC (then known as We-Innventure LLC) entered into a guaranty with the Pre-Purchase Term Sheet counterparty to unconditionally guarantee PCT’s obligation to reimburse the received $5 million pre-payment upon PCT’s failure to meet certain performance thresholds (as described above). The total amount paid by Innventure LLC under the guaranty is $0 and total interest paid is $0. As of March 31, 2021, there is no principal outstanding under the guaranty. For a full description of the Pre-Purchase Term Sheet, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting Our Financial Condition and Results of Operations— Strong Demand for High Quality Recycled Polypropylene.”

Since January 1, 2018, PCT has received funding and support services from Wasson Enterprise, LLC, an affiliate and greater than 5% unitholder of Innventure LLC. Since January 1, 2018, the largest aggregate amount of principal advanced from Wasson Enterprise, LLC to PCT was $746,083, which was the outstanding balance due to Wasson Enterprise as of December 31, 2019. These advances were unsecured, non-interest bearing with no formal terms of repayment. On March 26, 2020, PCT repaid $375,000 of the advances from Wasson Enterprise, LLC. On March 31, 2020 under an Assignment of Indebtedness agreement, Wasson Enterprise, LLC assigned the remaining amount of $371,083 to Innventure, LLC.

Agreements with Directors and Executive Officers

Private Placements of PCT’s Securities

Business Combination Private Placement: the PIPE

Director Mr. Fieler agreed to purchase 1,000,000 shares of ROCH Common Stock in the PIPE for an aggregate purchase price of $10.0 million, which amount was reduced to 700,000 shares for an aggregate purchase price of $7.0 million in connection with the finalization of the PIPE allocations.

Class A Units

In October 2020 and December 2020, PCT issued and sold an aggregate of 346,284 Class A Units at a purchase price of $86.634 per unit, for an aggregate purchase price of $30,000,000.

The table below sets forth the number of Class A Units purchased by PCT’s related parties in the above referenced transactions:

Stockholder	Class A Units	Purchase Price
Pure Crown LLC*	288,570	$25,000,000

*	Pure Crown LLC is a greater than 5% unit holder in PCT pursuant to the Pure Crown Class A Unit Purchase Agreement and Pure Crown Letter Agreement, as disclosed above.

Class B-1 Preferred Units

Between September 2018 and January 2020, PCT issued and sold an aggregate of 644,885 Class B-1 Preferred Units, at a purchase price of $37.605 per unit, for an aggregate purchase price of $24,250,891 to the PCT related parties set forth in the table below:

Stockholder	Class B-1 Preferred Units	Purchase Price
Innventus ESG Fund I, L.P.*	378,963	$14,250,891
Pure Crown LLC**	265,922	$10,000,000

*	Innventus ESG Fund I, L.P. (formerly known as Innventus Fund I, L.P.) is a greater than 5% unit holder in PCT.

**	Pure Crown LLC is a greater than 5% unit holder in PCT pursuant to the Pure Crown Class A Unit Purchase Agreement and Pure Crown Letter Agreement, as disclosed above.

Class C Units

In August 2020, PCT issued an aggregate of 37,500 Class C Units to Pure Crown LLC, with an approximate aggregate value of $1,170,000, as compensation for director Tanya Burnell’s board service.

Glockner Finance, a division of Auto Now Acceptance Co., LLC

On May 5, 2017, PCT entered into a revolving line of credit facility (the “Glockner Line of Credit”) with Glockner Finance, a division of Auto Now Acceptance Co., LLC, which is an entity affiliated with and controlled by former PCT LLC director Andy Glockner. Former PCT LLC director and Chief Financial Officer James O. Donnally is the Vice President and Chief Financial Officer of Glockner Finance. Director Timothy Glockner is the president of Glockner Enterprises, an entity affiliated with Glockner Finance. Since the initiation of the Glockner Line of Credit, the largest aggregate amount of principal outstanding was $14,000,000 and as of September 30, 2020, there was $12,000,000 outstanding. Since the initiation of the Glockner Line of Credit, the total principal paid under the Line of Credit was $14,000,000 and total interest paid was $2,939,370.42. As of September 30, 2020, the interest payable on the Glockner Line of Credit was 16% per year. The Glockner Line of Credit was paid off in full on December 21, 2020.

Bird Creek Capital Consulting Services Agreement

On September 29, 2020, PCT entered into a Consulting Services Agreement (the “Bird Creek Agreement”) with Bird Creek Capital, LLC (“Bird Creek”). Chief Financial Officer Michael Dee served as the Managing Member of Bird Creek during this time. Pursuant to the Bird Creek Agreement, Bird Creek provided certain consulting services to PCT, including in connection with the negotiation of PCT’s potential financings and capital structure. The fee payable to Bird Creek pursuant to the Bird Creek Agreement was to be negotiated between the parties in good faith following the date of the Bird Creek Agreement. Certain payments made pursuant to the Dee Employment Agreement (as defined below) are deemed to satisfy, in full, PCT’s obligations under the Bird Creek Agreement. For more details, see the section entitled “PCT Executive Compensation—Employment Agreements/Arrangements with our NEOs.”

Executive Officer and Director Compensation

Incentive Units

PCT has granted management incentive units to its executive officers and certain of its directors. See the sections titled “PCT Executive Compensation — 2020 Equity-Based Compensation — Outstanding Equity Awards at 2020 Fiscal Year End” and “PCT Executive Compensation — Director Compensation” for a description of these incentive units.

Employment Arrangements

Since January 1, 2018, PCT has entered into employment arrangements with Innventure LLC and Wasson Enterprises, LLC, pursuant to which certain employees received allocated compensation from Innventure LLC or Wasson Enterprises, LLC for services rendered to PCT. For the years ended December 31, 2020, 2019 and 2018, Tayt Rule received compensation from Wasson Enterprises, LLC in the amount of $210,000, $171,792 and $180,574, respectively, for services provided as Chief Operating Officer of PCT. For the quarter ended March 31, 2021, Tayt Rule received no compensation from Wasson Enterprises, LLC.

For the years ended December 31, 2019 and 2018, David Brenner received compensation from Innventure LLC in the amounts of $187,751 and $173,549, respectively, for services provided as VP, Operations and Chief Integration Officer of PCT. For the quarter ended March 31, 2021 and the year ended December 31, 2020, Mr. Brenner received no compensation from Innventure LLC.

For further information regarding management services provided by certain personnel of Management Services, the Innventure LLC affiliate, please see “— Agreements with Innventus ESG Fund I, L.P., Innventure1, LLC, Innventure LLC and Innventure Management Services LLC — Management Services” above.

Other Compensation

Director John Scott’s wholly-owned entity, Corporate Development Group, receives cash compensation for Director John Scott’s services as an officer and director of PCT at the annual rate of $60,000 payable monthly, beginning on January 1, 2020. Since January 1, 2018, PCT has paid a total of $1,657,044 to Corporate Development Group, including the payment of the portion of the Project Fee (as defined in “Certain Relationships and Related Party Transactions—Agreements with Capital Stockholders—Agreements with Innventus ESG Fund I, L.P., Innventure1, LLC, Innventure LLC and Innventure Management Services LLC—Project Fee) due to Director John Scott of $1,519,125 pursuant to the Agreement for Services.

Limitation of Liability and Indemnification of Directors and Executive Officers

In connection with the Business Combination, PCT entered into indemnification agreements with each of PCT’s directors and executive officers, the form of which is attached as an exhibit to the registration statement of which this prospectus is a part. The indemnification agreements will require PCT to indemnify its directors and executive officers to the fullest extent permitted by Delaware law.

Policies and Procedures for Related Person Transactions

The Combined Company’s audit committee has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between the Combined Company and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. The written charter of the Combined Company’s audit committee provides that the Combined Company’s audit committee will review and approve in advance any related party transaction.

Although PCT LLC has not historically had a written policy for the review and approval of transactions with related persons, its board of directors has historically reviewed and approved any transaction where a director or officer had a financial interest, including the transactions described above. Prior to approving such a transaction, the material facts as to a director or officer’s relationship or interest in the agreement or transaction were disclosed to the board of directors.

Review and Approval of Review and Approval of Related Person Transactions

In connection with the Business Combination, the Combined Company adopted a formal written policy for the review and approval of transactions with related persons. Such policy requires, among other things, that:

•	The audit committee shall review the material facts of all related person transactions.

•	In reviewing any related person transaction, the committee will take into account, among other factors that it deems appropriate, whether the related person transaction is on terms no less favorable to the Combined Company than terms generally available in a transaction with an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

•	In connection with its review of any related person transaction, the Combined Company shall provide the committee with all material information regarding such related person transaction, the interest of the related person and any potential disclosure obligations of the Combined Company in connection with such related person transaction.

•	If a related person transaction will be ongoing, the committee may establish guidelines for the Combined Company’s management to follow in its ongoing dealings with the related person.

description of SECURITIES TO BE REGISTERED

Your rights as stockholders are governed by Delaware law and our Amended and Restated Certificate of Incorporation (“Amended and Restated Certificate of Incorporation”) and Amended and Restated Bylaws (“Amended and Restated Bylaws”). We urge you to read the applicable provisions of Delaware law and our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws carefully and in their entirety because they describe your rights as a holder of shares of our Common Stock.

The following is a description of the material terms of, and is qualified in its entirety by, the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each of which became effective upon closing of the Business Combination.

The Combined Company’s purpose is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL. The Combined Company’s authorized capital stock consists of 250,000,000 shares of common stock, par value $0.001 per share, and 25,000,000 shares of preferred stock, par value $0.001 per share. No shares of preferred stock are currently issued or outstanding.

Common Stock

Holders of the Combined Company’s Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The holders of the Combined Company’s Common Stock do not have cumulative voting rights in the election of directors. Upon the Combined Company’s liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of the Combined Company’s Common Stock will be entitled to receive pro rata the Combined Company’s remaining assets available for distribution. Holders of the Combined Company’s Common Stock do not have preemptive, subscription, redemption or conversion rights. The Combined Company’s Common Stock will not be subject to further calls or assessment by the Combined Company. There will be no redemption or sinking fund provisions applicable to the Combined Company’s Common Stock. All shares of the Combined Company’s Common Stock that are outstanding are fully paid and non-assessable. The rights, powers, preferences and privileges of holders of the Combined Company’s Common Stock will be subject to those of the holders of any shares of the Combined Company’s preferred stock the Combined Company may authorize and issue in the future.

When a quorum is present at any meeting, any matter other than the election of directors to be voted upon by the stockholders at such meeting will be decided by a majority vote of the holders of shares of capital stock present or represented at the meeting and voting affirmatively or negatively on such matter. At all meetings of stockholders for the election of directors at which a quorum is present, a plurality of the votes cast will be sufficient to elect such directors.

There are approximately 117,349,281 shares of the Combined Company’s Common Stock outstanding, including approximately 83.5 million shares held by certain stockholders of ROCH and PCT that will be subject to certain lock-up or transfer restrictions resulting from the IPO or pursuant to the Investor Rights Agreement. The 117,349,281 shares of the Combined Company’s Common Stock outstanding exclude 4,000,000 shares of Common Stock which may be issued to the previous unitholders of PCT subject to the achievement of certain stock price targets and upon commissioning of an industrial facility in Ironton, Ohio.

Preferred Stock

The Amended and Restated Certificate of Incorporation authorizes the Combined Company’s board of directors to establish one or more series of preferred stock. Unless required by law or by NASDAQ, the authorized shares of preferred stock will be available for issuance without further action by you. The Combined Company’s board of directors is authorized to fix from time to time before issuance the number of preferred shares to be included in any such series and the designation, powers, preferences and relative participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof. The authority of the Combined Company’s board of directors with respect to each such series will include, without limiting the generality of the foregoing, the determination of any or all of the following:

•	the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;

•	the voting powers, if any, and whether such voting powers are full or limited in such series;

•	the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

•	whether dividends, if any, will be cumulative or noncumulative, the dividend rate of such series, and the dates and preferences of dividends on such series;

•	the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Combined Company;

•	the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, or any other security, of the Combined Company or any other corporation or other entity, and the rates or other determinants of conversion or exchange applicable thereto;

•	the right, if any, to subscribe for or to purchase any securities of the Combined Company or any other corporation or other entity;

•	the provisions, if any, of a sinking fund applicable to such series; and

•	any other relative, participating, optional, or other special powers, preferences or rights and qualifications, limitations, or restrictions thereof;

all as may be determined from time to time by the Combined Company’s board of directors and stated or expressed in the resolution or resolutions providing for the issuance of such preferred stock (collectively, a “Preferred Stock Designation”).

The Combined Company could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of the Combined Company’s Common Stock might believe to be in their best interests or in which the holders of the Combined Company’s Common Stock might receive a premium for their Combined Company Common Stock over its market price. Additionally, the issuance of preferred stock may adversely affect the rights of holders of the Combined Company’s Common Stock by restricting dividends on the Combined Company’s Common Stock, diluting the voting power of the Combined Company’s Common Stock or subordinating the liquidation rights of the Combined Company’s Common Stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of the Combined Company’s Common Stock. The Combined Company has no current plans to issue any series of preferred stock.

Warrants

In connection with the RH Merger, the Combined Company became the successor to ROCH under the warrant agreement and the Warrants (as defined below) became exercisable for Combined Company Common Stock on the same terms, and subject to the same conditions, as described below (such Warrants exercisable for Combined Company Common Stock, the “Company Warrants”). Therefore, the below references to “Warrants” should be understood to be references to the Company Warrants, of which 5,936,625 are issued and outstanding, and the below references to Common Stock should be understood to be references to the Combined Company’s Common Stock.

Furthermore, the Company Warrants and the shares of Combined Company Common Stock issuable upon exercise of the Company Warrants have been registered pursuant to the Registration Statement on Form S-4 filed in connection with the Business Combination. The Company Warrants are listed on Nasdaq under the symbol PCTTW. The shares of Combined Company Common Stock issuable upon exercise of the Company Warrants, when issued, will be listed on NASDAQ under the symbol PCT.

The warrants issued in connection with ROCH’s IPO (including in several contemporaneous private placements to insiders, collectively, and for purposes of this section, the “Warrants”) entitle the holder of each whole Warrant to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment. There currently are 5,936,625 Warrants issued and outstanding, consisting of 5,737,500 Public Warrants to purchase Common Stock originally sold as part of ROCH Units in ROCH’s IPO and 199,125 Private Warrants to purchase Common Stock that were sold as part of the Private Units. Pursuant to the Warrant Agreement (as defined below), a warrantholder may exercise its Warrants only for a whole number of shares of Common Stock. This means that only a whole Warrant may be exercised at any given time by a warrantholder. No fractional Warrants were issued upon separation of the Units (as defined below) and only whole Warrants trade on NASDAQ. Each Warrant become exercisable on May 4, 2021 and will expire five years after the completion of the Business Combination, or earlier upon redemption.

No public Warrants will be exercisable for cash unless there is an effective and current registration statement covering the shares of Common Stock issuable upon exercise of the Warrants and a current prospectus relating to such shares of Common Stock. Notwithstanding the foregoing, if a registration statement covering the shares of Common Stock issuable upon exercise of the public Warrants is not effective within 120 days from the closing of ROCH’s initial business combination (including the Business Combination), Warrant holders may, until such time as there is an effective registration statement and during any period when the ROCH (or the Combined Company, as successor under the Warrant Agreement (as defined below)) shall have failed to maintain an effective registration statement, exercise Warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. Under the terms of the Warrant Agreement, a current prospectus relating to the shares of Common Stock issuable upon exercise of the Warrants is required to be maintained until the expiration of the Warrants. However, there can be no assurance that this will be case and, if a current prospectus relating to the shares of Common Stock issuable upon exercise of the Warrants is not maintained, holders will be unable to exercise their Warrants for cash and any such warrant exercise is not required to be settled. If the prospectus relating to the shares of Common Stock issuable upon the exercise of the Warrants is not current or if the Common Stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the Warrants reside, there is no requirement to net cash settle or cash settle the Warrant exercise, the Warrants may have no value, the market for the Warrants may be limited and the Warrants may expire worthless.

The shares of Combined Company Common Stock issuable upon exercise of the Warrants have been registered pursuant to the registration statement of which this prospectus forms a part.

The outstanding Warrants (excluding the Warrants issued to the insiders in the private placements contemporaneous with the IPO) may be called for redemption, in whole and not in part, at a price of $.01 per Warrant:

•	at any time after the Warrants become exercisable,

•	upon not less than 30 days’ prior written notice of redemption to each Warrant holder,

•	if, and only if, the reported last sale price of the shares of Common Stock equals or exceeds $18.00 per share, for any 20 trading days within a 30-day trading period commencing after the Warrants become exercisable and ending on the third business day prior to the notice of redemption to Warrant holders, and

•	if, and only if, there is a current registration statement in effect with respect to the shares of Common Stock underlying such Warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

The right to exercise will be forfeited unless the Warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a Warrant will have no further rights except to receive the redemption price for such holder’s Warrant upon surrender of such Warrant.

The redemption criteria for the Warrants have been established at a price which is intended to provide Warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the Warrant exercise price so that if the share price declines as a result of a redemption call, the redemption will not cause the share price to drop below the exercise price of the Warrants.

If the Warrants are called for redemption as described above, management will have the option to require all holders that wish to exercise Warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of the Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants. Whether we will exercise our option to require all holders to exercise their Warrants on a “cashless basis” will depend on a variety of factors including the price of the Common Stock at the time the Warrants are called for redemption, ongoing cash needs at such time and concerns regarding dilutive share issuances.

The Warrants have been issued in registered form under a warrant agreement (the “Warrant Agreement”) between Continental Stock Transfer & Trust Company, as warrant agent, and ROCH. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of a majority of the then outstanding Warrants in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of shares of common stock issuable on exercise of the Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, the Warrants will not be adjusted for issuances of shares of Common Stock at a price below the applicable exercise price.

The Warrants may be exercised upon surrender of the Warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check, for the number of Warrants being exercised. The Warrant holders do not have the rights or privileges of holders of shares of Common Stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Warrant holders may elect to be subject to a restriction on the exercise of their Warrants such that an electing Warrant holder would not be able to exercise their Warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.9% of the shares of Common Stock outstanding.

No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, upon exercise, the number of shares of Common Stock to be issued to the Warrant holder will be rounded down to the nearest whole number.

Units

The shares of ROCH Common Stock and Warrants issued in connection with the IPO (including in several contemporaneous private placements to insiders) were sold in the form of units (“Units”), each Unit consisting of one share of ROCH Common Stock and three-quarters of one redeemable Warrant. In connection with the RH Merger, the Combined Company became the successor to ROCH with respect to the ROCH Common Stock and under the Warrant Agreement and accordingly, any Units outstanding from and after the Business Combination reflect a unit consisting of one share of Combined Company Common Stock and three-quarters of one redeemable Warrant to purchase Combined Company Common Stock.

Dividends

The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus”, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the board of directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equals the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Declaration and payment of any dividend is subject to the discretion of the Combined Company’s board of directors. The time and amount of dividends is dependent upon the Combined Company’s financial condition, operations, cash requirements and availability, debt repayment obligations, capital expenditure needs and restrictions in the Combined Company’s debt instruments, industry trends, the provisions of Delaware law affecting the payment of distributions to stockholders and any other factors the Combined Company’s board of directors may consider relevant.

Subject to the rights of the holders of any series of preferred stock, holders of the Combined Company’s Common Stock will be entitled to receive such dividends and distributions and other distributions in cash, stock or property of the Combined Company when, as and if declared thereon by the Combined Company’s board of directors from time to time out of assets or funds of the Combined Company legally available therefor.

The Combined Company has no current plans to pay dividends on the Combined Company’s Common Stock. Any decision to declare and pay dividends in the future will be made at the sole discretion of the Combined Company’s board of directors and will depend on, among other things, the Combined Company’s results of operations, cash requirements, financial condition, contractual restrictions and other factors that the Combined Company’s board of directors may deem relevant. Because the Combined Company will be a holding company with no direct operations, the Combined Company will only be able to pay dividends from funds it receive from its subsidiaries.

Annual Stockholder Meetings

The Amended and Restated Bylaws provide that annual stockholder meetings will be held wholly or partially by means of remote communication or at such place, within or without the State of Delaware, on such date and at such time as may be determined by the Combined Company’s board of directors, the Chief Executive Officer of the Combined Company (the “Chief Executive Officer”) or the chairman of the board of directors of the Combined Company (the “Chairman”) and as will be designated in the notice of the annual meeting.

Anti-Takeover Effects of the Combined Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and Certain Provisions of Delaware Law

The Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws contain and the DGCL contains provisions, which are summarized in the following paragraphs, that are intended to enhance the likelihood of continuity and stability in the composition of the Combined Company’s board of directors. These provisions are intended to avoid costly takeover battles, reduce the Combined Company’s vulnerability to a hostile change of control and enhance the ability of the Combined Company’s board of directors to maximize stockholder value in connection with any unsolicited offer to acquire the Combined Company. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of the Combined Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of the Combined Company’s Common Stock held by stockholders.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of NASDAQ, which would apply if and so long as the Combined Company’s Common Stock remains listed on NASDAQ, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock. Additional shares that may be used in the future may be issued for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

The Combined Company’s board of directors may generally issue preferred shares on terms calculated to discourage, delay or prevent a change of control of the Combined Company or the removal of the Combined Company’s management. Moreover, the Combined Company’s authorized but unissued shares of preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, to facilitate acquisitions and employee benefit plans.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable the Combined Company’s board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Combined Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of the Combined Company’s management and possibly deprive the Combined Company’s stockholders of opportunities to sell their shares of the Combined Company’s Common Stock at prices higher than prevailing market prices.

Classified Board of Directors

The Combined Company’s directors, other than those who may be elected by the holders of any future series of preferred stock, will be classified with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible, designated Class I, Class II, and Class III, until the date (the “Sunset Date”) of the first annual meeting of the stockholders that is held after the fifth anniversary of the effectiveness of the Amended and Restated Certificate of Incorporation. At any meeting of stockholders at which directors are to be elected prior to the Sunset Date, the number of directors elected may not exceed the greatest number of directors then in office in any class of directors. The directors first elected to Class I will hold office for a term expiring at the annual meeting of stockholders to be held in 2022; the directors first elected to Class II will hold office for a term expiring at the annual meeting of stockholders to be held in 2023; and the directors first elected to Class III will hold office for a term expiring at the annual meeting of stockholders to be held in 2024, with the members of each class to hold office until their successors are elected and qualified. At each succeeding annual meeting of the stockholders of the Combined Company held prior to the Sunset Date, the successors to the class of directors whose term expires at that meeting will be elected by plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors are elected and qualified. All directors elected at annual meetings of stockholders held on or after the Sunset Date will be elected for terms expiring at the next annual meeting of stockholders and will not be subject to the classification provisions set forth above. Subject to the rights, if any, of the holders of any future series of preferred stock to elect additional directors under circumstances specified in a Preferred Stock Designation, directors may be elected by the stockholders only at an annual meeting of stockholders.

Removal of Directors; Vacancies

Subject to the rights, if any, of the holders of any series of preferred stock to elect additional directors under circumstances specified in a Preferred Stock Designation and other than a ROCH Designated Director (as defined in the Investor Rights Agreement), who may be removed for any reason following the expiration of the Director Designation Period (as defined in the Investor Rights Agreement) with the approval of a majority of the directors of the Combined Company (other than the ROCH Designated Directors), the Amended and Restated Certificate of Incorporation provides that, until the Sunset Date, directors may be removed by the stockholders only for cause and following the Sunset Date, directors may be removed by the stockholders with or without cause, in each case, by the affirmative vote of the holders of a majority of the voting power of the outstanding voting stock, voting together as a single class, at any annual meeting or special meeting of the stockholders where the notice of which states that the removal of a director or directors is among the purposes of the meeting and identifies the director or directors proposed to be removed.

Subject to (a) the rights, if any, of the holders of any future series of preferred stock to elect additional directors under circumstances specified in a Preferred Stock Designation and (b) the Investor Rights Agreement, newly created directorships resulting from any increase in the number of directors and any vacancies on the board of directors resulting from death, resignation, disqualification, removal, or other cause will be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the board of directors, or by a sole remaining director. Any director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred (or, if such directorship was created or vacancy occurred after the Sunset Date, until the next annual meeting of stockholders) and until such director’s successor has been elected and qualified. No decrease in the number of directors constituting the board of directors may shorten the term of any incumbent director.

Special Stockholder Meetings

Subject to the rights of the holders of any future series of preferred stock, special meetings of stockholders may be called only (i) by the Chairman, (ii) by the Chief Executive Officer, or (iii) by the Secretary of the Combined Company (the “Secretary”) acting at the request of the Chairman, the Chief Executive Officer or a majority of the total number of directors that the Combined Company would have if there were no vacancies on its board of directors. At any annual meeting or special meeting of stockholders, only such business will be conducted or considered as has been brought before such meeting in the manner provided in the Amended and Restated Bylaws.

Requirements for Advance Notification of Director Nominations and Stockholder Proposals

The Amended and Restated Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be properly brought before a meeting, a stockholder will have to comply with advance notice requirements and provide the Combined Company with certain information. Generally, to be timely, a stockholder’s notice relating to any nomination or other business to be brought before an annual meeting must be delivered to the Secretary at the Combined Company’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Notwithstanding the foregoing, in the event that the number of directors to be elected to the board of directors at the annual meeting is increased effective after the time period for which nominations would otherwise be due and there is no public announcement by the Combined Company naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice will also be considered timely, but only with respect to nominees for the additional directorships, if it will be delivered to the Secretary at the principal executive offices of the Combined Company not later than the close of business on the 10th day following the day on which such public announcement is first made by the Combined Company.

To be timely, a stockholder’s notice relating to the nomination of a director to the Combined Company’s board of directors to be brought before a special meeting, if permitted, will be delivered to the Secretary at the principal executive offices of the Combined Company not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting. The Amended and Restated Bylaws also specify requirements as to the form and content of a stockholder’s notice. Notwithstanding the foregoing notice requirements, the notice requirements will not apply to director nominations pursuant the Pure Crown Side Letter (as defined in the Amended and Restated Bylaws).

These notice provisions may defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Combined Company.

Consent of Stockholders in Lieu of Meeting

Subject to the rights of the holders of any series of preferred stock, any action required or permitted to be taken by the stockholders may be taken only at a duly called annual or special meeting of stockholders and may not be taken without a meeting by means of any consent in writing of such stockholder.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, the Combined Company’s stockholders will have appraisal rights in connection with a merger or consolidation of the Combined Company. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of the Combined Company’s stockholders may bring an action in the Combined Company’s name to procure a judgment in the Combined Company’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of the Combined Company’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Amendment of the Amended and Restated Certificate of Incorporation

The Amended and Restated Certificate of Incorporation provides that the Combined Company reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in the Amended and Restated Certificate of Incorporation. Notwithstanding any inconsistent provision of the Amended and Restated Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any series of preferred stock required by law, (a) until the Sunset Date, the affirmative vote of the holders of at least 66 2∕3% of the voting power, and (b) following the Sunset Date, the affirmative vote of the holders of a majority of the voting power, in the case of each of (a) and (b), of the outstanding capital stock entitled to vote, voting together as a single class, will be required to amend, alter, change or repeal, or adopt any provision inconsistent with, certain provisions, as noted in the Amended and Restated Certificate of Incorporation, or the definition of any capitalized terms used therein or any successor provision.

Amendment of the Amended and Restated Bylaws

The Amended and Restated Bylaws may be amended in any respect or repealed at any time, either (a) at any meeting of stockholders, provided that any amendment or supplement proposed to be acted upon at any such meeting has been properly described or referred to in the notice of such meeting, or (b) by the Combined Company’s board of directors, provided that no amendment adopted by the board of directors may vary or conflict with any amendment adopted by the stockholders in accordance with the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws. Notwithstanding the foregoing and anything contained in the Amended and Restated Bylaws, certain provisions of the Amended and Restated Bylaws may not be amended or repealed by the stockholders, and no provision inconsistent therewith may be adopted by the stockholders, without (a) until the Sunset Date, the affirmative vote of the holders of at least 66 2∕3% of the Combined Company’s outstanding capital stock entitled to vote, voting together as a single class and (b) following the Sunset Date, the affirmative vote of the holders of a majority of the Combined Company’s outstanding capital stock entitled to vote, voting together as a single class.

Exclusive Forum Selection

The Amended and Restated Certificate of Incorporation provides that, unless the Combined Company consents in writing to the selection of an alternative forum, (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware) will, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Combined Company, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or stockholder of the Combined Company to the Combined Company or to the Combined Company’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Amended and Restated Bylaws or the Amended and Restated Certificate of Incorporation (as either may be amended and/or restated from time to time) or as to which the DGCL confers jurisdiction on the Chancery Court, or (iv) any action, suit or proceeding asserting a claim against the Combined Company governed by the internal affairs doctrine; and (b) subject to the preceding provisions, the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the Exchange Act. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder will be deemed to have consented to (1) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (2) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. Any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Combined Company will be deemed to have notice of and consented to such provisions of the Amended and Restated Certificate of Incorporation. Notwithstanding the foregoing, the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Securities Act the Exchange Act, or any other claim for which the federal courts of the United States have exclusive jurisdiction. Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of the Combined Company and its stockholders, through stockholders’ derivative suits on the Combined Company’s behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director for any breach of the director’s duty of loyalty to the Combined Company or its stockholders, or if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

The Amended and Restated Certificate of Incorporation provides that the Combined Company must indemnify and advance expenses to the Combined Company’s directors and officers to the fullest extent authorized by the DGCL. The Combined Company also is expressly authorized to maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Combined Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Combined Company would have the power to indemnify such person against such expense, liability or loss under the DGCL. The Combined Company believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, advancement and indemnification provisions in the Amended and Restated Certificate of Incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Combined Company and its stockholders. In addition, your investment may be adversely affected to the extent the Combined Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of ROCH’s and PCT’s directors, officers or employees for which indemnification is sought. For further information regarding any material pending legal proceedings involving any of ROCH’s and PCT’s directors, officers or employees, please see “Legal Proceedings.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us regarding the beneficial ownership of our Common Stock as of June 25, 2021 (except as otherwise set forth below) by:

•	each person known to us to be the beneficial owner of more than 5% of our Common Stock;

•	each of our executive officers and directors; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Shares which an individual or group has a right to acquire within 60 days pursuant to the exercise or conversion of options, warrants or other similar convertible or derivative securities are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Fractional shares have been rounded to the nearest whole share.

The beneficial ownership of our Common Stock is based on 117,349,281 shares of our Common Stock issued and outstanding. The 117,349,281 shares of our Common Stock outstanding exclude 4,000,000 shares of our Common Stock which may be issued to the previous unitholders of PCT subject to the achievement of certain stock price targets and upon commissioning of an industrial facility in Ironton, Ohio.

The following table is based upon information supplied by executive officers, directors and principal securityholders and Schedules 13G filed with the SEC. Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of capital stock beneficially owned by them. To our knowledge, no shares of our Common Stock beneficially owned by any executive officer, or director have been pledged as security.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percentage of Outstanding Shares
Directors and Executive Officers:
Michael J. Otworth	3,997,165	3.41%
Michael Dee(2)	16,349	*
David Brenner	998,110	*
Dustin Olson	143,235	*
Brad Kalter	—	—
Tanya Burnell	—	—
Richard Brenner	3,516,754	3.00%
Dr. John Scott	2,724,945	2.32%
Jeffrey Fieler(3)	1,533,529	1.30%
Timothy Glockner(4)	5,581,933	4.76%
Fernando Musa	—	—
All Directors and Executive Officers as a Group (11 Individuals)	18,512,020	15.78%
Entities affiliated with Sylebra Capital Limited(5)	17,182,391	14.64%
Entities affiliated with Innventure LLC(6)	9,674,967	8.24%
Pure Crown LLC(7)	7,573,538	6.45%
Gregory D. Wasson(8)	7,543,442	6.43%
Magnetar Investors(9)(10)	9,436,133	8.04%

 * less than 1%

(1)           Unless otherwise indicated, the business address of each of our directors and executive officers is c/o PureCycle Technologies, Inc., 5950 Hazeltine National Drive, Suite 650 Orlando, Florida 32822.

(2)           Consists of (i) 7,570.995 shares of our Common Stock and (ii) 8,777.589 shares of our Common Stock to be issued upon the exercise of Company Warrants exerciseable (y) upon effectiveness of the registration statement of which this prospects forms a part or (z) after July 16, 2021.

(3)           Consists of (i) 1,139,640 shares of our Common Stock and (ii) 393,889 shares of our Common Stock to be issued upon the exercise of Company Warrants exercisable (y) upon effectiveness of the registration statement of which this prospectus forms a part or (z) after July 16, 2021.

(4)           Consists of 5,581,933 shares of our Common Stock held by the Timothy E. Glockner Revocable Trust. Timothy Glockner is the trustee of the Timothy E. Glockner Revocable Trust and is deemed to hold the sole voting and investment power with respect to the shares held by the Timothy E. Glockner Revocable Trust. Timothy Glockner is not deemed to be the beneficial owner of (i) 845,614 shares of our Common Stock held by the Barbara G. Glockner Trust fbo Timothy E. Glockner; (ii) 845,573 shares of our Common Stock held by the Barbara G. Glockner Trust fbo Joseph C. Glockner and (iii) 845,573 shares of our Common Stock held by the Barbara G. Glockner Trust fbo Michael P. Glockner. Voting and investment power over the shares held by each of the Barbara G. Glockner Trust fbo Timothy E. Glockner, Barbara G. Glockner Trust fbo Joseph C. Glockner and Barbara G. Glockner Trust fbo Michael P. Glockner may be exercised by Timothy Glockner, James Donnally, and Joshua Howard, none of whom individually have voting or investment power pursuant to Exchange Act Rule 13d-3. Timothy Glockner has a life estate interest in the Barbara G. Glockner Trust fbo Timothy E. Glockner. The beneficiaries of the Barbara G. Glockner Trust fbo Timothy E. Glockner are the issue of Timothy Glockner. The beneficiaries of the Barbara G. Glockner Trust fbo Joseph C. Glockner are the issue of Joseph C. Glockner. The beneficiaries of the Barbara G. Glockner Trust fbo Michael P. Glockner are the issue of Michael P. Glockner. The business address of the reporting person is P.O. Box 1505, Portsmouth, Ohio 45662.

(5)           As reported in a statement on Schedule 13G filed with the SEC on April 9, 2021 by Sylebra Capital Limited, Sylebra Capital Management and Daniel Patrick Gibson. According to the filing, each of Sylebra Capital Limited, Sylebra Capital Management and Daniel Patrick Gibson have shared power to vote or to direct the vote of 17,182,391 of such shares and shared power to dispose or to direct the disposition of 17,182,391 of such shares. Also according to the filing, all 17,182,391 of such shares are held by advisory clients of Sylebra HK. Sylebra Capital Partners Master Fund, Ltd is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, 12,883,547 of such shares that many be deemed to be beneficially owned by Sylebra Capital Limited, Sylebra Capital Management and Daniel Patrick Gibson. The address for the beneficial owner is c/o Sylebra Capital Limited, 20th Floor, 28 Hennessy Road, Wanchai, Hong Kong.

(6)           Consists of (i) 3,982,675 shares of our Common Stock held by Innventure LLC and (ii) 5,692,292 shares of our Common Stock held by Innventus ESG Fund I, L.P. (formerly known as Innventus Fund I, L.P.). Innventure1, LLC is the sole owner of the shares of Common Stock held by of Innventure LLC, and as such, Innventure1, LLC exercises voting and investment power over the shares held by Innventure LLC. Voting and investment power over the shares held by Innventure LLC is exercised by the board of directors of Innventure1 LLC, which consists of Michael Otworth, Dr. John Scott, James Donnally, and Richard Brenner, none of whom individually have voting or investment power pursuant to Exchange Act Rule 13d-3. The business address of Innventure1, LLC is 5950 Hazeltine National Dr. Suite 650, Orlando, Florida 32822. Innventus ESG Fund I, L.P. is an affiliate of Innventure LLC. Voting and investment power over the shares held by Innventus ESG Fund I, L.P. is exercised by the investment committee of Innventus ESG Fund I, L.P., which consists of Michael Otworth, Dr. John Scott, and Lucas Harper, none of whom individually have voting or investment power pursuant to Exchange Act Rule 13d-3. The business address of Innventus ESG Fund I, L.P., is 5950 Hazeltine National Dr. Suite 650, Orlando, Florida 32822.

(7)           As reported in a statement on Schedule 13G filed with the SEC on March 26, 2021 by Pure Crown LLC and HCC Manager LLC. According to the filing, each of Pure Crown LLC and HCC Manager LLC have shared power to vote or to direct the vote of 7,573,538 of such shares and shared power to dispose or to direct the disposition of 7,573,538 of such shares. Also according to the filing, Pure Crown LLC is managed by HCC Manager LLC pursuant to the Limited Liability Company Agreement of Pure Crown LLC. Voting and investment power over these shares is exercised jointly by the three individuals who are the managers of HCC Manager LLC, and voting and disposition decisions require the approval of a majority of such managers. Accordingly, none of these managers individually has voting or investment power over such shares pursuant to Exchange Act Rule 13d-3, and therefore no individual is deemed to be the beneficial owner of the shares held by Pure Crown LLC. The business address of HCC Manager LLC is 222 N LaSalle Street, Suite 2000, Chicago, Illinois 60601.

(8)           As reported in a statement on Schedule 13G filed with the SEC on March 26, 2021 by Gregory D. Wasson and Kim Wasson. According to the filing, Mr. Wasson has (i) sole voting power over 142,331 of such shares (which includes shares beneficially owned by Wasson Family 2015 GST Irrevocable Gift Trust dated 10/19/2015, over which Gregory D. Wasson has sole voting power), (ii) shared voting power with Mrs. Wasson over 7,401,111 of such shares (which includes shares beneficially owned by WE-INN LLC, over which Gregory D. Wasson and Kim Wasson share voting power), (iii) sole dispositive power over 142,331 of such shares (which includes shares beneficially owned by Wasson Family 2015 GST Irrevocable Gift Trust dated 10/19/2015, over which Gregory D. Wasson has sole investment power) and (iv) shared dispositive power with Mrs. Wasson over 7,401,111 of such shares (which includes shares beneficially owned by WE-INN LLC, over which Gregory D. Wasson and Kim Wasson share investment power). The business address of Mr. and Mrs. Wasson is 233 N Michigan Avenue, Suite 1410, Chicago, Illinois 60557.

(9)           Consists of (i) 532,291 shares of our Common Stock held directly by Longhorn Special Opportunities Fund LP and (ii) 8,903,842 shares of our Common Stock issuable upon the conversion (at the election of the Magnetar Investors (as defined below)) of the convertible notes in the amount of $61,680,250 (as of April 15, 2021, the most recent interest payment date) held by Magnetar PRCL Holdings Limited, Purpose Alternative Credit Fund — T LLC, Purpose Alternative Credit Fund — F LLC, Magnetar Structured Credit Fund, LP, Magnetar Longhorn Fund LP, and Magnetar Lake Credit Fund LLC. The above does not include the up to 951,360 additional shares of Common Stock issuable upon conversion of the Convertible Notes assuming all remaining interest payments are made to holders of the Convertible Notes entirely in kind and the maturity date of the Convertible Notes is extended through April 15, 2023 (from October 15, 2022) at our election with respect to 50% of the amount outstanding under the Convertible Notes at October 15, 2022. Magnetar Financial LLC (“MFL”) serves as investment manager of each of Magnetar PRCL Holdings Limited, Purpose Alternative Credit Fund — T LLC, Purpose Alternative Credit Fund — F LLC, Magnetar Longhorn Fund LP, Magnetar Lake Credit Fund LLC and Longhorn Special Opportunities Fund LP. MFL is the general partner of Magnetar Structured Credit Fund, LP (together with all of the foregoing funds, the “Magnetar Investors”). In such capacities, MFL exercises voting and investment power over the securities listed above held for the accounts of the Magnetar Investors. MFL is a registered investment adviser under Section 203 of the Investment Advisers Act of 1940, as amended. Magnetar Capital Partners LP (“MCP”), is the sole member and parent holding company of MFL. Supernova Management LLC (“Supernova”), is the sole general partner of MCP. The manager of Supernova is Alec N. Litowitz, a citizen of the United States of America. Each of the Magnetar Investors, MFL, MCP, Supernova and Alec N. Litowitz disclaim beneficial ownership of these securities except to the extent of their pecuniary interest in the securities.

(10)           Under the terms of the Magnetar Indenture, the Magnetar Investors are not entitled to convert the Convertible Notes until September 13, 2021. As such, the Magnetar Investors are not deemed to beneficially own the shares of our Common Stock underlying any of the Convertible Notes until July 15, 2021 (60 days prior to September 13, 2021) pursuant to Rule 13d-3 of the Exchange Act.

selling stockholders

This prospectus relates to the resale by the Selling Stockholders or their permitted transferees from time to time of up to 12,241,078 shares of our Common Stock, which includes (i) 8,903,842 shares of Common Stock that may be issued upon conversion of the Convertible Notes currently outstanding as of the most recent interest payment date, (ii) up to 951,360 additional shares of Common Stock issuable upon conversion of the Convertible Notes assuming all remaining interest payments are made to holders of the Convertible Notes entirely in kind and the maturity date of the Convertible Notes is extended through April 15, 2023 (from October 15, 2022) at our election with respect to 50% of the amount outstanding under the Convertible Notes at October 15, 2022 and (iii) up to 2,385,876 shares of Common Stock held by certain Initial Stockholders named in this registration statement (including the shares of our Common Stock that may be issued upon conversion of the Company Warrants held by such Initial Stockholders).

The Selling Stockholders may from time to time offer and sell any or all of our Common Stock set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Stockholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Stockholders’ interest in the our Common Stock other than through a public sale. Except as otherwise described below and for the ownership of the shares of our Common Stock and ownership of our Convertible Notes, the Selling Stockholders have not had any material relationship with us within the past three years.

Other than the Magnetar Investors, the Selling Stockholders listed below previously entered into a letter agreement (the “Letter Agreement”) in connection with ROCH’s IPO, pursuant to which the Selling Stockholders agreed to certain selling restrictions and hedging restrictions applicable to the ROCH Common Stock they held, which was converted to our Common Stock in the Business Combination. Among other things, the Selling Stockholders agreed in the Letter Agreement to lock up the shares of our Common Stock they received in the Business Combination for six months following the Business Combination (the “Lock Up Period”), unless the closing price of our Common Stock equals or exceeds $12.50 per share for any 20 trading days within any 30-trading day period after the Business Combination, in which case the Selling Stockholders may sell up to 50% of their holdings of our Common Stock. This occurred on April 14, 2021 and, therefore, the Selling Stockholders listed below may sell up to 50% of their holdings of our Common Stock. The Letter Agreement also provides that the Selling Stockholders will be released from the selling restrictions under the Letter Agreement before the Lock Up Period expires if we undergo certain transactions where our shareholders have the right to exchange their shares of our Common Stock for cash, securities or other property.

The following table sets forth, as of the date of this prospectus, the names of the Selling Stockholders, the aggregate number of shares of Common Stock beneficially owned, the aggregate number of shares of Common Stock that the Selling Stockholders may offer pursuant to this prospectus and the number of shares of Common Stock beneficially owned by the Selling Stockholders after the sale of the securities offered hereby. For purposes of the following table, we have assumed that the Selling Stockholders will have sold all of the securities covered by this prospectus upon the completion of the offering. We have based percentage ownership on 117,349,281 shares of Common Stock outstanding as of June 25, 2021. The 117,349,281 shares of Common Stock outstanding exclude 4,000,000 shares of Common Stock which may be issued to the previous unitholders of PCT subject to the achievement of certain stock price targets and upon commissioning of an industrial facility in Ironton, Ohio.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the Selling Stockholders have sole voting and investment power with respect to all shares of Common Stock and Convertible Notes that they beneficially own, subject to applicable community property laws. Except as otherwise described below, based on the information provided to us by the selling securityholders, no Selling Stockholder is a broker-dealer or an affiliate of a broker dealer.

Selling Stockholder information for each additional Selling Stockholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Stockholder’s shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Stockholder and the number of shares registered on its behalf. A Selling Stockholder may sell or otherwise transfer all, some or none of such shares in this offering.

Please see the section titled “Plan of Distribution” for further information regarding the Selling Stockholder’s method of distributing these shares.

Name of Selling Shareholder	Number of shares of Common Stock Owned Prior to Offering	Maximum Number of shares of Common Stock to be Sold Pursuant to this Prospectus	Number of shares of Common Stock Beneficially Owned After Offering		Percent of Common Stock Owned After Offering
Roth Capital Partners, LLC(1)	432,345	432,345	--		*
Craig Hallum Capital Group LLC(2)	350,499	350,499	--		*
Aaron Gurewitz(3)	122,861	122,861	--		*
Byron Roth(4)	393,204	393,204	--		*
Gordon Roth(5)	82,471	82,471	--		*
John Lipman(6)	288,646	288,646	--		*
William Hartfiel(7)	82,470	82,470	--		*
Molly Montgomery(8)	93,158	93,158	--		*
Adam Rothstein(9)	55,329	55,329	--		*
Hampstead Park Capital Management, LLC(10)	93,158	93,158	--		*
Theodore Roth(11)	41,235	41,235	--		*
Anthony Stoss(12)	41,234	41,234	--		*
James Zavoral(13)	41,234	41,234	--		*
Kevin Harris(14)	82,470	82,470	--		*
Bradley Baker(15)	82,470	82,470	--		*
George Sutton(16)	41,234	41,234	--		*
Michael Malouf(17)	41,234	41,234	--		*
Donald Hulstrand(18)	20,618	20,618	--		*
Magnetar Investors(19)(20)	9,436,133	9,855,202	532,291	(21)	*

* less than 1%

(1)	Consists of 384,650 shares of Common Stock and 47,695 shares of Common Stock issuable upon exercise of an equal number of Company Warrants. Byron Roth and Gordon Roth, both members of Roth Capital Partners, LLC (“Roth”), have voting and dispositive power over the shares held by Roth. Based on information provided to us by the Selling Stockholder, Roth is a broker-dealer and acquired the shares through banking services as investment as a ROCH sponsor. The business address of Roth is 888 San Clemente Drive, Suite 400, Newport Beach, California 92660.

(2)	Consists of 321,015 shares of Common Stock and 29,484 shares of Common Stock issuable upon exercise of an equal number of Company Warrants. Rick Hartfiel, Steve Dyer, Kevin Harris and Jeannie Sonstegard each have voting and dispositive power over the shares owned by Craig-Hallum Capital Group LLC (“C-H”). Under the so-called “rule of three,” if voting and dispositive decisions regarding an entity’s securities are made by three or more individuals, and a voting or dispositive decision requires the approval of a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity’s securities. Based upon the foregoing analysis, the aforementioned individuals do not exercise voting or dispositive control over any of the securities held by C-H, even those in which he or she directly holds a pecuniary interest. Accordingly, none of them will be deemed to have or share beneficial ownership of such shares. Based on information provided to us by the Selling Stockholder, C-H is a broker-dealer and acquired the shares through banking services as compensation and investment as a ROCH sponsor. The business address of C-H is 222 S. 9th Street, Suite 350, Minneapolis, Minnesota 55402.

(3)	Represents (i) 82,470 shares of Common Stock held by Aaron Gurewitz individually, which consists of 75,533 shares of Common Stock and 6,937 shares of Common Stock issuable upon exercise of an equal number of Company Warrants, and (ii) 40,391 shares of Common Stock held by AMG Trust Established January 23, 2007 (the “AMG Trust”), for which Aaron Gurewitz is trustee and therefore may be deemed to have the sole power to vote or dispose of the securities held by the AMG Trust. Mr. Gurewitz served as ROCH’s Co-President since February 2020 until the closing of the Business Combination. Mr. Gurewitz has been a Managing Director and the Head of Roth’s Equity Capital Markets Department since January 2001 and therefore may be deemed to be an employee and affiliate of a broker-dealer. Based on information provided to us, the Selling Stockholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Stockholder did not have any agreements or understandings with any person to distribute such shares. The business address of the listed Selling Stockholder is c/o Roth, 888 San Clemente Drive, Suite 400, Newport Beach, California 92660.

(4)	Consists of 368,056 shares of Common Stock and 25,148 shares of Common Stock issuable upon exercise of an equal number of Company Warrants. Based on information provided to us by the Selling Stockholder, the Selling Stockholder may be deemed to be an employee and affiliate of Roth, which is a broker-dealer, as discussed above in footnote (1). Mr. Roth served as ROCH’s Chief Executive Officer and Chairman of ROCH’s Board since the company’s inception in February 2019 until the closing of the Business Combination. Mr. Roth has been the Chairman and Chief Executive Officer of Roth since 1998. Based on information provided to us, the Selling Stockholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Stockholder did not have any agreements or understandings with any person to distribute such shares. The business address of the listed Selling Stockholder is c/o Roth, 888 San Clemente Drive, Suite 400, Newport Beach, California 92660.

(5)	Consists of 75,533 shares of Common Stock and 6,938 shares of Common Stock issuable upon exercise of an equal number of Company Warrants. Based on information provided to us by the Selling Stockholder, the Selling Stockholder may be deemed to be an employee and affiliate of Roth, which is a broker-dealer, as discussed above in footnote (1). Mr. Roth served as ROCH’s Chief Financial Officer since December 2019 until the closing of the Business Combination. Mr. Roth has been the Chief Financial Officer and Chief Operating Officer of Roth since 2000. Based on information provided to us, the Selling Stockholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Stockholder did not have any agreements or understandings with any person to distribute such shares. The business address of the listed Selling Stockholder is c/o Roth, 888 San Clemente Drive, Suite 400, Newport Beach, California 92660.

(6)	Consists of 264,365 shares of Common Stock and 24,281 shares of Common Stock issuable upon exercise of an equal number of Company Warrants. Based on information provided to us by the Selling Stockholder, the Selling Stockholder may be deemed to be an employee and affiliate of C-H, which is a broker-dealer, as discussed above in footnote (2). Mr. Lipman served as ROCH’s Chief Operating Officer and as a member of ROCH’s board of directors since December 2019 until the closing of the Business Combination. Mr. Lipman is a Partner and Managing Director of Investment Banking at C-H. Based on information provided to us, the Selling Stockholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Stockholder did not have any agreements or understandings with any person to distribute such shares. The business address of the listed Selling Stockholder is c/o C-H, 222 S. 9th Street, Suite 350, Minneapolis, Minnesota 55402.

(7)	Consists of 75,533 shares of Common Stock and 6,937 shares of Common Stock issuable upon exercise of an equal number of Company Warrants. Based on information provided to us by the Selling Stockholder, the Selling Stockholder may be deemed to be an employee and affiliate of C-H, which is a broker-dealer, as discussed above in footnote (2). Mr. Harfiel served as ROCH’s President from December 2019 to February 2020 when he became Co-President until the closing of the Business Combination. Mr. Hartfiel is a Managing Partner and has been the Head of Investment Banking at C-H since 2005. Based on information provided to us, the Selling Stockholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Stockholder did not have any agreements or understandings with any person to distribute such shares. The business address of the listed Selling Stockholder is c/o C-H, 222 S. 9th Street, Suite 350, Minneapolis, Minnesota 55402.

(8)	Consists of 85,658 shares of Common Stock and 7,500 shares of Common Stock issuable upon exercise of an equal number of Company Warrants. Ms. Montgomery served as a member of ROCH’s board of directors since February 2020 until the closing of the Business Combination. Based on information provided to us, the Selling Stockholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Stockholder did not have any agreements or understandings with any person to distribute such shares. The business address of the listed Selling Stockholder is 739 Miller Avenue, Mill Valley, California 94941.

(9)	Consists of 47,829 shares of Common Stock and 7,500 shares of Common Stock issuable upon exercise of an equal number of Company Warrants. Mr. Rothstein served as a member of ROCH’s board of directors since February 2020 until the closing of the Business Combination. Based on information provided to us, the Selling Stockholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Stockholder did not have any agreements or understandings with any person to distribute such shares. The business address of the listed Selling Stockholder is 101 Cross Highway, Westport, Connecticut 06880.

(10)	Consists of 85,658 shares of Common Stock and 7,500 shares of Common Stock issuable upon exercise of an equal number of Company Warrants. Daniel Friedberg served as a member of ROCH’s board of directors since February 2020 until the closing of the Business Combination. Mr. Friedberg has served as the Chief Executive Officer of Hampstead Park Capital Management LLC (“Hampstead”) since its founding in May 2016 and exercises sole voting and dispositive control over any of the securities held by Hampstead. Accordingly, Mr. Friedberg is deemed to have beneficial ownership of such shares. Based on information provided to us, the Selling Stockholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Stockholder did not have any agreements or understandings with any person to distribute such shares. The business address of the listed Selling Stockholder is c/o Hampstead, 20 Ballwood Road, Old Greenwich, CT 06870.

(11)	Consists of 37,766 shares of Common Stock and 3,469 shares of Common Stock issuable upon exercise of an equal number of Company Warrants. Based on information provided to us by the Selling Stockholder, the Selling Stockholder may be deemed to be an employee and affiliate of Roth, which is a broker-dealer, as discussed above in footnote (1). Mr. Roth serves as president of Roth. Based on information provided to us, the Selling Stockholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Stockholder did not have any agreements or understandings with any person to distribute such shares. The business address of the listed Selling Stockholder is c/o Roth, 888 San Clemente Drive, Suite 400, Newport Beach, California 92660.

(12)	Consists of 37,766 shares of Common Stock and 3,468 shares of Common Stock issuable upon exercise of an equal number of Company Warrants. Based on information provided to us by the Selling Stockholder, the Selling Stockholder may be deemed to be an employee and affiliate of C-H, which is a broker-dealer, as discussed above in footnote (2). Mr. Stoss serves as a research analyst at C-H. Based on information provided to us, the Selling Stockholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Stockholder did not have any agreements or understandings with any person to distribute such shares. The business address of the listed Selling Stockholder is c/o C-H, 222 S. 9th Street, Suite 350, Minneapolis, Minnesota 55402.

(13)	Consists of 37,766 shares of Common Stock and 3,468 shares of Common Stock issuable upon exercise of an equal number of Company Warrants. Based on information provided to us by the Selling Stockholder, the Selling Stockholder may be deemed to be an employee and affiliate of C-H, which is a broker-dealer, as discussed above in footnote (2). Mr. Zavoral serves as a salesman at C-H. Based on information provided to us, the Selling Stockholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Stockholder did not have any agreements or understandings with any person to distribute such shares. The business address of the listed Selling Stockholder is c/o C-H, 222 S. 9th Street, Suite 350, Minneapolis, Minnesota 55402.

(14)	Consists of 75,533 shares of Common Stock and 6,937 shares of Common Stock issuable upon exercise of an equal number of Company Warrants. Based on information provided to us by the Selling Stockholder, the Selling Stockholder may be deemed to be an employee and affiliate of C-H, which is a broker-dealer, as discussed above in footnote (2). Mr. Harris serves as president of C-H. Based on information provided to us, the Selling Stockholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Stockholder did not have any agreements or understandings with any person to distribute such shares. The business address of the listed Selling Stockholder is c/o C-H, 222 S. 9th Street, Suite 350, Minneapolis, Minnesota 55402.

(15)	Consists of 75,533 shares of Common Stock and 6,937 shares of Common Stock issuable upon exercise of an equal number of Company Warrants. Based on information provided to us by the Selling Stockholder, the Selling Stockholder may be deemed to be an employee and affiliate of C-H, which is a broker-dealer, as discussed above in footnote (2). Mr. Baker serves as partner and Chairman of C-H. Based on information provided to us, the Selling Stockholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Stockholder did not have any agreements or understandings with any person to distribute such shares. The business address of the listed Selling Stockholder is c/o C-H, 222 S. 9th Street, Suite 350, Minneapolis, Minnesota 55402.

(16)	Consists of 37,766 shares of Common Stock and 3,468 shares of Common Stock issuable upon exercise of an equal number of Company Warrants. Based on information provided to us by the Selling Stockholder, the Selling Stockholder may be deemed to be an employee and affiliate of C-H, which is a broker-dealer, as discussed above in footnote (2). Mr. Sutton serves as a research analyst at C-H. Based on information provided to us, the Selling Stockholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Stockholder did not have any agreements or understandings with any person to distribute such shares. The business address of the listed Selling Stockholder is c/o C-H, 222 S. 9th Street, Suite 350, Minneapolis, Minnesota 55402.

(17)	Consists of 37,766 shares of Common Stock and 3,468 shares of Common Stock issuable upon exercise of an equal number of Company Warrants. Based on information provided to us by the Selling Stockholder, the Selling Stockholder may be deemed to be an employee or affiliate of C-H, which is a broker-dealer, as discussed above in footnote (2). Mr. Malouf served as an equity research analyst at C-H from September 2009 to July 2020. Based on information provided to us, the Selling Stockholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Stockholder did not have any agreements or understandings with any person to distribute such shares. The business address of the listed Selling Stockholder is c/o C-H, 222 S. 9th Street, Suite 350, Minneapolis, Minnesota 55402.

(18)	Consists of 18,884 shares of Common Stock and 1,734 shares of Common Stock issuable upon exercise of an equal number of Company Warrants. Based on information provided to us by the Selling Stockholder, the Selling Stockholder may be deemed to be an employee and affiliate of C-H, which is a broker-dealer, as discussed above in footnote (2). Mr. Hulstrand serves as an agent of C-H. Based on information provided to us, the Selling Stockholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Stockholder did not have any agreements or understandings with any person to distribute such shares. The business address of the listed Selling Stockholder is c/o C-H, 222 S. 9th Street, Suite 350, Minneapolis, Minnesota 55402.

(19)	Consists of (i) 532,291 shares of Common Stock held directly by Longhorn Special Opportunities Fund LP, (ii) 8,903,842 shares of Common Stock issuable upon the conversion (at the election of the Magnetar Investors (as defined below)) of the Convertible Notes in the amount of $61,680,250 (as of April 15, 2021, the most recent interest payment date) held by Magnetar PRCL Holdings Limited, Purpose Alternative Credit Fund — T LLC, Purpose Alternative Credit Fund — F LLC, Magnetar Structured Credit Fund, LP, Magnetar Longhorn Fund LP, and Magnetar Lake Credit Fund LLC and (iii) up to 951,360 additional shares of Common Stock issuable upon conversion of the Convertible Notes assuming all remaining interest payments are made to holders of the Convertible Notes entirely in kind and the maturity date of the Convertible Notes is extended through April 15, 2023 (from October 15, 2022) at the Company’s election with respect to 50% of the amount outstanding under the Convertible Notes at October 15, 2022. Magnetar Financial LLC (“MFL”) serves as investment manager of each of Magnetar PRCL Holdings Limited, Purpose Alternative Credit Fund — T LLC, Purpose Alternative Credit Fund — F LLC, Magnetar Longhorn Fund LP, Magnetar Lake Credit Fund LLC and Longhorn Special Opportunities Fund LP, each of which is a Selling Stockholder (other than Longhorn Special Opportunities Fund LP). MFL is the general partner of Magnetar Structured Credit Fund, LP (together with all of the foregoing funds, the “Magnetar Investors”). In such capacities, MFL exercises voting and investment power over the securities listed above held for the accounts of the Magnetar Investors. MFL is a registered investment adviser under Section 203 of the Investment Advisers Act of 1940, as amended. Magnetar Capital Partners LP (“MCP”), is the sole member and parent holding company of MFL. Supernova Management LLC (“Supernova”), is the sole general partner of MCP. The manager of Supernova is Alec N. Litowitz, a citizen of the United States of America. Each of the Magnetar Investors, MFL, MCP, Supernova and Alec N. Litowitz disclaim beneficial ownership of these securities except to the extent of their pecuniary interest in the securities.

(20)	Under the terms of the Magnetar Indenture, the Magnetar Investors are not entitled to convert the Convertible Notes until September 13, 2021. As such, the Magnetar Investors are not deemed to beneficially own the shares of our Common Stock underlying any of the Convertible Notes until July 15, 2021 (60 days prior to September 13, 2021) pursuant to Rule 13d-3 of the Exchange Act.

(21)	Assumes the sale of all shares of Common Stock issuable upon the conversion (at the election of the Magnetar Investors) of the Convertible Notes.

SHARES ELIGIBLE FOR FUTURE SALE

The Company currently has 250,000,000 shares of Common Stock authorized and 117,349,281 shares of Common Stock issued and outstanding. The 117,349,281 shares of Common Stock outstanding exclude 4,000,000 shares of Common Stock which may be issued to the previous unitholders of PCT subject to the achievement of certain stock price targets and upon commissioning of an industrial facility in Ironton, Ohio.

All of the shares of Company Common Stock issued in connection with the Business Combination will be freely transferable by persons other than by the Company’s “affiliates” or ROCH’s “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of the Company’s Common Stock in the public market could adversely affect prevailing market prices of the Company’s Common Stock. Prior to the Business Combination, there was no public market for shares of the Company’s Common Stock.

Lock-up Agreements

Pursuant to the Investor Rights Agreement, almost all of the PCT Unitholders agreed, with certain limited exceptions, to lock up the shares of ParentCo Common Stock they received in the Business Combination, to be released in accordance with the following schedule:

•	From and after the six-month anniversary of the Closing Date, each Founder (as defined in the Investor Rights Agreement) may sell up to 20% of such Founder’s Company Common Stock and each PCT Unitholder that is not a Founder may sell up to 33.34% of such PCT Unitholder’s Company Common Stock.

•	From and after the one-year anniversary of the Closing Date, each Founder may sell up to 30% of such Founder’s Company Common Stock and each PCT Unitholder that is not a Founder may sell up to 33.33% of such PCT Unitholder’s Company Common Stock.

•	From and after the Phase II Facility becoming operational, as certified by Leidos, an independent engineering firm, each Founder may sell up to 50% of such Founder’s Company Common Stock and each PCT Unitholder that is not a Founder may sell up to 33.33% of such PCT Unitholder’s shares of Company Common Stock; provided that, in the case of Procter & Gamble, such lock-up will terminate in any event no later than April 15, 2023.

In addition, other than the Magnetar Investors, the Selling Stockholders listed above in the section entitled “Selling Stockholders” previously entered into a letter agreement (the “Letter Agreement”) in connection with ROCH’s IPO, pursuant to which the Selling Stockholders agreed to certain selling restrictions and hedging restrictions applicable to the ROCH Common Stock they hold, which was converted to Company Common Stock in the Business Combination. Among other things, the Selling Stockholders agreed in the Letter Agreement to lock up the shares of Company Common Stock they received in the Business Combination for six months following the Business Combination (the “Lock Up Period”), unless the closing price of the Company Common stock equals or exceeds $12.50 per share for any 20 trading days within any 30-trading day period after the Business Combination, in which case the Selling Stockholders may sell up to 50% of their holdings of the Company Common Stock. This occurred on April 14, 2021 and, therefore, the Selling Stockholders may sell up to 50% of their holdings of the Company Common Stock. The Letter Agreement also provides that the Selling Stockholders will be released from the selling restrictions under the Letter Agreement before the Lock Up Period expires if the Company undergoes certain transactions where its shareholders have the right to exchange their shares of Company Common Stock for cash, securities or other property.

Rule 144

All of the Company’s Common Stock currently outstanding, other than those shares of Company Common Stock registered pursuant to the Registration Statement on Form S-4 filed in connection with the Business Combination, the Registration Statement on Form S-1 filed shortly after the consummation of the Business Combination and those shares of Company Common Stock registered pursuant to the registration statement of which this prospectus forms a part, will be “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. However, Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. Rule 144 does include an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, certain Company stockholders will only be able to sell their shares of Company Common Stock, as applicable, pursuant to and in accordance with Rule 144 without registration one year after the completion of the Business Combination. However, if any such Company stockholders remain one of our affiliates, they will only be permitted to sell a number of securities that does not exceed the greater of:

•	1% of the total number of shares of Common Stock then outstanding, which was 1,173,492 shares on June 25, 2021; or

•	the average weekly reported trading volume of the Company Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 would also limited be limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of PCT’s employees, consultants or advisors who purchases equity shares from ParentCo in connection with a compensatory stock plan or other written agreement executed prior to the completion of the Business Combination is eligible to resell those equity shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Registration Rights

In connection with the consummation of the Business Combination, the Merger Agreement provides that Roth Capital Partners, LLC (“Roth”), Craig-Hallum Capital Group, LLC (“C-H”), the Company and certain Initial Stockholders and PCT Unitholders (collectively, the “IRA Holders”) enter into an Investor Rights Agreement pursuant to which the Combined Company will be obligated to file a registration statement to register the resale of certain securities of the Company held by the IRA Holders, of which registration statement this prospectus forms a part with respect to the Selling Stockholders named herein that signed the Investor Rights Agreement. See “Selling Stockholders.” IRA Holders will have certain demand rights and “piggy-back” registration rights, subject to certain requirements and customary conditions. This registration statement, of which this prospectus forms a part, is registering securities of the Company held by certain IRA Holders, each identified as a Selling Stockholder herein. The Company also registered the shares of the Company’s Common Stock issued in connection with the PIPE pursuant to a registration statement on Form S-1 filed shortly after consummation of the Business Combination, as required by the PIPE Registration Rights Agreement.

In connection with its issuance of Convertible Notes, PCT has entered into a registration rights agreement (the “Magnetar Registration Rights Agreement”) with the Magnetar Investors. Pursuant to the Magnetar Registration Rights Agreement, PCT, ROCH, or an affiliate thereof is required to file a registration statement to register the resale of the Company Common Stock held by the Magnetar Investors upon conversion of the Convertible Notes no later than 60 days following the consummation of the Business Combination, and is required to have such registration statement declared effective by a certain period of time or pay liquidated damages (the “60-Day Filing Requirement”). The Magnetar Investors also have certain demand rights, subject to certain requirements and customary conditions. This registration statement, of which this prospectus forms a part, is registering the resale of the Company Common Stock issuable upon conversion of the Convertible Notes held by the Magnetar Funds. See “Selling Stockholders.”

On May 13, 2021 and June 16, 2021, PCT sought, and was granted, an up to 30 day waiver and an up to 10 day waiver, respectively, of the 60-Day Filing Requirement and a waiver from the incurrence and payment of any liquidated damages under Section 2.1(h) of the Magnetar Registration Rights Agreement for the up to 30 day period and up to 10 day period, respectively.

The aggregate number of shares of Combined Company’s Common Stock that will be entitled to registration under the Investor Rights Agreement (based on the minimum number of PCT Unitholders required to enter into the Investor Rights Agreement to satisfy a closing condition from the Merger Agreement to the Business Combination), the PIPE Registration Rights Agreement and the Magnetar Registration Rights Agreement is approximately 94,294,290.

plan of distribution

We are registering the issuance by us of 5,936,625 shares of our Common Stock that may be issued upon exercise of the Company Warrants.

We are also registering the resale by the Selling Stockholders or their permitted transferees of up to 12,241,078 shares of our Common Stock, which includes (i) 8,903,842 shares of Common Stock that may be issued upon conversion of the Convertible Notes currently outstanding as of the most recent interest payment date, (ii) up to 951,360 additional shares of Common Stock issuable upon conversion of the Convertible Notes assuming all remaining interest payments are made to holders of the Convertible Notes entirely in kind and the maturity date of the Convertible Notes is extended through April 15, 2023 (from October 15, 2022) at our election with respect to 50% of the amount outstanding under the Convertible Notes at October 15, 2022 and (iii) up to 2,385,876 shares of Common Stock held by certain Initial Stockholders named in this registration statement (including the shares of our Common Stock that may be issued upon conversion of the Company Warrants held by such Initial Stockholders).

Our Common Stock, warrants and units are listed on Nasdaq under the symbols “PCT,” “PCTTW” and “PCTTU,” respectively.

Each Selling Stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market for such securities or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	in underwritten transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	distribution to members, limited partners or stockholders of Selling Stockholders;

•	“at the market” or through market makers or into an existing market for the shares;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 under the Securities Act, provided that the Selling Stockholders meet the criteria and conform to the requirements of that rule, or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the Subscriber of securities, from the Subscriber) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with applicable FINRA rules.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incident to the registration of the shares of Company Common Stock to be offered and sold pursuant to this prospectus by the Selling Stockholders. The Company has also agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act or the Exchange Act. The Selling Stockholders will bear all commissions and discounts, if any, attributable to their sale of securities. Additionally, in certain underwritten offerings, the Selling Stockholders and the Company shall bear the expenses of the underwriter pro rata in proportion to the respective amount of shares of Common Stock each is selling in such offering.

With respect to the Selling Stockholders named herein, other than the Magnetar Investors, the Company has agreed to keep this prospectus effective and in compliance with the Securities Act until all Selling Stockholder Common Stock covered by such prospectus have been disposed of in accordance with the intended method of distribution set forth herein or such shares of Common Stock have been withdrawn and, furthermore, with respect to the Magnetar Investors only, until five years from the Closing Date, or March 17, 2026.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each Subscriber at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Certain of our stockholders have entered into lock-up agreements. See “Shares Eligible For Future Sale—Lock-up Agreements.”

Experts

The audited financial statements of PureCycle Technologies, Inc. included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The financial statements of Roth CH Acquisition I Co. as of December 31, 2020 and 2019 and for the year ended December 31, 2020 and for the period from February 13, 2019 (inception) through December 31, 2019 appearing in this prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report, thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of Roth CH Acquisition I Co. to continue as a going concern as described in Note 1 to the financial statements), appearing elsewhere in this prospectus, and are included in reliance on such report given on the authority of such firm as an experts in auditing and accounting.

The information included in this prospectus and elsewhere in the registration statement concerning the viability of the Technology to remove waste contaminants from waste polypropylene and the ability of the Phase II Facility to achieve certain performance and production levels and meet certain environmental permits have been so included in reliance upon the report prepared by Leidos Engineering, LLC, an independent engineering firm, and have been included herein upon the authority of such firm as an expert.

CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT

On March 17, 2021, in connection with the consummation of the Business Combination, the audit committee of the Company’s board of directors approved the appointment of Grant Thornton LLP (“GT”) as the Company’s independent registered public accounting firm, subject to satisfactory completion of their client acceptance procedures. GT served as PureCycle’s independent registered public accounting firm prior to the Business Combination. Accordingly, also on March 17, 2021, the Company dismissed Marcum, LLP (“Marcum”) as ROCH’s and ParentCo’s independent registered public accounting firm. This decision was ratified by the Company’s board of directors.

The reports of Marcum on ROCH’s balance sheets as of December 31, 2020 and 2019 and the related statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2020 and for the period from February 13, 2019 (inception) through December 31, 2019 and the related notes (collectively referred to as the “ROCH financial statements”) did not contain any adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

The reports of Marcum on the ROCH financial statements contained an explanatory paragraph which noted that there was substantial doubt as to ROCH’s ability to continue as a going concern as ROCH has a working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operation.

During the year ended December 31, 2020 and for the period from February 13, 2019 (inception) through December 31, 2019, and the subsequent interim period through March 17, 2021, there were no (i) disagreements with Marcum on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to their satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their report, or (ii) reportable events (as described in Item 304(a)(1)(v) of Regulation S-K).

During the year ended December 31, 2020 and for the period from February 13, 2019 (inception) through December 31, 2019, and the subsequent interim period through March 17, 2021, neither ROCH nor anyone on its behalf consulted GT regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on ROCH’s financial statements, and neither a written report nor oral advice was provided to ROCH that GT concluded was an important factor considered by ROCH in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any matter that was either the subject of a “disagreement” or a “reportable event,” each as defined in Regulation S-K Item 304(a)(1)(iv) and 304(a)(1)(v), respectively.

The Company has provided Marcum with a copy of the above disclosures, and Marcum has furnished the Company with a letter addressed to the SEC stating that it agrees with the statements made above. A copy of Marcum’s letter, dated March 17, 2021, is attached as Exhibit 16.1 to the registration statement of which this prospectus forms a part.

Legal Matters

Jones Day, Atlanta, Georgia, will pass upon certain legal matters for us in connection with the securities offered by this prospectus.

Where You Can Find More Information

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our Common Stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our Common Stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document is not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement is this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

index to financial statements

PURECYCLE TECHNOLOGIES, INC.

Unaudited Condensed Consolidated Interim Financial Statements as of March 31, 2021 and for the periods ended March 31, 2021 and 2020

Condensed Consolidated Balance Sheets as of March 31, 2021 (unaudited) and December 31, 2020 (audited)	F-2
Unaudited Condensed Consolidated Statements of Operations for the Three Months Ended March 31, 2021 and 2020	F-4
Unaudited Condensed Consolidated Statements of Stockholder’s Equity for the Three Months Ended March 31, 2021 and 2020	F-5
Unaudited Condensed Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2021 and 2020	F-7
Notes to the Condensed Consolidated Financial Statements	F-8

Audited Consolidated Financial Statements as of and for the periods ended December 31, 2020 and 2019

ROTH CH ACQUISITION I CO. FINANCIAL STATEMENTS:

Consolidated Financial Statements as of December 31, 2020 and 2019 and for the year ended December 31, 2020 and the period from February 13, 2019 (inception) through December 31, 2019

Report of Independent Registered Public Accounting Firm	F-63
Consolidated Balance Sheets as of December 31, 2020 (Restated) and December 31, 2019	F-64
Consolidated Statements of Operations for the Year ended December 31, 2020 (Restated) and for the period from February 13, 2019 (inception) through December 31, 2019	F-65
Consolidated Statements of Changes in Stockholders’ Equity for the Year ended December 31, 2020 (Restated) and for the period from February 13, 2019 (inception) through December 31, 2019	F-66
Consolidated Statements of Cash Flows for the Year ended December 31, 2020 (Restated) and for the period from February 13, 2019 (inception) through December 31, 2019	F-67
Notes to Consolidated Financial Statements	F-68

F-1

PureCycle Technologies, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS
(in thousands except per share data)	March 31, 2021 (Unaudited)	December 31, 2020 (Audited)
CURRENT ASSETS
Cash	$252,549	$64,492
Prepaid royalties and licenses	4,575	2,890
Prepaid expenses and other current assets	2,216	446
Total current assets	259,340	67,828
Restricted cash	317,535	266,082
Property, plant and equipment, net	108,388	70,218
TOTAL ASSETS	$685,263	$404,128

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$1,481	$1,058
Accrued expenses	18,452	26,944
Accrued interest	10,428	4,951
Notes payable – current	265	122
Total current liabilities	30,626	33,075
NON-CURRENT LIABILITIES
Deferred research and development obligation	1,000	1,000
Deferred revenue	5,000	—
Notes payable	57,224	26,477
Bonds payable	231,809	235,676
Warrant liability	18,258	—
TOTAL LIABILITIES	$343,917	$296,228

COMMITMENT AND CONTINGENCIES	—	—

STOCKHOLDERS' EQUITY
Common shares - $0.001 par value, 250,000 shares authorized; 117,349 and 0 shares issued and outstanding as of March 31, 2021 and 2020, respectively	117	—
Class A Units - no par value; 0 and 3,981 units authorized; 0 and 3,612 units issued and outstanding as of March 31, 2021 and December 31, 2020	—	38
Class B Preferred Units - no par value; 0 and 1,938 units authorized; 0 and 1,938 units issued and outstanding as of March 31, 2021 and December 31, 2020	—	21
Class B-1 Preferred Units - no par value; 0 and 1,146 units authorized, 0 and 1,105 units issued and outstanding as of March 31, 2021 and December 31, 2020	—	16
Class C Units – no par value; 0 and 1,069 units authorized, 0 and 865 units issued and 0 and 775 units outstanding as of March 31, 2021 and December 31, 2020	—	7
Additional paid-in capital	455,475	192,381
Accumulated deficit	(114,246)	(84,563)

F-2

PureCycle Technologies, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

TOTAL STOCKHOLDERS' EQUITY	341,346	107,900
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$685,263	$404,128
The accompanying notes are an integral part of these financial statements.

F-3

PureCycle Technologies, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended March 31,
	2021	2020
(in thousands except per share data)
Costs and expenses
Operating costs	$2,130	$1,683
Research and development	547	348
Selling, general and administrative	7,624	1,238
Total operating costs and expenses	10,301	3,269
Interest expense	6,089	588
Change in fair value of warrants	13,621	655
Other expense	109	52
Total other expense	19,819	1,295
Net loss	$(30,120)	$(4,564)
Loss per share
Basic and diluted	$(0.59)	$(0.19)
Weighted average common shares
Basic and diluted	51,223	27,156
The accompanying notes are an integral part of these financial statements.

F-4

PureCycle Technologies, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(Unaudited)

	For the Three Months Ended March 31, 2021
	Common stock		Class A		Class B Preferred		Class B-1 Preferred		Class C
(in thousands)	Shares	Amount	Units	Amount	Units	Amount	Units	Amount	Units	Amount	Additional paid-in capital	Accumulated deficit	Total stockholders' equity
Balance, December 31, 2020	—	$—	3,612	$88,081	1,938	$20,071	1,105	$41,162	775	$11,967	$31,182	$(84,563)	$107,900
Conversion of stock	—	—	34,386	(88,043)	18,690	(20,050)	15,217	(41,146)	5,936	(11,960)	161,199	—	$—
Balance at December 31, 2020, effect of reverse recapitalization conversion	—	$—	37,998	$38	20,628	$21	16,322	$16	6,711	$7	$192,381	$(84,563)	$107,900
Issuance of units upon vesting of Legacy PCT profits interests	—	—	—	—	—	—	—	—	116	—	239	—	239
Redemption of vested profit units	—	—	—	—	—	—	—	—	(5)	—	(36)	—	(36)
Removal of beneficial conversion feature upon adoption of ASU 2020-06	—	—	—	—	—	—	—	—	—	—	(31,075)	437	(30,638)
Merger Recapitalization	81,754	82	(37,998)	(38)	(20,628)	(21)	(16,322)	(16)	(6,822)	(7)	—	—	—
ROCH Shares Recapitalized, Net of Redemptions, Warrant Liability and Issuance Costs of $27.9 million	34,823	35	—	—	—	—	—	—	—	—	293,931	—	293,966
Issuance of restricted stock awards	775	1	—	—	—	—	—	—	—	—	(1)	—	—
Forfeiture of restricted stock	(3)	(1)	—	—	—	—	—	—	—	—	1	—	—
Reclassification of redeemable warrant to liability	—	—	—	—	—	—	—	—	—	—	(33)	—	(33)
Equity based compensation	—	—	—	—	—	—	—	—	—	—	68	—	68
Net loss	—	—	—	—	—	—	—	—	—	—	—	(30,120)	(30,120)
Balance, March 31, 2021	117,349	$117	—	$—	—	$—	—	$—	—	$—	$455,475	$(114,246)	$341,346

F-5

PureCycle Technologies, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(Unaudited)

	For the Three Months Ended March 31, 2020
	Common stock		Class A		Class B Preferred		Class B-1 Preferred		Class C
(in thousands)	Shares	Amount	Units	Amount	Units	Amount	Units	Amount	Units	Amount	Additional paid-in capital	Accumulated deficit	Total stockholders' equity
Balance, December 31, 2019	—	$—	2,581	$387	1,728	$1,898	630	$23,656	436	$4,054	$107	$(27,722)	$2,380
Conversion of stock	—	—	24,575	(360)	16,660	(1,880)	8,670	(23,647)	3,625	(4,050)	29,937	—	—
Balance at December 31, 2019, effect of reverse recapitalization conversion	—	—	27,156	$27	18,388	$18	9,300	$9	4,061	$4	$30,044	$(27,722)	$2,380
Issuance of units	—	—	—	—	—	—	4,578	5	—	—	11,569	—	11,574
Issuance of units upon vesting of profits interests	—	—	—	—	—	—	—	—	362	—	417	—	417
Net loss	—	—	—	—	—	—	—	—	—	—	—	(4,564)	(4,564)
Balance, March 31, 2020	—	$—	27,156	$27	18,388	$18	13,878	$14	4,423	$4	$42,030	$(32,286)	$9,807
The accompanying notes are an integral part of these financial statements.

F-6

PureCycle Technologies, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three months ended March 31,
(in thousands)	2021	2020
Cash flows from operating activities
Net loss	$(30,120)	$(4,564)
Adjustments to reconcile net loss to net cash used in operating activities
Equity-based compensation	307	417
Fair value change of warrants	13,621	655
Depreciation expense	490	465
Accretion of debt instrument discounts	57	—
Amortization of debt issuance costs	784	—
Issuance costs attributable to warrants	109	—
Changes in operating assets and liabilities
Prepaid expenses and other current assets	(1,770)	(69)
Prepaid royalties and licenses	(1,685)	—
Accounts payable	423	(987)
Accrued expenses	(13,037)	(78)
Accrued interest	5,253	(758)
Deferred revenue	5,000	—
Net cash used in operating activities	$(20,568)	$(4,919)
Cash flows from investing activities
Construction of plant	(33,891)	(763)
Net cash used in investing activities	$(33,891)	$(763)
Cash flows from financing activities
Proceeds from secured term loan	—	—
Proceeds from promissory note	91	—
Payments on promissory note from related parties	—	(600)
Payments on advances from related parties	—	(2,333)
Proceeds from ROCH and PIPE financing, net of issuance costs	298,461	—
Convertible notes issuance costs	(480)	—
Bond issuance costs	(4,067)	—
Proceeds from issuance of units	—	11,574
Payments on redemption of vested Legacy PCT profit interests	(36)	—
Net cash provided by financing activities	$293,969	$8,641
Net increase in cash	239,510	2,959
Cash, beginning of period	330,574	150
Cash, end of period	$570,084	$3,109
Supplemental disclosure of cash flow information
Non-cash operating activities
Interest paid during the period, net of capitalized interest	$—	$456
Non-cash investing activities
Additions to property, plant, and equipment in accrued expenses	$16,437	$280
Additions to property, plant, and equipment in accrued interest	$224	$12
Non-cash financing activities
Conversion of accounts payable to promissory notes	$—	$661
Initial fair value of acquired warrant liability	$4,604	$—
The accompanying notes are an integral part of these financial statements.

F-7

PureCycle Technologies, Inc.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
@
NOTE 1 - ORGANIZATION
Formation and Organization
PureCycle Technologies, Inc. (“PureCycle,” “PCT” or the “Company”) is headquartered in Orlando, Florida, and its planned principal operation is to conduct business as a plastics recycler using PureCycle’s patented recycling process. Developed and licensed by Procter & Gamble (“P&G”), the patented recycling process separates color, odor and other contaminants from plastic waste feedstock to transform it into virgin-like resin. The Company is currently constructing its first planned facility and conducting research and development activities to operationalize the licensed technology.
Business Combination
On March 17, 2021, PureCycle consummated the previously announced business combination (“Business Combination”) by and among Roth CH Acquisition I Co., a Delaware corporation (“ROCH”), Roth CH Acquisition I Co. Parent Corp., a Delaware corporation and wholly owned direct subsidiary of ROCH (“ParentCo”), Roth CH Merger Sub LLC, a Delaware limited liability company and wholly owned direct subsidiary of Parent Co (“Merger Sub LLC”), Roth CH Merger Sub Corp., a Delaware corporation and wholly owned direct subsidiary of Parent Co (“Merger Sub Corp”) and PureCycle Technologies LLC (“PCT LLC”) pursuant to the Agreement and Plan of Merger dated as of November 16, 2020, as amended from time to time (the “Merger Agreement”).
Immediately upon the completion of the Business Combination and the other transactions contemplated by the Merger Agreement (the “Transactions”, and such completion, the “Closing”), ROCH changed its name to PureCycle Technologies Holdings Corp. and became a wholly owned direct subsidiary of ParentCo, PCT LLC became a wholly owned direct subsidiary of PureCycle Technologies Holdings Corp. and a wholly owned indirect subsidiary of ParentCo, and ParentCo changed its name to PureCycle Technologies, Inc. The Company’s common stock, units and warrants are now listed on the Nasdaq Capital Market (“NASDAQ”) under the symbols “PCT,” “PCTTU” and “PCTTW,” respectively.
In connection with the Business Combination, ROCH entered into subscription agreements with certain investors (the “PIPE Investors”), whereby it issued 25.0 million shares of common stock at $10.00 per share (the “PIPE Shares”) for an aggregate purchase price of $250.0 million (the “PIPE Financing”), which closed simultaneously with the consummation of the Business Combination. Upon the Closing of the Business Combination, the PIPE Investors were issued shares of the Company’s common stock.

Legacy PCT unitholders will be issued up to 4.0 million additional shares of the Company’s common stock if certain conditions are met (“the Earnout”). The Legacy PCT unitholders will be entitled to 2.0 million shares if after six months after the Closing and prior to or as of the third anniversary of the Closing, the closing price of the common stock is greater than or equal to $18.00 over any 20 trading days within any 30-trading day period. The Legacy PCT unitholders will be entitled to 2.0 million shares upon the Phase II Facility becoming operational, as certified by Leidos Engineering, LLC (“Leidos”), an independent engineering firm, in accordance with criteria established in agreements in connection with construction of the plant.
In connection with the Business Combination, the Company incurred direct and incremental costs of approximately $27.9 million related to the equity issuance, consisting primarily of investment banking and other professional fees, which were recorded to additional paid-in capital as a reduction of proceeds.
The Company incurred approximately $5.2 million of expenses primarily related to advisory, legal, and accounting fees in conjunction with the Business Combination. Of this, $3.2 million was recorded in general and administrative expenses on the consolidated statement of operations for the three months ended March 31, 2021.
Unless the context otherwise requires, “Registrant,” “PureCycle,” “Company,” “PCT,” “we,” “us,” and “our” refer to PureCycle Technologies, Inc., and its subsidiaries at and after the Closing and give effect to the Closing. “Legacy PCT”, “ROCH” and “ParentCo” refer to PureCycle Technologies LLC, ROCH and ParentCo, respectively, prior to the Closing.

F-8

PureCycle Technologies, Inc.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED
(Unaudited)
PureCycle Technologies LLC was formed as a Delaware limited liability company on September 15, 2015 as Advanced Resin Technologies, LLC. In November 2016, Advanced Resin Technologies, LLC changed its name to PureCycle Technologies LLC.
The aggregate consideration for the Business Combination was $1,156.9 million, payable in the form of shares of the ParentCo Common Stock and assumed indebtedness.
The following summarizes the merger consideration (in thousands except per share information):

Total shares transferred	83,500
Value per share	$10.00
Total Share Consideration	$835,000
Assumed indebtedness
Revenue Bonds	249,600
The Convertible Notes	60,000
Term Loan	314
Related Party Promissory Note	12,000
Total merger consideration	$1,156,914
The following table reconciles the elements of the Business Combination to the condensed consolidated statement of cash flows for the three months ended March 31, 2021 (in thousands):

Cash - ROCH Trust and cash (net of redemptions)	$76,510
Cash - PIPE	250,000
Less transaction costs	(28,049)
Net Business Combination and PIPE financing	$298,461
In addition to cash received by the Company at the Close of the Business Combination, the Company assumed a warrant liability from ROCH measured at $4.6 million at March 18, 2021.
Refer to Note 6 – Warrants for further information.
Basis of Presentation
The accompanying condensed consolidated interim financial statements include the accounts of the Company. The condensed consolidated interim financial statements are presented in U.S. Dollars. Certain information in footnote disclosures normally included in annual financial statements was condensed or omitted for the interim periods presented in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”) and accounting principles generally accepted in the United States of America (“U.S. GAAP”). Intercompany balances and transactions were eliminated upon consolidation. These condensed consolidated interim financial statements should be read in conjunction with the consolidated financial statements and accompanying notes of Legacy PCT for the fiscal year ended December 31, 2020 as filed on March 22, 2021 in our prospectus filed pursuant to Rule 424(b)(3) of the Securities Act. The results of operations for the three months ended March 31, 2021 are not necessarily indicative of the results to be expected for the entire year ending December 31, 2021. The accompanying condensed consolidated interim financial statements reflect all adjustments, consisting of normal recurring adjustments, that are, in the opinion of management, necessary to present a fair statement of the results for the interim periods presented.
Reclassifications

F-9

PureCycle Technologies, Inc.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED
(Unaudited)
Certain amounts in prior periods have been reclassified to conform with the report classifications of the three months ended March 31, 2021, noting the Company has reflected the reverse recapitalization pursuant to the Business Combination for all periods presented within the unaudited condensed consolidated balance sheets and statements of stockholders’ equity.
Reverse Recapitalization
The Business Combination was accounted for as a reverse recapitalization and ROCH was treated as the “acquired” company for accounting purposes. The Business Combination was accounted as the equivalent of Legacy PCT issuing stock for the net assets of ROCH, accompanied by a recapitalization. Accordingly, all historical financial information presented in these condensed consolidated interim financial statements represents the accounts of Legacy PCT “as if” Legacy PCT is the predecessor to the Company. The units and net loss per unit, prior to the Business Combination, have been adjusted to share amounts reflecting the exchange ratio established in the Business Combination.
Potential Impact of COVID-19 on the Company’s Business
With the global spread of the COVID-19 pandemic and resulting shelter-in-place orders covering the Company’s corporate headquarters, its Ohio plant operations, and employees, the Company has implemented policies and procedures to continue its operations under minimum business operations guidelines. The extent to which the COVID-19 pandemic impacts the Company’s business, financial condition or results of operations will depend on future developments, which are highly uncertain and cannot be accurately predicted.
Liquidity
The Company has sustained recurring losses and negative cash flows from operations since its inception. As reflected in the accompanying condensed consolidated interim financial statements, the Company has not yet begun commercial operations and does not have any sources of revenue. In prior periods, substantial doubt was raised about the ability of Legacy PCT to continue as a going concern. The Company believes that the total capital raised through the Business Combination is sufficient to adequately fund its future obligations for at least one year from the date the condensed consolidated interim financial statements are available to be issued. As of March 31, 2021, and December 31, 2020, the Company had an unrestricted cash balance of $252.5 million and $64.5 million, respectively, working capital of $228.7 million and $34.8 million, respectively, and an accumulated deficit of $114.2 million and $84.6 million, respectively. For the three months ended March 31, 2021 and 2020, the Company incurred a net loss of $30.1 million and $4.6 million.
Emerging Growth Company
At March 31, 2021, we qualified as an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we have taken and may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have opted to take advantage of such extended transition period available to emerging growth companies which means that when a standard is issued or revised and it has different application dates for public or private companies, we can adopt the new or revised standard at the time private companies adopt the new or revised standard.
NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

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PureCycle Technologies, Inc.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED
(Unaudited)
Income Taxes
To calculate the interim tax provision, at the end of each interim period the Company estimates the annual effective tax rate and applies that to its ordinary quarterly earnings. The effect of changes in the enacted tax laws or rates is recognized in the interim period in which the change occurs. The computation of the annual estimated effective tax rate at each interim period requires certain estimates and judgments including, but not limited to, the expected operating income for the year, projections of the proportion of income earned and taxed in other jurisdictions, permanent differences between book and tax amounts, and the likelihood of recovering deferred tax assets generated in the current year. The accounting estimates used to compute the provision for income taxes may change as new events occur, additional information is obtained, or the tax environment changes.
Furthermore, in December 2019, the FASB issued ASU No. 2019-12, Income Taxes: Simplifying the Accounting for Income Taxes (“ASU 2019-12”). The new guidance affects general principles within Topic 740, Income Taxes. The amendments of ASU 2019-12 are meant to simplify and reduce the cost of accounting for income taxes. The Company adopted the ASU during the first quarter of 2021 using a prospective approach. The adoption of the ASU did not have a material impact on the Company’s condensed consolidated financial statements.
Warrants

The Company evaluates all of its financial instruments, including issued warrants, to determine if such instruments are liability classified, pursuant to ASC 480 - Distinguishing Liabilities from Equity (“ASC 480”) or derivatives or contain features that qualify as embedded derivatives pursuant to ASC 815 – Derivatives and Hedging (“ASC 815”). The classification of instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. Issuance costs incurred with the Business Combination that are attributable to liability classified warrants are expensed as incurred.
Recently Issued Accounting Pronouncements
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. In July 2018, ASU 2018-10, Codification Improvements to Topic 842, Leases, was issued to provide more detailed guidance and additional clarification for implementing ASU 2016-02. Furthermore, in July 2018, the FASB issued ASU 2018-11, Leases (Topic 842): Targeted Improvements, which provides an optional transition method in addition to the existing modified retrospective transition method by allowing a cumulative effect adjustment to the opening balance of retained earnings in the period of adoption. Furthermore, on June 3, 2020, the FASB deferred by one year the effective date of the new leases standard for private companies, private not-for-profits (“NFPs”) and public NFPs that have not yet issued (or made available for issuance) financial statements reflecting the new standard. These new leasing standards are effective for the Company beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022, with early adoption permitted. The Company is currently evaluating the effect of the adoption of this guidance on the consolidated financial statements.
In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses of Financial Instruments (“ASU 2016-13”), which, together with subsequent amendments, amends the requirement on the measurement and recognition of expected credit losses for financial assets held. ASU 2016-13 is effective for the Company beginning December 15, 2022, including interim periods within those fiscal years, with early adoption permitted. The Company is currently in the process of evaluating the effects of this pronouncement on the Company's financial statements and does not expect it to have a material impact on the consolidated financial statements.
In August 2020, the FASB issued ASU No. 2020-06, Debt - Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging - Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”). ASU 2020-06 simplifies the accounting for convertible debt instruments and convertible preferred stock by removing the existing guidance in ASC 470-20 that requires entities to account for beneficial conversion features and cash conversion features in equity, separately from the host convertible debt or preferred stock. Two methods of transition were permitted upon adoption: full retrospective and modified retrospective. The Company elected to apply the

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PureCycle Technologies, Inc.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED
(Unaudited)
modified retrospective adoption approach to all contracts. Under this approach, prior periods were not restated. Rather, convertible notes and other disclosures for prior periods were provided in the notes to the financial statements as previously reported under ASC 470-20, and the cumulative effect of initially applying the guidance was recognized as an adjustment to Notes payable, Additional paid-in-capital (“APIC”), and Accumulated deficit.
As a result of applying the modified retrospective method to adopt ASU 2020-06, adjustments were made to the consolidated balance sheets as of December 31, 2020 and the below illustrates how the notes payable, APIC, and accumulated deficit balances would be effected as of January 1, 2021 (in thousands, as adjusted to show the effect of the reverse recapitalization as described in Note 1):

	December 31, 2020		January 1, 2021
	As reported	Adjustments	As adjusted
Notes payable	$26,599	$30,638	$57,237
APIC	192,381	(31,075)	161,306
Accumulated deficit	$84,563	$437	$85,000
NOTE 3 – NOTES PAYABLE AND DEBT INSTRUMENTS
Secured Term Loan
Enhanced Capital Ohio Rural Fund, LLC
On February 28, 2019, Legacy PCT entered into a subordinated debt agreement with Enhanced Capital Ohio Rural Fund, LLC. The agreement provides for principal of $1.0 million with an interest rate of the U.S. Federal prime rate per annum.
As of March 31, 2021, and December 31, 2020, the outstanding balance of the loan is $0. On October 7, 2020, upon the closing of the bond offering, the full outstanding balance was paid off. Legacy PCT incurred $12 thousand of interest cost during the three months ended March 31, 2020.
Promissory Notes
Koch Modular Process Systems Secured Promissory Note
On December 20, 2019, Legacy PCT entered into an agreement with Koch Modular Process Systems LLC (“KMPS”) to convert the current balance of Account Payable due to KMPS into a promissory note. Legacy PCT issued a Secured Promissory Note for a principal amount of $1.7 million with a maximum advance of funds up to $3.0 million. During the three months ended March 31, 2020, Legacy PCT converted $661 of Accounts Payable into the note. The rate of interest on the loan balance is 21% per annum through the month of November 2019 and 24% per annum for December 2019 and thereafter.
As of March 31, 2021, and December 31, 2020, the outstanding balance on the promissory note is $0. On October 7, 2020, upon the closing of the bond offering, the full outstanding balance was paid off. Legacy PCT incurred $102 thousand of interest cost during the three months ended March 31, 2020.
Denham-Blythe Company, Inc. Secured Promissory Note
On December 20, 2019, Legacy PCT and Denham-Blythe Company, Inc. (“DB”) entered into an agreement to convert the current balance of Account Payable due to DB into a promissory note. Legacy PCT issued a Secured Promissory Note for a principal amount of $2.0 million. The rate of interest on the loan balance is 24% per annum for December 2019 and thereafter with interest on the loan payable monthly.
As of March 31, 2021 and December 31, 2020, the outstanding balance on the promissory note is $0. On October 7, 2020, upon the closing of the bond offering, the full outstanding balance was paid off. Legacy PCT incurred $121 thousand of interest cost during the three months ended March 31, 2020. As the promissory note was used to

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PureCycle Technologies, Inc.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED
(Unaudited)
construct the Company’s property, plant and equipment, a portion of the interest cost incurred was capitalized within Property, Plant and Equipment.
Promissory Note to Related Party
Innventus Fund I, LP
On July 19, 2019, Legacy PCT entered into a Note and Warrant Financing agreement with Innventus Fund I, LP to obtain a $600 thousand loan and warrant financing. The Negotiable Promissory Note has a maturity date of October 21, 2019, and an interest rate of 1-month LIBOR plus 8.0%. The aggregate unpaid principal amount of the loan and all accrued and unpaid interest is due on the maturity date. Legacy PCT repaid the principal and all accrued and unpaid interest on February 5, 2020. Legacy PCT incurred $5 thousand of interest cost during the three months ended March 31, 2020.
Auto Now Acceptance Company, LLC
On May 5, 2017, Legacy PCT entered into a revolving line of credit facility (the “Credit Agreement”) with Auto Now Acceptance Company, LLC, a related party.
On May 3, 2018, the Credit Agreement was amended and restated in its entirety and secured by a Security Agreement dated May 3, 2018. The credit facility was increased to $14.0 million, bearing interest at a rate of LIBOR plus 6.12% per annum, payable monthly. The maturity date was extended to August 15, 2018.
On July 31, 2018, the Credit Agreement was amended to extend the maturity date to February 15, 2019. Under the agreement, the Auto Now’s advances of funds to Legacy PCT ceased on July 31, 2018.
On May 29, 2020, Legacy PCT executed a Second Amended and Restated the Security Agreement and entered into a Third Amended and Restated Promissory Note agreement to extend the financing on the loan from Auto Now Acceptance Company, LLC. The agreement extended the maturity date of the loan to June 31, 2021 and adjusted the interest rate on the third amended loan agreement. The security interests include inventory, equipment, accounts receivables and all the Company’s assets. The interest rate within the amendment increased as follows:
•The annual rate of the 1-month LIBOR in U.S. dollars plus 6.12% adjusted daily, from May 3, 2018 through May 18, 2020
•12% per annum from May 19, 2020 through August 31, 2020
•16% per annum from September 1, 2020 through December 31, 2020
•24% per annum from January 1, 2021 through June 30, 2021
As of March 31, 2021, and December 31, 2020 the outstanding balance on the credit facility is $0. On December 21, 2020, Legacy PCT repaid the outstanding balance on the note. Legacy PCT incurred $355 thousand of interest cost during the three months ended March 31, 2020. As the promissory note was used to construct the Company’s property, plant and equipment, a portion of the interest cost incurred was capitalized within Property, Plant and Equipment.
Advances from Related Parties
During 2019 and 2020, Legacy PCT received funding and support services from Innventure1 LLC (formerly Innventure LLC) and Wasson Enterprises. On March 26, 2020, $375 thousand of the balance was repaid. The remaining balance of $371 thousand was assigned from Wasson Enterprise to Innventure LLC (Formerly WE-Innventure LLC).
Convertible Notes
On October 6, 2020, Legacy PCT entered into a Senior Notes Purchase Agreement (the “Agreement”) with certain investors. The Agreement provides for the issuance of Senior Convertible Notes (the “Notes”), which have an

F-13

PureCycle Technologies, Inc.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED
(Unaudited)
interest rate of 5.875% and mature on October 15, 2022 (the “Maturity Date”) and are subject to a six-month maturity extension at the Company’s option with respect to 50% of the then outstanding Notes on a pro rata basis, unless repurchased or converted prior to such date (“Maturity Date Extension”). The initial closing took place on the date of Indenture on October 7, 2020 (the “First Closing”), upon which $48.0 million in aggregate principal of Notes were issued to the Investors (“the Magnetar Investors”). The Agreement also includes an obligation for the Company to issue and sell, and for each of the Magnetar Investors to purchase, Notes in the principal amount of $12.0 million within 45 days after the Company enters into the Merger Agreement as defined in Note 1 (“Second Closing Obligation”). On December 29, 2020, the remaining Notes were purchased in accordance with the Agreement. The Notes are convertible through the Maturity Date at the option of the holder. As of March 31, 2021 and December 31, 2020, none of the Notes were converted into shares of common stock. The Notes are recorded within notes payable in the condensed consolidated balance sheet. As the Notes were used to construct the Company’s property, plant and equipment, a portion of the interest costs incurred were capitalized within property, plant and equipment.
The following provides a summary of the interest expense of PCT’s convertible debt instruments (in thousands):

	Three months ended March 31,
	2021	2020
Contractual interest expense	$881	$—
Amortization of deferred financing costs	641	—
Effective interest rate	9.1%	—%
The following provides a summary of the convertible notes (in thousands):

	As of
	March 31, 2021	December 31, 2020
Unamortized deferred issuance costs	$2,916	$3,288
Net carrying amount	57,084	56,712
Fair value	$231,916	$123,532
Fair value level	Level 3	Level 3
As of March 31, 2021, as a result of the Business Combination, the conversion price of the notes changed to the quotient of (A) $1,000 and (B) the SPAC transaction PIPE valuation; provided that if the Equity Value of the Company in connection with the SPAC Transaction is greater than $775.0 million, the conversion rate shall equal the product of (1) the amount that would otherwise be calculated pursuant to this clause set forth above and (2) a fraction equal to the Equity Value of the Company divided by $775.0 million (as such terms are defined in the indenture governing the Convertible Notes). The conversion price is $6.93 for potential conversion into approximately 8.66 million shares of common stock.
As of December 31, 2020 the conversion price of the notes was the quotient of $1,000 and the quotient of (A) 80% of the Adjusted Equity Value of the Company as determined based upon the sale of approximately 684 thousand Legacy PCT Class A Units at $87.69 per unit (the “November Investment”) and (B) the number of outstanding shares of Capital Stock of the Company on a Fully-Diluted Basis immediately prior to the November Investment (as such terms are defined in the indenture governing the Convertible Notes).
Revenue Bonds
On October 7, 2020, the Southern Ohio Port Authority (“SOPA”) issued certain revenue bonds (“Bonds”) and loaned the proceeds from their sale to PureCycle: Ohio LLC, an Ohio limited liability company (“PCO”), pursuant to a loan agreement dated as of October 1, 2020 between SOPA and PCO (“Loan Agreement”), to be used to (i) acquire,

F-14

PureCycle Technologies, Inc.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED
(Unaudited)
construct and equip the Ohio Plant; (ii) fund a debt service reserve fund for the Series 2020A Bonds; (iii) finance capitalized interest; and (iv) pay the costs of issuing the Bonds. The Bonds were offered in three series, including (i) Exempt Facility Revenue Bonds (PureCycle Project), Tax-Exempt Series 2020A (“Series 2020A Bonds”); (ii) Subordinate Exempt Facility Revenue Bonds (PureCycle Project), Tax-Exempt Series 2020B (“Series 2020B Bonds”); and (iii) Subordinated Exempt Facility Revenue Bonds (PureCycle Project), Taxable Series 2020C (“Series 2020C Bonds”), each series in the aggregate principal amount, bearing interest and maturing as shown in the table below. The Series 2020A Bonds were issued at a total discount of $5.5 million. The discount is amortized over the term of the Bonds using the effective interest method. The purchase price of the Bonds was paid and immediately available to SOPA on October 7, 2020, the date of delivery of the Bonds to their original purchaser. PureCycle is not a direct obligor on the Bonds and is not a party to the Loan Agreement or the indenture of trust dated as of October 1, 2020 (“Indenture”), between SOPA and UMB Bank, N.A as trustee (“Trustee”), pursuant to which the Bonds have been issued. PureCycle has executed a guaranty of completion dated as of October 7, 2020, with respect to the full and complete performance by PCO of PCO’s obligations with respect to construction and completion of the Project, including construction by the completion date, free and clear of any liens (other than permitted liens), and the payment of all project costs incurred prior to completion of the project, and all claims, liabilities, losses and damages owed by PCO to each counterparty under the project documents (as such terms are defined in the Loan Agreement). In addition, pursuant to the guaranty, PureCycle is obligated to fund and maintain a liquidity reserve for the project during the term of the guaranty in the amount of $50.0 million to be held in an escrow account with U.S. Bank, N.A., as escrow agent (“Liquidity Reserve”). Pursuant to the terms of the Loan Agreement PCO executed promissory notes, one in the aggregate principal amount of each series of Bonds, in favor of SOPA, which were assigned to the Trustee on October 7, 2020.

(in thousands)
Bond Series	Term	Principal Amount	Interest Rate	Maturity Date
2020A	A1	$12,370	6.25%	December 1, 2025
2020A	A2	$38,700	6.50%	December 1, 2030
2020A	A3	$168,480	7.00%	December 1, 2042
2020B	B1	$10,000	10.00%	December 1, 2025
2020B	B2	$10,000	10.00%	December 1, 2027
2020C	C1	$10,000	13.00%	December 1, 2027
The proceeds of the Bonds and certain equity contributions have been placed in various trust funds and non-interest-bearing accounts established and administered by the Trustee under the Indenture. Before each disbursement of amounts in the Project Fund held by the Trustee under the Indenture, PCO is required to submit to the Trustee a requisition for funds to be disbursed outlining the specified purpose of the disbursement and substantiating the expenditure. In addition, 100% of revenue attributable to the production of commercial-scale plant in Ironton, Ohio (the “Phase II Facility”) must be deposited into an operating revenue escrow fund held by U.S. Bank National Association, as escrow agent. Funds in the trust accounts and operating revenue escrow account will be disbursed by the Trustee when certain conditions are met, and will be used to pay costs and expenditures related to the development of the Phase II Facility, make required interest and principal payments (including sinking fund redemption amounts) and any premium, in certain circumstances required under the Indenture, to redeem the Bonds.
As conditions for closing the Bonds, PureCycle and certain affiliates contributed $60.0 million in equity at closing and contributed an additional $40.0 million in equity upon the Closing of the Business Combination. PureCycle provided the Liquidity Reserve for the Ohio Plant construction of $50.0 million and deposited the amount upon the Closing of the Business Combination. In addition, PureCycle must maintain at least $75.0 million of cash on its balance sheet as of July 31, 2021 and $100.0 million of cash on its balance sheet as of January 31, 2022, in each case, including the Liquidity Reserve.

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PureCycle Technologies, Inc.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED
(Unaudited)
The Bonds are recorded within Bonds payable in the condensed consolidated balance sheet. The Company incurred $4.8 million and $0, respectively, of interest cost during the three months ended March 31, 2021 and 2020. As the Bond proceeds will be used to construct the Company’s property, plant and equipment, a portion of the interest costs incurred was capitalized within Property, Plant and Equipment.
Paycheck Protection Program
On May 4, 2020, Legacy PCT entered into a Paycheck Protection Program (the “Program”, or “PPP loan”) Term Note with PNC Bank to obtain principal of approximately $314 thousand. This Note is issued pursuant to the Coronavirus Aid, Relief, and Economic Security Act’s (the “CARES Act”) (P.L. 116-136) Paycheck Protection Program. During a period from May 4, 2020 until the forgiveness amount is known, (“Deferral Period”), interest on the outstanding principal balance will accrue at the Fixed Rate of 1% per annum, but neither principal nor interest shall be due during the Deferral Period. Legacy PCT has applied for loan forgiveness as of December 31, 2020 but as of March 31, 2021 has not yet received the forgiveness amount. All or a portion of this PPP loan may be forgiven in accordance with the program requirements. The amount of forgiveness shall be calculated in accordance with the requirements of the Program, including provisions of Section 1106 of the CARES Act. The unforgiven portion of the PPP loan is payable over two years at an interest rate of 1%, with a deferral of payments for the first ten months.
As of March 31, 2021 and December 31, 2020, the outstanding balance on the loan is approximately $314 thousand. $174 thousand and $122 thousand are recorded as notes payable – current and $140 thousand and $192 thousand are recorded as notes payable in the condensed consolidated balance sheets.
NOTE 4 - STOCKHOLDERS’ EQUITY
The condensed consolidated statements of stockholders’ equity reflect the reverse recapitalization as discussed in Note 1 as of March 17, 2021. As Legacy PCT was deemed the accounting acquirer in the reverse recapitalization with ROCH, all periods prior to the consummation date reflect the balances and activity of Legacy PCT. The consolidated balances and the audited consolidated financial statements of Legacy PCT, as of December 31, 2020, and the share activity and per share amounts in these condensed consolidated statements of equity were retroactively adjusted, where applicable, using the recapitalization exchange ratio of 10.52 for Legacy PCT Class A Units. Legacy PCT Class B Preferred Units were converted into shares of PCT common stock at a share conversion factor of 10.642 whereas Legacy PCT Class B-1 Preferred Units were converted into shares of PCT common stock at a share conversion factor of 14.768 as a result of the reverse recapitalization. Legacy PCT Class C Units were converted into shares of PCT common stock at a share conversion factor of 9.32, 7.40, or 2.747, based on the distribution threshold of the Class C Unit.
Common Stock
Holders of PCT common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The holders do not have cumulative voting rights in the election of directors. Upon the Company’s liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of the Company’s common stock will be entitled to receive pro rata the Company’s remaining assets available for distribution. Holders of the Company’s common stock do not have preemptive, subscription, redemption or conversion rights. All shares of the Company’s common stock are fully paid and non-assessable. The Company is authorized to issue 250.0 million shares of common stock with a par value of $0.001. As of March 31, 2021 and December 31, 2020, 117.35 million and 0 shares are issued and outstanding, respectively.
Preferred Stock
As of March 31, 2021, the Company is authorized to issue 25.0 million shares of preferred stock with a par value of $0.001, of which no shares are issued and outstanding.
NOTE 5 - EQUITY-BASED COMPENSATION
2021 Equity Incentive Plan

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PureCycle Technologies, Inc.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED
(Unaudited)
In connection with the Business Combination, on March 17, 2021, our stockholders approved the PureCycle Technologies, Inc. 2021 Equity and Incentive Compensation Plan (the “Plan”).
The Plan provides for the grant of stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), performance shares, performance units, dividend equivalents, and certain other awards. As of March 31, 2021, approximately 8.28 million shares of common stock are reserved for issuance under the Plan.
Restricted Stock Agreements
In connection with the Closing, on March 17, 2021, PCT entered into restricted stock agreements with various PureCycle employees who held unvested Legacy PCT Class C Units at the Closing (the “Restricted Stock Agreements”). The outstanding unvested Legacy PCT Class C Units, issued pursuant to the PCT Technologies LLC Amended and Restated Equity Incentive Plan, were converted to PCT’s restricted shares, subject to the same vesting schedule and forfeiture restrictions as the unvested Legacy PCT Class C Units they replace.
The shares issued pursuant to the Restricted Stock Agreements are time-based and vest over the period defined in each individual grant agreement or upon a change of control event as defined in the agreement. The Company has the option to repurchase all vested shares upon a stockholder’s termination of employment or service with the Company.
The Company recognizes compensation expense for the shares equal to the fair value of the equity-based compensation awards and is recognized on a straight-line basis over the vesting period of such awards. The fair value of the stock is estimated on the date of grant using the Black-Scholes option-pricing model using the following assumptions:

	2021	2020
Expected annual dividend yield	—%	—%
Expected volatility	49.1%	42.1 - 63.3%
Risk-free rate of return	0.1%	1.6 - 1.7%
Expected option term (years)	0.2	1.0 - 4.4
The expected term of the shares granted is determined based on the period of time the shares are expected to be outstanding. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant. The expected volatility was based on the Company’s capital structure and volatility of similar entities referred to as guideline companies. In determining similar entities, the Company considered industry, stage of life cycle, size and financial leverage. The dividend yield on the Company’s shares is assumed to be zero as the Company has not historically paid dividends. The fair value of the underlying Company shares for the three months ended March 31, 2021 was determined using an initial public offering scenario. The fair value of the underlying Company shares for the three months ended March 31, 2020 was determined using a hybrid method consisting of an option pricing method and an initial public offering scenario.
A summary of restricted stock activity for the three months ended March 31, 2021 and 2020 is as follows (in thousands except per share data):

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PureCycle Technologies, Inc.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED
(Unaudited)

	Number of RSU's	Weighted average grant date fair value	Weighted average remaining recognition period

Non-vested at December 31, 2019	73	$2.21
Recapitalized	607	(1.97)
Non-vested at December 31, 2019 (after effect of recapitalization)	680	0.24
Granted	426	1.95
Vested	(352)	1.10
Forfeited	—	—
Non-vested at March 31, 2020	754	$0.80	1.84

	Number of RSU's	Weighted average grant date fair value	Weighted average remaining recognition period

Non-vested at December 31, 2020	91	$11.58
Recapitalization	671	(10.19)
Non-vested at December 31, 2020 (after effect of recapitalization)	762	1.39
Granted	143	11.90
Vested	(116)	1.10
Forfeited	(17)	3.13
Non-vested at March 31, 2021	772	$1.98	2.44
Total equity-based compensation cost for three months ended March 31, 2021 and 2020 totaled approximately $239 thousand and approximately $417 thousand, respectively, and is recorded within the selling, general and administrative expenses and operating costs in the condensed consolidated statements of operations.
Stock Options
The stock options issued pursuant to the Plan are time-based and vest over the period defined in each individual grant agreement or upon a change of control event as defined in the Plan.
The Company recognizes compensation expense for the shares equal to the fair value of the equity-based compensation awards and is recognized on a straight-line basis over the vesting period of such awards. The fair value of the stock is estimated on the date of grant using the Black-Scholes option-pricing model using the following assumptions:

	2021	2020
Expected annual dividend yield	—%	—%
Expected volatility	47.5%	—%
Risk-free rate of return	0.7%	—%
Expected option term (years)	4.5	0

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PureCycle Technologies, Inc.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED
(Unaudited)
The expected term of the shares granted is determined based on the period of time the shares are expected to be outstanding. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant. The expected volatility was based on the Company’s capital structure and volatility of similar entities referred to as guideline companies. In determining similar entities, the Company considered industry, stage of life cycle, size and financial leverage. The dividend yield on the Company’s shares is assumed to be zero as the Company has not historically paid dividends. The fair value of the underlying Company shares was determined using the Company’s closing stock price on the grant date.
A summary of stock option activity for the three months ended March 31, 2021 and 2020 is as follows (in thousands except per share data):

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)
Balance, December 31, 2019	—	$—	—
Granted	—	—	—
Exercised	—	—	—
Forfeited	—	—	—
Balance, March 31, 2020	—	$—	—

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)
Balance, December 31, 2020	—	$—	—
Granted	613	28.90	7
Exercised	—	—	—
Forfeited	—	—	—
Balance, March 31, 2021	613	$28.90	7
Exercisable	—	—	—
Total equity-based compensation cost for three months ended March 31, 2021 and 2020 totaled approximately $68 thousand and $0, respectively, and is recorded within the selling, general and administrative expenses within the condensed consolidated statements of operations. The weighted average grant-date fair values of options granted during the three months ended March 31, 2021 and 2020 were $11.41 and $0, respectively. There were no stock options exercised during 2021 or 2020.

NOTE 6 - WARRANTS
Warrants issued to purchase Legacy PCT Class B Preferred Units
On October 16, 2015, Legacy PCT issued a unit purchase warrant to P&G in connection with the patent licensing agreement described in Note 10, for 211 thousand warrants at an aggregate exercise price of $1.00, allowing P&G to purchase a variable number of Legacy PCT Class B Preferred Units during the exercise period of April 15, 2019 through April 15, 2024. The warrants were determined to vest at the start of the exercise period. The number of warrants available to P&G to purchase is equal to an amount that initially represented 5% of all outstanding equity of Legacy PCT on a fully diluted basis. Additionally, the warrant agreement contains an anti-dilution provision, which

F-19

PureCycle Technologies, Inc.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED
(Unaudited)
states that the number of warrants exercisable upon full exercise of the warrant will be subject to adjustment, such that the ownership percentage is not reduced below 2.5% sharing percentage in the Company, on a fully diluted basis.
Legacy PCT determined the warrants issued are liability classified under ASC 480. Accordingly, the warrants were held at their initial fair value and remeasured at fair value at each subsequent reporting date with changes in the fair value presented in the statements of operations.
On October 15, 2020, P&G exercised all 211 thousand of the warrants for total proceeds of $1. The fair value of the Legacy Class B Preferred Units on the date of exercise was $18.17 million and was recorded in APIC. In connection with the exercise, the Company recorded a loss of $211 thousand.
A summary of the Legacy PCT Class B warrant activity for Three months ended March 31, 2020 is as follows (in thousands except per share data):

	Number of warrants	Weighted average exercise price	Weighted average grant date fair value	Weighted average remaining contractual term (years)
Outstanding at December 31, 2019	211	$1.00	$30.63	4.29
Granted	—	—	—	—
Exercised	—	—	—	—
Outstanding at March 31, 2020	211	$1.00	$30.63	4.04
Exercisable	211
The Company recognized expense of $0 and $655 thousand for the three months ended March 31, 2021 and 2020, respectively, in connection with these warrants, which was recorded within the Change in fair value of warrants line item in the condensed consolidated statements of operations. The warrants were exercised in the fourth quarter of 2020, therefore there was no activity in the first quarter of 2021.
Warrants issued to purchase Legacy PCT Class B-1 Preferred Units
On June 5, 2019, in connection with a Legacy PCT Class B-1 Preferred Unit purchase agreement with a related party, Legacy PCT issued a unit purchase warrant for 8 thousand warrants at an exercise price of $37.61, allowing the related party to purchase a variable number of Legacy PCT Class B-1 Preferred Units during the exercise period of June 5, 2019 through June 4, 2024.
Legacy PCT determined the warrants are not a freestanding instrument under ASC 480. Also, the warrants are determined to be clearly and closely related to the Legacy PCT Class B-1 Preferred Units under ASC 815, Derivatives and Hedging. Accordingly, they are not recorded in the financial statements until exercised. On March 12, 2021, the warrants were cancelled prior to the closing of the Business Combination.
On July 22, 2019, in connection with a bridge note and warrant financing agreement with Innventus Fund I, L.P. (now known as Innventus ESG Fund I L.P.), Legacy PCT issued a unit purchase warrant for 5 thousand warrants at an exercise price of $37.61, allowing Innventus to purchase a variable number of Legacy PCT Class B-1 Preferred Units during the exercise period of July 22, 2019 through July 22, 2024.
Legacy PCT determined the warrants issued are equity classified under ASC 480. Accordingly, the warrants were held at their initial fair value with no subsequent remeasurement. On March 12, 2021, the warrants were cancelled prior to the closing of the Business Combination.
A summary of the Class B-1 warrant activity for the years ended December 31, 2020 and 2019 is as follows (in thousands except per share data):

F-20

PureCycle Technologies, Inc.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED
(Unaudited)

	Number of warrants	Weighted average exercise price	Weighted average grant date fair value	Weighted average remaining contractual term (years)
Outstanding at December 31, 2019	5	$37.61	$15.52	4.56
Granted	—	—	—	0
Exercised	—	—	—	0
Outstanding at March 31, 2020	5	$37.61	$15.52	4.31

Outstanding at December 31, 2020	5	$37.61	$15.52	3.56
Granted	—	—	—	0
Exercised	—	—	—	0
Cancelled	$(5)	$37.61	$15.52	0
Outstanding at March 31, 2021	—	$—	$—	0
Exercisable	—
The Company recognized no expense for the three months ended March 31, 2021 and 2020, respectively.
Warrants issued to purchase Legacy PCT Class C Units
On June 29, 2018, the Legacy PCT Board approved the issuance of warrants to RTI Global (“RTI”) under the terms of a professional services agreement to purchase an aggregate of 144 thousand of Legacy PCT Class C Units at an aggregated exercise price of $37.605 per unit. The warrants vested immediately upon issuance and expire on June 29, 2023 or upon a change in control event, as defined in the warrant agreement. The Company determined the warrants issued are equity classified under ASC 480. Accordingly, the warrants were held at their initial fair value with no subsequent remeasurement.
In connection with the Business Combination discussed in Note 1, the Company modified the warrant agreement to purchase 971 shares of PCT common stock instead of Legacy PCT Class C Units on November 20, 2020. RTI can exercise these warrants upon the first anniversary of Closing of the Business Combination. The warrants expire on December 31, 2024. In connection with the modification of the agreement, the Company determined the warrants issued are liability classified under ASC 480. Accordingly, the warrants were held at their initial fair value and will be remeasured at fair value at each subsequent reporting date with changes in the fair value presented in the statements of operations.
As of March 31, 2021. the Company has determined its warrants to be a Level 3 fair value measurement and used the Black-Scholes option-pricing model using the following assumptions:

Expected annual dividend yield	—%
Expected volatility	48.51%
Risk-free rate of return	0.56%
Expected option term (years)	3.75
The expected term of the warrants granted are determined based on the duration of time the warrants are expected to be outstanding. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant. The expected volatility was based on the Company’s capital structure and volatility of similar entities referred to as guideline companies. In determining similar entities, the Company considered industry, stage of life cycle, size and financial leverage. The dividend yield on the Company’s warrants is assumed to be zero as the Company has not historically paid dividends. The fair value of the underlying Company shares was determined using the Black-Scholes calculation. Refer to Note 12 for more details on the fair value considerations of the warrants.

F-21

PureCycle Technologies, Inc.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED
(Unaudited)
A summary of the RTI warrant activity for the three months ended March 31, 2021 and 2020 is as follows (in thousands, except per share data, as adjusted to show the effect of the reverse recapitalization as described in Note 1):

	Number of warrants	Weighted average exercise price	Weighted average grant date fair value	Weighted average remaining contractual term (years)
Outstanding at December 31, 2019	971	$5.56	$0.03	5
Granted	—	—	—	—
Exercised	—	—	—	—
Outstanding at March 31, 2020	971	$5.56	$0.03	4.75
Exercisable	971

	Number of warrants	Weighted average exercise price	Weighted average grant date fair value	Weighted average remaining contractual term (years)
Outstanding at December 31, 2020	971	$5.56	$0.03	4
Granted	—	—	—	—
Exercised	—	—	—	—
Outstanding at March 31, 2021	971	$5.56	$0.03	3.75
Exercisable	971
The Company recognized $15.0 million and $0 of expense for the three months ended March 31, 2021 and 2020, respectively.
Public Warrants and Private Warrants
Upon the closing of the Business Combination, there were approximately 5.9 million outstanding public and private warrants to purchase shares of the Company’s common stock that were issued by ROCH prior to the Business Combination. Each whole warrant entitles the registered holder to purchase one whole share of the Company’s Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at the later of the closing of the Business Combination or one year after ROCH’s initial public offering, provided that the Company has an effective registration statement under the Securities Act covering the shares of Common Stock issuable upon exercise of the warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of Common Stock. The warrants will expire five years after the completion of the Business Combination, or earlier upon redemption or liquidation. The private warrants are identical to the public warrants, except that the private warrants and the common stock issuable upon exercise of the private warrants were not transferable, assignable or salable until after the completion of an Initial Business Combination, subject to certain limited exceptions. Additionally, the private warrants are non-redeemable so long as they are held by the initial holder or any of its permitted transferees. If the private warrants are held by someone other than the initial holder or its permitted transferees, the private warrants will be redeemable by the Company and exercisable by such holders on the same basis as the public warrants.
The Company may redeem the outstanding warrants in whole, but not in part, at a price of $0.01 per warrant upon a minimum of 30 days’ prior written notice of redemption, if and only if the last sale price of the Company’s common stock equals or exceeds $18.00 per share for any 20-trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders. If the Company calls the warrants for redemption, management will have the option to require all holders that wish to exercise the warrants to do so on a cashless basis. In no event will the Company be required to net cash settle the warrant exercise. The

F-22

PureCycle Technologies, Inc.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED
(Unaudited)
public warrants are accounted for as equity classified warrants as they were determined to be indexed to the Company’s stock and meet the requirements for equity classification.

The Company has classified the private warrants as a warrant liability as there is a provision within the warrant agreement that allows for private warrants to be exercised via a cashless exercise while held by the Sponsor and affiliates of the Sponsor, but would not be exercisable at any time on a cashless basis if transferred and held by another investor. Therefore, the Company will classify the private warrants as a liability pursuant to ASC 815 until the private warrants are transferred from the initial purchasers or any of their permitted transferees.

At March 31, 2021, there were approximately 5.7 million Public Warrants and 0.2 million Private Placement warrants outstanding. Refer to Note 12 – Fair Value of Financial Instruments for further information.
NOTE 7 - RELATED PARTY TRANSACTIONS
Innventure LLC (“Innventure”) had a significant ownership stake in Legacy PCT. Innventure, in turn, was majority owned by Innventure1. WE-INN LLC (“WE-INN”) held a minority interest in Innventure, and WE-INN is majority owned by Wasson Enterprises.
Innventure held significant interests in the following legal entities: Innventure Management Services LLC, Innventure GP LLC, and Aeroflexx LLC. Innventure had a significant financial interest over each of the legal entities within the group and had decision-making ability over the group whereby significant managerial and operational support was provided by Innventure personnel. This includes certain executive management and officers of Legacy PCT and other legal entities that were employees or officers of Innventure. The legal entities, including Legacy PCT, were deemed to be under common control by Innventure. There were no transactions between Legacy PCT and its affiliates, Innventure GP LLC and Aeroflexx LLC, during the three months ended March 31, 2021 and 2020.
Innventure Management Services LLC provided significant managerial support to the other legal entities below Innventure, including Legacy PCT.
Management services
During the three months ended March 31, 2021 and 2020, PureCycle reimbursed Innventure Management Services LLC for certain expenses incurred on its behalf. For the three months ended March 31, 2021 and 2020, the Company paid $55 thousand and $102 thousand, respectively, to Innventure Management Services LLC related to this arrangement, which was included in selling, general and administrative expenses in the condensed consolidated statements of operations. As of March 31, 2021, and December 31, 2020, the Company owed Innventure Management Services LLC $22 thousand and $30 thousand, respectively, related to this arrangement, which is classified as accounts payable in the accompanying condensed consolidated balance sheets.
Related party receivables
In 2020, the Company prepaid certain tax payments on behalf of unitholders. As of March 31, 2021 and December 31, 2020 the receivable balance was $78 thousand recorded in prepaid expenses and other current assets in the condensed consolidated balance sheets.
Leases
The Company provides office space to, and is reimbursed for, the rent by Innventure LLC.

NOTE 8 – NET LOSS PER SHARE
The Company follows the two-class method when computing net loss per common share when shares are issued that meet the definition of participating securities. The two-class method requires income available to common shareholders for the period to be allocated between common and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed. The two-class method also requires losses for the period to be allocated between common and participating securities based on their respective rights if the participating security contractually participates in losses. As holders of participating securities

F-23

PureCycle Technologies, Inc.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED
(Unaudited)
do not have a contractual obligation to fund losses, undistributed net losses are not allocated to nonvested restricted stock for purposes of the loss per share calculation.
As result of the reverse recapitalization, the Company has retroactively adjusted the weighted average shares outstanding prior to the Business Combination to give effect to the Exchange Ratio used to determine the number of shares of common stock into which they were converted.
Presented in the table below is a reconciliation of the numerator and denominator for the basic and diluted earnings per share (“EPS”) calculations for the three months ended March 31, 2021 and 2020 (in thousands, except per share data):

	March 31, 2021	March 31, 2020
Numerator:
Net income (loss) attributable to PureCycle Technologies	$(30,120)	$(4,564)
Less cumulative earnings to preferred stockholder	—	730
Net income (loss) attributable to common stockholders	$(30,120)	$(5,294)
Denominator:
Weighted average common shares outstanding, basic and diluted	51,223	27,156
Net loss per share attributable to common stockholder, basic and diluted	$(0.59)	$(0.19)
The weighted-average outstanding common share equivalents were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented because including them would have been anti-dilutive. These shares include vested but not exercised warrants and non-vested restricted stock units and convertible notes.
NOTE 9 – PROPERTY, PLANT AND EQUIPMENT
Presented in the table below are the major classes of property, plant and equipment by category as of the below dates:

	As of March 31, 2021
(in thousands)	Cost	Accumulated Depreciation	Net Book Value
Building	$12,029	$464	$11,565
Machinery and equipment	16,079	2,795	13,284
Fixtures and Furnishings	104	26	78
Land improvements	150	5	145
Land	1,150	—	1,150
Construction in process	82,166	—	82,166
Total property, plant and equipment	$111,678	$3,290	$108,388

F-24

PureCycle Technologies, Inc.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED
(Unaudited)

	As of December 31, 2020
(in thousands)	Cost	Accumulated Depreciation	Net Book Value
Building	$12,029	$387	$11,642
Machinery and equipment	15,982	2,388	13,594
Fixtures and Furnishings	104	22	82
Land improvements	150	3	147
Land	1,150	—	1,150
Construction in process	43,603	—	43,603
Total property, plant and equipment	$73,018	$2,800	$70,218
Depreciation expense is recorded within operating costs in the condensed consolidated statements of operations and amounted to $490 thousand and $465 thousand for the three months ended March 31, 2021 and 2020, respectively.
NOTE 10 – DEVELOPMENT PARTNER ARRANGEMENTS
License Agreements
On October 16, 2015, Legacy PCT entered into a patent license agreement with P&G. The agreement outlines three phases with specific deliverables for each phase. During Phase 1 of the agreement, P&G provides Legacy PCT with up to one full-time employee to assist in the execution of Legacy PCT’s research and development activities. During Phase 2, P&G provides up to two full-time employees to assist in the execution of Legacy PCT’s research and development activities. In April 2019, Legacy PCT elected to enter into Phase 3 of the agreement and prepaid a royalty payment in the amount of $2.0 million, which will be reduced against future royalties payable as sales occur. Phase 3 of the agreement relates to the commercial manufacture period for the manufacture of the licensed product. This phase includes the construction of the first commercial plant for the manufacture of the licensed product, details on the commercial sales capacity and the pricing of the product to P&G and third parties. Where the Company has made royalty payments to its product development partners, the Company expenses such payments as incurred unless it has determined that is it probable that such prepaid royalties have future economic benefit to the Company. In such cases prepaid royalties will be reduced as royalties would otherwise be due to the partners. Effective January 1, 2021, the Company entered into an agreement with P&G to provide certain research assistance through June 30, 2021. Under the terms of the agreement, the Company is obligated to pay P&G $0.5 million for such services.
As of March 31, 2021 and December 31, 2020 the Company is in Phase 3 of the agreement and has recorded $2.0 million within prepaid royalties and licenses in the condensed consolidated balance sheets.
On November 13, 2019, Legacy PCT entered into a patent sublicense agreement with Impact Recycling Limited (“Impact”) through the term of the patents. The agreement outlines an initial license fee of $2.5 million and royalties on production using the license. In 2020, Legacy PCT paid $890 thousand of the initial license fee, and during the three months ended March 31, 2021, the Company paid the remaining $1.6 million of the initial fee. The technology covered by the patent has not yet been implemented and as such, the Company has not yet received any benefit from the license. The Company will begin amortization of an intangible asset when the technology is operational. The initial license fee of $2.5 million is recorded in Prepaid royalties and licenses in the condensed consolidated balance sheets and will be ratably amortized over the term of the patent using the straight-line method.
Block and Release Agreement
On June 23, 2020, Legacy PCT entered into a block and release agreement with Total Petrochemicals & Refining S.A./N.V. (“Total”). Upon execution of the agreement, Total made a prepayment consisting of a payment of $5.0 million for future receipt of resin consisting of recycled polypropylene (“recycled PP”). The prepayment was placed in an escrow account until the “release condition” of the Company closing the bond offering and overall capital funding of at least $370.0 million has occurred. After the Company successfully raised the required capital, the $5.0 million was released during the three months ended March 31, 2021 to the Company and recorded as deferred revenue in the condensed consolidated balance sheets.

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PureCycle Technologies, Inc.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED
(Unaudited)
Strategic Alliance Agreement
On December 13, 2018, Legacy PCT entered into a strategic alliance agreement with Nestec Ltd. (“Nestle”), which expires on December 31, 2023. Upon execution of the agreement, Nestle committed to provide $1.0 million to Legacy PCT to fund further research and development efforts. The funding provided by Nestle may be convertible, in whole or in part, into a prepaid product purchase arrangement at Nestle’s option, upon the time of product delivery beginning in 2020. Additionally, because the research and development efforts were not successful as of December 31, 2020, up to 50% of the funding may be convertible into a 5-year term loan obligation, payable to Nestle at an interest rate equivalent to the U.S. prime rate. As of the issuance of these statements, Nestlé has not elected to convert any funding into a term loan.
Legacy PCT received the funding from Nestle on January 8, 2019. The Company has recorded $1.0 million as a Deferred research and development obligation as of March 31, 2021 and December 31, 2020. Recognition related to the funding received will be deferred until it is probable that Nestle will not exercise their option. If the prepaid product purchase option is exercised, the obligation will be recognized as an adjustment to the transaction price of future product sales (e.g., net revenue presentation). If the option is not exercised, or in the case of development efforts not being successful, any amounts not converted to a loan obligation will be recognized as a reduction to research and development costs.
NOTE 11 - INCOME TAXES
Historically, Legacy PCT was a limited liability company which had elected to be treated as a partnership for income tax purposes. As such, the Company was not directly liable for income taxes for federal purposes. As of the date of the Business Combination, the operations of the Company ceased to be taxed as a partnership resulting in a change in tax status for federal and state income tax purposes. This change in tax status requires immediate recognition of any deferred tax assets or liabilities as of the transaction date as the Company will now be directly liable for income taxes. The recognition of these initial deferred balances, if any, would be recorded as additional tax expense in the period of the transaction. In addition, the Company will accrue current and deferred tax expense based on ongoing activity from that date.
The Company has determined that any net deferred tax assets are not more likely than not to be realized in the future as of the date of the change in tax status, and a full valuation allowance is required. In addition, the Company has determined that any current forecasted operations would result in federal and state income tax losses which are also not more likely than not to be realized. As a result, for the periods ended March 31, 2021 and 2020, the Company has reported tax expense of $0 and $0, respectively.
As a part of the initial and current period recognition, Management has also evaluated the Company’s tax positions, including their status as a pass-through entity for federal and state tax purposes historically, and has determined that the Company has taken no uncertain tax positions that require adjustment to the condensed consolidated interim financial statements for the respective periods.
NOTE 12 – FAIR VALUE OF FINANCIAL INSTRUMENTS
Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date and sets out a fair value hierarchy. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). Inputs are broadly defined as assumptions market participants would use in pricing an asset or liability. Assets and liabilities carried at fair value are classified and disclosed in one of the following three categories:
Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.
Level 2 - Inputs other than quoted prices within Level 1 that are observable for the asset or liability, either directly or indirectly, and fair value is determined through the use of models or other valuation methodologies

F-26

PureCycle Technologies, Inc.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED
(Unaudited)
Level 3 - Inputs are unobservable for the asset or liability and include situations where there is little, if any, market activity for the asset or liability. The inputs into the determination of fair value are based upon the best information in the circumstances and may require significant management judgment or estimation.
Liabilities measured and recorded at Fair Value on a recurring basis
As of March 31, 2021 and December 31, 2020, the Company’s financial liabilities measured and recorded at fair value on a recurring basis were classified within the fair value hierarchy as follow (in thousands):

	March 31, 2021				December 31, 2020
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
RTI warrants	$—	$—	$15,000	$15,000	$—	$—	$—	$—
Private warrants	—	—	3,258	3,258	—	—	—	—
Total	$—	$—	$18,258	$18,258	$—	$—	$—	$—
Measurement of the Private Warrants

The private warrants are measured at fair value on a recurring basis using a Black-Scholes model. The private warrants are classified as Level 3 for both initial measurement upon close of the Business Combination and subsequent measurement using the following assumptions:

	March 31, 2021	March 18, 2021 (Initial Recognition)
Expected annual dividend yield	—%	—%
Expected volatility	46.1%	47.3%
Risk-free rate of return	0.91%	0.86%
Expected option term (years)	4.96	5.0

The aggregate values of the private warrants were $3.3 million and $4.6 million on March 31, 2021 and March 18, 2021, respectively.

A summary of the private warrants activity from the Business Combination date at March 18, 2021 to March 31, 2021 is as follows:

Fair value (Level 3)
Balance at March 18, 2021	$4,604
Change in fair value	(1,346)
Balance at March 31, 2021	$3,258

Refer to Note 6 – Warrants for further information.

Measurement of the RTI warrants

Significant changes in any of the significant unobservable inputs in isolation would not result in a materially different fair value estimate. The interrelationship between these inputs is insignificant.
The Company has determined its warrant to be a Level 3 fair value measurement and has remeasured using the Black-Scholes option pricing model to calculate its fair value as of March 31, 2021 using the following assumptions:

F-27

PureCycle Technologies, Inc.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED
(Unaudited)

Expected annual dividend yield	—%
Expected volatility	48.51%
Risk-free rate of return	0.56%
Expected option term (years)	3.75
The Company has an option to repurchase the Warrants at any time. The maximum fair value of the Warrants is limited by the fair value of the repurchase option, which cannot exceed $15.0 million.

Changes in Level 3 liabilities measured at fair value for three months ended March 31, 2021 are as follows (in thousands):

Fair value (Level 3)
Balance at December 31, 2020	$—
Change in fair value	15,000
Balance at March 31, 2021	$15,000
Assets and liabilities recorded at carrying value
In determining the appropriate levels, the Company performs a detailed analysis of the assets and liabilities that are subject to fair value measurements.
The Company records cash and cash equivalents and accounts payable at cost, which approximates fair value due to their short-term nature or stated rates. The Company records debt at cost. Management believes the fair value of the debt is not materially different than the carrying amount.
NOTE 13 - SUBSEQUENT EVENTS
In connection with the preparation of the condensed consolidated interim financial statements for the period ended March 31, 2021, management has evaluated events through May 19, 2021, to determine whether any events required recognition or disclosure in the condensed consolidated interim financial statements. The following subsequent events were identified through the date of these condensed consolidated interim financial statements:
Paycheck Protection Program
On May 1, 2020, Legacy PCT was granted a loan (the “Loan”) from PNC Bank, National Association, in the aggregate amount of approximately $314 thousand, pursuant to the Paycheck Protection Program (the “PPP”) under Division A, Title I of the CARES Act, which was enacted March 27, 2020. On April 9, 2021, the Small Business Administration remitted to the lender $314 thousand in principal and $3 thousand in interest for forgiveness of the PPP Loan.

Revenue Bonds
As described in Note 3, Notes Payable and Debt Instruments, and in connection with its obligations under that certain Security Agreement dated as of October 7, 2020, between PCO, as debtor, and the Trustee, as secured party, entered into when the Bonds were issued (the “Security Agreement”), PCO must deliver consent and agreements (“Consents”) to the Trustee with respect to each agreement entered into in connection with the PureCycle Project, each of which agreements is required under the Loan Agreement to be assigned to the Trustee. The forms of the Consents relating to a certain feedstock supply agreement from one supplier of feedstock to the Project (the “Supplier”) and from two purchasers of offtake from the Project (“Offtaker 2” and “Offtaker 3” and together with the Supplier, the “Counterparties”) delivered to the Trustee contained terms inconsistent with the form of the Consent required under the Security Agreement. On May 11, 2021, an amended and restated guaranty of completion (the “ARG”) was executed by PureCycle and delivered to the Trustee, which broadens the purposes for which draws by the Trustee on the Liquidity Reserve may be utilized, extends the period during which the Liquidity

F-28

PureCycle Technologies, Inc.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED
(Unaudited)
Reserve must be maintained, includes conditions that would permit a reduction in the amount of the Liquidity Reserve required to be maintained by PureCycle, and includes conditions precedent to the elimination of the requirement that PureCycle replenish the Liquidity Reserve and to the termination of the ARG and the escrow agreement under which the Liquidity Reserve is held by the escrow agent (the “Escrow Agreement”), upon which termination, the balance of the Liquidity Reserve would be returned to PureCycle. So long as there are any Series 2020A Bonds outstanding under the Indenture, the ARG and the Escrow Agreement will remain in place upon the conditions stated in the ARG. The terms of the ARG are summarized as follows: The Liquidity Reserve shall be maintained in the amount of $50.0 million, subject to replenishment by PureCycle until certain conditions stated in the ARG relating to the following have been met: (i) the completion of construction and acquisition of the Project, (ii) the payment of all Project costs, and (iii) the replacement of the assigned agreements of the Counterparties underlying the Consents which have expired or terminated, with one or more agreements between counterparties and PCO upon terms at least as favorable to PCO as the expired or terminated agreements of the Counterparties, (a) for which a Consent that conforms to the form of Consent required by the Security Agreement is executed by the counterparties and provided to the Trustee, (b) which, in the case of supply of feedstock to the Project, provide in the aggregate for the supply of at least the minimum and maximum volumes of feedstock meeting substantially similar feedstock specifications as the Supplier had committed to supply, and (c) which, in the case of purchase of offtake from the Project, provide in the aggregate for the purchase of the minimum and maximum volumes of offtake from the Project meeting substantially similar specifications as Offtaker 2 and Offtaker 3 had committed to purchase from PCO. When the conditions stated in (i), (ii) and (iii) above have been satisfied but so long as there are Series 2020A Bonds outstanding under the Indenture, the Escrow Agreement shall remain in place but the Liquidity Reserve amount shall be reduced to $25 million and PureCycle shall no longer be required to replenish the amount of the reduced Liquidity Reserve if and when disbursements are made therefrom. If the conditions of (i) and (ii) have been met but only a portion of the feedstock and offtake contracted for by the Counterparties, respectively, has been replaced under replacement agreements as aforesaid in (iii) above, then the Liquidity Reserve amount may be reduced only by the applicable proportion of the amounts stated in the ARG which evidence the intent of the parties of the amount of value representing the supply or offtake of the agreements of the Counterparties. When the conditions precedent of (i), (ii), and (iii) have been satisfied and there are no longer any Series 2020A Bonds then outstanding, then PureCycle shall have no obligation to maintain the reduced Liquidity Reserve, the ARG and the Escrow Agreement shall terminate and the balance on deposit in the Liquidity Reserve escrow fund held by the escrow agent shall be returned to PureCycle.

So long as any Series 2020A Bonds remain outstanding under the Indenture, upon the occurrence of an Event of Default under the Loan Agreement or Indenture, if the Trustee takes control of the Liquidity Reserve held by the escrow agent, such funds may be used for any purpose, including the payment of debt service on the Series 2020A Bonds, as may be determined by the Trustee or directed by a majority of the holders of the Series 2020A Bonds then outstanding.

Lawsuits
Beginning on or about May 11, 2021, two putative class action complaints were filed against PCT, certain senior members of management and others, asserting violations of federal securities laws under Section 10(b) and Section 20(a) of the Exchange Act. The complaints generally allege that the applicable defendants made false and/or misleading statements in press releases and public filings regarding the Technology, PCT’s business and PCT’s prospects. The first putative class action complaint was filed in the U.S. District Court for the Middle District of Florida by William C. Theodore against PCT and certain senior members of management (the “Theodore Lawsuit”). The second putative class action complaint was filed in the U.S. District Court for the Middle District of Florida by David Tennenbaum against PCT, certain senior members of management and others (the “Tennenbaum Lawsuit” and, together with the Theodore Lawsuit, the “Lawsuits”). The plaintiffs in the Lawsuits seek to represent a class of investors who purchased or otherwise acquired PCT’s securities between November 16, 2020 and May 5, 2021. The plaintiffs in the Tennenbaum Lawsuit also seek to represent a class of all holders of ROCH CH Acquisition I Co. securities entitled to participate in the March 16, 2021 shareholder vote on the Business Combination. The complaints seek certification of the alleged class and compensatory damages. The Theodore Lawsuit also seeks punitive damages. The complaints rely on information included in a research report published by Hindenburg Research LLC. The time for the applicable defendants to answer, move or otherwise respond has not yet been scheduled. PCT and the individual defendants constituting senior members of management intend to vigorously

F-29

PureCycle Technologies, Inc.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED
(Unaudited)
defend the Lawsuits. Given the stage of the litigation, PCT cannot reasonably estimate at this time whether there will be any loss, or if there is a loss, the possible range of loss, that may arise from the unresolved Lawsuits.

F-30

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

PureCycle Technologies, Inc.

Opinion on the financial statements

We have audited the accompanying consolidated balance sheets of PureCycle Technologies, Inc. (a Delaware corporation) and subsidiaries (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

F-31

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ GRANT THORNTON LLP

We have served as the Company’s auditor since 2019.

Chicago, Illinois

June 25, 2021

F-32

PureCycle Technologies, Inc.

CONSOLIDATED BALANCE SHEETS (revised, see Note 1)

(in United States dollars, except shares)

As of December 31,

	2020	2019
ASSETS
CURRENT ASSETS
Cash	$64,491,660	$150,050
Prepaid royalties and licenses	2,890,000	2,000,000
Prepaid expenses and other current assets	445,546	720,578
Total current assets	67,827,206	2,870,628

Restricted cash	266,081,603	-
Property, plant and equipment, net	70,218,354	30,410,094
TOTAL ASSETS	$404,127,163	$33,280,722

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$1,057,753	$2,364,542
Accrued expenses	26,944,163	326,630
Accrued interest	4,951,102	896,062
Notes payable - current	121,917	3,601,246
Related party notes payable - current	-	3,303,694
Total current liabilities	33,074,935	10,492,174
Deferred research and development obligation	1,000,000	1,000,000
Notes payable	26,477,285	1,000,000
Bonds payable	235,675,506	-
Related party notes payable	-	12,000,000
Redeemable warrants	-	6,408,411
TOTAL LIABILITIES	296,227,726	30,900,585
Commitments and contingencies (Note 8)
STOCKHOLDERS’ EQUITY
Class A Common Shares – $0.001 par value; 41,885,068 shares authorized; 37,997,470 and 27,156,371 shares issued and outstanding as of December 31, 2020 and December 31, 2019	37,997	27,156
Class B Preferred Shares – $0.001 par value; 20,628,619 shares authorized; 20,628,619 and 18,388,147 shares issued and outstanding as of December 31, 2020 and 2019	20,628	18,388
Class B-1 Preferred Shares – $0.001 par value; 16,917,778 shares authorized, 16,322,679 and 9,299,695 shares issued and outstanding as of December 31, 2020 and 2019	16,323	9,300

F-33

PureCycle Technologies, Inc.

CONSOLIDATED BALANCE SHEETS – CONTINUED (revised, see Note 1)

(in United States dollars, except shares)

As of December 31,

	2020	2019
Class C Profits Shares – $0.001 par value; 9,964,563 shares authorized; 7,471,414 and 4,787,672 shares issued and 6,701,665 and 4,060,745 shares outstanding as of December 31, 2020 and 2019	6,702	4,061
Additional paid-in capital	192,380,776	30,043,285
Accumulated deficit	(84,562,989)	(27,722,053)
Total stockholders’ equity	107,899,437	2,380,137
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$404,127,163	$33,280,722

The accompanying notes are an integral part of these consolidated financial statements.

F-34

PureCycle Technologies, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS (revised, see Note 1)

(in United States dollars, except share and per share amounts)

For the years ending December 31,

	2020	2019
Costs and expenses
Operating costs	$8,602,970	$5,965,960
Research and development	647,495	526,127
Selling, general and administrative	39,525,058	11,478,286
Total operating costs and expenses	48,775,523	17,970,373
Interest expense	7,954,888	1,012,402
Other expense	110,525	329,943
Net loss	$(56,840,936)	$(19,312,718)
Accretion of cumulative earnings to preferred stockholders	3,306,884	2,434,241
Net loss attributable to common stockholders	(60,147,820)	(21,746,959)
Loss per share
Basic and diluted	$(2.09)	$(0.80)
Weighted average common shares
Basic and diluted	28,731,952	27,156,371

The accompanying notes are an integral part of these consolidated financial statements.

F-35

PureCycle Technologies, Inc.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (revised, see Note 1)

(in United States dollars, except shares)

For the years ending December 31,

	Class A Common		Class B Preferred		Class B-1 Preferred		Class C		Total stockholders'	Additional paid-in	Accumulated	Total stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	investment	capital	deficit	equity
Balance, December 31, 2018	2,581,282	$387,192	1,727,843	$1,898,469	326,026	$12,260,210	75,830	$24,488	$14,570,359	$32,884	$(8,409,335)	$6,193,908
Conversion of stock	24,575,089	(360,036)	16,660,304	(1,880,081)	4,488,667	(12,255,395)	630,943	(23,781)	(14,519,293)	14,519,293	-	-
Balance at December 31, 2018, effect of reverse recapitalization (refer to Note 1)	27,156,371	27,156	18,388,147	18,388	4,814,693	$4,815	706,773	707	51,066	14,552,177	(8,409,335)	6,193,908
Issuance of shares	-	$-	-	$-	4,485,002	$4,485	-	$-	$4,485	$11,390,823	$-	$11,395,308
Redeemable warrants	-	-	-	-	-	-	-	-	-	74,294	-	74,294
Issuance of shares upon vesting of profits shares	-	-	-	-	-	-	3,360,990	3,361	3,361	4,045,272	-	4,048,633
Redemption of vested profit units	-	-	-	-	-	-	(7,018)	(7)	(7)	(19,281)	-	(19,288)
Net loss	-	-	-	-	-	-	-	-	-	-	(19,312,718)	(19,312,718)
Balance, December 31, 2019	27,156,371	$27,156	18,388,147	$18,388	9,299,695	$9,300	4,060,745	$4,061	$58,905	$30,043,285	$(27,722,053)	$2,380,137
Issuance of shares	10,841,099	10,841	2,240,472	2,240	7,022,984	7,023	370,025	370	20,474	125,655,433	-	125,675,907
Issuance of shares upon vesting of profits shares	-	-	-	-	-	-	2,278,855	2,279	2,279	5,623,698	-	5,625,977
Redemption of vested profit units	-	-	-	-	-	-	(7,960)	(8)	(8)	(16,391)	-	(16,399)
Beneficial conversion feature upon issuance of convertible notes	-	-	-	-	-	-	-	-	-	31,074,751	-	31,074,751
Net loss	-	-	-	-	-	-	-	-	-	-	(56,840,936)	(56,840,936)
Balance, December 31, 2020	37,997,470	$37,997	20,628,619	$20,628	16,322,679	$16,323	6,701,665	$6,702	$81,650	$192,380,776	$(84,562,989)	$107,899,437

The accompanying notes are an integral part of these consolidated financial statements.

F-36

PureCycle Technologies, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (revised, see Note 1)

(in United States dollars)

For the years ending December 31,

	2020	2019
Cash flows from operating activities
Net loss	$(56,840,936)	$(19,312,718)
Adjustments to reconcile net loss to net cash used in operating activities
Equity-based compensation	5,625,977	4,048,633
Non cash issuance of shares	333,333	-
Issuance of warrants	-	6,482,705
Change in fair value of warrants	11,553,667	-
Depreciation expense	1,896,069	900,437
Accretion of debt instrument discounts	48,277	-
Amortization of debt issuance costs	172,966	-
Amortization of beneficial conversion feature	648,189	-
Loss on sale of equipment	-	255,650
Loss on the exercise of warrants	210,525	-
Changes in operating assets and liabilities
Prepaid expenses and other current assets	275,032	151,014
Prepaid royalties and licenses	(890,000)	(2,000,000)
Accounts payable	233,788	1,026,944
Accrued expenses	14,724,937	326,630
Accrued interest	4,055,040	806,136
Deferred research and development obligation	-	1,000,000
Net cash used in operating activities	(17,953,136)	(6,314,569)
Cash flows from investing activities
Construction of plant	(26,219,188)	(5,992,062)
Purchase of property, plant, and equipment	(3,592,545)	-
Proceeds from sale of equipment	-	110,000
Net cash used in investing activities	(29,811,733)	(5,882,062)
Cash flows from financing activities
Proceeds from secured term loan	313,500	1,000,000
Payments on promissory notes with related parties	(12,600,000)	-
Payments on advances from related parties	(2,703,694)	-
Payments on secured promissory note	(6,141,822)	-
Proceeds from promissory note from related parties	-	600,000
Proceeds from advances from related parties	-	63,868
Proceeds from the exercise of warrants	1	-
Issuance of convertible notes	60,000,000	-
Convertible note issuance costs	(3,357,776)	-
Issuance of bonds	244,074,532	-
Bond issuance costs	(8,550,229)	(294,021)
Proceeds from issuance of shares	107,169,969	10,895,308

F-37

PureCycle Technologies, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS – CONTINUED (revised, see Note 1)

(in United States dollars)

For the years ending December 31,

	2020	2019
Payments on redemption of vested profit units	(16,399)	(19,288)
Net cash provided by financing activities	378,188,082	12,245,867
Net increase in cash and restricted cash	330,423,213	49,236
Cash and restricted cash, beginning of year	150,050	100,814
Cash and restricted cash, end of year	$330,573,263	$150,050
Supplemental disclosure of cash flow information
Non-cash operating activities:
Interest paid during the year, net of capitalized interest	$2,141,426	$1,861
Non-cash investing activities:
Additions to property, plant, and equipment in accounts payable	$-	$(624,313)
Additions to property, plant, and equipment in accrued expenses	$11,892,596	$-
Non-cash financing activities:
Issuance of shares upon exercise of warrants	$18,172,604	$-
Beneficial Conversion Feature of convertible notes	$31,074,751	$-
Conversion of accounts payable to promissory notes	$1,540,576	$3,601,246
Conversion of accounts payable to equity	$-	$500,000

The accompanying notes are an integral part of these consolidated financial statements.

F-38

PureCycle Technologies, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

NOTE 1 - ORGANIZATION

Formation and Organization

PureCycle Technologies, Inc. (“PureCycle”, “PCT” or the “Company”) was formed as a Delaware limited liability company (“LLC”) on September 15, 2015 (“Date of Formation”), as Advanced Resin Technologies, LLC. In November 2016, the Company changed its name from Advanced Resin Technologies, LLC to PureCycle Technologies LLC (“PCT LLC” and “Legacy PCT”). Innventure LLC (“Innventure”) holds an investment in PureCycle. In 2020, Innventure changed its name from WE-Innventure LLC to Innventure LLC. As a result of Innventure changing its name in 2020, Innventure1 LLC (“Innventure1”), which owns a majority of Innventure, changed its name from Innventure LLC to Innventure1 LLC.

PureCycle and its wholly owned subsidiaries, PureCycle: Ohio LLC, PCT Managed Services LLC and PCO Holdco, LLC (“PCO”) are businesses whose planned principal operations are to conduct business as a plastics recycler using PureCycle’s patented recycling process. Developed and licensed to PureCycle by Procter & Gamble (“P&G”), the patented recycling process separates color, odor and other contaminants from plastic waste feedstock to transform it into virgin-like resin. The Company is currently constructing its facility and conducting research and development activities to operationalize the licensed technology.

On November 16, 2020, the Company entered into a certain agreement and plan of merger (the “Merger Agreement and Plan of Merger”), by and among PCT, Roth CH Acquisition I Co. (“ROCH”), Merger Sub Corp., Merger Sub LLC, and Roth CH Acquisition I Co. Parent Corp. (“ParentCo”).

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The consolidated financial statements have been prepared assuming that the Company will continue as a going concern.

Business Combination

On March 17, 2021, PureCycle consummated the previously announced Business Combination by and among Roth CH Acquisition I Co., a Delaware corporation (“ROCH”), Roth CH Acquisition I Co. Parent Corp., a Delaware corporation and wholly owned direct subsidiary of ROCH (“ParentCo”), Roth CH Merger Sub LLC, a Delaware limited liability company and wholly owned direct subsidiary of Parent Co (“Merger Sub LLC”), Roth CH Merger Sub Corp., a Delaware corporation and wholly owned direct subsidiary of Parent Co (“Merger Sub Corp”) and PureCycle Technologies LLC (“PCT LLC”) pursuant to the Agreement and Plan of Merger dated as of November 16, 2020, as amended from time to time (the “Merger Agreement”).

Immediately upon the completion of the Business Combination and the other transactions contemplated by the Merger Agreement (the “Transactions”, and such completion, the “Closing”), ROCH changed its name to PureCycle Technologies Holdings Corp. and became a wholly owned direct subsidiary of ParentCo, PCT LLC became a wholly owned direct subsidiary of PureCycle Technologies Holdings Corp. and a wholly owned indirect subsidiary of ParentCo, and ParentCo changed its name to PureCycle Technologies, Inc. The Company’s common stock and warrants are now listed on the Nasdaq Capital Market (“NASDAQ”) under the symbols “PCT,” “PCTTU” and “PCTTW,” respectively.

In connection with the Business Combination, ROCH entered into subscription agreements with certain investors (the “PIPE Investors”), whereby it issued 25,000,000 shares of common stock at $10.00 per share (the “PIPE Shares”) for an aggregate purchase price of $250,000,000 (the “PIPE Financing”), which closed simultaneously with the consummation of the Business Combination. Upon the Closing of the Business Combination, the PIPE Investors were issued shares of the Company’s common stock.

Upon the closing of the Business Combination, there were approximately there were approximately 5.7 million Public Warrants and 0.2 million Private Warrants outstanding to purchase shares of PCT common stock that were issued by ROCH prior to the Business Combination. These outstanding warrants were assumed by PCT stockholders upon the closing of the Business Combination.

F-39

PureCycle Technologies, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2020 and 2019

PCT stockholders will be issued up to 4.0 million additional shares of the Company’s common stock if certain conditions are met (“the Earnout”). The PCT stockholders will be entitled to 2.0 million shares if after six months after the Closing and prior to or as of the third anniversary of the Closing, the closing price of the common stock is greater than or equal to $18.00 over any 20 trading days within any 30-trading day period. The PCT stockholders will be entitled to 2.0 million shares upon the Phase II Facility becoming operational, as certified by Leidos Engineering, LLC (“Leidos”), an independent engineering firm, in accordance with criteria established in agreements in connection with construction of the plant.

Reverse Recapitalization

The Business Combination was accounted for as a reverse recapitalization and ROCH was treated as the “acquired” company for accounting purposes. The Business Combination was accounted as the equivalent of Legacy PCT issuing stock for the net assets of ROCH, accompanied by a recapitalization.

The consolidated statements of stockholders’ equity and these notes to the consolidated financial statements reflect the reverse recapitalization as discussed above. The consolidated balances and the audited consolidated financial statements of PCT and the share activity and per share amounts in these consolidated statements of equity were retroactively adjusted, where applicable, using the recapitalization exchange ratio of 10.52 for Class A shares. Class B Preferred shares were converted into shares of common stock at a share conversion factor of 10.642 whereas Class B-1 Preferred shares were converted into shares of common stock at a share conversion factor of 14.768 as a result of the reverse recapitalization. Class C shares were converted into shares of PCT common stock at a share conversion factor of 9.32, 7.40, 6.76, or 2.747, based on the distribution threshold of the Class C share.

Potential Impact of COVID-19 on the Company’s Business

With the global spread of the COVID-19 pandemic in the first half of 2020 and resulting shelter-in-place orders covering the Company’s corporate headquarters, its Ohio plant operations, and employees, the Company has implemented policies and procedures to continue its operations under minimum business operations guidelines. The extent to which the COVID-19 pandemic impacts the Company’s business, financial condition or results of operations will depend on future developments, which are highly uncertain and cannot be accurately predicted.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company, and all significant intercompany transactions and balances have been eliminated in consolidation.

Liquidity

The Company evaluated whether there are any conditions or events, considered in the aggregate, that raise substantial doubt about its ability to continue as a going concern over the next twelve months. Since its inception, the Company has sustained recurring losses and negative cash flows from operations. As reflected in the accompanying consolidated financial statements, the Company has not yet begun commercial operations and the Company does not have any sources of revenue. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

As of December 31, 2020 and 2019, the Company had an unrestricted cash balance of $64,491,660 and $150,050, respectively, a working capital surplus of $34,752,271 and a deficit of $7,621,546, respectively, and an accumulated deficit of $84,562,989 and $27,722,053, respectively. During the years ended December 31, 2020 and 2019, the Company incurred a net loss of $56,840,936 and $19,312,718 respectively.

In prior periods, substantial doubt was raised about the ability of Legacy PCT to continue as a going concern. As of the completion of the Business Combination on March 17, 2021, the Company believes that the total capital raised of over $700,000,000 will be sufficient to adequately fund its future obligations for at least one year from the date the consolidated financial statements are available to be issued.

The accompanying financial statements have been prepared assuming the Company will continue to operate as a going concern and does not include any adjustments to reflect the possible future effects of this uncertainty.

F-40

PureCycle Technologies, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2020 and 2019

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Reclassifications

Certain amounts in prior periods have been reclassified to conform with the report classifications of the year ended December 31, 2020, with no effect on previously reported net income or stockholders' equity.

Cash and cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less at date of inception to be cash and cash equivalents. As of December 31, 2020 and 2019, the Company’s cash and cash equivalents balance represents cash deposited with financial institutions. These balances may exceed federally insured limits; however, the Company believes the risk of loss is low.

Restricted Cash

Proceeds from the issuance of convertible notes and revenue bonds are restricted for use in construction of the production facility. The cash is presented as a long-term asset on the consolidated balance sheet.

Bond Issuance Costs

The Company has incurred costs which are directly attributable to the Company’s revenue bond financing. These costs include items such as document preparation costs, underwriting fees, and other external, incremental expenses paid to advisors that directly relate to the financing. Upon successful completion of the bond offering in 2020, these costs were reclassified to reduce the carrying amount of the bond liability and will be amortized ratably over the term of the bond using the effective interest method. During the years ended December 31, 2020 and 2019, the Company incurred $8,775,228 and $294,021 respectively, of bond issuance costs. Of this amount, $225,000 is recorded in prepaid expenses and other current assets in the balance sheet, as these costs are reimbursed. As of December 31, 2020, the Company has capitalized bond issuance costs totaling $8,103,822, which are recorded as an offset to Bonds Payable on the consolidated balance sheet. As of December 31, 2019, the Company has capitalized bond issuance costs totaling $615,896, which are recorded in Prepaid Expenses and Other Current Assets on the consolidated balance sheet.

Convertible Notes Issuance Costs

The Company has incurred costs which are directly attributable to the Company’s convertible note financing. These costs include items such as document preparation costs, underwriting fees, and other external, incremental expenses paid to advisors that directly relate to the financing. Upon successful completion of the convertible note offering, these costs were reclassified to reduce the carrying amount of the note liability and will be amortized ratably over the term of the notes. During the years ended December 31, 2020 and 2019, the Company incurred $3,357,776 and $0 respectively, of convertible note issuance costs, and as of December 31, 2020 and 2019, the Company has capitalized note issuance costs totaling $3,287,736 and $0, respectively, which are recorded within Notes Payable on the consolidated balance sheet.

Property, Plant and Equipment

As of December 31, 2020 and 2019, the Company’s property, plant and equipment consists of building, land, office equipment and furniture, machinery and equipment, fixtures and furnishings and construction in progress. All property, plant and equipment are located within the United States. Property, plant and equipment are recorded at cost and are depreciated over their estimated useful lives, unless the useful life is indefinite, using the straight-line method over the following table:

Building	39 years
Land	Indefinite
Office equipment and furniture	7 years
Machinery and equipment	5-10 years
Fixtures and Furnishings	5 years

F-41

PureCycle Technologies, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2020 and 2019

Construction in progress relates to costs capitalized in conjunction with major improvements that have not yet been placed in service, and accordingly are not currently being depreciated. The Company capitalizes interest cost incurred on funds used to construct property, plant and equipment. On June 30, 2019 the Feedstock Evaluation Unit (“FEU”) and associated assets were determined to be substantially completed and ready for intended use. In accordance with ASC 835, Interest, the interest capitalization period covers the duration of the activities required to get the asset ready for its intended use and capitalization continues as long as the activities and incurrence of cost continues. As the FEU unit and associated assets were determined to be ready for intended use on June 30, 2019, the interest capitalization on the Company loans related to those assets ends at that point in time. From July 1, 2019 and going forward, the Company applied a capitalization rate to the average amount of accumulated expenditures related to the current plant being built. The capitalized interest is recorded as part of the asset to which it relates over the asset’s estimated useful life. Interest cost capitalized as of December 31, 2020 and 2019 totaled $2,021,892 and $1,846,209 respectively.

As of December 31, 2020, the Company determined that there were no indicators of impairment and did not recognize any impairment of its property, plant and equipment.

Operating Costs

Operating costs are expensed as incurred. Operating costs consist of facility employee personnel costs, expense for supplies and materials, depreciation, transportation and other operating related expense.

Research and Development Costs

Research and development costs are expensed as incurred. Research and development expenses consist of expenses for services provided by third parties, and payroll and benefits of those employees engaged in research, design and development activities, costs related to design tools, license expenses related to intellectual property, and supplies and services.

Selling, General, and Administrative Expenses

Selling, general and administrative expenses are expensed as incurred. Selling, general, and administrative expenses consist of personnel costs, allocated facilities expenses, facility rent, repairs and utilities, office insurance, travel, sales and marketing costs.

Income Taxes

Prior to the Business Combination on March 17, 2021, the Company was a limited liability company and had elected to be treated as a partnership for income tax purposes. The Company’s taxable income or loss is allocated to its members. The Company is not directly liable for income taxes for federal purposes. The Company is, however, subject to annual state LLC franchise taxes and state LLC fees. During the years ended December 31, 2020 and 2019, these taxes and fees amounted to $80,277 and $375, respectively, and are included in selling, general and administrative expenses.

Management has evaluated the Company’s tax positions, including their status as a pass-through entity for federal and state tax purposes, and has determined that the Company has taken no uncertain tax positions that require adjustment to the consolidated financial statements.

Net Loss Per Share

The Company computes net loss per share in accordance with ASC 260, Earnings per Share. Basic (loss) earnings per share is computed by dividing (loss) income available to common stockholders by the weighted-average number of shares of common stock outstanding during the period. Diluted earnings per share is computed by dividing income available to common stockholders by the weighted- average number of shares of common shares outstanding during the period increased to include the number of additional common shares that would have been outstanding if the potentially dilutive securities had been issued, using the treasury stock method.

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PureCycle Technologies, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2020 and 2019

Equity-Based Compensation

The Company issues grants of incentive shares to select employees and service providers. The equity-based compensation cost for the incentive shares is measured at the grant date based on the fair value of the award and recognized on a straight-line basis over the requisite service period, which is the vesting period. In accordance with ASC 718, Compensation – Stock Compensation (“ASC 718”), in the event of modification, the Company recognizes the remaining compensation cost based on the grant date fair value over the new requisite service period.

The Company applies a zero percent forfeiture rate for its equity-based awards, as such awards have been granted to a limited number of employees and service providers. A significant forfeiture, or an indication that significant forfeitures may occur, would result in a revised forfeiture rate which would be accounted for prospectively as a change in an estimate.

Warrants

Following the adoption of ASU 2018-07, Compensation – Stock Compensation (Topic 718), the Company accounts for its warrants issued to nonemployees in accordance with ASC 718, which requires all nonemployee transactions, in which goods or services are the consideration received in exchange for equity instruments, to be accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. Accordingly, the Company determines the fair value of the equity instruments issued as of the warrant issuance date, and the fair value is then expensed in accordance with the vesting terms of the warrant agreement. In the event the warrants are issued with other debt instruments, the Company accounts for its warrants in accordance with ASC 480, Distinguishing Liabilities from Equity (“ASC 480”), for unit of account analysis. In the event the terms of the warrants qualify as a liability under ASC 480, the Company accounts for the instrument as a liability recorded at fair value each reporting period.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, related disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of expenses for the period presented. The Company's most significant estimates and judgments involve valuation of the Company's equity, including assumptions made in the fair value of equity-based compensation and the fair value of warrants it has issued to service providers. Although these estimates are based on management’s best knowledge of current events and actions that the Company may undertake in the future, actual results may be different from these estimates.

Segment Information

Under ASC 280, Segment Reporting, operating segments are defined as components of an enterprise where discrete financial information is available that is evaluated regularly by the chief operating decision maker ("CODM"), in deciding how to allocate resources and in assessing performance. The Company has one component. Therefore, the Company's Chief Executive Officer, who is also the CODM, makes decisions and manages the Company's operations as a single operating segment, which is conducting business as a plastic recycler. To date, the Company has not begun production and measures performance on a consolidated basis.

Emerging Growth Company

Subsequent to the Business Combination, we qualified as an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we have taken and may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

F-43

PureCycle Technologies, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2020 and 2019

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have opted to take advantage of such extended transition period available to emerging growth companies which means that when a standard is issued or revised and it has different application dates for public or private companies, we can adopt the new or revised standard at the time private companies adopt the new or revised standard.

Fair Value of Financial Instruments

The Company applies fair value accounting in accordance with ASC 820, Fair Value Measurements (“ASC 820”) for valuation of financial instruments. ASC 820 defines fair value and establishes a framework for measuring fair value and making disclosures about fair value measurements. This framework applies to all financial assets and liabilities that are being measured and reported at fair value and for disclosures of fair value.

Recently Issued Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. In July 2018, ASU 2018-10, Codification Improvements to Topic 842, Leases, was issued to provide more detailed guidance and additional clarification for implementing ASU 2016-02. Furthermore, in July 2018, the FASB issued ASU 2018-11, Leases (Topic 842): Targeted Improvements, which provides an optional transition method in addition to the existing modified retrospective transition method by allowing a cumulative effect adjustment to the opening balance of retained earnings in the period of adoption. Furthermore, on June 3, 2020, the FASB deferred by one year the effective date of the new lease standard for private companies, private NFPs and public NFPs that have not yet issued (or made available for issuance) financial statements reflecting the new standard. These new leasing standards are effective for the Company beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022, with early adoption permitted. The Company is currently evaluating the effect of the adoption of this guidance on the consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses of Financial Instruments, which, together with subsequent amendments, amends the requirement on the measurement and recognition of expected credit losses for financial assets held. ASU 2016-13 is effective for the Company beginning December 15, 2022, including interim periods within those fiscal years, with early adoption permitted. The Company is currently in the process of evaluating the effects of this pronouncement on the Company's financial statements and does not expect it to have a material impact on the consolidated financial statements.

In June 2018, the FASB issued ASU 2018-07, Compensation – Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting (“ASU 2018-07”). ASU 2018-07 extends the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. The Company adopted ASU 2018-07 as of January 1, 2020. The adoption did not have a material impact on the Company.

In August 2020, the FASB issued ASU No. 2020-06, Debt - Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging - Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”). ASU 2020-06 simplifies the accounting for convertible debt instruments and convertible preferred stock by removing the existing guidance in ASC 470-20 that requires entities to account for beneficial conversion features and cash conversion features in equity, separately from the host convertible debt or preferred stock. ASU 2020-06 is effective for the Company for annual reporting periods, and interim reporting periods within those annual periods, beginning after December 15, 2023, and early adoption is permitted. Two methods of transition were permitted upon adoption: full retrospective and modified retrospective. The Company elected early adopt and apply the modified retrospective adoption approach to all contracts. Under this approach, prior periods were not restated. Rather, convertible notes and other disclosures for prior periods were provided in the notes to the financial statements as previously reported under ASC 470-20, and the cumulative effect of initially applying the guidance was recognized as an adjustment to Notes payable, Additional paid-in-capital (“APIC”), and Accumulated deficit.

F-44

PureCycle Technologies, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2020 and 2019

As a result of applying the modified retrospective method to adopt ASU 2020-06, adjustments were made to the consolidated balance sheets as of December 31, 2020 and the below illustrates how the notes payable, APIC, and accumulated deficit balances would be effected as of January 1, 2021:

	December 31, 2020	January 1, 2021
	As reported	Adjustments	As adjusted
Notes payable	$26,599,202	$30,637,854	$57,237,056
APIC	192,380,776	(31,074,750)	161,306,026
Accumulated deficit	$84,562,989	$436,896	$84,999,885

NOTE 3 – NOTES PAYABLE AND DEBT INSTRUMENTS

Convertible Notes

On October 6, 2020, PureCycle entered into a Senior Notes Purchase Agreement (the “Agreement”) with certain investors. The Agreement provides for the issuance of Senior Convertible Notes (the “Notes”), which have an interest rate of 5.875% and mature on October 15, 2022 (the “Maturity Date”) and are subject to a six-month maturity extension at the Company’s option with respect to 50% of the then outstanding Notes on a pro rata basis, unless repurchased or converted prior to such date (“Maturity Date Extension”). The initial closing took place on the date of Indenture on October 7, 2020, upon which $48,000,000 in aggregate principal of Notes were issued to the Investors (“First Closing”). The Agreement also includes an obligation for the Company to issue and sell, and for each of the Investors to purchase, Notes in the principal amount of $12,000,000 within 45 days after the Company enters into the Merger Agreement as defined in Note 1 (“Second Closing Obligation”). On December 29, 2020, the remaining Notes were purchased in accordance with the Agreement. The Notes are convertible through the Maturity Date. As of December 31, 2020, none of the notes were converted into common shares. The Notes are recorded within Notes Payable in the consolidated balance sheet. The Company incurred $661,997 of interest cost during 2020. As the Notes were used to construct the Company’s property, plant and equipment, a portion of the interest costs incurred was capitalized within Property, Plant and Equipment as described in Note 2.

The Convertible Notes issued in both the First and Second Closing Obligations included a beneficial conversion feature (“BCF”) as their fair value was greater than the conversion price. The conversion price of the notes as of December 31, 2020 is the quotient of $1,000 and the quotient of (A) 80% of the Adjusted Equity Value of the Company as determined based upon the sale of 7,198,019 Class A shares at $87.69 per share as discussed in Note 4 and (B) the number of outstanding shares of Capital Stock of the Company on a Fully-Diluted Basis immediately prior to the November investment (as such terms are defined in the indenture governing the Convertible Notes). The Company recognized the embedded BCF as of the First and Second Closing commitment dates by allocating a portion of the proceeds equal to the intrinsic value of the conversion feature to additional paid-in capital (“APIC”). The BCF is amortized ratably over the term of the notes. As of December 31, 2020, the BCF recorded to APIC was $31,074,751.

Revenue Bonds

On October 7, 2020, the Southern Ohio Port Authority (“SOPA”) issued certain revenue bonds (“Bonds”) and loaned the proceeds from their sale to PCO pursuant to a Loan Agreement dated as of October 1, 2020 between SOPA and PCO (“Loan Agreement”), to be used to (i) acquire, construct and equip the Ohio Plant; (ii) fund a debt service reserve fund for the Series 2020A Bonds; (iii) finance capitalized interest; and (iv) pay the costs of issuing the Bonds. The Bond were offered in three series, including (i) Exempt Facility Revenue Bonds (PureCycle Project), Tax-Exempt Series 2020A (“Series 2020A Bonds”); (ii) Subordinate Exempt Facility Revenue Bonds (PureCycle Project), Tax-Exempt Series 2020B (“Series 2020B Bonds”); and (iii) Subordinated Exempt Facility Revenue Bonds (PureCycle Project), Taxable Series 2020C (“Series 2020C Bonds”), each series in the aggregate principal amount, bearing interest and maturing as shown in the table below. The Series 2020A Bonds were issued at a total discount of $5,500,000. The discount is amortized over the term of the Bonds using the effective interest method. The purchase price of the Bonds was paid and immediately available to SOPA on October 7, 2020, the date of delivery of the Bonds to their original purchaser. PCT is not a direct obligor on the Bonds and is not a party to the Loan Agreement or the Indenture of Trust dated as of October 1, 2020 (“Indenture”), between SOPA and UMB Bank, N.A as trustee (“Trustee”), pursuant to which the Bonds have been issued. PCT has executed a Guaranty of Completion dated as of October 7, 2020 (“Guaranty”), with respect to the full and complete performance by PCO of PCO’s obligations with respect to construction and completion of the Project, including construction by the Completion Date, free and clear of any liens (other than Permitted Liens), and the payment of all Project Costs (as defined in the Loan Agreement) incurred prior to completion of the Project, and all claims, liabilities, losses and damages owed by PCO to each counterparty under the Project Documents (as defined in the Loan Agreement). In addition, pursuant to the Guaranty, PCT is obligated to fund and maintain a liquidity reserve for the Project during the term of the Guaranty in the amount of $50,000,000 to be held in an escrow account with U.S. Bank, N.A., as escrow agent (“Liquidity Reserve”). Pursuant to the terms of the Loan Agreement PCO executed promissory notes, one in the aggregate principal amount of each series of Bonds, in favor of SOPA, which were assigned to the Trustee on October 7, 2020.

F-45

PureCycle Technologies, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2020 and 2019

Bond Series	Term	Principal Amount	Interest Rate	Maturity Date
2020A	A1	$12,370,000	6.25%	December 1, 2025
2020A	A2	$38,700,000	6.50%	December 1, 2030
2020A	A3	$168,480,000	7.00%	December 1, 2042
2020B	B1	$10,000,000	10.00%	December 1, 2025
2020B	B2	$10,000,000	10.00%	December 1, 2027
2020C	C1	$10,000,000	13.00%	December 1, 2027

The proceeds of the Bonds and certain equity contributions have been placed in various trust funds and non-interest-bearing accounts established and administered by the Trustee under the Indenture. Before each disbursement of amounts in the Project Fund held by the Trustee under the Indenture, PCO is required to submit to the Trustee a requisition for funds to be disbursed outlining the specified purpose of the disbursement and substantiating the expenditure. In addition, 100% of revenue attributable to the production of the Phase II Facility must be deposited into an operating revenue escrow fund held by U.S. Bank National Association, as escrow agent. Funds in the trust accounts and operating revenue escrow account will be disbursed by the Trustee when certain conditions are met, and will be used to pay costs and expenditures related to the development of the Phase II Facility, make required interest and principal payments (including sinking fund redemption amounts) and any premium, in certain circumstances required under the Indenture, to redeem the Bonds.

As conditions for closing the Bonds, PCT and certain affiliates contributed $60,000,000 in equity at closing and committed to contribute an additional $40,000,000 in equity upon the closing of the business combination described in Note 1. Subsequent to year end, PureCycle provided the Liquidity Reserve for the Ohio Plant construction of $50,000,000 and deposited the amount upon the Closing of the Business Combination described in Note 1. In addition, PCT must maintain at least $75,000,000 of cash on its balance sheet as of July 31, 2021 and $100,000,000 of cash on its balance sheet as of January 31, 2022, in each case, including the Liquidity Reserve.

The Bonds are recorded within Bonds Payable in the consolidated balance sheet.  The Company incurred $4,289,186 of interest cost during 2020. As the Bond proceeds will be used to construct the Company’s property, plant and equipment, a portion of the interest costs incurred was capitalized within Property, Plant and Equipment as described in Note 2.

As part of the equity requirement for the Bonds, on October 4, 2020, the Company raised gross proceeds of $15,000,000 through the sale of 1,821,540 Class A shares, of which 1,214,360 Class A shares, or $10,000,000, were sold to a related party that purchased, on December 2, 2020, an additional 1,821,540 Class A shares, or $15,000,000, upon the satisfaction of certain conditions, including the signing of the Merger Agreement. This related party previously purchased Class B-1 preferred shares from the Company, holds a board seat and was issued 277,519 Class C shares in August 2020 and 370,025 Class C shares in October 2020.

F-46

PureCycle Technologies, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2020 and 2019

Pursuant to a 2019 agreement between Innventure1 and the Company, the Chief Science Officer, Dr. John Scott, and a certain consultant of Innventure1 are entitled to share equally in a project fee calculated based on a percentage of the Bonds. Pursuant to such agreement, the fee is equal to 1.5% of the total financing, reduced by the amount of retainer fees paid to such consultant. The Bonds closed in October 2020, and, as result, Dr. Scott received a partial payment of $50,000, with the remaining balance of approximately $1,519,125 paid to Dr. Scott in November 2020.

Secured Term Loan

On February 28, 2019, the Company entered into a subordinated debt agreement with Enhanced Capital Ohio Rural Fund, LLC. The agreement provides for principal of $1,000,000 with an interest rate of the U.S. Federal prime rate per annum. The interest rate increased to the U.S. Federal prime rate plus 3% per annum subsequent to the completion of the Company’s revenue bond financing.

In conjunction with the Revenue Bond offering, the Company repaid the note payable with Enhanced Capital Ohio Rural Fund, LLC for the full outstanding balance of $1,000,000. The Company incurred $29,069 of interest cost during 2020. As the secured term loan was used to construct the Company’s property, plant and equipment, a portion of the interest costs incurred was capitalized within Property, Plant and Equipment as described in Note 2.

Paycheck Protection Program

On May 4, 2020, the Company entered into a Paycheck Protection Program (the “Program”, or “PPP”) Term Note with PNC Bank to obtain principal of $313,500. This Note is issued pursuant to the Coronavirus Aid, Relief, and Economic Security Act’s (the “CARES Act”) (P.L. 116-136) Paycheck Protection Program. During a period from May 4, 2020 until the forgiveness amount is known, (“Deferral Period”), interest on the outstanding principal balance will accrue at the Fixed Rate of 1% per annum, but neither principal nor interest shall be due during the Deferral Period. The Company has applied for loan forgiveness as of December 31, 2020 but has not yet received the forgiveness amount. All or a portion of this Facility may be forgiven in accordance with the program requirements. The amount of forgiveness shall be calculated in accordance with the requirements of the Program, including provisions of Section 1106 of the CARES Act. The unforgiven portion of the PPP loan is payable over two years at an interest rate of 1%, with a deferral of payments for the first ten months.

As of December 31, 2020, the outstanding balance on the loan is $313,500. $121,917 is recorded as Notes payable – current and $191,583 is recorded as Notes payable in the consolidated balance sheets.

Promissory Notes

Koch Modular Process Systems Secured Promissory Note

On December 20, 2019, the Company entered into an agreement with Koch Modular Process Systems LLC (“KMPS”) to convert the current balance of Account Payable due to KMPS into a promissory note. The Company issued a Secured Promissory Note for a principal amount of $1,677,489, with a maximum advance of funds up to $3,077,489. This loan provides the Company with the ability to draw additional funds by rolling invoices from KMPS into the balance. In 2020, the Company converted $1,540,576 of Accounts Payable into the note. The rate of interest on the loan balance is 21% per annum through the month of November 2019 and 24% per annum for December 2019 and thereafter.

The promissory note is secured by a first priority of the Company’s fixtures and personal property of every kind and all proceeds and products of each of the foregoing. The Company has the option to prepay the loan in whole or in part at any time or from time to time without penalty or premium by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Any amount of principal prepaid may not be reborrowed.

The aggregate unpaid principal amount of the Loan, all accrued and unpaid interest, and all other amounts payable under this Note are due and payable on the maturity date. The loan maturity date is September 30, 2020 unless PureCycle repays the principal and accrued and unpaid interests from closing of the revenue bond financing earlier.

F-47

PureCycle Technologies, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2020 and 2019

During 2020, in conjunction with the Revenue Bond offering, the Company repaid the balance of the loan totaling $3,150,083. The Company incurred $351,345 of interest cost during 2020.

Denham-Blythe Company, Inc. Secured Promissory Note

On December 20, 2019, the Company and Denham-Blythe Company, Inc. (“DB”) entered into an agreement to convert the current balance of Account Payable due to DB into a promissory note. The Company issued a Secured Promissory Note for a principal amount of $2,000,000. The rate of interest on the loan balance is 24% per annum for December 2019 and thereafter with interest on the loan payable monthly.

The promissory note is secured by a first priority lien of the Company’s fixtures and personal property of every kind and all proceeds and products of each of the foregoing. The Company has the option to prepay the loan in whole or in part at any time or from time to time without penalty or premium by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Any amount of principal prepaid may not be reborrowed.

The loan maturity date is September 30, 2020 unless PureCycle repays the principal and accrued and unpaid interests from closing of the revenue bond financing. In conjunction with the Revenue Bond offering, the Company repaid the note payable with Denham-Blythe Company, Inc. for the full outstanding balance of $2,003,693.

The Company incurred $363,993 of interest cost during 2020. As the promissory note was used to construct the Company’s property, plant and equipment, a portion of the interest costs incurred was capitalized within Property, Plant and Equipment as described in Note 2.

Promissory Note to Related Parties

Innventus Fund I, LP

On July 19, 2019, the Company entered into Note and Warrant Financing agreement with Innventus Fund I, LP to obtain a $600,000 loan and warrant financing. The Negotiable Promissory Note has a maturity date of October 21, 2019, and an interest rate of 1-month LIBOR plus 8.00%. The aggregate unpaid principal amount of the loan and all accrued and unpaid interest is due on the maturity date. On February 15, 2020, the Company repaid the principal and all accrued and unpaid interest. The Company incurred $4,831 of interest cost during 2020.

See Note 6 for further information on the issuance of warrants.

Auto Now Acceptance Company, LLC

On May 5, 2017, the Company entered into a revolving line of credit facility (the “Credit Agreement”) with Auto Now Acceptance Company, LLC, a related party. The credit facility provided for a $13,292,000 revolving line of credit. The revolving line of credit was due on demand with interest payable monthly, bearing interest at a rate of 5.0%.

On May 3, 2018, the Credit Agreement was amended and restated in its entirety and secured by a Security Agreement dated May 3, 2018. The credit facility was increased to $14,000,000, bearing interest at a rate of LIBOR plus 6.12% per annum, payable monthly. The maturity date was extended to August 15, 2018. The Credit Agreement was also amended to state that the agreement is collateralized by substantially all assets of the Company.

On July 31, 2018, the Credit Agreement was amended to extend the maturity date to February 15, 2019. Under the agreement, the Auto Now’s advances of funds to the Company will cease on July 31, 2018. Upon execution of the amendment, the agreement was accounted for as a promissory note as the Company was no longer able to draw additional funds on the facility. As the cash flows were not substantially different, the Company accounted for the extension as a debt modification. No additional fees were incurred in connection with the extension, and consequently there was no impact on the carrying value of the debt. As the Company has defaulted the principal payment, the interest is accrued at the annual rate of a month LIBOR plus 10% per annum.

F-48

PureCycle Technologies, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2020 and 2019

On May 29, 2020, the Company executed a Second Amended and Restated the Security Agreement and entered into a Third Amended and Restated Promissory Note agreement to extend the financing on the loan from Auto Now Acceptance Company, LLC. The agreement extended the maturity date of the loan to June 30, 2021 and adjusted the interest rate on the third amended loan agreement. The security interests include inventory, equipment, accounts receivables and all the Company’s assets. The interest rate within the amendment increased as follows:

•	The annual rate of the 1-month LIBOR in U.S. dollars plus 6.12% adjusted daily, from May 3, 2018 through May 18, 2020

•	12% per annum from May 19, 2020 through August 31, 2020

•	16% per annum from September 1, 2020 through December 31, 2020

•	24% per annum from January 1, 2021 through June 30, 2021

On December 21, 2020, the Company repaid the outstanding balance on the note. The Company incurred $1,560,658 and $1,337,857 of interest cost during 2020 and 2019, respectively. As the promissory note was used to construct the Company’s property, plant and equipment, a portion of the interest cost incurred was capitalized within Property, Plant and Equipment as described in Note 2.

Advances from Related Parties

PureCycle received funding and support services from Innventure1. During the years ended December 31, 2020 and 2019, PureCycle received $0 and $63,868 from Innventure1. This advance was unsecured, non-interest bearing with no formal terms of repayment. In 2020, the Company repaid the balance to Innventure1. The outstanding balance due to Innventure1 as of December 31, 2020 and 2019 is $0 and $1,957,611, respectively, recorded within Related party notes payable – current in the consolidated balance sheets as of December 31, 2020 and 2019.

Principal repayments due on the Notes payable and Bonds payable over the next five years are as follows:

Years ending December 31,	Amount
2021	$-
2022	60,000,000
2023	-
2024	6,975,000
2025	16,730,000
Thereafter	225,845,000
Total	$309,550,000

NOTE 4 - STOCKHOLDERS’ EQUITY

Prior to the Business Combination as described in Note 1, the Company operates subject to the terms and conditions of the amended and restated PureCycle Technologies LLC., Limited Liability Company Agreement (the “LLC Agreement”) dated September 7, 2018. The LLC Agreement was subsequently amended in 2020.

The LLC Agreement provides for overall management and control of the Company to be vested in the Board of Managers (the “Board”). The members’ interests are represented by four classes: Class A units, Class B preferred units, Class B-1 preferred units and Class C units. Members owning a majority of the Class A units, Class B preferred units and Class B-1 preferred units are required to elect managers to the Board to serve the Class A unit, Class B preferred unit and Class B-1 preferred unit member interests. Each holder of Class A units, Class B preferred units, and Class B-1 preferred units (“Voting Members”) shall be entitled to one vote per unit held. The holders of Class C units do not have voting rights in respect to their units held. No Member shall be liable for any debts or losses of capital or profits of the Company or be required to guarantee the liabilities of the Company.

F-49

PureCycle Technologies, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2020 and 2019

Class A Shares

The Board authorized the equivalent of up to 41,885,068 Class A shares. As of December 31, 2020 and 2019, 37,997,470 and 27,156,371 shares are issued and outstanding. The Company issued 10,841,099 shares in 2020. Of these shares, 3,643,080 were issued at $86.63 per share and 7,198,019 were issued at $87.69 per share.

Class B Preferred Shares

The Board authorized the equivalent of up to 20,628,619 Class B preferred shares. As of December 31, 2020 and 2019, there are 20,628,619 and 18,388,147 Class B preferred shares issued and outstanding, respectively. No additional Class B preferred shares are issuable under the LLC Agreement. The Class B preferred stockholders are entitled to receive a cumulative preferred return at the rate of eight percent (8%) per year on the sum of the unreturned preferred capital and unpaid preferred return through the date of such distribution.

Class B-1 Preferred Shares

In 2020, the Company amended its LLC agreement to increase the number of authorized (equivalent) shares to 16,917,778. In 2020 and 2019, the Company issued 7,022,984 and 4,485,002 Class B-1 preferred shares at a purchase price of $37.61 per B-1 preferred share. On October 29, 2019, the Company entered into a Class B-1 Preferred Unit Purchase Agreement with a third-party contractor to exchange an outstanding accounts payable balance of $500,000 into 196,353 Class B-1 preferred shares at a purchase price of $37.61 per B-1 preferred share.

On August 30, 2019, the Company entered into a B-1 Purchase Agreement with a third-party vendor, Aptar, for the purchase of 392,706 shares for total consideration of $1,000,000. In addition to the initial investment to capitalize the Company, described above, the Class B-1 Preferred Unit Purchase Agreement also includes two Milestone Tranches. The first milestone is satisfied by completing the Testing Milestone, or the Company’s completion of testing for recycled product. The first milestone was reached in 2020, and Aptar elected to invest the additional $1,000,000 for another 392,706 shares. The second milestone will be complete upon the end of all testing and approval from the FDA. If at that point Aptar elects the second milestone tranche investment of $1,000,000, Aptar may also elect to invest an additional $5,000,000. In addition to the investment tranches, Aptar provides an equivalent of a full-time employee for three one-year increments beginning on August 30, 2019. Upon completion of each year, the Company issues $333,333 worth of shares to Aptar, which is recognized as compensation cost in the statement of operations.

In connection with the business combination discussed further in Note 1, this agreement was amended on November 20, 2020 to replace Company shares with shares of the surviving company after the Closing.

As of December 31, 2020, and 2019, there are 16,322,679 and 9,299,695 Class B-1 preferred shares issued and outstanding, respectively. The Class B-1 preferred stockholders are entitled to receive a cumulative preferred return at the rate of eight percent (8%) per year on the sum of the unreturned preferred capital and unpaid preferred return through the date of such distribution.

A summary of the accumulated but unpaid distributions for the Class B and Class B-1 preferred shares as of December 31, 2020 and 2019 is as follows:

	Class B	Class B-1
Accumulated and unpaid, January 1, 2019	$418,918	$279,971
Accumulated	160,713	1,574,354
Distributed	-	-
Accumulated and unpaid, December 31, 2019	579,631	1,854,325
Accumulated	173,570	3,133,314
Distributed	-	-
Accumulated and unpaid, December 31, 2020	$753,201	$4,987,639

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PureCycle Technologies, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2020 and 2019

Class C Shares

The Board authorized the equivalent of up to 9,963,724 Class C shares. Class C shares are non-voting profits interest incentive shares pursuant to individual award agreements determined by the Voting Stockholders at the time of the awards, which set forth such additional terms and conditions, including the vesting and forfeiture terms. Class C shares or any other shares that the Company issued as profits interests are considered as Distribution Threshold shares and are entitled only to their Sharing Percentage of excess distributions over and above its Distribution Thresholds. During 2020 and 2019, the Company granted 2,744,530 and 2,175,889 of Class C incentive shares, respectively, pursuant to the Company’s equity incentive plan. See Note 5 for further information. As of December 31, 2020 and 2019, 6,701,665 and 4,060,745 Class C shares are issued and outstanding, respectively.

Distribution Preferences

Distributions are authorized at the discretion of the Board. Distributions shall be made first to the holders of Class B-1 preferred shares and Class B preferred shares, ratably among such holders based on the relative aggregate unpaid preferred return with respect to all outstanding preferred shares held by each such holder immediately prior to such distribution, until the aggregate unpaid return for the preferred shares has been reduced to $0.

Distributions shall be made second to the holders of Class B-1 preferred shares and Class B preferred shares, ratably among such holders based on the relative aggregate unreturned preferred capital with respect to all outstanding preferred shares held by each such holder immediately prior to such distribution, until the aggregate unreturned capital for the preferred shares has been reduced to $0.

Distributions will then be made to all stockholders in proportion to their ownership percentages.

Liquidation Preferences

In the event of the dissolution of the Company, the Company’s cash and proceeds obtained from the disposition of the Company’s noncash assets shall be distributed. Distributions shall be made first to the Company’s creditors, including stockholders who are creditors, to satisfy the liabilities of the Company. The remaining cash will then be distributed to the stockholders following the normal distribution preferences described above.

NOTE 5 - EQUITY-BASED COMPENSATION

The Company established an equity incentive plan (the “Plan”) on June 1, 2018 to provide for the grant of Class C incentive units, characterized as profits interests, to certain executives, directors, key employees, and non-employee service providers of the Company. The aggregate number of shares that can be granted under the Plan is subject to the authorized amount of Class C shares per the LLC Agreement, which is 9,964,563 PCT shares.

The shares issued pursuant to the Plan are time-based and vest over the period defined in each individual grant agreement or upon a change of control event as defined in the Plan. The distribution threshold is determined by the Board at the time shares are granted. The Company has the option to repurchase all vested shares upon a stockholder’s termination of employment or service with the Company.

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PureCycle Technologies, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2020 and 2019

The Company recognizes compensation expense for the shares equal to the fair value of the equity-based compensation awards and is recognized on a straight-line basis over the vesting period of such awards. The fair value of the shares is estimated on the date of grant using the Black-Scholes option-pricing model using the following assumptions:

	2020	2019

Expected annual dividend yield	0.0%	0.0%
Expected volatility	42.1 - 78.2%	42.1 - 67.2%
Risk-free rate of return	0.1 – 1.8%	1.55 – 2.0%
Expected option term (years)	0.14 – 4.9	1.0 – 5.0

The expected term of the shares granted is determined based on the duration of time the shares are expected to be outstanding. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant. The expected volatility was based on the Company’s capital structure and volatility of similar entities referred to as guideline companies. In determining similar entities, the Company considered industry, stage of life cycle, size and financial leverage. The dividend yield on the Company’s shares is assumed to be zero since the Company has not historically paid dividends. The fair value of the underlying Company shares was determined using a hybrid method consisting of an option pricing method and an initial public offering scenario.

In connection with the Business Combination, on March 17, 2021, the Company entered into restricted stock agreements with various PureCycle employees who held unvested Legacy PCT Class C Units at the closing. The outstanding unvested Legacy PCT Class C Units, issued pursuant to the PCT LLC Amended and Restated Equity Incentive Plan, were converted to PCT’s restricted shares, subject to the same vesting schedule and forfeiture restrictions as the unvested Legacy PCT Class C Units they replaced.

A summary of incentive share activity for the years ended December 31, 2020 and 2019 is as follows:

	Number of shares	Weighted average grant date fair value	Weighted average remaining recognition period (years)
Non-vested at January 1, 2019	204,389	0.21
Recapitalized	1,700,623	(0.19)
Non-vested at January 1, 2019 (after effect of recapitalization)	1,905,012	$0.02	2.12
Granted	2,175,889	1.92
Vested	(3,360,986)	1.21
Forfeited	(39,789)	0.02
Non-vested at December 31, 2019	680,125	0.22	1.74
Granted	2,749,191	2.45
Vested	(2,656,839)	2.19
Forfeited	(10,681)	1.95
Non-vested at December 31, 2020	761,796	$1.39	2.12

Total equity-based compensation cost for 2020 and 2019 totaled $5,625,977 and $4,048,633, respectively, and is recorded within the selling, general and administrative expenses and operating costs on the consolidated statement of operations. The total unrecognized compensation cost of non-vested awards not yet recognized for 2020 and 2019 is $941,057 and $157,297, respectively.

F-52

PureCycle Technologies, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2020 and 2019

NOTE 6 - REDEEMABLE WARRANTS

Warrants issued to purchase Class B Preferred Shares

On October 16, 2015, the Company issued a Unit Purchase Warrant to P&G in connection with the patent licensing agreement described in Note 11, for 2,240,472 warrant units at an exercise price of $1, allowing P&G to purchase a variable number of Class B preferred shares during the exercise period of April 15, 2019 through April 15, 2024. The warrants were determined to vest at the start of the exercise period. The number of shares available to P&G to purchase is equal to an amount that initially represents 5% of all outstanding equity of the Company on a fully diluted basis. Additionally, the warrant agreement contains an anti-dilution provision, which states that the number of warrants exercisable upon full exercise of the warrant will be subject to adjustment, such that the ownership percentage is not reduced below 2.5% sharing percentage in the Company, on a fully diluted basis.

The Company determined the warrants issued are liability classified under ASC 480. Accordingly, the warrants will be held at their initial fair value and remeasured at fair value at each subsequent reporting date.

On October 15, 2020, P&G exercised all 2,240,472 of the warrants for total proceeds of $1. The fair value of the Class B preferred shares on the date of exercise was $18,172,604 and was recorded in APIC. In connection with the exercise, the Company recorded a loss of $210,525 in other expense in the statement of operations.

A summary of the Class B warrant activity for the years ended December 31, 2020 and 2019 is as follows:

	Number of warrants	Weighted average exercise price	Weighted average grant date fair value	Weighted average remaining contractual term (years)
Outstanding at January 1, 2019	-	$-	$-
Granted	2,240,472	1.00	2.88
Exercised	-	-	-
Outstanding at December 31, 2019	2,240,472	$1.00	$2.88	4.29
Exercisable	2,240,472
Outstanding at January 1, 2020	2,240,472	$1.00	$2.88	4.29
Granted	-	-	-
Exercised	(2,240,472)	1.00	2.88	-
Outstanding at December 31, 2020	-	$-	$-	-
Exercisable	-

The Company recognized expense of $11,553,667 and $6,408,411 for 2020 and 2019, respectively, in connection with these warrants, which was recorded within selling, general and administrative expenses on the consolidated statement of operations.

Warrants issued to purchase Class B-1 Preferred Shares

On June 5, 2019, in connection with Class B-1 Preferred Unit Purchase Agreement with a related party, the Company issued a Unit Purchase Warrant for 7,978 warrants at an exercise price of $37.61, allowing the Company to purchase a variable number of Class B-1 preferred shares during the exercise period of June 5, 2019 through June 4, 2024.

F-53

PureCycle Technologies, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2020 and 2019

The Company determined the warrants are not a freestanding instrument under ASC 480. Also, the warrants are determined to be clearly and closely related to the Class B-1 Preferred shares under ASC 815, Derivatives and Hedging. Accordingly, they are not recorded in the financial statements until exercised. Subsequent to year end, the warrants were cancelled prior to the closing of the Business Combination.

On July 22, 2019, in connection with a Bridge Note and Warrant Financing agreement with Innventus Fund I, LP, the Company issued a Unit Purchase Warrant for 4,787 warrants at an exercise price of $37.61, allowing the Company to purchase a variable number of Class B-1 preferred shares during the exercise period of July 22, 2019 through July 22, 2024.

The Company determined the warrants issued are equity classified under ASC 480. Accordingly, the warrants will be held at their initial fair value with no subsequent remeasurement. Subsequent to year end, the warrants were cancelled prior to the closing of the Business Combination.

The Company has determined its warrant to be a Level 3 fair value measurement and has used the Black-Scholes option pricing model to calculate its fair value using the following assumptions:

Expected annual dividend yield	0.0%
Expected volatility	54.2 – 63.6%
Risk-free rate of return	1.5 - 1.7%
Expected option term (years)	4.4 – 4.7

A summary of the Class B-1 warrant activity for the years ended December 31, 2020 and 2019 is as follows:

	Number of warrants	Weighted average exercise price	Weighted average grant date fair value	Weighted average remaining contractual term (years)
Outstanding at January 1, 2019	-	$-	$-
Granted	4,787	37.61	15.52
Exercised	-	-	-
Outstanding at December 31, 2019	4,787	$37.61	$15.52	4.56
Exercisable	4,787
Outstanding at January 1, 2020	4,787	$37.61	$15.52
Granted	-	-	-
Exercised	-	-	-
Outstanding at December 31, 2020	4,787	$37.61	$15.52	3.56
Exercisable	4,787

The Company recognized expense of $0 and $74,294 for 2020 and 2019, respectively, in connection with these warrants, which was recorded within selling, general and administrative expenses on the consolidated statement of operations and within APIC on the consolidated balance sheets.

Warrants issued to purchase Class C Shares

On June 29, 2018, the Board approved the issuance of warrants to RTI under the terms of a professional services agreement to purchase an aggregate of 970,864 of the Company’s Class C shares at an aggregated exercise price of $37.605 per share. The warrants vested immediately upon issuance and expire on June 29, 2023 or upon a change in control event, as defined in the warrant agreement. The Company determined the warrants issued are equity classified under ASC 480. Accordingly, the warrants will be held at their initial fair value with no subsequent remeasurement.

In connection with the Business Combination discussed in Note 1, the Company modified the warrant agreement to purchase 970,864 shares of PCT common stock instead of Legacy PCT Class C shares on November 20, 2020. RTI can exercise these warrants upon the first anniversary of Closing of the Business Combination. The warrants expire on December 31, 2024. In connection with the modification of the agreement, the Company determined the warrants issued are liability classified under ASC 480. Accordingly, the warrants were held at their initial fair value and will be remeasured at fair value at each subsequent reporting date with changes in the fair value presented in the statements of operations.

F-54

PureCycle Technologies, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2020 and 2019

The Company has determined its warrant to be a Level 3 fair value measurement and used the Black-Scholes option-pricing model using the following assumptions:

Expected annual dividend yield	0.0%
Expected volatility	50.0%
Risk-free rate of return	2.82%
Expected option term (years)	5.0

The expected term of the warrants granted are determined based on the duration of time the warrants are expected to be outstanding. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant. The expected volatility was based on the Company’s capital structure and volatility of similar entities referred to as guideline companies. In determining similar entities, the Company considered industry, stage of life cycle, size and financial leverage. The dividend yield on the Company’s warrants is assumed to be zero since the Company has not historically paid dividends. The fair value of the underlying Company shares was determined using the Black-Scholes method.

A summary of the Class C warrant activity for the years ended December 31, 2020 and 2019 is as follows:

	Number of warrants	Weighted average exercise price	Weighted average grant date fair value	Weighted average remaining contractual term (years)
Outstanding at January 1, 2019	970,864	$5.56	$0.03	4.5
Granted	-	-	-
Exercised	-	-	-
Outstanding at December 31, 2019	970,864	$5.56	$0.03	3.5
Granted	-	-	-
Exercised	-	-	-
Outstanding at December 31, 2020	970,864	$5.56	$0.03	2.5
Exercisable	970,864

The Company did not recognize any expense in connection with these warrants in 2020.

NOTE 7 - RELATED PARTY TRANSACTIONS

Innventure has a significant ownership stake in the Company. Innventure, in turn, is majority owned by Innventure1. WE-INN LLC (“WE-INN”) holds a minority interest in Innventure, and WE-INN is majority owned by Wasson Enterprises.

Innventure holds significant interests in the following legal entities: Innventure Management Services LLC, Innventure GP LLC, and Aeroflexx LLC. Innventure has a significant financial interest over each of the legal entities within the group and has decision-making ability over the group whereby significant managerial and operational support is provided by Innventure personnel. This includes certain executive management and officers of PureCycle and other legal entities that are employees or officers of Innventure. The legal entities, including PureCycle, are deemed to be under common control by Innventure. There were no transactions between PureCycle and its affiliates, Innventure GP LLC and Aeroflexx LLC, during the years ended December 31, 2020 and December 31, 2019.

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PureCycle Technologies, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2020 and 2019

Innventure Management Services LLC provides significant managerial support to the other legal entities below Innventure, including PureCycle.

Management services

During the years ended December 31, 2020 and 2019, PureCycle reimbursed Innventure Management Services LLC for certain expenses incurred on its behalf. For the years ended December 31, 2020 and 2019, the Company paid $291,142 and $579,620, respectively, to Innventure Management Services LLC related to this arrangement, which was included in selling, general and administrative expenses in the consolidated statement of operations. As of December 31, 2020, and 2019, the Company owed Innventure Management Services LLC $30,455 and $17,521, respectively, related to this arrangement, which is classified as Accounts Payable on the accompanying consolidated balance sheets.

Related party receivables

In 2020, the Company prepaid certain tax payments on behalf of stockholders. As of December 31, 2020 the receivable balance was $78,173 recorded in prepaid expenses and other current assets on the consolidated balance sheets.

Notes payable and debt instruments

On May 5, 2017, the Company entered into a revolving line of credit facility with Auto Now Acceptance Company, a related party through common control.

On July 19, 2019, the Company entered into Note and Warrant Financing agreement with Innventus Fund I, LP to obtain a $600,000 loan and warrant financing.

Since the inception of the company, PureCycle has been receiving advances from Innventure1, LLC and Wasson Enterprises.

Refer to Note 3 for notes payable and debt instruments to related parties.

Equity

In 2020 Pure Crown LLC (“Pure Crown”) purchased 3,035,900 Class A shares and 370,025 Class C shares for total consideration of $25,000,000. On October 4, 2020, 1,214,360 of the Class A shares were issued. On October 5, 2020, 370,025 Class C shares were issued. On December 22, 2020, the remaining 1,821,540 Class A shares were issued. Prior to this transaction, Pure Crown was a related party through the purchase of the Company’s B-1 preferred shares.

Leases

The Company shares an office space with and is reimbursed for the rent by Innventure, as described in Note 8.

Purchase of leased property

On October 8, 2020, the Company purchased property that it was previously leasing from Innventure1, LLC, a related party, as an operating lease. The property was sold to the Company for $2,658,010. On the date of the sale, the lease that previously existed between Innventure1, LLC and the Company was terminated. Additionally, $936,010 of closing costs were also incurred and capitalized as part of this property purchase. The Company allocated $1,150,000 to land, $150,000 to land improvements and $2,294,020 to buildings.

F-56

PureCycle Technologies, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2020 and 2019

NOTE 8 - COMMITMENTS AND CONTINGENCIES

Operating leases

In 2018, the Company entered into a three year operating lease for office space in Ironton, Ohio, which commenced on January 23, 2018. The lease expires on January 23, 2021. Subsequent to year end, the Company renewed the lease for an additional five year term.

In 2020, the Company entered into a two-year operating lease for the Company’s primary office space in Florida, commencing on August 1, 2020. The lease ends after two years, on July 31, 2022. The office space is shared with Innventure, a related party, who reimburses the Company for 50% of rent and other costs.

Future minimum lease payments under non-cancellable operating leases for the years ending December 31 are as follows:

2021	$77,012
2022	45,705
2023	-
2024	-
2025	-
Thereafter	-
Total future minimum lease payments	$122,717

Rent expense totaled $351,606 and $421,700 for the years ended December 31, 2020 and 2019.

NOTE 9 – NET LOSS PER SHARE

The Company follows the two-class method when computing net loss per common share when shares are issued that meet the definition of participating securities. The two-class method requires income available to common stockholders for the period to be allocated between common and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed. The two-class method also requires losses for the period to be allocated between common and participating securities based on their respective rights if the participating security contractually participates in losses. As holders of participating securities do not have a contractual obligation to fund losses, undistributed net losses are not allocated to Class B preferred, Class B-1 preferred and Class C shares for purposes of the loss per share calculation.

Presented in the table below is a reconciliation of the numerator and denominator for the basic and diluted earnings per share (“EPS”) calculations for the year ended (as adjusted for the recapitalization as described in Note 1):

	2020	2019
Numerator:
Net income (loss) attributable to PureCycle Technologies	$(56,840,936)	$(19,312,718)
Less cumulative earnings to preferred shareholder	3,306,884	2,433,956
Net income (loss) attributable to common stockholders	$(60,147,820)	$(21,746,674)
Denominator:
Weighted average common shares outstanding, basic and diluted	28,731,952	27,156,371
Net loss per share attributable to common stockholder, basic and diluted	$(2.09)	$(0.80)

The weighted-average outstanding common share equivalents were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented because including them would have been anti-dilutive. These shares include vested but not-exercised warrants, non-vested profits interest shares, and convertible notes.

F-57

PureCycle Technologies, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2020 and 2019

NOTE 10 – PROPERTY, PLANT AND EQUIPMENT

Presented in the table below are the major classes of property, plant and equipment by category as of dates:

	As of December 31, 2020
	Cost	Accumulated Depreciation	Net Book Value
Building	$12,028,970	$386,686	$11,642,284
Land	1,150,000	-	1,150,000
Leaseholder Improvements	150,000	2,500	147,500
Machinery and equipment	15,981,786	2,388,153	13,593,633
Fixtures and Furnishings	104,484	22,389	82,095
Construction in process	43,602,842	-	43,602,842
Total property, plant and equipment	$73,018,082	$2,799,728	$70,218,354

	As of December 31, 2019
	Cost	Accumulated Depreciation	Net Book Value
Building	$9,703,674	$122,384	$9,581,290
Machinery and equipment	15,670,238	770,590	14,899,648
Fixtures and Furnishings	104,484	7,463	97,021
Construction in process	5,832,135	-	5,832,135
Total property, plant and equipment	$31,310,531	$900,437	$30,410,094

All of the Company’s fixed assets have been pledged as collateral for the Notes and Revenue Bonds that have been issued. Please refer to Note 3 for more details.

On March 28, 2019, the Company sold equipment for cash proceeds of $110,000. The net book value of this equipment was $365,650.

Depreciation expense is recorded within the operating costs in the consolidated statements of operations and amounted to $1,896,069 and $900,437 for the year ended December 31, 2020 and 2019, respectively.

NOTE 11 – DEVELOPMENT PARTNER ARRANGEMENTS

License Agreements

On October 16, 2015, the Company entered into a patent license agreement with P&G. The agreement outlines three phases with specific deliverables for each phase. During Phase 1 of the agreement, P&G provides the Company with up to one full-time employee to assist in the execution of the Company’s research and development activities. During Phase 2, P&G provides up to two full-time employees to assist in the execution of the Company’s research and development activities. During Phases 1 and 2 of the agreement, the Company is required to make payments to P&G in the amount of $100,000 and $200,000, respectively, every six months. These payments are amortized ratably to research and development expense over each six-month period. In April 2019, the Company elected to enter into Phase 3 of the agreement and prepaid a royalty payment in the amount of $2,000,000, which will be reduced against future royalties payable as sales occur. Phase 3 of the agreement relates to the commercial manufacture period for the manufacture of the licensed product. This phase includes the construction of the first commercial plant for the manufacture of the licensed product, details on the commercial sales capacity and the pricing of the product to P&G and third parties. Where the Company has made royalty payments to its product development partners, the Company expenses such payments as incurred unless it has determined that is it probable that the such prepaid royalties have future economic benefit to the Company. In such cases prepaid royalties will be reduced as royalties would otherwise be due to the partners.

F-58

PureCycle Technologies, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2020 and 2019

As of December 31, 2020, the Company is in Phase 3 of the agreement and has recorded $2,000,000 within Prepaid royalties on the consolidated balance sheets. For the years ended December 31, 2020 and 2019, the Company recorded $560,049 and $333,000, respectively, of research and development expenses in connection with this agreement.

On November 13, 2019, The Company entered into a patent sublicense agreement with Impact Recycling Limited (“Impact”) through the term of the patents. The agreement outlines an initial license fee of $2,500,000 and royalties on production using the license. In 2020, the Company paid $890,000 of the initial license fee, which is recorded in Prepaid Royalties and Licenses in the consolidated balance sheet and will be ratably amortized over the term of the patent using the straight-line method. Subsequent to year end, the Company paid an additional $750,000 of the initial fee. The remainder of the fee is due upon the earlier of (i) 10 days after the Closing of the transaction described in Note 1 and (ii) May 31, 2021. Subsequent to year end, the Company paid the remaining $1,610,000 of the initial fee.

Block and Release Agreement

On June 23, 2020, Legacy PCT entered into a block and release agreement with Total Petrochemicals & Refining S.A./N.V. (“Total”). Upon execution of the agreement, Total made a prepayment consisting of a payment of $5,000,000 for future receipt of resin consisting of recycled polypropylene (“recycled PP”). The prepayment was placed in an escrow account until the “release condition” of the Company closing the bond offering and overall capital funding of at least $370,000,000 has occurred. Subsequent to year end, the Company successfully raised the required capital and the $5,000,000 was released and recorded as deferred revenue in the condensed consolidated balance sheets.

Strategic alliance agreement

On December 13, 2018, the Company entered into a strategic alliance agreement with Nestec Ltd. (“Nestlé”), which expires on December 31, 2023. Upon execution of the agreement, Nestlé committed to provide $1,000,000 to the Company to fund further research and development efforts. The funding provided by Nestlé may be convertible, in whole or in part, into a prepaid product purchase arrangement at Nestlé’s option, upon the time of product delivery beginning in 2020.

Additionally, because the research and development efforts were not successful as of December 31, 2020, up to 50% of the funding may be convertible into a 5-year term loan obligation, payable to Nestlé at an interest rate equivalent to the U.S. prime rate. As of the issuance of these statements, Nestlé has not elected to convert any funding into a term loan.

The Company received the funding from Nestlé on January 8, 2019. As of December 31, 2020 and 2019, the Company has recorded $1,000,000 in Deferred research and development obligation. Recognition related to the funding received will be deferred until it is probable that Nestlé will not exercise their option. If the prepaid product purchase option is exercised, the obligation will be recognized as an adjustment to the transaction price of future product sales (e.g., net revenue presentation). If the option is not exercised, or in the case of development efforts not being successful, any amounts not converted to a loan obligation, the residual balance will be recognized as a reduction to research and development costs.

NOTE 12 – FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date and sets out a fair value hierarchy. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). Inputs are broadly defined as assumptions market participants would use in pricing an asset or liability. Assets and liabilities carried at fair value are classified and disclosed in one of the following three categories:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity can access at the measurement date. The type of investments included in Level 1 includes listed equities.

Level 2 - Inputs other than quoted prices within Level 1 that are observable for the asset or liability, either directly or indirectly, and fair value is determined using models or other valuation methodologies. Investments that are generally included in this category include corporate bonds and loans, less liquid and restricted equity securities, and certain over-the-counter derivatives. A significant adjustment to a Level 2 input could result in the Level 2 measurement becoming a Level 3 measurement.

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PureCycle Technologies, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2020 and 2019

Level 3 - Inputs are unobservable for the asset or liability and include situations where there is little, if any, market activity for the asset or liability. The inputs into the determination of fair value are based upon the best information in the circumstances and may require significant management judgment or estimation. Investments that are included in this category generally include equity and debt positions in private companies.

Liabilities measured and recorded at fair value on a recurring basis

As of December 31, 2020 and 2019, the Company’s financial liabilities measured and recorded at fair value on a recurring basis were classified within the fair value hierarchy as follow:

	2020				2019
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
P&G warrants	$-	$-	$-	$-	$-	$-	$6,408,411	$6,408,411
Total	$-	$-	$-	$-	$-	$-	$ 6, 408,411	$6,408,411

Changes in Level 3 liabilities measured at fair value for the years ended December 31, 2020 and 2019 are as follows:

Fair value (Level 3)
Balance at December 31, 2019	$6,408,411
Change in fair value	11,553,667
Exercise of warrants	(17,962,078)
Balance at December 31, 2020	$-

There were no transfers between the levels during 2020 or 2019.

The fair value of the warrants described in Note 6 was determined using the Black-Scholes option pricing model, which is an income approach.

Assets and liabilities recorded at carrying value

In determining the appropriate levels, the Company performs a detailed analysis of the assets and liabilities that are subject to fair value measurements.

NOTE 13 - SUBSEQUENT EVENTS

In connection with the preparation of the consolidated financial statements for the year ended December 31, 2020, management has evaluated events through June 25, 2021, to determine whether any events required recognition or disclosure in the consolidated financial statements.

Paycheck Protection Program

On May 4, 2020, Legacy PCT was granted a loan (the “Loan”) from PNC Bank, National Association, in the aggregate amount of approximately $313,500, pursuant to the Paycheck Protection Program (the “PPP”) under Division A, Title I of the CARES Act, which was enacted March 27, 2020. On April 9, 2021, the Small Business Administration remitted to the lender $313,500 in principal and $3,000 in interest for forgiveness of the PPP Loan.

F-60

PureCycle Technologies, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2020 and 2019

Revenue Bonds

As described in Note 3, Notes Payable and Debt Instruments, and in connection with its obligations under that certain Security Agreement dated as of October 7, 2020, between PCO, as debtor, and the Trustee, as secured party, entered into when the Bonds were issued (the “Security Agreement”), PCO must deliver consent and agreements (“Consents”) to the Trustee with respect to each agreement entered into in connection with the PureCycle Project, each of which agreements is required under the Loan Agreement to be assigned to the Trustee. The forms of the Consents relating to a certain feedstock supply agreement from one supplier of feedstock to the Project (the “Supplier”) and from two purchasers of offtake from the Project (“Offtaker 2” and “Offtaker 3” and together with the Supplier, the “Counterparties”) delivered to the Trustee contained terms inconsistent with the form of the Consent required under the Security Agreement. On May 11, 2021, an amended and restated guaranty of completion (the “ARG”) was executed by PureCycle and delivered to the Trustee, which broadens the purposes for which draws by the Trustee on the Liquidity Reserve may be utilized, extends the period during which the Liquidity Reserve must be maintained, includes conditions that would permit a reduction in the amount of the Liquidity Reserve required to be maintained by PureCycle, and includes conditions precedent to the elimination of the requirement that PureCycle replenish the Liquidity Reserve and to the termination of the ARG and the escrow agreement under which the Liquidity Reserve is held by the escrow agent (the “Escrow Agreement”), upon which termination, the balance of the Liquidity Reserve would be returned to PureCycle. So long as there are any Series 2020A Bonds outstanding under the Indenture, the ARG and the Escrow Agreement will remain in place upon the conditions stated in the ARG. The terms of the ARG are summarized as follows: The Liquidity Reserve shall be maintained in the amount of $50,000,000, subject to replenishment by PureCycle until certain conditions stated in the ARG relating to the following have been met: (i) the completion of construction and acquisition of the Project, (ii) the payment of all Project costs, and (iii) the replacement of the assigned agreements of the Counterparties underlying the Consents which have expired or terminated, with one or more agreements between counterparties and PCO upon terms at least as favorable to PCO as the expired or terminated agreements of the Counterparties, (a) for which a Consent that conforms to the form of Consent required by the Security Agreement is executed by the counterparties and provided to the Trustee, (b) which, in the case of supply of feedstock to the Project, provide in the aggregate for the supply of at least the minimum and maximum volumes of feedstock meeting substantially similar feedstock specifications as the Supplier had committed to supply, and (c) which, in the case of purchase of offtake from the Project, provide in the aggregate for the purchase of the minimum and maximum volumes of offtake from the Project meeting substantially similar specifications as Offtaker 2 and Offtaker 3 had committed to purchase from PCO. When the conditions stated in (i), (ii) and (iii) above have been satisfied but so long as there are Series 2020A Bonds outstanding under the Indenture, the Escrow Agreement shall remain in place but the Liquidity Reserve amount shall be reduced to $25,000,000 and PureCycle shall no longer be required to replenish the amount of the reduced Liquidity Reserve if and when disbursements are made therefrom. If the conditions of (i) and (ii) have been met but only a portion of the feedstock and offtake contracted for by the Counterparties, respectively, has been replaced under replacement agreements as aforesaid in (iii) above, then the Liquidity Reserve amount may be reduced only by the applicable proportion of the amounts stated in the ARG which evidence the intent of the parties of the amount of value representing the supply or offtake of the agreements of the Counterparties. When the conditions precedent of (i), (ii), and (iii) have been satisfied and there are no longer any Series 2020A Bonds then outstanding, then PureCycle shall have no obligation to maintain the reduced Liquidity Reserve, the ARG and the Escrow Agreement shall terminate and the balance on deposit in the Liquidity Reserve escrow fund held by the escrow agent shall be returned to PureCycle.

So long as any Series 2020A Bonds remain outstanding under the Indenture, upon the occurrence of an Event of Default under the Loan Agreement or Indenture, if the Trustee takes control of the Liquidity Reserve held by the escrow agent, such funds may be used for any purpose, including the payment of debt service on the Series 2020A Bonds, as may be determined by the Trustee or directed by a majority of the holders of the Series 2020A Bonds then outstanding.

F-61

PureCycle Technologies, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2020 and 2019

Legal proceedings

Beginning on or about May 11, 2021, two putative class action complaints were filed against PCT, certain senior members of management and others, asserting violations of federal securities laws under Section 10(b) and Section 20(a) of the Exchange Act. The complaints generally allege that the applicable defendants made false and/or misleading statements in press releases and public filings regarding the Technology, PCT’s business and PCT’s prospects. The first putative class action complaint was filed in the U.S. District Court for the Middle District of Florida by William C. Theodore against PCT and certain senior members of management (the “Theodore Lawsuit”). The second putative class action complaint was filed in the U.S. District Court for the Middle District of Florida by David Tennenbaum against PCT, certain senior members of management and others (the “Tennenbaum Lawsuit” and, together with the Theodore Lawsuit, the “Lawsuits”). The plaintiffs in the Lawsuits seek to represent a class of investors who purchased or otherwise acquired PCT’s securities between November 16, 2020 and May 5, 2021. The plaintiffs in the Tennenbaum Lawsuit also seek to represent a class of all holders of ROCH CH Acquisition I Co. securities entitled to participate in the March 16, 2021 shareholder vote on the Business Combination. The complaints seek certification of the alleged class and compensatory damages. The Theodore Lawsuit also seeks punitive damages. The complaints rely on information included in a research report published by Hindenburg Research LLC. The time for the applicable defendants to answer, move or otherwise respond has not yet been scheduled. PCT and the individual defendants constituting senior members of management intend to vigorously defend the Lawsuits. Given the stage of the litigation, PCT cannot reasonably estimate at this time whether there will be any loss, or if there is a loss, the possible range of loss, that may arise from the unresolved Lawsuits.

Equity-Based Compensation

As of June 25, 2021, the Company issued 143,209 profit units (as adjusted for the recapitalization described in Note 1) in accordance with The Plan as described in Note 5.

In connection with the Business Combination, on March 17, 2021, our stockholders approved the PureCycle Technologies, Inc. 2021 Equity and Incentive Compensation Plan (the “2021 Plan”). As of June 25, 2021, the Company issued 613,497 stock options in accordance with the 2021 Plan.

The Company is not aware of any additional subsequent events, other than those described above, that would require recognition or disclosure in the consolidated financial statements.

F-62

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

Roth CH Acquisition I Co.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Roth CH Acquisition I Co. (the “Company”) as of December 31, 2020, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2020 and for the period from February 13, 2019 (inception) through December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the year ended December 31, 2020 and for the period from February 13, 2019 (inception) through December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Restatement of the 2020 Financial Statements

As disclosed in Note 2 and Note 10 to the consolidated financial statements, the accompanying consolidated financial statements as of December 31, 2020 and for the year ended December 31, 2020, have been restated to correct errors related to warrants.

Explanatory Paragraph – Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company’s business plan is dependent on the completion of a business combination and the Company’s cash and working capital deficit as of December 31, 2020 are not sufficient to complete its planned activities the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor since 2019

New York, NY

March 8, 2021 except for the effects of the restatement discussed in Note 2, Note 10, and the business combination discussed in Note 12 as to which the date is June 14, 2021.

F-63

ROTH CH ACQUISITION I CO.

CONSOLIDATED BALANCE SHEETS

	December 31,
	(Restated) 2020	2019
ASSETS
Current assets
Cash	$200,580	$194,970
Prepaid expenses	106,439	—
Total Current Assets	307,019	194,970

Deferred offering costs	—	85,938
Marketable securities held in Trust Account	76,535,131	—
TOTAL ASSETS	$76,842,150	$280,908

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$727,110	$1,564
Accrued offering costs	—	55,938
Promissory note — related party	—	200,000
Total Current Liabilities	727,110	257,502

Warrant liability	1,624,860	—
Deferred underwriting fee payable	2,677,500	—
TOTAL LIABILITIES	5,029,470	257,502

Commitments

Common stock subject to possible redemption, 6,681,267 shares at redemption value at December 31, 2020	66,812,670	—

Stockholders’ Equity
Common stock, $0.0001 par value; 50,000,000 shares authorized; 3,146,733 and 2,156,250 shares issued and outstanding (excluding 6,681,267 and no shares subject to possible redemption) as of December 31, 2020 and 2019, respectively (1)	314	216
Additional paid-in capital	7,334,509	24,784
Accumulated deficit	(2,334,813)	(1,594)
Total Stockholders’ Equity	5,000,010	23,406
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$76,842,150	$280,908

(1)	Included an aggregate of up to 281,250 shares subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters at December 31, 2019 (see Note 6).

The accompanying notes are an integral part of the consolidated financial statements.

F-64

ROTH CH ACQUISITION I CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

	(Restated) Year Ended December 31, 2020	For the Period from February 13, 2019 (Inception) Through December 31, 2019
Operating and formation costs	$1,097,684	$1,594
Loss from operations	(1,097,684)	(1,594)

Other income (loss):
Change in fair value of warrants	(1,248,514)	—
Offering costs attributable to warrants	(22,152)	—
Interest earned on marketable securities held in Trust Account	35,131	—

Net loss	$(2,333,219)	$(1,594)

Basic and diluted weighted average shares outstanding, Common stock subject to possible redemption	6,899,829	—

Basic and diluted net loss per share, Common stock subject to possible redemption	$(0.00)	$(0.00)

Basic and diluted weighted average shares outstanding, Common stock (1)	2,549,960	1,875,000

Basic and diluted net loss per share, Common stock	$(0.92)	$(0.00)

(1)	Excludes an aggregate of 281,250 shares subject to forfeiture at December 31, 2019 (see Note 6).

The accompanying notes are an integral part of the consolidated financial statements.

F-65

ROTH CH ACQUISITION I CO.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(Restated)

	Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Equity
Balance – February 13, 2019 (inception)	—	$—	$—	$—	$—

Issuance of common stock to Initial Stockholders (1)	2,156,250	216	24,784	—	25,000

Net loss	—	—	—	(1,594)	(1,594)
Balance – December 31, 2019	2,156,250	216	24,784	(1,594)	23,406

Sale of 7,650,000 Units, net of underwriting discount and offering expenses	7,650,000	765	71,843,074	—	71,843,839

Sale of 265,500 Private Units	265,500	26	2,278,628	—	2,278,654

Forfeiture of Founder Shares	(243,750)	(24)	24	—	—

Common stock subject to possible redemption	(6,681,267)	(668)	(66,812,002)	—	(66,812,670)

Net loss	—	—	—	(2,333,219)	(2,333,219)

Balance – December 31, 2020 (as restated)	3,146,733	$315	$7,334,508	$(2,333,219)	$5,000,010

(1)	Included an aggregate of up to 281,250 shares subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters at December 31, 2019 (see Note 6).

The accompanying notes are an integral part of the consolidated financial statements.

F-66

ROTH CH ACQUISITION I CO.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	(Restated) Year Ended December 31, 2020	For the Period from February 13, 2019 (Inception) Through December 31, 2019
Cash Flows from Operating Activities:
Net loss	$(2,333,219)	$(1,594)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of warrant liability	1,248,514	—
Offering costs attributable to warrants	22,152	—
Interest earned on marketable securities held in Trust Account	(35,131)	—
Changes in operating assets and liabilities:
Prepaid expenses	(106,439)	—
Accounts payable and accrued expenses	725,546	1,564
Net cash used in operating activities	(478,577)	(30)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(76,500,000)	—
Net cash used in investing activities	(76,500,000)	—

Cash Flows from Financing Activities:
Proceeds from issuance of common stock to Initial Stockholders	—	25,000
Proceeds from sale of Units, net of underwriting discounts paid	74,970,000	—
Proceeds from sale of Private Units	2,655,000	—
Proceeds from promissory note – related party	—	200,000
Repayment of promissory note – related party	(200,000)	—
Payment of offering costs	(440,813)	(30,000)
Net cash provided by financing activities	76,984,187	195,000

Net Change in Cash	5,610	194,970
Cash – Beginning of period	194,970	—
Cash – End of period	$200,580	$194,970

Non-Cash investing and financing activities:
Initial classification of common stock subject to possible redemption	$69,123,214	$—
Change in value of common stock subject to possible redemption	$(2,310,544)	$—
Initial fair value of warrant liability	(376,346)	—
Deferred underwriting fee payable	$2,677,500	$—
Offering costs included in accrued offering costs	$—	$55,938

The accompanying notes are an integral part of the consolidated financial statements.

F-67

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Roth CH Acquisition I Co. (the “Company”) was incorporated in Delaware on February 13, 2019. The Company is a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities (the “Business Combination”).

The Company has one subsidiary, Roth CH Acquisition I Co. Parent Corp., a wholly-owned direct subsidiary of the Company incorporated in Delaware on October 16, 2020 (“ParentCo”) and both Roth CH Merger Sub LLC, a Delaware limited liability (“Merger Sub LLC”) and Roth CH Merger Sub Corp., a Delaware corporation (“Merger Sub Corp”) are wholly-owned direct subsidiaries of ParentCo incorporated on October 16, 2020.

As of December 31, 2020, the Company had not commenced any operations. All activity for the period from February 13, 2019 (inception) through December 31, 2020 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, identifying a target company for a Business Combination, activities in connection with the proposed acquisition of PureCycle Technologies LLC, a Delaware limited liability company (“PCT”) (see Note 7). The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on May 4, 2020. On May 7, 2020, the Company consummated the Initial Public Offering of 7,500,000 units (the “Units” and, with respect to the shares of common stock included in the Units sold, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $75,000,000, which is described in Note 4.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 262,500 units (the “Private Units”) at a price of $10.00 per Private Unit in a private placement to our initial stockholders, generating gross proceeds of $2,625,000, which is described in Note 5.

Following the closing of the Initial Public Offering on May 7, 2020, an amount of $75,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Units was placed in a trust account (“Trust Account”) which will be invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account, as described below.

On May 26, 2020, in connection with the underwriters’ election to partially exercise their over-allotment option, the Company sold an additional 150,000 Units at a purchase price of $10.00 per Unit, generating gross proceeds of $1,500,000. In addition, in connection with the underwriters’ partial exercise of their over-allotment option, the Company also consummated the sale of an additional 3,000 Private Units at a purchase price of $10.00 per Private Unit, generating gross proceeds of $30,000. Following such closing, an additional $1,500,000 was deposited into the Trust Account, resulting in $76,500,000 being held in the Trust Account.

Transaction costs amounted to $4,678,313, consisting of $1,530,000 of underwriting fees, $2,677,500 of deferred underwriting fees and $470,813 of other offering costs.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete a Business Combination having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into an initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account ($10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

F-68

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 immediately prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC containing substantially the same information as would be included in a proxy statement prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the holders of the Company’s shares prior to the Initial Public Offering (the “Initial Stockholders”) have agreed to vote their Founder Shares (as defined in Note 6), Private Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering (a) in favor of approving a Business Combination and (b) not to redeem any shares in connection with a stockholder vote to approve a Business Combination or sell any shares to the Company in a tender offer in connection with a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the Initial transaction or don’t vote at all.

The Initial Stockholders have agreed (a) to waive their redemption rights with respect to their Founder Shares, Private Shares and Public Shares held by them in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Certificate of Incorporation that would affect a public stockholders’ ability to convert or sell their shares to the Company in connection with a Business Combination or affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The Company will have until November 7, 2021 to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than five business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes, divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The Initial Stockholders have agreed to waive their liquidation rights with respect to the Founder Shares and Private Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Stockholders acquire Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 7) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Initial Stockholders have agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below $10.00 per Public Share, except as to any claims by a third party who executed a valid and enforceable agreement with the Company waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Initial Stockholders will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that Initial Stockholders will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

F-69

Liquidity and Going Concern

As of December 31, 2020, the Company had $200,580 in its operating bank accounts, $76,535,131 in marketable securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem stock in connection therewith and working capital deficit of $263,641, which excludes franchise taxes payable of $156,450, of which such amount will be paid from interest earned on the Trust Account. As of December 31, 2020, approximately $35,000 of the amount on deposit in the Trust Account represented interest income, which is available to pay the Company’s tax obligations.

On November 2, 2020 and February 22, 2021, (see Note 10), the Sponsor committed to provide the Company an aggregate of $850,000 in loans in order to finance transaction costs in connection with a Business Combination.

The Company may raise additional capital through loans or additional investments from the Sponsor or its stockholders, officers, directors, or third parties. The Company’s officers and directors and the Sponsor may, but are not obligated to (except as described above), loan the Company funds, from time to time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Based on the foregoing, the Company believes it will have sufficient cash to meet its needs through the earlier of consummation of a Business Combination or November 7, 2021, the deadline to complete a Business Combination pursuant to the Company’s Amended and Restated Certificate of Incorporation (unless otherwise amended by stockholders).

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

On June 2, 2021, the Company concluded that ROCH’s (i) audited financial statements for the year ending December 31, 2020; (ii) unaudited interim financial statements as of and for the periods ended June 30, 2020 and September 30, 2020 and (iii) audited balance sheet as of May 7, 2020 included in the form 8-K filed May 28, 2020 (collectively, the “Affected Periods”) should be restated because of a misapplication in the guidance regarding accounting for the Private Warrants and should no longer be relied upon. As such, the Company is restating its consolidated financial statements for the Affected Periods included in this Annual Report.

On April 12, 2021, the staff of the Securities and Exchange Commission (the “SEC Staff”) issued a public statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Staff Statement”). In the SEC Staff Statement, the SEC Staff expressed its view that certain terms and conditions common to SPAC warrants may require such warrants to be classified as liabilities on a SPAC’s balance sheet as opposed to equity. Since issuance on May 7, 2020 and, subsequently, on May 26, 2020, our outstanding Private Warrants to purchase common stock were accounted for as equity within the Company’s previously reported balance sheets. After discussion and evaluation, management concluded that the Private Warrants should be presented as liabilities with subsequent fair value remeasurement.

Historically, the Private Warrants were reflected as a component of equity as opposed to liabilities on the balance sheets and the statements of operations did not include the subsequent non-cash changes in estimated fair value of the Private Warrants, based on our application of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 815-40, Derivatives and Hedging, Contracts in Entity’s Own Equity (“ASC 815-40”). The views expressed in the SEC Staff Statement were not consistent with the Company’s historical interpretation of the specific provisions within its warrant agreement and the Company’s application of ASC 815-40 to the warrant agreement. We reassessed our accounting for Public and Private Warrants in light of the SEC Staff’s Statement. Based on this reassessment, we determined that the Private Warrants should be classified as liabilities measured at fair value upon issuance, with subsequent changes in fair value reported in our statements of operations each reporting period. Additionally, offering costs attributable to the Private Warrants, based on their fair value as a percentage of proceeds, are no longer included as an offset to equity but expensed as incurred.

Therefore, the Company concluded that its previously issued consolidated financial statements for the Affected Periods should be restated because of a misapplication in the guidance around accounting for the Private Warrants and should no longer be relied upon. The restatement does not affect Public Warrants held by shareholders.

F-70

Impact of the Restatement

The following summarizes the effect of the Restatement on each financial statement line item for the Affected Periods. The restatement had no impact on net cash flows from investing or financing activities.  The Private Warrants are deemed equity instruments for income tax purposes, and accordingly, there is no tax accounting relating to changes in the fair value of the Private Warrants recognized.

Balance sheets

	As Filed	Restatement Adjustment	As Restated
Consolidated Balance Sheets as of May 7, 2020
Warrant liability	$-	$372,094	$372,094
Ordinary shares subject to possible redemption	68,052,060	(372,094)	67,679,966
Class A ordinary shares	311	4	315
Additional paid-in capital	5,001,816	22,026	5,023,842
Accumulated deficit	$(2,124)	$(22,030)	$(24,154)
Consolidated Balance Sheets as of June 30, 2020
Warrant liability	$-	$376,346	$376,346
Ordinary shares subject to possible redemption	69,396,260	(376,346)	69,019,914
Class A ordinary shares	289	3	292
Additional paid-in capital	5,105,138	22,149	5,127,287
Accumulated deficit	(105,417)	(22,152)	(127,569)
Consolidated Balance Sheets as of September 30, 2020
Warrant liability	$-	$430,110	$430,110
Ordinary shares subject to possible redemption	69,276,060	(430,110)	68,845,950
Class A ordinary shares	290	5	295
Additional paid-in capital	5,225,337	75,911	5,301,248
Accumulated deficit	(225,626)	(75,916)	(301,542)
Consolidated Balance Sheets as of December 31, 2020
Warrant liability	$-	$1,624,860	$1,624,860
Ordinary shares subject to possible redemption	68,437,530	(1,624,860)	66,812,670
Class A ordinary shares	298	16	314
Additional paid-in capital	6,063,859	1,270,650	7,334,509
Accumulated deficit	(1,064,147)	(1,270,666)	(2,334,813)

Statements of changes in stockholders’ equity

	As Filed	Restatement Adjustment	As Restated
Consolidated Statements of Changes in Stockholders’ Equity as of December 31, 2020
Sales of 7,650,000 Units, net of underwriting discount and offering expenses	$71,821,687	$22,152	$71,843,839
Sales of 265,500 Private Units	2,655,000	(376,346)	2,278,654
Common stock subject to possible redemption	(68,437,530)	1,624,860	(66,812,670)
Net loss	(1,062,553)	(1,270,666)	(2,333,219)

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Statements of operations

	As Filed	Restatement Adjustment	As Restated
Consolidated Statements of Operations for the period January 1, 2020 to December 31, 2020
Income (loss) from change in FV of warrants	$-	$(1,248,514)	$(1,248,514)
Offering costs attributable to warrants	-	(22,152)	(22,152)
Net loss	(1,062,553)	(1,270,666)	(2,333,219)
Basic and diluted net loss per ordinary share	(0.42)	(0.50)	(0.92)

	As Filed	Restatement Adjustment	As Restated
Consolidated Statements of Operations for the three months July 1, 2020 to September 30, 2020
Income (loss) from change in FV of warrants	$-	$(53,764)	$(53,764)
Offering costs attributable to warrants	-	-	-
Net loss	(120,209)	(53,764)	(173,913)
Basic and diluted net loss per ordinary share	(0.05)	(0.02)	(0.07)
Consolidated Statements of Operations for the nine months January 1, 2020 to September 30, 2020
Income (loss) from change in FV of warrants	$-	$(53,764)	$(53,764)
Offering costs attributable to warrants	-	(22,152)	(22,152)
Net loss	(224,032)	(75,916)	(299,948)
Basic and diluted net loss per ordinary share	(0.09)	(0.03)	(0.12)

	As Filed	Restatement Adjustment	As Restated
Consolidated Statements of Operations for the three April 1, 2020 to June 30, 2020
Income (loss) from change in FV of warrants	$-	$-	$-
Offering costs attributable to warrants	-	(22,152)	(22,152)
Net loss	(103,353)	(22,152)	(125,505)
Basic and diluted net loss per ordinary share	(0.05)	(0.00)	(0.05)
Consolidated Statements of Operations for the six months January 1, 2020 to June 30, 2020
Income (loss) from change in FV of warrants
Offering costs attributable to warrants	-	(22,152)	(22,152)
Net loss	(103,823)	(22,152)	(125,975)
Basic and diluted net loss per ordinary share	(0.05)	(0.00)	(0.05)

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Statements of cash flows

	As Filed	Restatement Adjustment	As Restated
Consolidated Statements of Cash Flows period from January 1, 2020 to December 31, 2020
Cash Flows from Operating Activities:
Net loss	$(1,062,553)	$(1,270,666)	$(2,333,219)
Offering costs attributable to warrants	-	(22,152)	(22,152)
Change in fair value of warrant liability	-	(1,248,514)	(1,248,514)
Non-Cash investing and financing activities:
Initial measurement of warrant liability	-	(376,346)	(376,346)
Initial value of Class A ordinary shares subject to possible redemption	69,499,560	(376,346)	69,123,214
Change in value of Class A ordinary shares subject to possible redemption	$(1,062,030)	$(1,248,514)	$(2,310,544)
Consolidated Statements of Cash Flows period from January 1, 2020 to September 30, 2020
Cash Flows from Operating Activities:
Net loss	$(224,032)	$(75,916)	$(299,948)
Offering costs attributable to warrants	-	(22,152)	(22,152)
Change in fair value of warrant liability	-	(53,764)	(53,764)
Non-Cash investing and financing activities:
Initial measurement of warrant liability	$-	$(376,346)	$(376,346)
Initial value of Class A ordinary shares subject to possible redemption	68,052,060	1,071,154	69,123,214
Change in value of Class A ordinary shares subject to possible redemption	1,224,000	(1,501,264)	(277,264)
Consolidated Statements of Cash Flows period from Jauary 1, 2020 to June 30, 2020
Cash Flows from Operating Activities:
Net loss	$(103,823)	$(22,152)	$(125,975)
Offering costs attributable to warrants	-	(22,152)	(22,152)
Change in fair value of warrant liability	-	-	-
Non-Cash investing and financing activities:
Initial measurement of warrant liability	$-	$(376,346)	$(376,346)
Initial value of Class A ordinary shares subject to possible redemption	68,052,060	1,071,154	69,123,214
Change in value of Class A ordinary shares subject to possible redemption	1,344,200	(1,447,500)	(103,300)

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NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its majority owned subsidiary where the Company has the ability to exercise control. All significant intercompany balances and transactions have been eliminated in consolidation. Activities in relation to the noncontrolling interest are not considered to be significant and are, therefore, not presented in the accompanying consolidated financial statements.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

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Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2020 and 2019.

Marketable Securities Held in Trust Account

At December 31, 2020, substantially all of the assets held in the Trust Account were held in money market funds, which primarily invest in U.S. Treasury Securities. During the year ended December 31, 2020, the Company did not withdraw any of the interest earned on the Trust Account.

Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s consolidated balance sheets.

Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. The Company accounts for its Private Warrants as derivative warrant liabilities in accordance with ASC 815-40. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s consolidated statements of operations. The fair value of the Private Warrants were initially and subsequently measured at fair value using a Black Scholes model.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020 and 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

On March 27, 2020, President Trump signed the Coronavirus Aid, Relief, and Economic Security “CARES” Act into law. The CARES Act includes several significant business tax provisions that, among other things, would eliminate the taxable income limit for certain net operating losses (“NOL) and allow businesses to carry back NOLs arising in 2018, 2019 and 2020 to the five prior years, suspend the excess business loss rules, accelerate refunds of previously generated corporate alternative minimum tax credits, generally loosen the business interest limitation under IRC section 163(j) from 30 percent to 50 percent among other technical corrections included in the Tax Cuts and Jobs Act tax provisions.

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Net Income (Loss) Per Common Share

Net income (loss) per share is computed by dividing net income by the weighted-average number of shares of common stock outstanding during the period, excluding shares of common stock subject to forfeiture. At December 31, 2019, weighted average shares were reduced for the effect of an aggregate of 281,250 shares of common stock that were subject to forfeiture if the over-allotment option was not exercised by the underwriters (see Note 8). The Company has not considered the effect of the warrants sold in the Initial Public Offering and private placement to purchase an aggregate of 5,936,625 shares in the calculation of diluted loss per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

The Company’s statement of operations includes a presentation of income (loss) per share for common shares subject to possible redemption in a manner similar to the two-class method of income (loss) per share. Net income (loss) per common share, basic and diluted, for Common stock subject to possible redemption is calculated by dividing the proportionate share of income or loss on marketable securities held by the Trust Account, net of applicable franchise and income taxes, by the weighted average number of Common stock subject to possible redemption outstanding since original issuance.

Net loss per share, basic and diluted, for non-redeemable common stock is calculated by dividing the net income (loss), adjusted for income or loss on marketable securities attributable to Common stock subject to possible redemption, by the weighted average number of non-redeemable common stock outstanding for the period.

Non-redeemable common stock includes Founder Shares and non-redeemable shares of common stock as these shares do not have any redemption features. Non-redeemable common stock participates in the income or loss on marketable securities based on non-redeemable shares’ proportionate interest.

The following table reflects the calculation of basic and diluted net income (loss) per common share (in dollars, except per share amounts):

	For the year ended December 31, 2020	For the Period from February 13, 2019 (Inception) through December 31, 2019
Common stock subject to possible redemption
Numerator: Earnings allocable to Common stock subject to possible redemption
Interest earned on marketable securities held in Trust Account	$35,131	$—
Less: interest available to be withdrawn for payment of taxes	(35,131)
Net income	$—	$—
Denominator: Weighted Average Common stock subject to possible redemption
Basic and diluted weighted average shares outstanding	6,899,829	—
Basic and diluted net income per share	$0.00	$—

Non-Redeemable Common Stock
Numerator: Net Loss minus Net Earnings
Net loss	$(2,333,219)	$(1,594)
Net income allocable to Common stock subject to possible redemption	—	—
Non-Redeemable Net Loss	$(2,333,219)	$(1,594)
Denominator: Weighted Average Non-Redeemable Common Stock
Basic and diluted weighted average shares outstanding	2,549,960	1,875,000
Basic and diluted net loss per share	$(0.92)	$(0.00)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

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Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying consolidated balance sheets, primarily due to their short-term nature.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

NOTE 4. PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 7,650,000 Units, at a price of $10.00 per Unit, inclusive of 150,000 Units sold to the underwriters on May 26, 2020 upon the underwriters’ election to partially exercise their over-allotment option. Each Unit consists of one share of common stock and three-quarters of one redeemable warrant (“Public Warrant”).

NOTE 5. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Initial Stockholders purchased an aggregate of 262,500 Private Units, at a price of $10.00 per Private Unit, for an aggregate purchase price of $2,625,000. On May 26, 2020, in connection with the underwriters’ election to partially exercise their over-allotment option, the Company sold an additional 3,000 Private Units to the Initial Stockholders, generating gross proceeds of $30,000. Each Private Unit consists of one share of common stock (“Private Share”) and three-quarters of one redeemable warrant (“Private Warrant”). Each whole Private Warrant entitles the holder to purchase one share of common stock at a price of $11.50 per full share (every four units entitles the holder thereof to receive three whole warrants), subject to adjustment (see Note 9). The proceeds from the Private Units were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law).

NOTE 6. RELATED PARTY TRANSACTIONS

Founder Shares

In April 2019, the Initial Stockholders purchased an aggregate of 100 shares of the Company’s common stock for an aggregate price of $25,000. On November 12, 2019, the Company effected a 1 for 21,562.50 dividend in the nature of a stock split that resulted in there being an aggregate of 2,156,250 shares of common stock outstanding and being held by the Initial Stockholders (the “Founder Shares”). All share and per-share amounts have been retroactively restated to reflect the stock dividend. The 2,156,250 Founder Shares included an aggregate of up to 281,250 shares subject to forfeiture by the Initial Stockholders to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the Initial Stockholders would collectively own 20% of the Company’s issued and outstanding shares after the Initial Public Offering. As a result of the underwriters’ election to partially exercise their over-allotment option and forfeit the balance of their option, 243,750 Founder Shares were forfeited and 37,500 Founder Shares are no longer subject to forfeiture. As a result, as of May 26, 2020, there are 1,912,500 Founder Shares issued and outstanding.

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The Initial Stockholders have agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until (1) with respect to 50% of the Founder Shares, the earlier of six months after the completion of a Business Combination and the date on which the closing price of the common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after a Business Combination and (2) with respect to the remaining 50% of the Founder Shares, six months after the completion of a Business Combination, or earlier, in either case, if, subsequent to a Business Combination, the Company completes a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Promissory Note — Related Party

On October 4, 2019, the Company issued an unsecured promissory note to the sponsor (the “Promissory Note”), pursuant to which the Company could borrow up to an aggregate principal amount of $200,000. As of December 31, 2019, there was $200,000 outstanding under the Promissory Note. The Promissory Note was non-interest bearing and payable on the earlier of (i) the consummation of the Initial Public Offering or (ii) the date on which the Company determines not to proceed with the Initial Public Offering. Borrowings outstanding under the Promissory Note of $200,000 were repaid upon the consummation of the Initial Public Offering on May 7, 2020.

Related Party Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Initial Stockholders, or certain of the Company’s officers and directors or their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would be repaid upon consummation of a Business Combination, without interest.

NOTE 7. COMMITMENTS

Registration Rights

Pursuant to a registration rights agreement entered into on May 4, 2020, the holders of the Founder Shares, as well as the holders of the Private Units (and underlying securities) and any securities issued to the Initial Stockholders, officers, directors or their affiliates in payment of Working Capital Loans made to Company are entitled to registration rights. The holders of a majority of these securities are entitled to make up to two demands that the Company register such securities. The holders of the majority of the Founder Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are to be released from escrow. The holders of a majority of the Private Units (and underlying securities) and securities issued in payment of Working Capital Loans (or underlying securities) can elect to exercise these registration rights at any time after the Company consummates a business combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of Initial Public Offering to purchase up to 1,125,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On May 26, 2020, the underwriters elected to partially exercise their over-allotment option to purchase an additional 150,000 Units at a purchase price of $10.00 Unit.

The underwriters were paid a cash underwriting discount of 2.00% of the gross proceeds of the Initial Public Offering, or $1,530,000. In addition, the underwriters are entitled to a deferred fee of 3.50% of the gross proceeds of the Initial Offering, or $2,677,500. The deferred fee will be paid in cash upon the closing of a Business Combination from the amounts held in the Trust Account, subject to the terms of the underwriting agreement.

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Investor Relations Agreement

On February 27, 2020, the Company entered into an investor relations agreement, pursuant to which, in exchange for investor relations services, the Company will pay the service provider a one-time fee of $10,000. Upon the closing of a Business Combination, the Company will pay the service provider a fee of $50,000 and following the Business Combination, the Company will pay a fee of $10,000 per month for a period of nine months. As of December 31, 2020, the Company has paid $10,000 of such fees.

Merger Agreement

On November 16, 2020, the Company entered into an agreement and plan of merger (the “Merger Agreement”), by and among, the Company, ParentCo, Merger Sub LLC, Merger Sub Corp and PCT, pursuant to which the Company will acquire PCT for consideration of a combination of shares in ParentCo and assumption of indebtedness.

Pursuant to the Merger Agreement, (i) Merger Sub Corp will merge with and into the Company (the “RH Merger”), with the Company surviving the RH Merger as a wholly owned subsidiary of ParentCo (the “ROCH Surviving Company”); (ii) simultaneously with the RH Merger, Merger Sub LLC will merge with and into PCT (the “PCT Merger”), with PCT surviving the PCT Merger as a wholly-owned subsidiary of ParentCo (the “PCT Surviving Company”); and (iii) following the PCT Merger, ParentCo will contribute to the PCT Surviving Company the proceeds of the PIPE Placement (as defined in the Merger Agreement). ROCH Surviving Company will acquire, and ParentCo will contribute to ROCH Surviving Company (the “ParentCo Contribution”) all units of the PCT Surviving Company directly held by ParentCo after the PCT Merger, such that, following the ParentCo Contribution, the PCT Surviving Company will be a wholly-owned subsidiary of the ROCH Surviving Company (together with the RH Merger, the PCT Merger and the other transactions related thereto, the “Proposed Transactions”).

The aggregate consideration payable to the PCT Securityholders for the Proposed Transactions (the “PCT Merger Consideration“) consists of ParentCo Common Shares (as defined in the Merger Agreement) issued on the closing date (the “Share Consideration”), up to 4,000,000 additional ParentCo Common Shares upon the achievement of certain targets (the “Earnout Shares“) and the assumption of all indebtedness related to (a) the Limited Offering Memorandum, dated September 23, 2020 (in connection with the bond offering by Southern Ohio Port Authority to PureCycle: Ohio LLC) and (b) the convertible senior notes and certain other indebtedness used to fund the construction of an industrial process facility in Ironton, Ohio (collectively, the “Construction Indebtedness”) of PCT as of the closing date (the “Assumed Indebtedness”).

The Proposed Transactions will be consummated subject customary representations and warranties, covenants, closing conditions and other deliverables and provisions as further described in the Merger Agreement.

NOTE 8. STOCKHOLDERS’ EQUITY

Common Stock — The Company is authorized to issue 50,000,000 shares of common stock with a par value of $0.0001 per share. At December 31, 2020 and 2019, there were 3,146,733 and 2,156,250 shares of common stock issued and outstanding, excluding 6,681,267 and no shares of common stock subject to possible redemption, respectively.

NOTE 9. WARRANTS

Warrants — The Company will not issue fractional warrants. The Public Warrants will become exercisable on the later of (a) the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. No warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to such shares of common stock. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the Public Warrants is not effective within 120 days following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

Once the warrants become exercisable, the Company may redeem the Public Warrants:

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon not less than 30 days’ prior written notice of redemption;

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●	if, and only if, the reported last sale price of the shares of common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders; and

●	if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying the warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

In addition, if (x) the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the Initial Stockholders or their affiliates, without taking into account any Founder Shares held by them prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the Market Value and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the Market Price.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, except as described previously, the warrants will not be adjusted for issuances of shares of common stock at a price below their respective exercise prices. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

The Private Warrants are identical to the Public Warrants underlying the Units sold in the Proposed Public Offering, except that the Private Warrants and the shares of common stock issuable upon the exercise of the Private Warrants will not be transferable, assignable or saleable until after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Warrants will be exercisable for cash or on a cashless basis, at the holder’s option, and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The Public Warrants are accounted for as equity classified warrants as they were determined to be indexed to the Company’s stock and meet the requirements for equity classification.

The Company has classified the Private Warrants as a warrant liability as there is a provision within the warrant agreement that allows for Private Warrants to be exercised via a cashless exercise while held by the Sponsor and affiliates of the Sponsor, but would not be exercisable at any time on a cashless basis if transferred and held by another investor. Therefore, the Company will classify the Private Warrants as a liability pursuant to ASC 815 until the Private Warrants are transferred from the initial purchasers or any of their permitted transferees.

At December 31, 2020, there were approximately 5.7 million Public Warrants and 0.2 million Private Warrants outstanding. Refer to Note 10 – Fair Value Measurement for further information.

NOTE 10. FAIR VALUE MEASUREMENT

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date and sets out a fair value hierarchy. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). Inputs are broadly defined as assumptions market participants would use in pricing an asset or liability. Assets and liabilities carried at fair value are classified and disclosed in one of the following three categories:

F-80

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level 2 - Inputs other than quoted prices within Level 1 that are observable for the asset or liability, either directly or indirectly, and fair value is determined through the use of models or other valuation methodologies

Level 3 - Inputs are unobservable for the asset or liability and include situations where there is little, if any, market activity for the asset or liability. The inputs into the determination of fair value are based upon the best information in the circumstances and may require significant management judgment or estimation.

Measurement of the Private Warrants

The Private Warrants are measured at fair value on a recurring basis using a Black-Scholes model. The Private Warrants are classified as Level 3 for both initial and subsequent measurement using the following assumptions:

2020
Expected annual dividend yield	—%
Expected volatility	29.4 – 45.6%
Risk-free rate of return	0.34 – 0.39%
Expected option term (years)	5.21 - 5.50

The aggregate values of the Private Warrants were $0.4 and $1.6 million on May 7, 2020 (inception) and December 31, 2020, respectively.

A summary of the Private Warrants activity from May 7, 2020 (inception) to December 31, 2020 is as follows:

Fair value (Level 3)
Balance at May 7, 2020 (inception)	$376,346
Change in fair value	1,248,514
Balance at December 31, 2020	$1,624,860

Refer to Note 9 – Warrants for further information.

NOTE 11. INCOME TAX

The Company’s net deferred tax assets are as follows:

	As of December 31,
	2020	2019
Deferred tax assets
Net operating loss carryforward	$81,301	$335
Total deferred tax assets	81,301	335
Valuation Allowance	(81,301)	(335)
Deferred tax assets, net valuation allowance	$—	$—

F-81

The income tax provision consists of the following:

	December 31,	For the period from February 13, 2019 (Inception) Through December 31,
	2020	2019
Federal
Current	$—	$—
Deferred	(80,966)	(335)

State and Local
Current	—	—
Deferred	—	—

Change in valuation allowance	80,966	335

Income tax provision	$—	$—

As of December 31, 2020 and 2019, the Company had $387,146 and $1,594, respectively, of U.S. federal net operating loss carryovers available to offset future taxable income and will carry forward indefinitely.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended December 31, 2020, the change in the valuation allowance was $80,966. For the period from February 13, 2019 (inception) through December 31, 2019, the change in the valuation allowance was $335.

A reconciliation of the federal income tax rate to the Company’s effective tax rate is as follows:

	As of December 31,
	2020	2019
Statutory federal income tax rate	21.0%	21.0%
Change in Fair Value of Private Warrant liability	11.4%	0.0%
Business combination expenses	(6.1)%	0.0%
Valuation allowance	(26.3)%	(21.0)%
Income tax provision	0.0%	0.0%

The Company files income tax returns in the U.S. federal jurisdiction and is subject to examination by the various taxing authorities. The Company’s tax returns since inception remain open and subject to examination. The Company considers California to be a significant state tax jurisdiction.

NOTE 12. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the consolidated financial statements were issued. Based upon this review, other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the consolidated financial statements.

On February 22, 2021, the Sponsor committed to provide us an aggregate of $750,000 in loans in order to finance transaction costs in connection with a Business Combination.

F-82

On March 17, 2021, the previously announced Business Combination by and among Roth CH Acquisition I Co., a Delaware corporation (“ROCH”), Roth CH Acquisition I Co. Parent Corp., a Delaware corporation and wholly owned direct subsidiary of ROCH (“ParentCo”), Roth CH Merger Sub LLC, a Delaware limited liability company and wholly owned direct subsidiary of Parent Co (“Merger Sub LLC”), Roth CH Merger Sub Corp., a Delaware corporation and wholly owned direct subsidiary of Parent Co (“Merger Sub Corp”) and PureCycle Technologies LLC (“PCT LLC”) pursuant to the Agreement and Plan of Merger dated as of November 16, 2020, as amended from time to time (the “Merger Agreement”) was consummated.

Immediately upon the completion of the Business Combination and the other transactions contemplated by the Merger Agreement (the “Transactions”, and such completion, the “Closing”), ROCH changed its name to PureCycle Technologies Holdings Corp. and became a wholly owned direct subsidiary of ParentCo, PCT LLC became a wholly owned direct subsidiary of PureCycle Technologies Holdings Corp. and a wholly owned indirect subsidiary of ParentCo, and ParentCo changed its name to PureCycle Technologies, Inc. PureCycle Technologies Inc.’s common stock, units and warrants are now listed on the Nasdaq Capital Market (“NASDAQ”) under the symbols “PCT,” “PCTTU” and “PCTTW,” respectively.

In connection with the Business Combination, ROCH entered into subscription agreements with certain investors (the “PIPE Investors”), whereby it issued 25.0 million shares of common stock at $10.00 per share (the “PIPE Shares”) for an aggregate purchase price of $250.0 million (the “PIPE Financing”), which closed simultaneously with the consummation of the Business Combination. Upon the Closing of the Business Combination, the PIPE Investors were issued shares of the Company’s common stock.

PCT LLC unitholders will be issued up to 4.0 million additional shares of the Company’s common stock if certain conditions are met (“the Earnout”). The PCT unitholders will be entitled to 2.0 million shares if after six months after the Closing and prior to or as of the third anniversary of the Closing, the closing price of the common stock is greater than or equal to $18.00 over any 20 trading days within any 30-trading day period. The PCT unitholders will be entitled to 2.0 million shares upon the Phase II Facility becoming operational, as certified by Leidos Engineering, LLC (“Leidos”), an independent engineering firm, in accordance with criteria established in agreements in connection with construction of the plant.

F-83

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the expenses in connection with this registration statement. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.

Amount to be paid
SEC registration fee	$44,037
Accounting fees and expenses	$85,000
Legal fees and expenses	$150,000
Printing and miscellaneous expenses	$20,000
Total	$299,037

Item 14. Indemnification of Directors and Officers

Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

The Amended and Restated Certificate of Incorporation provides that no Director of the Combined Company will be personally liable to the Combined Company or its stockholders for or with respect to any breach of fiduciary duty or other act or omission as a director of the Combined Company. In addition, the Amended and Restated Certificate of Incorporation provides that if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Combined Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The Amended and Restated Certificate of Incorporation further provides that any repeal or modification of such article by its stockholders or amendment to the DGCL will not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a director serving at the time of such repeal or modification.

The Amended and Restated Certificate of Incorporation provides that it will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the Combined Company) by reason of the fact that he or she is or was, or has agreed to become, the Combined Company’s director or officer, or is or was serving, or has agreed to serve, at the Combined Company’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture or other enterprise (all such persons being referred to as an Indemnitee), or by reason of any action alleged to have been taken or omitted in such capacity, against all Indemnifiable Losses if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the Combined Company’s best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful, subject to limited exceptions. The Amended and Restated Certificate of Incorporation also provides that it will advance expenses to Indemnitees in connection with a legal proceeding, subject to limited exceptions.

In connection with the Business Combination, the Combined Company entered into indemnification agreements with each of its directors and executive officers. These agreements provide that the Combined Company will indemnify each of its directors and such officers to the fullest extent permitted by law and its charter and its bylaws.

The Combined Company is also permitted to maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Item 15. Recent Sales of Unregistered Securities

Private Placements in Connection with ROCH IPO

In May 2019, CR Financial Holdings, Inc., an entity affiliated with ROCH, purchased an aggregate of 100 shares of ROCH Common Stock for an aggregate purchase price of $25,000. On May 2, 2019, CR Financial Holdings, Inc. transferred all of its shares to Roth, C-H and officers and directors of Roth and C-H for the same price per share that it originally paid for such shares.

Such initial stockholders purchased an aggregate of 265,000 ROCH Units in connection with the IPO in exchange for $2,650,000 in the aggregate.

The sales of the above securities were exempt from the registration requirements of the Securities Act in reliance on the exemptions afforded by Section 4(a)(2) of the Securities Act. Other than the IPO, no sales involved underwriters, underwriting discounts or commissions or public offerings of securities of the registrant.

PIPE Placement

In connection with entering into the Merger Agreement, ROCH entered into the Subscription Agreements, each dated as of November 16, 2020, with the PIPE Investors, pursuant to which, among other things, ROCH agreed to the PIPE Placement.

The PIPE Placement closed immediately prior to the Business Combination on the Closing Date. The shares of ROCH Common Stock issued to the PIPE Investors were exchanged for shares of our Common Stock upon consummation of the Business Combination.

The shares issued to the Investors in the PIPE Placement on the Closing Date were issued pursuant to and in accordance with the exemption from registration under the Securities Act, under Section 4(a)(2) and/or Regulation D promulgated under the Securities Act.

Item 16. Exhibits

The following is a list of exhibits filed as a part of this registration statement:

(a) Exhibits

Exhibit Number	Description of Exhibits
2.1	Agreement and Plan of Merger, dated as of November 16, 2020, by and among Roth CH Acquisition I Co., Roth CH Acquisition I Co. Parent Corp., Roth CH Merger Sub, LLC, Roth CH Merger Sub, Inc. and PureCycle Technologies LLC. (1)†
3.1	Amended and Restated Certificate of Incorporation of PureCycle Technologies, Inc., filed with the Secretary of State of Delaware on March 17, 2021. (2)
3.2	Amended and Restated Bylaws of PureCycle Technologies, Inc. (2)
4.1	Specimen Common Stock Certificate. (1)
4.2	Specimen Unit Certificate. (2)
4.3	Specimen Warrant Certificate (included in Exhibit 4.4). (2)
4.4	Warrant Agreement between Continental Stock Transfer & Trust Company and Roth CH Acquisition I Co. (2)
4.5	Indenture, dated as of October 7, 2020, by and between PureCycle Technologies LLC and U.S. Bank National Association, in its capacity as trustee and collateral agent. (1)†
4.6	Form of 5.875% Convertible Senior Secured Note (included as Exhibit A to the Indenture filed as Exhibit 4.4 to this Registration Statement). (1)
4.7	The Indenture of Trust, dated as of October 1, 2020, between Southern Ohio Port Authority and UMB Bank, N.A. (1)†
4.8	Form of Series 2020A Bond (included as Exhibit A-1 to the Indenture of Trust filed as Exhibit 4.6 to this Registration Statement). (1)
4.9	Form of Series 2020B Bond (included as Exhibit A-2 to the Indenture of Trust filed as Exhibit 4.6 to this Registration Statement). (1)
4.10	Form of Series 2020C Bond (included as Exhibit A-3 to the Indenture of Trust filed as Exhibit 4.6 to this Registration Statement). (1)

Exhibit Number	Description of Exhibits
4.11	Redeemable Conditional Warrant to Purchase Securities of Roth CH Acquisition I Co. Parent Corp., dated November 16, 2020, by and between Roth CH Acquisition I Co. Parent Corp., PureCycle Technologies LLC, and Recycled Resin Investors, LLC. (1)
4.12	First Supplemental Indenture, dated as of December 29, 2020, by and between PureCycle Technologies LLC and U.S. Bank National Association, in its capacity as trustee and collateral agent. (1)
4.13	Form of 5.875% Convertible Senior Secured Note (included as Exhibit A to the First Supplemental Indenture filed as Exhibit 4.11 to this Registration Statement). (1)
4.14	Second Supplemental Indenture, dated as of March 17, 2021, by and between PureCycle Technologies LLC, PureCycle Technologies Holdings Corp., PureCycle Technologies, Inc. and U.S. Bank National Association, in its capacity as trustee and collateral agent. (1)
4.15	Amended and Restated Guaranty of Completion, made and entered into as of May 11, 2021 and effective as of October 7, 2020, by PureCycle Technologies LLC, a Delaware limited liability company (the “Guarantor”), in favor of UMB Bank, N.A., a national banking association, as trustee. (7)
5.1	Opinion of Jones Day *
10.1	Letter Agreement among Roth CH Acquisition I Co., Roth Capital Partners, LLC and Craig-Hallum Capital Group LLC and Roth CH Acquisition I Co.’s officers, directors and stockholders. (3)
10.2	Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and Roth CH Acquisition I Co. (3)
10.3	Escrow Agreement between Roth CH Acquisition I Co., Continental Stock Transfer & Trust Company and the initial stockholders of Roth CH Acquisition I Co. (3)
10.4	Subscription Agreement among Roth CH Acquisition I Co, the initial stockholders, Roth Capital Partners, LLC and Craig-Hallum Capital Group LLC. (3)
10.5	Registration Rights Agreement among Roth CH Acquisition I Co. and the initial stockholders and Continental Stock Transfer & Trust Company. (3)
10.6	Indemnity Agreement. (3)
10.7	Founder Support Agreement, dated as of November 16, 2020, by and among Roth CH Acquisition I Co., PureCycle Technologies LLC, and the founding members of Roth CH Acquisition I Co. (4)
10.8	Company Support Agreement, dated as of November 16, 2020, by and among Roth CH Acquisition I Co., PureCycle Technologies LLC, and the founding members of PureCycle Technologies LLC. (4)
10.9	Subscription Agreement for the PIPE Placement. (4)
10.10	PIPE Registration Rights Agreement. (4)
10.11	Form of Investor Rights Agreement. (2)
10.12	Loan Agreement, dated as of October 1, 2020, by and between Purecycle: Ohio LLC and Southern Ohio Port Authority. (1)†
10.13	Form of the Series 2020A Promissory Note (included as Exhibit A-1 to the Loan Agreement filed as Exhibit 10.12 to this Registration Statement). (1)
10.14	Form of the Series 2020B Promissory Note (included as Exhibit A-2 to the Loan Agreement filed as Exhibit 10.12 to this Registration Statement). (1)
10.15	Form of the Series 2020C Promissory Note (included as Exhibit A-3 to the Loan Agreement filed as Exhibit 10.12 to this Registration Statement). (1)
10.16	Guaranty of Completion, dated as of October 7, 2020, by PureCycle Technologies LLC in favor of UMB Bank, N.A. (1)†

Exhibit Number	Description of Exhibits
10.17	Security Agreement, dated as of October 7, 2020, by and between Purecycle: Ohio LLC and UMB Bank, N.A. (1)†
10.18	Right of First Refusal Agreement, dated as of October 7, 2020, by and between PureCycle Technologies LLC and the Investors signatory thereto. (1)
10.19	Side Letter Agreement, dated as of October 5, 2020, by and between PureCycle Technologies LLC and Pure Crown LLC. (1)†
10.20	Amended and Restated Patent License Agreement, dated July 28, 2020, by and between PureCycle Technologies LLC and The Procter & Gamble Company. (1)**
10.21	PureCycle Technologies, Inc. 2021 Equity and Incentive Compensation Plan. (1)
10.22	Form of PureCycle Technologies, Inc. Restricted Stock Agreement. (1)
10.23	Amended and Restated Purchase Option Agreement, dated November 20, 2020, by and between PureCycle Technologies LLC, Roth CH Acquisition Co. Parent Corp., and AptarGroup, Inc. (2)
10.24	CEO Executive Employment Agreement between Michael Otworth and PureCycle Technologies LLC, dated November 14, 2020. (1)
10.25	Executive Employment Agreement between Michael Dee and PureCycle Technologies LLC, dated November 15, 2020. (1)
10.26	Executive Employment Agreement between David Brenner and PureCycle Technologies LLC, dated November 14, 2020. (1)
10.27	Form of PureCycle Technologies LLC Restrictive Covenants Agreement. (1)
10.28	Technology Sublicense Agreement, dated November 13, 2019, by and between PureCycle Technologies LLC and Impact Laboratories Limited. (1)
10.29	Amendment and Addendum to Technology Sublicense Agreement, dated May 27, 2020, by and between PureCycle Technologies LLC and Impact Laboratories Limited. (1)
10.30	Second Amendment and Addendum to Technology Sublicense Agreement, dated December 15, 2020, by and between PureCycle Technologies LLC and Impact Laboratories Limited. (1)
10.31	Nonqualified Stock Option Agreement, dated March 17, 2021, by and between PureCycle Technologies, Inc. and Michael Dee. (2)
10.32	Amendment, dated May 10, 2021, to Nonqualified Stock Option Agreement, dated March 17, 2021, by and between PureCycle Technologies, Inc. and Michael Dee. (6)
10.33	Form of Indemnification Agreement. (2)
10.34	Joinder Agreement to the Note Purchase Agreement, dated March 17, 2021, by and between PureCycle Technologies LLC and Roth CH Acquisition I Co. Parent Corp. (2)
10.35	Magnetar Registration Rights Agreement. (7)
10.36	Side Letter agreement, dated February 12, 2021, by and between PureCycle Technologies, Inc. and The Procter & Gamble Company amending certain provisions of the Amended and Restated Patent License Agreement, dated July 28, 2020, by and between PureCycle Technologies LLC and The Procter & Gamble Company. (7)**
10.37	PureCycle Technologies, Inc. Executive Severance Plan, dated May 10, 2021. (6)
10.38	Magnetar Waiver, dated May 13, 2021, by and between PureCycle Technologies LLC and the Magnetar Investors. *
10.39	Magnetar Waiver, dated June 16, 2021, by and between PureCycle Technologies LLC and the Magnetar Investors. *
16.1	Letter of Marcum LLP. (5)
21.1	Subsidiaries of the Registrant. *
23.1	Consent of Marcum LLP. *

Exhibit Number	Description of Exhibits
23.2	Consent of Grant Thornton LLP. *
23.3	Consent of Jones Day (included in Exhibit 5.1). *
23.4	Consent of Leidos Engineering, LLC. *
99.1	Independent Engineer’s Report of Leidos Engineering, LLC. (1) ^

(1)	Previously filed as an exhibit to the Registrant’s Registration Statement on Form S-4, as amended (File No. 333-250847).

(2)	Previously filed as an exhibit to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-251034).

(3)	Previously filed as an exhibit to Roth CH Acquisition I Co.’s Current Report on Form 8-K filed on May 7, 2020.

(4)	Previously filed as an exhibit to Roth CH Acquisition I Co.’s Current Report on Form 8-K filed on November 16, 2020.

(5)	Previously filed as an exhibit to the Registrant’s Current Report on Form 8-K filed on March 22, 2021.

(6)	Previously filed as an exhibit to the Registrant’s Current Report on Form 8-K filed on May 14, 2021.

(7)	Previously filed as an exhibit to the Registrant’s Quarterly Report on Form 10-Q filed on May 19, 2021.

*	Filed herewith

**	Certain portions of the exhibit have been omitted pursuant to Rule 601(b)(10) of Regulation S-K. The omitted information is (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

†	Schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant hereby undertakes to furnish copies of any of the omitted schedules upon request by the Securities and Exchange Commission.

^	The Registrant respectfully submits that PCT has filed a Confidential Treatment Request with the Commission with respect to this exhibit.

(b)	Financial Statement Schedules

None.

Undertakings

(a) The undersigned registrant hereby undertakes:

(1)            To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

(i)             To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)            To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the ‘‘Calculation of Registration Fee’’ table in the effective registration statement.

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)            That, for the purpose of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)            That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)            That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)             Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)            Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)           The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)           Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida on June 25, 2021.

PURECYCLE TECHNOLOGIES, INC.

By:	/s/ Michael Otworth
Name:	Michael Otworth
Title:	Chairman, Chief Executive Officer, and Director

Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brad Kalter and Missy Westerman, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and any and all related registration statements pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Michael Otworth	Chairman, Chief Executive Officer, and Director (Principal Executive Officer)	June 25, 2021
Michael Otworth
/s/ Michael Dee	Chief Financial Officer (Principal Financial Officer)	June 25, 2021
Michael Dee
/s/ Missy Westerman	Corporate Controller	June 25, 2021
Missy Westerman	(Principal Accounting Officer)
/s/ Tanya Burnell	Director	June 25, 2021
Tanya Burnell
/s/ Richard Brenner	Director	June 25, 2021
Richard Brenner
/s/ Dr. John Scott	Director	June 25, 2021
Dr. John Scott
/s/ Jeffrey Fieler	Director	June 25, 2021
Jeffrey Fieler

/s/ Timothy Glockner	Director	June 25, 2021
Timothy Glockner

/s/ Fernando Musa	Director	June 25, 2021
Fernando Musa